    As filed with the Securities and Exchange Commission on November 8, 2000

                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            ALLSCRIPTS HOLDING, INC.
             (Exact Name of Registrant as Specified in its Charter)

                               ----------------

         DELAWARE                    5122                    36-4392754
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial           Identification Number)
    of Incorporation)       Classification Number)

                               ----------------

                              2401 Commerce Drive
                          Libertyville, Illinois 60048
                                 (847) 680-3515
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                                Glen E. Tullman
                      Chairman and Chief Executive Officer
                           Allscripts Holdings, Inc.
                              2401 Commerce Drive
                          Libertyville, Illinois 60048
                                 (847) 680-3515
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               ----------------

                                    Copy To:

                                Steven D. Rubin
                           Weil, Gotshal & Manges LLP
                           700 Louisiana, Suite 1600
                              Houston, Texas 77002

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the consummation of the mergers described in this registration statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed        Proposed
  Title of Each Class                       Maximum         Maximum         Amount of
  of Securities to be      Amount to be  Offering Price    Aggregate       Registration
       Registered           Registered    per share(1)   Offering Price        Fee
---------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........   37,944,773(1)  Not Applicable  $351,832,590(2)    $92,883.80
---------------------------------------------------------------------------------------
Options to purchase
 Common Stock, par value
 $.01 per share........     404,161(3)   Not Applicable $5,250,055.19(4)    $1,386.01
---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Based on the maximum number of shares of Allscripts Holding, Inc. common stock that may be required to be issued in connection with the merger transactions calculated as the sum of (a) the product of (i) 25,475,845, which is the sum of the number of shares of Channelhealth Incorporated common stock and preferred stock outstanding at the time of consummation of the merger transactions, and (ii) the exchange ratio for the merger of
    0.33730 shares of Allscripts Holding, Inc. common stock for each outstanding share of Channelhealth Incorporated common stock and preferred stock and (b) 29,351,770, which is the number of shares of Allscripts, Inc. common stock which is outstanding as of October 30, 2000.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, based on the market value of (a) the Allscripts, Inc. common stock to be exchanged for Allscripts Holding, Inc. common stock in the merger transactions, as the product of (i) $11.9063 (the average high and low sales prices for Allscripts, Inc. common stock on the Nasdaq National Market on November 2, 2000) and (ii) 29,351,770, which is the number of shares of Allscripts, Inc. common stock outstanding on November 2, 2000, (b) the Channelhealth Incorporated common stock to be exchanged for Allscripts Holding, Inc. common stock in the merger transactions, as the product of (i) $0.0927 (the book value for Channelhealth Incorporated common stock on June 30, 2000) and (ii) 22,756,416, which is the number of shares of Channelhealth Incorporated common stock outstanding at the time of consummation of the merger transactions, and (c) the Channelhealth Incorporated preferred stock to be exchanged for Allscripts Holding, Inc. common stock in the merger transactions, as the product of (i) $0.0927 (the book value of the Channelhealth Incorporated preferred stock on June 30, 2000) and (ii) 2,719,429, which is the number of shares of Channelhealth Incorporated preferred stock outstanding at the time of consummation of the merger transactions.
(3) Based on the maximum number of options to purchase shares of Allscripts Holding, Inc. common stock that may be required to be issued in connection with the merger transactions calculated as the product of (i) 1,198,225, which is the number of options to purchase shares of Channelhealth Incorporated common stock outstanding at the time of consummation of the merger transactions and held by individuals other than Channelhealth employees, and (ii) the exchange ratio for the merger of 0.33730 options to purchase shares of Allscripts Holding, Inc. common stock for each outstanding option to purchase shares of Channelhealth Incorporated common stock.
(4) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, based on the book value of the options to purchase Channelhealth Incorporated common stock to be exchanged for options to purchase Allscripts Holding, Inc. common stock in the merger transactions, as the product of (i) $12.99 (the book value for options to purchase shares of Channelhealth Incorporated common stock on June 30, 2000), (ii) 1,198,225, which is the number of options to purchase shares of Channelhealth Incorporated common stock outstanding at the time of consummation of the merger transactions and held by individuals other than Channelhealth employees and (iii) the exchange ratio for the merger of
    0.33730 options to purchase shares of Allscripts Holding, Inc. common stock for each outstanding option to purchase shares of Channelhealth
    Incorporated common stock.

                               ----------------

   THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [ALLSCRIPTS LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   Allscripts, Inc., Channelhealth Incorporated and IDX Systems Corporation have agreed on a merger transaction involving Allscripts and Channelhealth, a majority-owned subsidiary of IDX. Before we can complete the merger, we must obtain the approval of our stockholders and Channelhealth must obtain the approval of its stockholders. We are sending you the attached proxy statement/prospectus to ask you to vote in favor of the merger transaction. Upon completion of the transaction:

  . Allscripts and Channelhealth will each become a wholly-owned subsidiary of a new holding company named "Allscripts Holding, Inc.," which we refer to in the proxy statement/prospectus as New Allscripts;

  . each outstanding share of Allscripts common stock will be converted into one share of New Allscripts common stock; and

  . each outstanding share of Channelhealth common stock and each outstanding share of Channelhealth preferred stock will be converted into the right to receive shares of New Allscripts common stock representing altogether about 22.0% of the New Allscripts common stock calculated on a fully diluted basis.

   The New Allscripts common stock, including the shares issued to stockholders of Channelhealth as a result of the merger transactions, will be authorized for quotation on the Nasdaq National Market under the trading symbol "MDRX," which is Allscripts' current trading symbol.

   Allscripts and Channelhealth will each hold a special meeting of its stockholders to consider and vote on the merger proposal. Completion of the merger requires approval of Allscripts' stockholders and Channelhealth's common and preferred stockholders, voting separately by class.

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote for the merger proposal. If you do not return your card or do not instruct your broker how to vote any shares held for you in "street name," your shares will not be voted at the special meeting. The date, time and place for the stockholders meeting is as follows:

                            [                ], 2000
                                 9:00 a.m., CST
                               LaSalle Bank N.A.
                            135 South LaSalle Street
                            Chicago, Illinois 60603
                               43rd Floor, Room A

   This proxy statement/prospectus gives you detailed information about the merger transaction we are proposing, and it includes our merger agreement as Annex A. You can get more information about Allscripts from publicly available documents that it has filed with the Securities and Exchange Commission. We encourage you to read carefully this entire document, including all of its annexes, and WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON "RISK FACTORS" BEGINNING ON PAGE 23.

   We join with the members of our board of directors in recommending that you vote FOR the merger proposal.

                                Glen E. Tullman
                             Chairman of the Board
                                Allscripts, Inc.

                                ALLSCRIPTS, INC.
                              2401 Commerce Drive
                          Libertyville, Illinois 60048

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             [              ], 2000

                               ----------------

   A special meeting of stockholders of Allscripts, Inc. will be held starting
at 9:00 a.m., local time, on [              ] 2000, at LaSalle Bank N.A., 135
LaSalle Street, Chicago Illinois 60603, 43rd Floor, Room A for the following purposes:

1. To consider and vote upon a proposal to approve and adopt an agreement and plan of merger and the transactions contemplated by it, including the issuance of shares of New Allscripts common stock, among Allscripts, Allscripts Holding, Inc., a newly formed subsidiary of Allscripts, IDX Systems Corporation, Channelhealth Incorporated, a majority owned subsidiary of IDX, and Bursar Acquisition, Inc. and Bursar Acquisition No. 2, Inc., both of which are newly formed subsidiaries of New Allscripts; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Holders of record of Allscripts common stock at the close of business on
[              ], 2000, the record date for the Allscripts special meeting, are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof. Allscripts and Channelhealth will each hold a special meeting of their respective stockholders to consider and vote on the merger proposal. Completion of the merger requires approval of Allscripts' stockholders and Channelhealth's common stockholders and preferred stockholders, voting separately by class.

   The Allscripts board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are advisable and in the best interests of Allscripts and its stockholders. The members of the Allscripts board of directors unanimously recommend that stockholders vote at the special meeting to approve the merger agreement and the transactions contemplated by it, including the issuance of shares of New Allscripts common stock to stockholders of Channelhealth.

   One-third of the outstanding common shares of our company must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the special meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment or postponement will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment or postponement, it is the company's intention to adjourn the special meeting until a later date and to vote proxies received at the adjourned or postponed meeting(s).

   Stockholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.

   If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken as discussed on page 32 of this document.

   Please do not send any Allscripts stock certificates at this time. If the mergers are completed, forms to be used to exchange your Allscripts share certificates for New Allscripts share certificates will be mailed to you.

                                          By Order of the Board of Directors,

                                          /s/ John G. Cull
                                          _________________________________
                                          John G. Cull
                                          Senior Vice President, Finance
                                          Secretary and Treasurer

Libertyville, Illinois
[              ], 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGERS...................................   1

SUMMARY...................................................................   4

  The Mergers (Page 35)...................................................   4
    Allscripts Merger.....................................................   4
    Channelhealth Merger..................................................   4
    Earnout Shares........................................................   4
  The Companies (Page 76).................................................   4
    Allscripts, Inc.......................................................   4
    Channelhealth Incorporated............................................   5
    Allscripts Holding, Inc...............................................   6
  The Allscripts Special Meeting (Page 28)................................   6
    Time, Place and Date..................................................   6
    Record Date, Quorum and Shares Entitled to Vote.......................   6
    Approval of the Merger Proposal.......................................   6
    Recommendation of the Allscripts Board................................   6
    Opinion of Financial Advisor to Allscripts............................   6
  The Channelhealth Special Meeting (Page 28).............................   7
    Time, Place and Date..................................................   7
    Record Date, Quorum and Shares Entitled to Vote.......................   7
    Approval of the Merger Proposal.......................................   7
    Recommendation of the Channelhealth Board.............................   7
  The Transaction (Page 35)...............................................   7
    Purpose...............................................................   7
    Effect Upon Allscripts................................................   7
    Effect Upon Channelhealth.............................................   8
  Management and Operation After the Mergers (Page 84)....................   8
  Interests of Certain Persons (Page 44)..................................   8
  Conditions to the Mergers (Page 63).....................................   8
  Certain Differences in the Rights of Stockholders (Page 96).............   8
  Per Share Market Price Information (Page 21)............................   9
  Accounting Treatment (Page 47)..........................................   9
  United States Federal Income Tax Consequences (Page 47).................   9
  Appraisal Rights (Page 50)..............................................   9
  Listing of New Allscripts Common Shares (Page 49).......................   9
  Risk Factors (Page 23)..................................................   9
ALLSCRIPTS SELECTED CONSOLIDATED FINANCIAL DATA ..........................  10
CHANNELHEALTH SUMMARY HISTORICAL FINANCIAL DATA...........................  12
NEW ALLSCRIPTS PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...............  13
NEW ALLSCRIPTS AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED BALANCE
 SHEET....................................................................  14
NEW ALLSCRIPTS NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET UNAUDITED....  15
NEW ALLSCRIPTS UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS..  16

                                                                           Page
                                                                           ----
NEW ALLSCRIPTS NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
 UNAUDITED................................................................  17
UNAUDITED COMPARATIVE PER SHARE DATA......................................  20
PRICE RANGE OF ALLSCRIPTS COMMON STOCK....................................  21
ALLSCRIPTS DIVIDEND POLICY................................................  21
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.....................  22
RISK FACTORS..............................................................  23
  The value of the New Allscripts shares to be received in the mergers will fluctuate.........................................................  23
  New Allscripts may face difficulties in integrating the operations and products of Channelhealth and Allscripts...............................  24
  Allscripts is currently experiencing losses and New Allscripts may not become profitable in the future........................................  24
  The business separation of Channelhealth from IDX may impair assets.....  24
  Channelhealth expects to continue to incur losses and may never achieve profitability, which may cause New Allscripts' stock price to fall.....  24
  Channelhealth recently began independent operations and its limited operating history makes an evaluation of its business and prospects difficult..............................................................  24
  Channelhealth's historical financial information may not be representative of its results as a company separate from IDX...........  25
  Channelhealth's and New Allscripts' growth and revenues could suffer if they are unable to enter into and maintain relationships with IDX customers..............................................................  25
  Channelhealth's and New Allscripts' business will be harmed if they cannot maintain Channelhealth's strategic alliance agreement with
   Healtheon/WebMD........................................................  25
  Channelhealth's and New Allscripts' business will be harmed if they cannot maintain the strategic alliance agreement and the cross license agreement with IDX.....................................................  26
  New Allscripts may have substantial sales of its common stock after the transaction closes that could cause its stock price to fall............  26
  Because New Allscripts' executive officers and directors will have substantial control of its voting stock, takeovers not supported by them will be more difficult, possibly preventing New Allscripts stockholders from obtaining an optimal share price.....................  26
  Certain stockholders, directors and/or officers may have interests that are diverse or in addition to the remaining stockholders of
   Channelhealth..........................................................  27
  Channelhealth did not obtain a fairness opinion in connection with the transactions contemplated by the merger agreement......................  27
THE SPECIAL MEETINGS......................................................  28
  Time, Place and Date....................................................  28
  Purposes................................................................  28
  Record Date.............................................................  28
  Outstanding Shares Held on the Record Dates.............................  29
  Shares Entitled to Vote.................................................  29
  Quorum Requirements.....................................................  29
  Shares Beneficially Owned by Allscripts and Channelhealth Directors,
   Executive Officers and Certain Other Beneficial Owners as of the Record
   Dates..................................................................  30
  Votes Necessary to Approve the Allscripts and Channelhealth Proposals...  31
  Voting by Proxy.........................................................  31
  How to Vote by Proxy....................................................  31
  Revoking Your Proxy.....................................................  32
  Other Voting Matters....................................................  32
  Other Business; Adjournments and Postponements..........................  33

                                                                           Page
                                                                           ----

THE TRANSACTION...........................................................  35
  Overview................................................................  35
  Background..............................................................  35
  Recommendation of the Allscripts Board of Directors; Allscripts' Reasons
   for the Transaction....................................................  37
  Recommendation of the Special Committee and the Board of Directors of
   Channelhealth; Channelhealth's Reasons for the Transaction.............  38
  Opinion of Allscripts' Financial Advisor................................  39
    Selected Transactions Analysis........................................  40
    Discounted Cash Flow Analysis.........................................  41
    Selected Companies Analysis...........................................  42
    Pro-Forma Merger Analysis.............................................  42
    Contribution Analysis.................................................  42
    General...............................................................  43
  Interests of Certain Persons in the Transaction.........................  44
    New Allscripts Board Of Directors.....................................  44
    IDX...................................................................  44
    Employment Agreement..................................................  44
    Severance Agreements..................................................  45
    Stock Options.........................................................  46
    Indemnification of Channelhealth Officers And Directors...............  46
  Regulatory Approval.....................................................  47
    Hart-Scott-Rodino Act.................................................  47
    Other Antitrust.......................................................  47
    Status of Regulatory Approvals and Other Information..................  47
  Accounting Treatment....................................................  47
  United States Federal Income Tax Consequences...........................  47
    Federal Income Tax Implications to Allscripts Stockholders............  48
    Federal Income Tax Implications to Channelhealth Stockholders.........  48
  Stock Market Listing....................................................  49
  Federal Securities Laws Consequences....................................  49
  Appraisal Rights........................................................  50

THE MERGER AGREEMENT......................................................  53
  The Merger..............................................................  53
  Merger Consideration....................................................  53
    Exchange Ratios.......................................................  53
    Fractional Shares.....................................................  53
    Earnout...............................................................  53
  Exchange Procedures.....................................................  54
  Accrued Liabilities Adjustment..........................................  55
  Channelhealth/IDX Asset Purchase Agreement..............................  55
  Representations and Warranties..........................................  55
  Covenants...............................................................  57
    Stockholders Meetings.................................................  57
    Board of Directors Covenant to Recommend..............................  57
    Operations of the Companies Pending Closing...........................  57
    Channelhealth Employee Matters........................................  59
    Treatment of Stock Options............................................  59
    Proxy Statement/Prospectus; Registration Statement....................  60
    Listing of New Allscripts Shares and Earnout Shares...................  61
    Rule 144..............................................................  61

                                                                           Page
                                                                           ----
    Allscripts Tax Covenant...............................................  61
    Repayment of Loans by IDX.............................................  61
    Use of Names..........................................................  61
    Stock Rights and Restrictions Agreement...............................  62
    No Solicitation.......................................................  62
    Cooperation...........................................................  62
    Indemnification and Insurance.........................................  63
  Conditions..............................................................  63
    Mutual Conditions.....................................................  63
    Conditions to Obligations of IDX and Channelhealth to Complete the
     Mergers..............................................................  64
    Conditions to Obligations of New Allscripts and Allscripts to Complete
     the Mergers..........................................................  64
  Indemnification.........................................................  65
    Non-Tax Indemnification...............................................  65
    Tax Indemnification and Related Matters...............................  66
    Limitations on Non-Tax Indemnification Liability......................  66
  Channelhealth Stockholders' Representative..............................  67
  Termination.............................................................  67
    Termination by Allscripts or IDX......................................  67
    Effect of Termination.................................................  68
  Amendment and Waiver....................................................  68
  Expenses................................................................  68

THE RELATED TRANSACTION AGREEMENTS........................................  69
  The Voting Agreements...................................................  69
    The Allscripts Voting Agreements......................................  69
    The Channelhealth Voting Agreements...................................  69
  The Stock Rights and Restrictions Agreement.............................  69
    New Allscripts Board of Directors.....................................  69
    Limitation on Business Combination Transactions.......................  70
    Limitation on Acquisition of Additional Voting Securities.............  70
    Restrictions on Transfer by IDX.......................................  70
    Voting of New Allscripts Shares Held by IDX...........................  72
    IDX's Right to Participate in Securities Issuances by New Allscripts..  72
    Termination...........................................................  73
  The Strategic Alliance Agreement........................................  73
    Marketing of Channelhealth Products...................................  73
    Marketing Restrictions on New Allscripts..............................  73
    Marketing Restrictions on IDX.........................................  74
    Termination of Marketing Restrictions.................................  74
    Compensation..........................................................  74
    New Allscripts Change of Control......................................  74
    IDX Change of Control.................................................  74
    Termination of Alliance...............................................  74
  The Amended and Restated Cross License and Software Maintenance
   Agreement..............................................................  75
    Cross License.........................................................  75
    Support...............................................................  75
    Termination...........................................................  75

BUSINESS OF CHANNELHEALTH.................................................  76

CHANNELHEALTH SELECTED HISTORICAL FINANCIAL DATA..........................  78

                                                                            Page
                                                                            ----

CHANNELHEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................   79
  General.................................................................   79
  Results of Operations...................................................   79
    Six Months Ended June 30, 2000 Compared to Six Months Ended June 30,
     1999.................................................................   79
    Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.   80
    Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.   81
    Liquidity and Capital Resources.......................................   82

BUSINESS OF ALLSCRIPTS AND NEW ALLSCRIPTS.................................   83
  Allscripts..............................................................   83
  New Allscripts..........................................................   83
  Legal Proceedings.......................................................   83

MANAGEMENT OF NEW ALLSCRIPTS..............................................   84
  Directors...............................................................   84
  Committees of the Board of Directors....................................   85
  Compensation of Directors...............................................   85
  Pharmacy Advisory Board.................................................   85
  Executive Officers and Key Employees....................................   87
  Compensation of New Allscripts' Executive Officers......................   89

DESCRIPTION OF NEW ALLSCRIPTS CAPITAL STOCK...............................   90
  Authorized Capital Stock................................................   90
    New Allscripts Common Stock...........................................   90
    New Allscripts Preferred Stock........................................   90
    New Allscripts Warrants...............................................   90
    Registration Rights of Certain Holders of New Allscripts Common Stock.   90
  Description of Registration Rights for Earnout Shares...................   91
  Certain Limited Liability, Indemnification and Anti-takeover Provisions.   91
    Indemnification and Limitation of Liability...........................   91
    Section 203 of the Delaware General Corporation Law...................   91
    Special Meetings of Stockholders; No Stockholder Action By Written
     Consent..............................................................   92
    Advance Notice Requirements for Stockholder Proposals and Nomination
     of Directors.........................................................   92
    Classified Board of Directors.........................................   92
    Number of Directors; Removal; Vacancies...............................   92
    Consideration of Constituencies with Respect to Acquisitions..........   92
  Transfer Agent and Registrar............................................   93

OWNERSHIP OF NEW ALLSCRIPTS COMMON STOCK..................................   94
  Security Ownership of Directors and Executive Officers..................   94
  Security Ownership of Certain Beneficial Owners.........................   95

COMPARISON OF RIGHTS OF STOCKHOLDERS OF NEW ALLSCRIPTS AND STOCKHOLDERS OF
 ALLSCRIPTS...............................................................   96

COMPARISON OF CERTIFICATES OF INCORPORATION AND BY-LAWS OF NEW ALLSCRIPTS
 AND CHANNELHEALTH........................................................   97
  Authorized Capital Stock................................................   97
  Dividend Rights.........................................................   97
  Voting Rights...........................................................   98
  Conversion Rights.......................................................   98
  Directors And Officers..................................................   98

                                                                            Page
                                                                            ----
  Liability of Directors...................................................  99
  Indemnification of Directors and Officers................................  99
  Removal of Directors..................................................... 100
  Special Meetings......................................................... 100
  Action of Stockholders Without a Meeting................................. 100
  Stockholders' Proposals.................................................. 101
  Quorum................................................................... 101
  Charter Amendments....................................................... 101
  By-Law Amendments........................................................ 102
  Mergers and Major Transactions........................................... 102
  Dissolution.............................................................. 102
  Liquidation.............................................................. 102

LEGAL MATTERS.............................................................. 103

EXPERTS.................................................................... 103

INDEPENDENT PUBLIC ACCOUNTANTS............................................. 103

OTHER MATTERS.............................................................. 104

STOCKHOLDER PROPOSALS...................................................... 105

WHERE YOU CAN FIND MORE INFORMATION........................................ 106

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                                    ANNEXES

ANNEX A--MERGER AGREEMENT

ANNEX B--OPINION OF GOLDMAN, SACHS & CO.

ANNEX C--DELAWARE GENERAL CORPORATION LAW SECTION 262

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q: WHAT IS PROPOSED?

A: Allscripts and Channelhealth propose to combine their businesses and Allscripts will create a new holding company for itself and Channelhealth.

Q: WHAT WILL HAPPEN IN THE MERGERS?

A: In the mergers, Allscripts and Channelhealth will become separate wholly-owned subsidiaries of a new holding company, Allscripts Holding, Inc., which we refer to in the attached document as "New Allscripts." Channelhealth stockholders will become New Allscripts stockholders and will own approximately 22.6% of the New Allscripts common shares that will be outstanding after the mergers, or 22.0% on a fully diluted basis and treating option holders and warrant holders as stockholders, with the potential to receive additional shares if the Channelhealth business meets certain revenue goals through the end of the year 2002. Current Allscripts stockholders will own the remaining approximately 77.4%, or 78.0% on a fully diluted basis.

Q: WHY ARE ALLSCRIPTS AND CHANNELHEALTH PROPOSING TO MERGE?

A: Our companies are proposing to merge because we expect as a combined company to grow revenues and gross profit faster and beyond the levels that either company could achieve individually. We believe that the companies have complementary skills, and that the combined portfolio of product and service offerings will be more attractive to our respective current customers and potential future customers than either company's individual portfolio. In addition, we expect the combined company, through a ten-year strategic alliance agreement with IDX that will become effective upon completion of the merger transactions, to gain access to IDX's universe of doctors including approximately 118,000 physicians and over 2,000 client sites. Finally, we believe that the merger will create other cost savings opportunities through administrative and operational synergies. Please read the more detailed description of our reasons for the merger on pages 37 through 38.

Q: WHAT WILL THE NEW COMPANY BE CALLED AND WHERE WILL IT BE HEADQUARTERED?

A: The combined company will be called Allscripts Holding, Inc. and will be headquartered in Allscripts' current headquarters in Libertyville, Illinois.

Q: WHAT WILL HAPPEN TO CHANNELHEALTH SHARES AND STOCK OPTIONS IN THE MERGERS?

A: Channelhealth common and preferred stockholders will receive 0.33730 New
   Allscripts common shares for each share of Channelhealth common or preferred stock they own. Channelhealth stockholders also will receive cash for any fractional New Allscripts shares they would be otherwise entitled to receive. In addition, Channelhealth stock options will be converted into options to purchase New Allscripts common shares based on the same exchange ratio as applies to the conversion of Channelhealth stock, at an exercise price equal to the former exercise price under the Channelhealth option divided by the 0.33730 exchange ratio. The New Allscripts common shares will be authorized for quotation on the Nasdaq National Market under the ticker symbol "MDRX," which is Allscripts' current trading symbol.

Q: WHAT WILL HAPPEN TO ALLSCRIPTS COMMON SHARES, STOCK OPTIONS AND WARRANTS IN
   THE MERGERS?

A: Allscripts common stockholders and holders of Allscripts stock options or warrants will receive one New Allscripts common share, option or warrant for each share of Allscripts common stock they own or each option or warrant to purchase Allscripts common stock they hold. Allscripts warrants and stock options will be converted into warrants and options to purchase the same number of New Allscripts common shares, at the same exercise price and otherwise on the same terms, as currently apply. The New Allscripts common shares will be authorized for quotation on the Nasdaq National
   Market under the trading symbol "MDRX," which is Allscripts' current trading symbol.

Q: WHEN IS ALLSCRIPTS' SPECIAL STOCKHOLDERS' MEETING?

A: Allscripts' special meeting of stockholders will take place on
   [               ], 2000. The location of the special meeting is specified
   on the cover page of this document.

Q: HOW DO I VOTE MY ALLSCRIPTS SHARES IF MY SHARES ARE HELD IN "STREET NAME"?

A: You should vote your shares in accordance with the instructions provided to you by your broker. Your broker will not vote your shares unless the broker receives appropriate instructions from you.

Q: MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

A: Yes. If you are an Allscripts stockholder and want to change your vote, you may do so at any time before the Allscripts special meeting by sending to LaSalle Bank N.A., Allscripts' solicitation agent for the merger, at 135 South LaSalle Street, Chicago, Illinois 60603, a proxy with a later date. Alternatively, you may revoke your proxy by delivering to LaSalle Bank N.A., at 135 South LaSalle Street, Chicago, Illinois 60603, Room 1811, a written revocation prior to the Allscripts special meeting or by voting in person at the Allscripts special meeting. Allscripts stockholders that require assistance in changing or revoking a proxy should contact LaSalle Bank N.A. at (800) 246-5761.

Q: IF I HAVE MORE QUESTIONS ABOUT THE MERGERS OR ALLSCRIPTS, WHERE CAN I FIND
   ANSWERS?

A: In addition to reading this document, its annexes and the documents we have incorporated in this document by reference, you can find more information about the mergers or about Allscripts in its filings with the Securities and Exchange Commission and with the Nasdaq National Market.

Q: WHAT WILL HAPPEN AT ALLSCRIPTS' SPECIAL STOCKHOLDERS' MEETING?

A: At the Allscripts special meeting, Allscripts stockholders will vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of New Allscripts common shares to Channelhealth stockholders in the merger with Channelhealth. We cannot complete the mergers unless, among other things, Allscripts stockholders vote to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of New Allscripts shares to Channelhealth stockholders, and Channelhealth common and preferred stockholders, voting separately by class, vote to approve the merger agreement.

Q: WHAT DO I NEED TO DO TO VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. In order to assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the special meeting in person. The members of the Allscripts board of directors unanimously recommend that Allscripts stockholders vote for the merger agreement and the transactions contemplated by the merger agreement, including the merger and issuance of New Allscripts shares to Channelhealth stockholders.

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGERS THAT I SHOULD CONSIDER IN
   DECIDING HOW TO VOTE?

A: Yes. There are risks associated with all business combinations, including the mergers. In particular, you should be aware that the number of New Allscripts common shares that Channelhealth stockholders will receive is fixed and will not change as the market price of shares of Allscripts common stock fluctuates in the period before the mergers. Accordingly, the value of the New Allscripts common shares that

   Channelhealth stockholders will receive in return for their shares of Channelhealth stock may be either less than or more than the current market price of the Allscripts common shares. There also are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the mergers on pages 23 through 27.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGERS?

A: We expect to complete the mergers as quickly as possible once all the conditions to the mergers, including obtaining the approvals of the Allscripts stockholders and the Channelhealth common and preferred stockholders at the special meetings, are fulfilled. Fulfilling some of these conditions is not entirely within our control.

Q: SHOULD I SEND IN MY ALLSCRIPTS STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send written instructions to you that explain how to exchange your Allscripts stock certificates for New Allscripts stock certificates. New Allscripts will also send a letter of transmittal that you must execute. Please do not send in any stock certificates until you receive these written instructions and the letter of transmittal.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the mergers and the other matters being submitted to stockholders. See "Where You Can Find More Information" on page 106. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Mergers (Page 35)

   Pursuant to the merger agreement, Bursar Acquisition, Inc. and Bursar Acquisition No. 2, Inc., each a separate subsidiary of New Allscripts, will merge with and into Allscripts and Channelhealth, respectively, and each of Allscripts and Channelhealth will survive the mergers as separate wholly-owned subsidiaries of New Allscripts.

 Allscripts Merger

   In the merger of Bursar with and into Allscripts, which we refer to as the Allscripts merger, each share of Allscripts common stock will be exchanged for one share of New Allscripts common stock. As of November 1, 2000, there were 29,351,770 shares outstanding (32,698,416 on a fully diluted basis and treating option and warrant holders as stockholders). Therefore, upon completion of the mergers, former Allscripts stockholders will own about 77.4% of the New Allscripts common stock (78.0% on a fully diluted basis) and former Channelhealth stockholders will own the remainder of the outstanding common stock.

 Channelhealth Merger

   In the merger of Bursar No. 2 with and into Channelhealth, which we refer to as the Channelhealth merger, each share of preferred stock and each share of common stock of Channelhealth will be exchanged for 0.33730 shares of common stock of New Allscripts. As of October 27, 2000 there were 25,527,425 shares of Channelhealth common stock and 2,719,429 shares of Channelhealth preferred stock, or 28,246,854 shares in the aggregate, outstanding (30,060,930 as of October 27, 2000 on a fully diluted basis and treating option holders as stockholders), but this total will be reduced by 2,771,009 shares of Channelhealth common stock pursuant to the Channelhealth/IDX asset purchase agreement described later in this document. Consequently, New Allscripts will issue 8,593,003 shares of its common stock to Channelhealth stockholders in exchange for the 25,475,845 shares of Channelhealth common and preferred stock that will be outstanding at the closing date for the mergers.

 Earnout Shares

   In addition, if, following completion of the mergers, Channelhealth meets specified revenue goals through the end of the year 2002, New Allscripts will issue up to an additional 1,599,374 shares of common stock to former Channelhealth stockholders on the basis of an exchange ratio of 0.06278 shares of New Allscripts common stock for each Channelhealth common or preferred share held at the effective time of the mergers.

The Companies (Page 76)

 Allscripts, Inc.
 2401 Commerce Drive
 Libertyville, Illinois 60048
 (847) 680-3515

   Allscripts is the leading provider of innovative point-of-care medication management solutions designed to meet the needs of physician practices, their patients and managed care payers and plans.

   Founded in 1986, Allscripts' initial focus was point-of-care dispensing of prepackaged medications. In 1997, with the addition of the current management team, Allscripts began the transition to a healthcare Internet company with an emphasis on using information technology to provide enhanced efficiency and expanded connectivity to the various participants in the pharmaceutical process.

   In 1998, Allscripts introduced the first version of TouchScript(R), innovative software that provides easy-to-use electronic prescribing and uses the Internet to route transactions to retail, mail order and Internet pharmacies and managed care organizations. The newly introduced hand-held version, the TouchScript Personal Prescriber(R), provides physicians with an easy-to-use, portable device that provides information at the point of prescribing and adds real value to the practice, to patients and to managed care payers.

   Allscripts offers a number of Internet-based patient and physician compliance and education services, as well as e-commerce applications.

   The Allscripts portfolio of products and services includes the following:

     Point-of-care medication management

    . More than 700 sites with approximately 2,500 physician users of Allscripts' TouchScript software;

     Internet products and services

    . Online ordering of medications and medical educational materials

    . Drug education and detailing

    . Internet enabled electronic prescribing

    . Patient education and compliance programs;

     Information products

    . Data mining products; and

     Prepackaged medications

    . Fulfillment of prepackaged medication orders.


 Channelhealth Incorporated
 25 Green Mountain Drive
 Burlington, Vermont 05403
 (802) 951-2418

   Channelhealth offers physician-focused, Internet-based software applications and services that automate many of the clinical, financial and administrative functions involved in the healthcare delivery process. Channelhealth's suite of applications, referred to collectively as the "Physician Channel," allows healthcare providers to perform numerous tasks over the Internet, such as managing prescriptions, ordering and viewing laboratory test results, creating encounter forms, transcribing clinical notes and managing schedules, e-mail and task lists. These services are designed to be implemented on a modular basis to facilitate physician adoption.

   Prior to completing the Channelhealth merger, Channelhealth will transfer certain assets related to its "eCommerce Channel" and "Patient Channel" businesses to IDX pursuant to the Channelhealth/IDX asset purchase agreement.

 Allscripts Holding, Inc.
 2401 Commerce Drive
 Libertyville, Illinois 60048
 (847) 680-3515

   New Allscripts is currently a wholly-owned subsidiary of Allscripts that has not conducted any business activities except in connection with the merger agreement. As a result of the mergers, Allscripts and Channelhealth will each become a wholly-owned subsidiary of New Allscripts. Accordingly, the business of New Allscripts will be the businesses currently conducted by Allscripts and the "Physician Channel" business of Channelhealth.

The Allscripts Special Meeting (Page 28)

 Time, Place and Date

   The Allscripts special meeting will be held at LaSalle Bank, 135 South
LaSalle Street, Chicago, Illinois 60603, 43rd Floor, Room A on [          ],
2000, starting at 9:00 a.m., local time.

 Record Date, Quorum and Shares Entitled to Vote

   Holders of record of shares of Allscripts common stock at the close of
business on [         ], 2000 are entitled to notice of, and vote at, the
Allscripts special meeting and any adjournment or postponement thereof. At the
close of business on the Allscripts record date, there were [        ] shares
of Allscripts common stock outstanding and entitled to vote. Each share of Allscripts common stock is entitled to one vote at the Allscripts special meeting.

 Approval of the Merger Proposal

   The affirmative vote of the holders of a majority of the outstanding shares of Allscripts common stock is required to approve the merger proposal.

 Recommendation of the Allscripts Board

   The Allscripts board of directors has unanimously approved the merger agreement and determined that the mergers and the other transactions contemplated by the merger agreement, including the issuance of shares of New Allscripts common stock to Channelhealth stockholders, are advisable and in the best interests of the stockholders of Allscripts. The Allscripts board unanimously recommends that stockholders of Allscripts vote FOR the merger proposal. See "The Transaction--Recommendation of the Allscripts Board; Allscripts' Reasons for the Transaction."

 Opinion of Financial Advisor to Allscripts

   On July 13, 2000, Goldman, Sachs & Co. delivered its oral opinion, which it confirmed in a written opinion dated as of July 13, 2000, to Allscripts' board of directors, that as of the date of such opinion the merger consideration to be paid to the holders of Channelhealth common stock by Allscripts pursuant to the merger agreement was fair from a financial point of view to Allscripts. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex B. Goldman Sachs provided its advisory services and its opinion for the information and assistance of the Allscripts board of directors in connection with its consideration of the merger. It is not a recommendation as to how any holder of Allscripts common stock should vote at the Allscripts special meeting. You are urged to read the opinion in its entirety. See "The Transaction--Opinion of Allscripts' Financial Advisor."

The Channelhealth Special Meeting (Page 28)

 Time, Place and Date

   The Channelhealth special meeting will be held at 1400 Shelbourne Road,
Burlington, Vermont 05403 on [            ], 2000, starting at 10:00 a.m.,
local time.

 Record Date, Quorum and Shares Entitled to Vote

   Holders of record of shares of Channelhealth common stock and preferred
stock at the close of business on [          ], 2000 are entitled to notice of
and vote at the Channelhealth special meeting. At the close of business on the Channelhealth record date, there were 25,527,425 shares of Channelhealth common stock and 2,719,429 shares of Channelhealth preferred stock outstanding and entitled to vote. Each share of Channelhealth common stock and preferred stock is entitled to one vote at the Channelhealth special meeting.

 Approval of the Merger Proposal

   The affirmative vote of the holders of a majority of the outstanding shares of Channelhealth common stock and the affirmative vote of the holders of two-thirds of the outstanding shares of Channelhealth preferred stock, voting separately by class, are required to approve the merger agreement and the transactions contemplated by the merger agreement. Channelhealth intends to utilize this proxy statement/prospectus to solicit proxies from its stockholders in connection with Channelhealth's special meeting relating to the merger transaction, although it is not required to file proxy materials with the Securities and Exchange Commission.

 Recommendation of the Channelhealth Board

   The Channelhealth board of directors has unanimously approved the merger agreement and determined that the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of the stockholders of Channelhealth. The Channelhealth board unanimously recommends that stockholders of Channelhealth vote FOR the merger proposal. See "The Transaction--Background" and "--Recommendation of the Channelhealth Board; Channelhealth's Reason's for the Transaction."

The Transaction (Page 35)

 Purpose

   The purpose of the merger transactions is to combine Allscripts and Channelhealth. Upon completion of the mergers, New Allscripts intends to continue conducting the business currently conducted by Allscripts and the "Physician Channel" business of Channelhealth. See "Business of New Allscripts."

 Effect Upon Allscripts

   Upon consummation of the Allscripts merger, Bursar will be merged into Allscripts with the following effects:

  . each outstanding share of Allscripts common stock, other than shares held in the treasury of Allscripts, will be converted into one share of New Allscripts common stock, and upon such conversion all shares of Allscripts common stock will be canceled and retired and will cease to exist;

  . shares of Allscripts common stock held in the treasury of Allscripts will be canceled and retired and will cease to exist without payment of any consideration;

  . each outstanding share of common stock of Bursar will be converted into one share of common stock of Allscripts;

  . all outstanding shares of common stock of New Allscripts held by Allscripts will be canceled and retired and will cease to exist, and all consideration paid for those shares shall be returned to Allscripts; and

  . as a result of the transactions contemplated by the merger agreement, Allscripts will become a wholly-owned subsidiary of New Allscripts.

 Effect Upon Channelhealth

   Upon consummation of the Channelhealth merger, Bursar No. 2 will be merged into Channelhealth with the following effects:

  . each outstanding share of Channelhealth common and preferred stock, other than shares held in the treasury of Channelhealth and shares held by persons who have perfected appraisal rights, will be converted into the right to receive 0.33730 shares of New Allscripts common stock, plus cash in lieu of any fractional share interests, and upon such conversion all outstanding shares of Channelhealth stock will be canceled and retired and will cease to exist;

  . all shares of Channelhealth stock held in the treasury of Channelhealth will be canceled and retired and will cease to exist without payment of any consideration;

  . each outstanding share of common stock of Bursar No. 2 will be converted into one share of common stock of Channelhealth; and

  . as a result of the transactions contemplated by the merger agreement, Channelhealth will become a wholly-owned subsidiary of New Allscripts.

Management and Operation After the Mergers (Page 84)

   After the merger, the New Allscripts board of directors will continue to manage the combined business of Channelhealth and Allscripts as wholly-owned subsidiaries of New Allscripts. The combined company will be called "Allscripts Holding, Inc." and will be headquartered in Libertyville, Illinois.

   For so long as IDX owns at least 1,874,460 shares of New Allscripts common stock, which represents 25% of the number of New Allscripts shares that it will receive upon completion of the Channelhealth merger, New Allscripts has agreed to fix the number of New Allscripts directors at nine members and to appoint an individual designated by IDX to the board. The initial IDX designee to the New Allscripts board will be Richard E. Tarrant, Channelhealth's Chairman of the Board, Chief Executive Officer and President. The IDX designee will serve as the sole non-executive Vice Chairman of the New Allscripts board so long as IDX owns at least 5,623,379 shares of New Allscripts common stock, which represents 75% of the number of New Allscripts shares that it will receive upon completion of the Channelhealth merger.

Interests of Certain Persons (Page 44)

   In considering the recommendation of the Channelhealth board with respect to the merger proposal, Channelhealth stockholders should be aware that certain directors and executive officers of Channelhealth have interests in the transactions contemplated by the merger agreement that are in addition to the interests of other holders of Channelhealth stock. See "The Transaction-- Interests of Certain Persons in the Transaction."

Conditions to the Mergers (Page 63)

   In addition to the approval of the stockholders of Allscripts and Channelhealth, the completion of the transactions contemplated by the merger agreement is subject to various other conditions. See "The Merger Agreement-- Conditions to the Mergers."

Certain Differences in the Rights of Stockholders (Page 96)

   New Allscripts and Channelhealth are organized under the corporate laws of the state of Delaware. There are certain differences between the respective charter documents and by-laws of New Allscripts and Channelhealth. See "Comparison of Certain Provisions of the Certificates of Incorporation and By-Laws of New Allscripts and Channelhealth."

Per Share Market Price Information (Page 21)

   Allscripts common shares are listed on the Nasdaq National Market. On July 12, 2000, the last trading day before we announced the mergers, Allscripts common shares closed at $29.125 per share. There is no public market for
Channelhealth's common or preferred shares. On [              ], 2000, the most
recent practicable date before the mailing of this document, Allscripts common
shares closed at $[    ] per share.

   Based on the exchange ratio in the Channelhealth merger, which is 0.33730 common shares per share of Channelhealth common and preferred stock, the market value of the consideration that Channelhealth stockholders will receive in the Channelhealth merger for shares of Channelhealth common or preferred stock would be approximately $9.824 per share based on the closing price of
Allscripts common shares on July 12, 2000, and $[      ] per share based on the
closing price of Allscripts common shares on [           ], 2000. Of course,
the market price of Allscripts common shares will fluctuate prior to the mergers and the market price for New Allscripts common shares will fluctuate after the mergers, however the exchange ratio is fixed. You should obtain current stock price quotations for Allscripts common stock.

Accounting Treatment (Page 47)

   New Allscripts will account for the Channelhealth merger under the purchase method of accounting. See "The Transaction--Accounting Treatment."

United States Federal Income Tax Consequences (Page 47)

   Weil, Gotshal & Manges LLP has delivered an opinion to Allscripts, based on certain representations and assumptions, to the effect that the Allscripts merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Hale and Dorr LLP has delivered an opinion to IDX, based on certain representations and assumptions, to the effect that the Channelhealth merger will constitute an exchange under Section 351 of the Internal Revenue Code. It is a condition to the obligations of Allscripts under the merger agreement that it shall have received an opinion from Weil, Gotshal & Manges LLP to the effect that the Allscripts merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or an exchange under Section 351 of the Internal Revenue Code. See "The Transaction--United States Federal Income Tax Consequences."

Appraisal Rights (Page 50)

   Under Delaware law, Channelhealth common and preferred stockholders are entitled to appraisal rights. See "The Transaction--Appraisal Rights."

Listing of New Allscripts Common Shares (Page 49)

   New Allscripts will apply to authorize the New Allscripts Common Stock for quotation on the Nasdaq National Market and anticipates that its shares will trade on the Nasdaq National Market, upon official notice of issuance, under the symbol "MDRX."

Risk Factors (Page 23)

   See "Risk Factors" beginning on page 23 of this proxy statement/prospectus for a discussion of various matters that holders of Allscripts common stock and holders of Channelhealth common and preferred stock should carefully consider in determining how to vote with respect to the merger proposal, including:

  . the fixed ratio provided by the merger agreement for the exchange of shares of Channelhealth common and preferred stock for New Allscripts common stock;

  . the failure to realize revenue synergies, cost reductions and other benefits; and

  . factors that may influence the future operating results of New Allscripts and Channelhealth.

                ALLSCRIPTS SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the selected consolidated financial data shown below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data at December 31, 1998 and 1999 are derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP that are incorporated by reference into this proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited financial statements that are not included in this proxy statement/prospectus. The consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data at June 30, 2000 is derived from unaudited financial statements that are incorporated by reference in this proxy statement/prospectus. The balance sheet dated at June 30, 1999 is derived from unaudited financial statements that are not included in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected for any future period. The statements of operations data below reflect the pharmacy benefit management business that we sold in March 1999 as a discontinued operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Allscripts' annual report on Form 10-K and quarterly reports on Form 10-Q and Form 10-Q/A-1 and incorporated by reference into this proxy statement/prospectus.

                                                                          Six Months Ended
                                    Year Ended December 31,                   June 30,
                           ---------------------------------------------  -----------------
                            1995     1996      1997     1998      1999     1999      2000
                           -------  -------  --------  -------  --------  -------  --------
(in thousands, except per
share data)                                                                 (unaudited)
Statement of Operations
 Data:
Revenue.................   $33,310  $33,462  $ 30,593  $23,682  $ 27,586  $12,420  $ 21,763
Cost of revenue.........    24,142   23,390    21,117   17,320    21,909    9,708    17,089
                           -------  -------  --------  -------  --------  -------  --------
Gross profit............     9,168   10,072     9,476    6,362     5,677    2,712     4,674
Operating expenses:
 Selling, general and
  administrative
  expenses..............    12,427   11,599    13,869   12,658    20,656    8,104    19,693
 Amortization of
  intangibles...........       495      529       409      372     1,351      268     6,017
 Other operating
  expenses..............     1,318    1,034     2,568      430       319      --     13,729(3)
                           -------  -------  --------  -------  --------  -------  --------
Loss from operations....    (5,072)  (3,090)   (7,370)  (7,098)  (16,649)  (5,660)  (34,765)
Interest income
 (expense), net.........    (1,005)  (1,301)   (1,621)    (596)    1,216     (200)    3,455
Other expense...........       325      (39)      --       --        --       --        --
                           -------  -------  --------  -------  --------  -------  --------
Loss from continuing
 operations.............    (5,752)  (4,430)   (8,991)  (7,694)  (15,433)  (5,860)  (31,310)
Income (loss) from
 discontinued
 operations.............     1,389    1,489    (1,808)     970       642       26        83
Gain from sale of
 discontinued
 operations.............       --       --        --       --      3,547    3,547     4,353
                           -------  -------  --------  -------  --------  -------  --------
Loss before
 extraordinary items....    (4,363)  (2,941)  (10,799)  (6,724)  (11,244)  (2,287)  (26,874)
Extraordinary loss from
 early extinguishment of
 debt...................       --       --        --      (790)      --       --        --
                           -------  -------  --------  -------  --------  -------  --------
Net loss................    (4,363)  (2,941)  (10,799)  (7,514)  (11,244)  (2,287)  (26,874)
Accretion on mandatory
 redeemable preferred
 shares and accrued
 dividends on preferred
 shares.................      (923)    (923)     (923)  (2,415)   (2,198)  (1,398)      --
                           -------  -------  --------  -------  --------  -------  --------
Net loss attributable to
 common shareholders....   $(5,286) $(3,864) $(11,722) $(9,929) $(13,442) $(3,685) $(26,874)
                           =======  =======  ========  =======  ========  =======  ========
Basic and diluted loss
 per share from
 continuing operations
 including accretion on
 accrued dividends on
 preferred shares.......   $ (3.84) $ (1.87) $  (3.35) $ (1.66) $  (1.20) $ (0.84) $  (1.19)
                           =======  =======  ========  =======  ========  =======  ========
Weighted average shares
 of common stock used in
 computing per share
 data...................     1,737    2,854     2,956    6,076    14,718    8,667    26,432
                           =======  =======  ========  =======  ========  =======  ========
Balance Sheet Data (at
 period end):
Cash, cash equivalents
 and marketable
 securities.............   $   673  $   665  $    205  $   718  $ 55,610  $ 4,947  $139,293(4)
Working capital
 (deficit)..............    (2,730)   5,443    (3,023)     271    58,856     (356)  117,818
Total assets............    23,701   26,713    19,387   18,920    74,014   17,207   333,642
Long-term debt..........     4,814   15,093    11,276       59        59       59       --
Redeemable preferred
 shares.................     8,873    9,796    10,719   32,547       --    33,945       --
Total stockholders'
 equity (deficit).......    (2,859)  (6,700)  (18,356) (26,792)   67,364  (28,805)  320,809
Other Operating Data:
Traditional revenue(1)..   $33,310  $33,462  $ 30,593  $22,338  $ 17,892  $ 9,772  $  9,436
E-commerce revenue(2)...       --       --        --     1,344     9,694    2,648    12,327
                           -------  -------  --------  -------  --------  -------  --------
Revenue.................   $33,310  $33,462  $ 30,593  $23,682  $ 27,586  $12,420  $ 21,763
                           =======  =======  ========  =======  ========  =======  ========

--------
(1) Traditional revenue includes all non-e-commerce revenue and is derived from the sale through non-Internet channels of prescription medications and other medical products to physicians who do not use our software.
(2) E-commerce revenue is derived primarily from the sale of prescription medications over the Internet to physicians who use our software or who order products from us primarily over the Internet. E-commerce revenue also includes revenue from software license fees, computer hardware sales and leases, and related services.
(3) For the six months ended June 30, 2000, other operating expenses includes the immediate expensing of the value of acquired in-process research and development that had not yet reached technological feasibility and had no probable alternate uses of $8,700 for Medifor, Inc. and $5,029 for MasterChart, Inc.
(4) Marketable securities include both short-term and long-term assets.

Recent Developments

   On October 26, 2000, Allscripts, Inc., announced a net loss of $15.2 million on revenue of $14.8 million for the three months ended September 30, 2000. Also on October 26, 2000, Allscripts announced that its revenue for the quarter ended June 30, 2000 was being revised from $12.6 million to $12.1 million.

                CHANNELHEALTH SUMMARY HISTORICAL FINANCIAL DATA

   In the table below, you are provided with summary historical financial data of the Physician Channel Business of Channelhealth Incorporated. This information has been prepared using the financial statements of the Physician Channel business of Channelhealth Incorporated for the five years ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000.

   When you read this summary historical financial data, it is important that you read along with it the historical financial statements, related notes and "Channelhealth Management's Discussion and Analysis of Financial Condition and Results of Operations" included in separate sections of this proxy statement/ prospectus.

                                                                        Six Months
                                 Year Ended December 31,              Ended June 30,
                         -------------------------------------------  ----------------
                          1995     1996     1997     1998     1999     1999     2000
                         -------  -------  -------  -------  -------  -------  -------
                                             (in thousands)
Statement of Operations
 Data:
Revenue:
  System sales.......... $   187  $   992  $   933  $   672  $ 1,050  $   305  $    42
  Maintenance and
   service fees.........     129      444      540      441    1,319      385      773
                         -------  -------  -------  -------  -------  -------  -------
    Total revenues......     316    1,436    1,473    1,113    2,369      690      815
Costs and expenses:
  Cost of revenues......      27      232    1,931    2,579    2,461    1,200      941
  Other operating
   expenses.............   1,526    2,423    1,931    1,514    8,519    2,119    5,430
  Interest expense......      54      201      382      636    1,038      460      720
                         -------  -------  -------  -------  -------  -------  -------
    Total costs and
     expenses...........   1,607    2,856    4,244    4,729   12,018    3,779    7,091
                         -------  -------  -------  -------  -------  -------  -------
    Net loss............ $(1,291) $(1,420) $(2,771) $(3,616) $(9,649) $(3,089) $(6,276)
                         =======  =======  =======  =======  =======  =======  =======
Statement of Net Assets
 Data (at period end):
Working capital
 (deficit).............. $   (35) $   656  $  (142) $   109  $ 1,615  $   739  $ 1,959
Total assets............       0      844      428      765    1,980    1,437    2,507
Net assets (deficit)....     (35)     805      391      732    1,950    1,405    2,463

                                 NEW ALLSCRIPTS

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

   Effective May 9, 2000 and May 17, 2000, Allscripts, Inc. (the Company) acquired MasterChart, Inc. and Medifor, Inc., respectively (the Previously Acquired Companies). These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition dates, with the excess of the purchase price recorded as goodwill.

   As soon as practicable after the filing of this joint proxy statement/prospectus, the Company expects to acquire the Physician Channel business of Channelhealth Incorporated. This acquisition will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date, with the excess of the purchase price recorded as goodwill.

   The MasterChart, Inc. total purchase price of approximately $132.7 million consisted of 1,617,873 shares of the Company's common stock with a fair value of approximately $127.4 million, cash of approximately $5 million and transaction costs totalling approximately $.3 million. The Medifor, Inc. total purchase price of approximately $38.8 million consisted of 935,858 shares of the Company's common stock with a fair value of approximately $34.4 million and the issuance of 142,786 common stock options as replacement of Medifor, Inc. common stock options with a fair value of approximately $4.2 million and transaction costs totalling approximately $.2 million.

   The Physician Channel total purchase price of approximately $230.2 million will consist of 8,593,003 shares of the Company's common stock with a fair value of approximately $218.4 million, the issuance of 611,888 common stock options as replacement of Channelhealth common stock options with a fair value of approximately $7.9 million and transaction costs totalling approximately $3.9 million. Additional consideration may be granted relative to the Physician Channel acquisition if certain revenue targets are achieved during 2002. Those revenue targets, if achieved, will result in the recording of additional purchase price at the time that the targets are met. Allscripts has not yet performed a final valuation of the tangible and identifiable intangible assets and liabilities to be acquired relative to the Physician Channel acquisition. As such, the pro forma adjustments related to the Physician Channel are preliminary estimates that are subject to change.

   The following unaudited pro forma consolidated statements of operations reflects the Company's results of operations for the year ended December 31, 1999, and six months ended June 30, 2000, as if the acquisitions had occurred on January 1, 1999, after giving effect to purchase accounting adjustments. The following unaudited pro forma consolidated balance sheet reflects the Company's financial position as of June 30, 2000, as if the Physician Channel acquisition had occurred on June 30, 2000, after giving effect to purchase accounting adjustments. These pro forma financial statements have been prepared for comparative purposes only, do not purport to be indicative of what the Company's operating results or financial position would have been had the acquisitions actually taken place on January 1, 1999, or June 30, 2000, respectively, and are not indicative of future operating results or financial position.

                        NEW ALLSCRIPTS AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                      (In thousands, except share amounts)

                                                June 30, 2000
                                  ---------------------------------------------
                                                         Physician
                                  Allscripts, Physician   Channel        Pro
                                     Inc.      Channel  Adjustments     Forma
                                  ----------- --------- -----------    --------
ASSETS
Current assets:
  Cash and cash equivalents......  $ 83,243    $  --     $    --       $ 83,243
  Marketable securities..........    30,917       --          --         30,917
  Accounts receivable, net.......     9,233     1,613      (1,613)(1)     9,233
  Interest receivable............     1,136       --          --          1,136
  Other receivable...............       --        391        (391)(1)       --
  Inventories....................     4,335       --          --          4,335
  Prepaid expenses and other
   current assets................     1,787       --        2,277 (2)     4,064
                                   --------    ------    --------      --------
    Total current assets.........   130,651     2,004         273       132,928
Long-term marketable securities..    25,133       --          --         25,133
Fixed assets, net................     8,898       442         --          9,340
Intangible assets, net...........   167,913        61     246,137 (5)   439,111
                                                           25,000 (6)
Other assets.....................     1,047       --          --          1,047
                                   --------    ------    --------      --------
    Total assets.................  $333,642    $2,507    $271,410      $607,559
                                   ========    ======    ========      ========
LIABILITIES
Current liabilities:
  Accounts payable...............  $  6,005    $  --     $    --       $  6,005
  Accrued expenses...............     4,941       --        3,950 (3)     8,891
  Deferred revenue...............     1,887        45         (45)(1)     1,887
                                   --------    ------    --------      --------
    Total current liabilities....    12,833        45       3,905        16,783
Deferred tax liability...........       --        --       58,689 (2)    58,689
                                   --------    ------    --------      --------
    Total liabilities............    12,833        45      62,594        75,472
STOCKHOLDERS' EQUITY
Preferred shares:
  Undesignated, $0.01 par value,
   1,000,000 shares authorized,
   no shares issued and
   outstanding ..................       --                    --            --
Common shares:
  $0.01 par value, 150,000,000
   shares authorized, 27,931,081
   shares issued, 27,896,616
   shares outstanding; 36,489,619
   pro forma shares issued and
   outstanding...................       280       --           86 (4)       366
  1,439,691 shares to be issued
   pursuant to business
   combination...................        14       --          --             14
Unearned compensation............    (1,350)      --          --         (1,350)
Additional paid-in capital.......   410,815       --      226,124 (4)   636,939
Treasury stock at cost; 34,465
 common shares...................       (68)      --           68 (9)       --
Accumulated deficit..............   (88,882)      --      (15,000)(7)  (103,882)
Physician Channel net assets.....       --      2,462      (2,462)(8)       --
                                   --------    ------    --------      --------
    Total stockholders' equity...   320,809     2,462     208,816       532,087
                                   --------    ------    --------      --------
    Total liabilities and
     stockholders' equity........  $333,642    $2,507    $271,410      $607,559
                                   ========    ======    ========      ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

                                 NEW ALLSCRIPTS

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                                   UNAUDITED

Pro forma Adjustments (dollars in thousands, unless otherwise noted)

   The MasterChart and Medifor acquisitions were completed on May 9, 2000 and May 17, 2000, respectively. As such, the assets, liabilities and equity relative to each of those entities is included in the June 30, 2000 historical Allscripts balance sheet. The following adjustments represent those for the Physician Channel business of Channelhealth Incorporated.

   Allscripts has not yet performed a final valuation of the tangible and identifiable intangible assets and liabilities to be acquired relative to the Physician Channel acquisition. As such, the following adjustments are preliminary estimates that are subject to change.

   The following adjustments were applied to Allscripts' historical balance sheet and those of the company to be acquired to arrive at the pro forma consolidated financial information.

  (1) To eliminate accounts receivable of $1,613, unbilled receivables of $391 and deferred revenue of $45 on the statements of net assets of Physician Channel, as they are not being acquired by Allscripts, Inc.

  (2) To record net current deferred tax asset of $2,277 and net long-term deferred tax liability of $58,689 to be generated by the acquisition of Physician Channel.

  (3) To record accrued transaction expenses of $3,950 related to the acquisition of Physician Channel.

  (4) To record the issuance of 8,593,003 shares of common stock with a fair value of approximately $218,400 and 611,888 replacement options with a fair value of approximately $7,800 in the acquisition of Physician Channel.

  (5) To record goodwill and other intangible assets related to the acquisition. A summary of purchase price allocated to goodwill and other intangibles is as follows:

                                                                        Total
                                                                       --------
      Strategic alliance agreement.................................... $125,000
      Acquired goodwill...............................................  101,137
      Tradenames......................................................   20,000
                                                                       --------
          Total....................................................... $246,137
                                                                       ========

  (6) Allscripts also has allocated $25,000 to identified software related to the purchase of Physician Channel.

  (7) An adjustment was made to the pro forma balance sheet to reflect the immediate write-off of in-process research and development of $15,000 to be acquired from Physician Channel.

  (8) To eliminate the historical equity of the Physician Channel.

  (9) To cancel Allscripts' treasury shares as required under the merger agreement.

                                 NEW ALLSCRIPTS

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands except per share amounts)

                                               Six Months Ended June 30, 2000
                         ---------------------------------------------------------------------------------
                                     Previously                          Physician  Physician
                         Allscripts,  Acquired                            Channel    Channel        Pro
                            Inc.     Companies  Adjustments    Subtotal   Results  Adjustments     Forma
                         ----------- ---------- -----------    --------  --------- -----------    --------
Revenue.................  $ 21,763    $  1,720   $    --       $ 23,483   $   815   $    --       $ 24,298
Cost of revenue.........    17,089       1,004        824 (1)    18,917       941      4,167 (2)    24,025
                          --------    --------   --------      --------   -------   --------      --------
   Gross profit (loss)..     4,674         716       (824)        4,566      (126)    (4,167)          273
Selling, general and
 administrative
 expenses, including
 amortization of
 intangibles............    25,710      30,618    (28,185)(1)    39,406     2,891     13,307 (2)    55,604
                                                   11,263 (1)
Other operating
 expenses...............    13,729         --         --         13,729     2,539        --         16,268
                          --------    --------   --------      --------   -------   --------      --------
   Loss from operations.   (34,765)    (29,902)    16,098       (48,569)   (5,556)   (17,474)      (71,599)
Interest income
 (expense), net.........     3,455        (166)       166 (1)     3,455      (720)       720 (2)     3,455
                          --------    --------   --------      --------   -------   --------      --------
Loss from continuing
 operations before
 income taxes...........   (31,310)    (30,068)    16,264       (45,114)   (6,276)   (16,754)      (68,144)
Income tax benefit......       --          --         --            --        --      13,236 (2)    13,236
                          --------    --------   --------      --------   -------   --------      --------
Loss from continuing
 operations including
 accretion and accrued
 dividends on preferred
 shares.................  $(31,310)   $(30,068)  $ 16,264      $(45,114)  $(6,276)  $ (3,518)     $(54,908)
                          ========    ========   ========      ========   =======   ========      ========
Per share data--basic
 and diluted:
 Continuing operations
  (including accretion
  and accrued dividends
  on preferred shares)..  $  (1.19)                            $  (1.60)                          $  (1.49)
Weighted average shares
 of common stock
 outstanding used in
 computing per share
 data--basic and
 diluted................    26,432                  1,851 (3)    28,283                8,593 (3)    36,876
                                                Year Ended December 31, 1999
                         ---------------------------------------------------------------------------------
                                     Previously                          Physician  Physician
                         Allscripts,  Acquired                            Channel    Channel        Pro
                            Inc.     Companies  Adjustments    Subtotal   Results  Adjustments     Forma
                         ----------- ---------- -----------    --------  --------- -----------    --------
Revenue.................  $ 27,586    $  4,206   $    --       $ 31,792   $ 2,369   $    --       $ 34,161
Cost of revenue.........    21,909       1,863      2,299 (1)    26,071     2,461      8,333 (2)    36,865
                          --------    --------   --------      --------   -------   --------      --------
   Gross profit (loss)..     5,677       2,343     (2,299)        5,721       (92)    (8,333)       (2,704)
Selling, general and
 administrative
 expenses, including
 amortization of
 intangibles............    22,007       5,155     31,056 (1)    58,218     6,112     26,614 (2)    90,944
Other operating
 expenses...............       319         --         --            319     2,407        --          2,726
                          --------    --------   --------      --------   -------   --------      --------
   Loss from operations.   (16,649)     (2,812)   (33,355)      (52,816)   (8,611)   (34,947)      (96,374)
Interest income
 (expense), net.........     1,216        (323)       387 (1)     1,280    (1,038)     1,038 (2)     1,280
                          --------    --------   --------      --------   -------   --------      --------
Loss from continuing
 operations before
 income taxes...........   (15,433)     (3,135)   (32,968)      (51,536)   (9,649)   (33,909)      (95,094)
Income tax benefit......       --          --         --            --        --      22,628 (2)    22,628
                          --------    --------   --------      --------   -------   --------      --------
Loss from continuing
 operations.............   (15,433)     (3,135)   (32,968)      (51,536)   (9,649)   (11,281)      (72,466)
Accretion of mandatory
 redemption value of
 preferred shares and
 accrued dividends on
 preferred shares.......    (2,198)        --         --         (2,198)      --         --         (2,198)
                          --------    --------   --------      --------   -------   --------      --------
Loss from continuing
 operations including
 accretion and accrued
 dividends on preferred
 shares.................  $(17,631)   $ (3,135)  $(32,968)     $(53,734)  $(9,649)  $(11,281)     $(74,664)
                          ========    ========   ========      ========   =======   ========      ========
Per share data--basic
 and diluted:
 Continuing operations
  (including accretion
  and accrued dividends
  on preferred shares)..  $  (1.20)                            $  (3.11)                          $  (2.89)
Weighted average shares
 of common stock
 outstanding used in
 computing per share
 data--basic and
 diluted................    14,718                  2,554 (3)    17,272                8,593 (3)    25,865

    See accompanying notes to unaudited pro forma consolidated statements of operations.

                                 NEW ALLSCRIPTS

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                   UNAUDITED

1. MasterChart, Inc. and Medifor, Inc. Pro forma Adjustments (dollars in thousands, unless otherwise noted)

   The following adjustments were applied to the Company's historical statements of operations and those of MasterChart, Inc. and Medifor, Inc. to arrive at the pro forma consolidated financial information prior to the impact of the proposed acquisition of Physician Channel business of Channelhealth Incorporated. (See Note 2).

   Statement of Operations for the six months ended June 30, 2000:

  . To record amortization, for the period from January 1, 2000 to the dates of acquisition, of acquired trade names totaling $8,700 for Medifor, Inc. and $17,400 for MasterChart, Inc. on a straight-line basis over 60 months.

  . To record amortization, for the period from January 1, 2000 to the dates of acquisition, of goodwill of $21,600 related to the Medifor, Inc. acquisition and $107,600 related to the MasterChart, Inc. acquisition on a straight-line basis over 60 months.

   A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                                                     Medifor MasterChart  Total
                                                     ------- ----------- -------
      Trade names................................... $  663    $1,247    $ 1,910
      Goodwill......................................  1,641     7,712      9,353
                                                     ------    ------    -------
          Total..................................... $2,304    $8,959    $11,263
                                                     ======    ======    =======

  . To record amortization of $824 for the period from January 1, 2000 to the date of acquisition, for acquired software valued at $4,600 related to the MasterChart, Inc. acquisition amortized on a straight-line basis over 24 months.

  . To eliminate compensation expense of $28,185, of which $22,663 relates to a variable stock compensation plan recorded in conjunction with the MasterChart, Inc. acquisition and $5,522 related to warrants issued and exercised in connection with services received relative to the acquisition of MasterChart, Inc.

  . To eliminate interest expense of $166 related to convertible debt of MasterChart, Inc. that was either converted to the Company's equity or re-paid in connection with the acquisition.

   Statement of Operations for the year ended December 31, 1999:

  . To record amortization of acquired trade names totaling $8,700 for Medifor, Inc. and $17,400 for MasterChart, Inc. on a straight-line basis over 60 months.

  . To record amortization of goodwill of $21,600 related to the Medifor, Inc. acquisition and $107,600 related to the MasterChart, Inc. acquisition on a straight-line basis over 60 months.

   A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                                                     Medifor MasterChart  Total
                                                     ------- ----------- -------
      Trade names................................... $1,740    $ 3,480   $ 5,220
      Goodwill......................................  4,314     21,522    25,836
                                                     ------    -------   -------
          Total..................................... $6,054    $25,002   $31,056
                                                     ======    =======   =======

  . To record amortization of $2,299 for acquired software valued at $4,600 related to the MasterChart, Inc. acquisition amortized on a straight-line basis over 24 months.

  . To eliminate interest expense of $387 related to convertible debt of MasterChart, Inc. that was either converted to the Company's equity or paid in connection with the acquisition.

   The attached unaudited pro forma statements of operations for the year ended December 31, 1999 does not include the immediate expensing of the value of acquired in-process research and development that had not yet reached technological feasibility and had no probable alternate future uses of $8,700 for Medifor, Inc. and $5,029 for MasterChart, Inc.

2. Physician Channel Pro forma Adjustments (dollars in thousands, unless otherwise noted)

   Allscripts has not yet performed a final valuation of the tangible and identifiable intangible assets and liabilities to be acquired relative to the Physician Channel acquisition. As such, the following adjustments are preliminary estimates that are subject to change.

   Statement of Operations for the six months ended June 30, 2000:

  . To record amortization of acquired trade names with a preliminary value totaling $20,000 on a straight-line basis over 60 months.

  . To record amortization of goodwill with a preliminary value of $101,100 on a straight-line basis over 120 months.

  . To record amortization of a strategic alliance agreement with a preliminary value of $125,000 on a straight-line basis over 120 months.

   A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                                                                    Amortization
                                                                    ------------
      Trade names..................................................   $ 2,000
      Goodwill.....................................................     5,057
      Strategic alliance agreement.................................     6,250
                                                                      -------
          Total....................................................   $13,307
                                                                      =======

  . To record amortization of $4,167 for acquired software with a preliminary value of $25,000 on a straight-line basis over 36 months.

  . To eliminate interest expense of $720 related to interest on net balances outstanding and due to IDX Systems Corporation, the parent company of Channelhealth, for the funding of operations of the Physician Channel business.

  . To reflect the deferred income tax benefit based upon the realizability of the deferred tax asset.

   Statement of Operations for the year ended December 31, 1999:

  . To record amortization of acquired trade names with a preliminary value totaling $20,000 on a straight-line basis over 60 months.

  . To record amortization of goodwill with a preliminary value of $101,100 on a straight-line basis over 120 months.

  . To record amortization of a strategic alliance agreement with a preliminary value of $125,000 on a straight-line basis over 120 months.

   A summary of the pro forma adjustments relating to the amortization of acquired intangible assets is as follows:

                                                                    Amortization
                                                                    ------------
      Trade names..................................................   $ 4,000
      Goodwill.....................................................    10,114
      Strategic alliance agreement.................................    12,500
                                                                      -------
          Total....................................................   $26,614
                                                                      =======

  . To record amortization of $8,333 for acquired software with a preliminary value of $25,000 on a straight-line basis over 36 months.

  . To eliminate interest expense of $1,038 related to interest on net balances outstanding and due to IDX for the funding of operations of the Physician Channel business.

  . To reflect the deferred income tax benefit based upon the realizability of the deferred tax asset.

   The attached unaudited pro forma statement of operations for the year ended December 31, 1999 does not include the immediate expensing of the preliminary value of acquired in-process research and development that had not yet reached technological feasibility and had no probable alternate future uses of $15,000.

3. Net Loss per Share

   Basic net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding during the respective period. Diluted net loss per share is computed excluding the weighted average number of common equivalent shares outstanding because such common equivalents are anti-dilutive. Differences between historical weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisitions as if such shares were outstanding from January 1, 1999.

                      UNAUDITED COMPARATIVE PER SHARE DATA

   The following table presents historical per share data for each of Allscripts and Channelhealth, after giving effect to the sale of the non-Physician Channel operations and net assets to IDX, New Allscripts pro forma equivalent per share data giving effect to the completion of the mergers and related issuance of stock to Allscripts and Channelhealth stockholders upon completion of the mergers and Channelhealth equivalent pro forma per share data giving effect to the Channelhealth merger. You should read this table together with the historical consolidated financial statements of Allscripts incorporated by reference in this document, the historical financial statements of Channelhealth included in this document and the pro forma financial statements of New Allscripts included in this document. You should not rely on the pro forma per share data as being necessarily indicative of future results or actual results had the mergers occurred on the dates assumed.

                                               Year Ended     Six Months Ended
                                            December 31, 1999  June 30, 2000
                                            ----------------- ----------------
      Allscripts Historical
        Book value.........................      $ 2.79            $10.94
        Cash dividends declared............         --                --
        Loss from continuing operations....       (1.20)            (1.19)
      Channelhealth Historical (1)
        Book value.........................      $ 0.09            $ 0.10
        Cash dividends declared............         --                --
        Loss from continuing operations....       (0.43)            (0.25)
      New Allscripts Equivalent Pro Forma
       (2)
        Book value.........................      $  --             $14.03
        Cash dividends declared............         --                --
        Loss from continuing operations....       (2.89)            (1.49)
      Channelhealth Equivalent Pro Forma
       (3)
        Book value.........................      $  --             $ 4.73
        Cash dividends declared............         --                --
        Loss from continuing operations....       (0.97)            (0.50)

--------
(1) Amounts assume the cancellation of 2,771,009 shares of Channelhealth common stock in connection with the Channelhealth/IDX asset purchase agreement, to be effective as of the completion of the merger transactions and, for the six months ended June 30, 2000, the conversion of all outstanding shares of Channelhealth Series A Convertible Preferred stock to shares of Channelhealth common stock.
(2) New Allscripts' pro forma data include the effect of the mergers all on the basis described in the notes to the pro forma financial statements included elsewhere in this proxy statement/prospectus.
(3) Shows the pro forma book value and income effects of the mergers from the perspective of an owner of Channelhealth common stock assuming a total of 25,475,845 shares of Channelhealth common stock are outstanding as of the completion of the merger transactions.

                     PRICE RANGE OF ALLSCRIPTS COMMON STOCK

   Allscripts' common stock has been quoted on the Nasdaq National Market under the symbol "MDRX" since July 23, 1999. Prior to that time, there was no public market for Allscripts' common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of Allscripts' common stock as reported on the Nasdaq National Market.

                                                                  High     Low
                                                                -------- -------
      Year Ended December 31, 1999
        Third Quarter (since July 23, 1999).................... $19.75   $12.38
        Fourth Quarter.........................................  49.50    10.88
      Year Ended December 31, 2000
        First Quarter..........................................  86.00    44.63
        Second Quarter.........................................  50.00    21.875
        Third Quarter..........................................  29.3125  13.125
        Fourth Quarter (through November 7, 2000)..............  18.125    8.875

   On [       ], 2000, the last reported sale price of Allscripts' common stock
on the Nasdaq National Market was $[    .  ] and there were approximately
[    ] stockholders of record.

                           ALLSCRIPTS DIVIDEND POLICY

   Allscripts has never declared or paid cash dividends on its common stock. New Allscripts currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain forward-looking statements with respect to the mergers and the financial condition, results of operations, plans, objectives, future performance and business of Allscripts, New Allscripts and Channelhealth. These statements appear in a number of places and include statements regarding our plans, beliefs or current expectations including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future operating results, the ability to generate revenue, profitability or cost savings following completion of the mergers.

   These forward-looking statements involve certain risks and uncertainties. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. You should understand that various factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to or incorporated by reference in this proxy statement/prospectus, could affect the future results of the combined company following the mergers and could cause results to differ materially from those expressed in these forward-looking statements, including:

  . changes in general economic conditions or in political, regulatory or competitive forces;

  . changes in the securities markets;

  . dependence on key personnel to manage the integration of the two companies;

  . risk that our analyses of these risks and forces could be incorrect or that the strategies developed to address them could be unsuccessful;

  . risks described below under "Risk Factors;" and

  . description of future tax consequences.

   Stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference in this proxy statement/prospectus, the dates of those documents.

   All subsequent written and oral forward-looking statements attributable to Allscripts, New Allscripts or Channelhealth or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. None of Allscripts, New Allscripts or Channelhealth undertakes any obligations to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

   In addition to the other information contained in this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors before you decide how to vote on the proposed transaction.

The value of the New Allscripts shares to be received in the mergers will fluctuate.

   Pursuant to the terms of the merger agreement, at the effective time of the mergers, each outstanding share of Channelhealth common stock and each outstanding share of Channelhealth preferred stock, other than shares held in the treasury of Channelhealth and shares held by persons who have perfected appraisal rights, will be converted into the right to receive 0.33730 shares of New Allscripts common stock, plus cash in lieu of fractional share interests, and each outstanding share of Allscripts common stock, other than shares held in the treasury of Allscripts, will be converted into one share of New Allscripts common stock. The merger agreement does not provide for any adjustment of the number of shares of New Allscripts common stock issuable for each share of Channelhealth common or preferred stock or Allscripts common stock based upon fluctuations in the price of Allscripts common stock. Accordingly, the value of the stock consideration to be received by holders of Channelhealth common or preferred stock upon the consummation of the transaction, and the corresponding dilution, if any, to holders of Allscripts common stock, are not presently ascertainable and will depend upon the market price of New Allscripts common stock at the effective time of the mergers, which in turn will be affected by the market price of Allscripts common stock at that time. On July 12, 2000, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of Allscripts common stock on the Nasdaq National Market was $29.125 per share. On
[             ], 2000 (the latest practicable date prior to the printing of this proxy statement/prospectus), the closing price of Allscripts common stock
on the Nasdaq National Market was $[     ] per share. Holders of Allscripts
common stock and holders of Channelhealth stock are urged to obtain current market quotations for Allscripts common stock prior to making any decisions with respect to the merger proposals. The merger agreement does not provide Allscripts, Channelhealth or IDX the right to terminate the agreement based upon fluctuation in the price of Allscripts common stock. Such variations may be the result of:

  . actual or anticipated variations in Allscripts' quarterly operating results;

  . announcements of technological innovations or new services or products by Allscripts or its competitors;

  . timeliness of Allscripts' introductions of new products;

  . changes in financial estimates by securities analysts;

  . conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

  . general market conditions and other factors.

   In addition, the stock markets, especially the Nasdaq National Market, have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of Allscripts' common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of Allscripts' common stock.

   Volatility in the market price for Allscripts' common stock may result in the filing of securities class action litigation. On October 26, 2000, Allscripts announced that its previously reported revenues for the second quarter of 2000 were being revised from $12.6 million to $12.1 million. Two complaints, styled as shareholder class action complaints, have been filed in the United States District Court for the Northern District of Illinois against Allscripts and its President and Chief Financial Officer, David B. Mullen, alleging that the defendants failed to disclose that revenue relating to Allscripts' relationship with IMS Health was not properly recorded in the second quarter of 2000. The complaints in these actions purport to be brought on behalf of individuals who purchased common stock of Allscripts during the period of July 27, 2000 through and including October 26, 2000. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified damages. According to reports on the Internet, at least one additional similar complaint has been filed against Allscripts. At this time, management is unable to determine the likely outcome of this matter or to reasonably estimate the amount of loss with respect to this matter. In addition, these actions could result in substantial costs and the diversion of management's attention and resources.

New Allscripts may face difficulties in integrating the operations and products of Channelhealth and Allscripts.

   Channelhealth and Allscripts have previously operated separately. The proposed management team of New Allscripts does not have experience with the combined business. Integration of product lines will involve consolidation of products with duplicative functionality, coordination of research and development activities and convergence of the technologies supporting the various products. New Allscripts may not be able to integrate the products, product development, information systems and operations of Channelhealth and Allscripts without a loss of key officers, employees, customers or suppliers, a loss of revenues or an increase in net loss, an increase in operating or other costs or other difficulties. In addition, New Allscripts may not be able to realize the operating efficiencies, the material expansion of its customer base to IDX customers or the other benefits expected from the Channelhealth merger and related transactions such as the strategic alliance with IDX. Any unexpected costs or delays incurred in connection with such integration could have an adverse effect on New Allscripts' business, results of operations or financial condition.

Allscripts is currently experiencing losses and New Allscripts may not become profitable in the future.

   Allscripts is currently experiencing losses and cannot assure you that New Allscripts will become profitable in the foreseeable future, if ever. For the six months ended June 30, 2000 and the year ended December 31, 1999, Allscripts had losses of $26.9 million and $11.2 million, respectively. Even if New Allscripts does achieve profitability it may be unable to sustain or increase its profitability in the future.

The business separation of Channelhealth from IDX may impair assets.

   The separation of Channelhealth from the rest of IDX's businesses, assets and liabilities pursuant to the asset purchase agreement between IDX and Channelhealth requires the transfer of assets, including intellectual property rights, between Channelhealth and IDX. Some of these transfers may trigger Channelhealth liabilities that will not become payable by Channelhealth until after the mergers are completed. Generally, IDX will be responsible for these liabilities but IDX would not be required to indemnify Channelhealth for any losses that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive damages or otherwise not actual losses.

Channelhealth expects to continue to incur losses and may never achieve profitability, which may cause New Allscripts' stock price to fall.

   Historically, Channelhealth has incurred significant net losses, and since Channelhealth has only recently implemented its business strategy, Allscripts and Channelhealth expect Channelhealth to continue to incur losses at least through 2001. Additionally, Channelhealth has spent significant amounts on research and development and sales and marketing efforts, and Channelhealth expects these costs to continue. Channelhealth and Allscripts cannot be certain that Channelhealth will achieve profitability and if it is unable to do so, New Allscripts' business prospects may be harmed and New Allscripts' stock price may fall.

Channelhealth recently began independent operations and its limited operating history makes an evaluation of its business and prospects difficult.

   Since its inception as an independent company in September 1999, Channelhealth's operating activities have consisted largely of developing the applications necessary to provide its services and Channelhealth has only recently begun to sell its services to provider organizations. In addition, Channelhealth's long-term success will depend largely on the success of its strategic relationships and the strategic alliance between New Allscripts and IDX. Channelhealth is still in the early stages of its current strategic relationships and it is unable to predict whether the goals of those relationships will be achieved. Channelhealth's limited operating history and limited experience with its strategic business partners make it difficult to evaluate its business following the Channelhealth merger and prospects.

Channelhealth's historical financial information may not be representative of its results as a company separate from IDX.

   Channelhealth's financial statements, which reflect the operations and net assets of the "Physician Channel" business of Channelhealth and exclude the operations and net assets of the "Patient Channel" business and the "eCommerce Channel" business to be retained by IDX, have been derived from the consolidated financial statements of IDX using the historical results of operations and historical bases of the assets and liabilities of IDX. Accordingly, the historical financial information included in this proxy statement/prospectus does not necessarily reflect what Channelhealth's financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. In addition, such information may not necessarily be indicative of what Channelhealth's financial position, results of operations and cash flows will be in the future as a wholly-owned subsidiary of New Allscripts. Its historical costs and expenses include allocations from IDX for centralized administrative services and infrastructure costs, including accounting, cash management, information management, property management, human resources, legal services and purchasing of materials, equipment and supplies.

   Channelhealth and IDX have determined these allocations on bases that they consider to be reasonable reflections of Channelhealth's utilization of services provided or the benefit Channelhealth received from such services. Channelhealth has not made adjustments to its historical financial information to reflect many significant changes that will occur in its cost structure, funding and operations as a result of its separation from IDX.

Channelhealth's and New Allscripts' growth and revenues could suffer if they are unable to enter into and maintain relationships with IDX customers.

   Channelhealth seeks to increase its subscriber base through targeting provider organizations that use IDX practice management systems or other IDX services, and affiliates of these organizations. Channelhealth's services use the Web FrameWork technology, which it licenses from IDX, and which enables its software applications and services to be tightly integrated with IDX practice management systems and provide real-time synchronization of data. If Channelhealth's relationship with IDX terminates, its services might not be as attractive to IDX customers and Channelhealth may not have access to this potential customer base, IDX might enter into arrangements that would allow Channelhealth's competitors to utilize IDX technology and IDX could compete against Channelhealth. If any of these situations were to occur, Channelhealth's and New Allscripts' expected revenues may be lower, their business may be harmed and New Allscripts' stock price may fall.

Channelhealth's and New Allscripts' business will be harmed if they cannot maintain Channelhealth's strategic alliance agreement with Healtheon/WebMD.

   On June 8, 2000, Channelhealth and IDX entered into agreements with Healtheon/WebMD Corp. pursuant to which Healtheon/WebMD agreed to provide electronic transaction and content services to Channelhealth and IDX. Pursuant to the agreement, Healtheon/WebMD's content is to be integrated into Channelhealth's Physician Channel and Patient Channel internet services. Healtheon/WebMD further committed to a multi-million dollar campaign promoting IDX and Channelhealth products and services that incorporate Healtheon/WebMD content and transactions. Healtheon/WebMD has recently informed IDX that it believes Channelhealth and IDX will be unable to perform their obligations to Healtheon/WebMD if the proposed strategic alliance between Allscripts and IDX is consummated. Healtheon/WebMD also stated that it would seek to terminate the Channelhealth agreement and would propose a "restructured" relationship with IDX. Such proposal has not been received by IDX. Allscripts and Channelhealth believe that Channelhealth's and IDX's performance will not be impaired by the strategic alliance with Allscripts and that Healtheon/WebMD does not have a basis for unilaterally terminating the Channelhealth or restructuring the IDX agreement. In addition, pursuant to the strategic alliance agreement between Allscripts and IDX, each of Allscripts and IDX agree not to take any action which would cause a default under or termination of the agreement between Channelhealth and Healtheon/WebMD. In the event the Healtheon/WebMD agreement is terminated, Channelhealth's and New Allscripts' expected revenues for 2001 may be significantly lower than currently anticipated, their business' may be harmed and New Allscripts' stock price may fall.

Channelhealth's and New Allscripts' business will be harmed if they cannot maintain the strategic alliance agreement and the cross license agreement with IDX.

   Upon completion of the mergers, New Allscripts will enter into a 10-year strategic alliance agreement with IDX pursuant to which New Allscripts and IDX will agree to coordinate product development and align their respective marketing processes. Under this agreement IDX will grant New Allscripts the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical application products to IDX customers. This agreement does not, however, limit IDX's continued development and distribution of its own "LastWord" or radiology products and services. Channelhealth's and New Allscripts' business strategy includes targeting current and prospective IDX customers and their affiliates. If Channelhealth and New Allscripts fail to successfully implement that business strategy, Channelhealth and New Allscripts may not be able to achieve projected results or support the price paid for Channelhealth. If IDX does not renew the strategic alliance agreement, or if such agreement is terminated, Channelhealth and New Allscripts would lose access to an important customer base. After the expiration or termination of the strategic alliance agreement, New Allscripts may not be able to align with another company to market and distribute its products on as favorable a basis as that represented by the IDX strategic alliance. This would harm New Allscripts' growth and revenue. In addition, prior to the termination of this agreement, New Allscripts cannot allow certain specified IDX direct competitors to market, distribute or sell its or Channelhealth's services, even if such an agreement would benefit New Allscripts' business.

   Also upon completion of the mergers, Channelhealth will enter into an amended and restated cross license and software maintenance agreement with IDX pursuant to which Channelhealth grants IDX a license to use, market and sublicense its products combined with IDX products, and IDX grants Channelhealth a license to use, market and sublicense IDX software for use with Channelhealth products. If this agreement is terminated, Channelhealth will not have access to IDX software, which would harm its and New Allscripts' ability to integrate their services with IDX systems and provide real-time data synchronization. This would make Channelhealth's systems less desirable to IDX customers and would harm its business.

New Allscripts may have substantial sales of its common stock after the transaction closes that could cause its stock price to fall.

   Allscripts' common stock began trading on the Nasdaq National Market on July 23, 1999. After the mergers are completed, a substantial number of New Allscripts shares will be eligible for public sale at various times thereafter. Sales of a substantial number of shares of New Allscripts common stock after the transaction closes could cause New Allscripts' stock price to fall.

Because New Allscripts' executive officers and directors will have substantial control of its voting stock, takeovers not supported by them will be more difficult, possibly preventing New Allscripts stockholders from obtaining an optimal share price.

   Upon completion of the merger, New Allscripts executive officers and
directors will beneficially own or control [          ] shares or [     ]% of
the outstanding New Allscripts common stock. If the New Allscripts executive officers and directors choose to act or vote together, they will have the power to influence significantly all matters requiring the approval of New Allscripts stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, New Allscripts could be prevented from entering into transactions that could be beneficial to it or its stockholders as a whole.

   Pursuant to the stock rights and restrictions agreement by and between IDX and New Allscripts, IDX will be subject to various limitations and restrictions surrounding its ownership of voting securities of New Allscripts. In limited circumstances, under the stock rights and restrictions agreement, IDX must vote all of its shares of New Allscripts securities in accordance with the recommendation of the New Allscripts board of directors. This voting limitation permits New Allscripts' directors to have substantial control over New Allscripts' voting stock.

Certain stockholders, directors and/or officers may have interests that are diverse or in addition to the remaining stockholders of Channelhealth.

   In considering the recommendation of the Channelhealth board of directors with respect to the Channelhealth merger, stockholders of Channelhealth should be aware that certain members of Channelhealth's management, certain stockholders and the Channelhealth board of directors have certain interests in the merger that may present them with actual or potential conflicts of interests. Completion of the merger will result in the appointment of Richard
E. Tarrant, Channelhealth's current Chairman of the Board, Chief Executive Officer and President, to the New Allscripts board of directors to serve initially as New Allscripts' sole non-executive Vice Chairman. Additionally, New Allscripts will enter into an employment agreement with Pamela Pure, currently Channelhealth's Vice President and Chief Operating Officer, with a term of three years and a renewal option. New Allscripts will also enter into severance agreements with certain specified Channelhealth management employees, which will provide upon termination of the employee's employment with New Allscripts prior to the first anniversary date following the completion of the merger transactions for any reason other than cause, that the employee will receive a cash severance payment equal to one-half of his or her annual salary.

   Pursuant to the merger agreement, New Allscripts will assume all outstanding Channelhealth employee stock options, excluding those stock options granted under IDX's stock option plans, and convert each of those options into an option to purchase New Allscripts common stock. New Allscripts and Allscripts also agreed to guarantee, and to cause Channelhealth to maintain and perform, Channelhealth's existing indemnification obligations to present and former directors and officers of Channelhealth, with respect to matters occurring through completion of the mergers to the extent required under Channelhealth's certificate of incorporation and by-laws.

   In addition, pursuant to the Channelhealth/IDX asset purchase agreement, IDX, the majority stockholder of Channelhealth, will acquire the eCommerce Channel and certain components of the Patient Channel in exchange for shares of Channelhealth common stock held by IDX.

Channelhealth did not obtain a fairness opinion in connection with the transactions contemplated by the merger agreement.

   Stockholders of Channelhealth should be aware that Channelhealth did not retain a financial advisor to assist it in its negotiations with Allscripts (including, without limitation, rendering a fairness opinion) and its consideration of other alternative transactions available to Channelhealth. In reaching its conclusion not to retain a financial advisor, the Channelhealth board of directors considered the expertise and experience of the non-employee members of Channelhealth's board of directors. As a result, the Channelhealth board of directors was confident that it possessed the sophistication and expertise to evaluate the fairness of the merger and to recommend it to Channelhealth's stockholders consistent with its fiduciary duties without incurring the expense of retaining a financial advisor.

                              THE SPECIAL MEETINGS

   The Allscripts board of directors is using this proxy statement/prospectus to solicit proxies from Allscripts stockholders for use at the Allscripts special meeting of stockholders. Allscripts is first mailing this proxy statement/prospectus and accompanying form of proxy to its stockholders
beginning on or about [               ], 2000.

Time, Place and Date

 Allscripts Special Meeting

   [                ], 2000 9:00 a.m. CST LaSalle Bank N.A. 135 South LaSalle
               Street Chicago, Illinois 60603 43rd Floor, Room A

 Channelhealth Special Meeting

    [                 ], 2000 10:00 a.m. EST 1400 Shelburne Road Burlington,
                                 Vermont 05403

Purposes

 Allscripts Special Meeting

   The purpose of the Allscripts special meeting is to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of New Allscripts common stock.

   Stockholders will also vote on such other matters as may properly come before the Allscripts special meeting, including any postponement or adjournment of the meeting.

 Channelhealth Special Meeting

   The purpose of the Channelhealth special meeting is to adopt and approve the merger agreement and the transactions contemplated by the merger agreement.

   Stockholders will also vote on such other matters as may properly come before the Channelhealth special meeting, including any postponement or adjournment of the meeting.

Record Date

 Allscripts Special Meeting

   Holders of record of Allscripts common shares at the close of business on
[            ], 2000 will be entitled to vote.

 Channelhealth Special Meeting

   Holders of record of Channelhealth common shares and preferred shares at the
close of business on [            ], 2000 will be entitled to vote.

Outstanding Shares Held on the Record Dates

 Allscripts Special Meeting

   As of the Allscripts record date, there were [        ] outstanding
Allscripts common shares entitled to notice of, and to vote at, the Allscripts special meeting.

 Channelhealth Special Meeting

   As of the Channelhealth record date, there were 25,527,425 outstanding Channelhealth common shares and 2,719,429 outstanding Channelhealth preferred shares entitled to notice of, and to vote at, the Channelhealth special meeting.

Shares Entitled to Vote

 Allscripts Special Meeting

   Each Allscripts common share that you own as of the record date entitles you to one vote.

   Allscripts common shares deemed beneficially held by Allscripts or its subsidiaries will not be voted.

 Channelhealth Special Meeting

   Each Channelhealth common share and each Channelhealth preferred share that you own as of the record date entitles you to one vote.

   Channelhealth common shares and Channelhealth preferred shares deemed beneficially held by Channelhealth or its subsidiaries will not be voted.

Quorum Requirements

 Allscripts Special Meeting

   The presence at the Allscripts special meeting, in person or by proxy, of the holders of one-third of the outstanding Allscripts common shares is necessary to constitute a quorum. If a quorum is not represented at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy.

   Abstentions and broker non-votes count as present for establishing a quorum. Allscripts common shares held by Allscripts or its subsidiaries do not count toward a quorum. A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the Allscripts common shares and no instruction is given.

 Channelhealth Special Meeting

   The presence at the Channelhealth special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Channelhealth common stock and preferred stock, considered as a single class, is necessary to constitute a quorum. If a quorum is not represented at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy.

   Abstentions count as present for establishing a quorum. Shares of Channelhealth common stock or preferred stock held by Channelhealth or its subsidiaries do not count toward a quorum.

Shares Beneficially Owned by Allscripts and Channelhealth Directors, Executive Officers and Certain Other Beneficial Owners as of the Record Dates

 Allscripts Special Meeting

   Allscripts directors and executive officers beneficially own common shares,
including outstanding options. These shares represent approximately [   ]% of
the Allscripts common shares outstanding as of the record date.

   These individuals have indicated that they intend to vote their Allscripts common shares in favor of the Allscripts merger proposal.

   Liberty Partners Holdings 6, L.L.C. is a party to a voting agreement with Channelhealth under which it has agreed to vote 146,464 shares of its Allscripts common shares in favor of the Allscripts merger proposal. As of the Allscripts record date, Liberty beneficially owned 3,248,170 Allscripts common
shares, representing approximately [   ]% of the Allscripts common shares
outstanding on that date. Michael J. Kluger, a director of Allscripts, is a Managing Director of Liberty Capital Partners, Inc., which is an affiliate of Liberty Partners Holdings 6, L.L.C.

   Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. are parties to a voting agreement with Channelhealth under which they have agreed to vote their Allscripts common shares in favor of the Allscripts merger proposal. As of the Allscripts record date the Morgan Stanley partnerships beneficially owned, collectively, 5,254,063 Allscripts common shares,
representing approximately [   ]% of the Allscripts common shares outstanding
on that date. M. Fazle Husain, a director of Allscripts, is a Managing Member of Morgan Stanley Venture Partners III, L.L.C.

 Channelhealth Special Meeting

   Channelhealth directors and executive officers beneficially own shares of Channelhealth common stock and preferred stock. These shares represent
approximately [   ]% of the shares of Channelhealth common stock and
approximately [   ]% of the shares of Channelhealth preferred stock outstanding as of the record date.

   These individuals have indicated that they intend to vote their shares of Channelhealth common stock and preferred stock in favor of the Channelhealth merger proposal.

   IDX is a party to a voting agreement with Allscripts under which IDX has agreed to vote its shares of Channelhealth common stock in favor of the Channelhealth merger proposal. As of the Channelhealth record date, IDX beneficially owned 25,000,000 shares of Channelhealth common stock, representing approximately 97.9% of the Channelhealth common shares outstanding on that date. Following the closing of the Channelhealth/IDX asset purchase agreement, IDX's holdings will be reduced to 22,228,991 shares, representing 97.7% of the Channelhealth common shares outstanding on that date. Richard E. Tarrant, the Chairman of the Board of Channelhealth, is the Chairman of the Board and Chief Executive Officer of IDX.

   Pequot Private Equity Fund II, L.P. is a party to a voting agreement with Allscripts under which Pequot has agreed to vote its shares of Channelhealth preferred stock in favor of the Channelhealth merger proposal. As of the Channelhealth record date, Pequot beneficially owned 2,542,243 shares of preferred stock, representing approximately 93.5% of the Channelhealth preferred shares outstanding on that date. Gerald A. Poch, a director of Channelhealth, is an officer of the general partner of Pequot.

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

Votes Necessary to Approve the Allscripts and Channelhealth Proposals

 Allscripts Special Meeting

   Approval of the Allscripts merger proposal requires the approval of the holders of a majority of the outstanding shares of Allscripts common stock.

   Abstentions and broker non-votes will have the same effect as votes against the Allscripts merger proposal.

 Channelhealth Special Meeting

   Approval of the Channelhealth merger proposal requires the approval of the holders of a majority of the outstanding shares of Channelhealth common stock and the approval of the holders of two-thirds of the outstanding shares of Channelhealth preferred stock, voting separately by class.

   Abstentions will have the same effect as votes against the Channelhealth merger proposal.

   Because IDX, which owns more than a majority of the outstanding shares of Channelhealth common stock, and Pequot, which owns more than two-thirds of the outstanding shares of Channelhealth preferred stock, have each agreed to vote their shares of Channelhealth stock in favor of the merger, the Channelhealth merger proposal will be approved.

Voting by Proxy

 Allscripts Special Meeting

   You may vote in person at the special meeting or by proxy. Allscripts recommends you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

   You may vote in writing by completing and mailing the enclosed proxy card. If you properly submit your proxy to Allscripts in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal submitted at the special meeting or abstain from voting.

 Channelhealth Special Meeting

   You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

   You may vote by completing and mailing the enclosed proxy card. All shares represented at the Channelhealth special meeting by properly executed proxies received prior to or at the Channelhealth special meeting and not properly revoked will be voted at the Channelhealth special meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the merger agreement.

How to Vote by Proxy

 Allscripts Special Meeting

   Complete, sign, date and return your proxy card in the enclosed envelope.

   The members of the Allscripts board of directors unanimously recommend that you vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger of Allscripts with a subsidiary of New Allscripts and the issuance of New Allscripts shares in the merger of Channelhealth with a separate subsidiary of New Allscripts.

   Approval of the Allscripts merger proposal by Allscripts stockholders is a condition to consummation of the mergers.

 Channelhealth Special Meeting

   Complete, sign, date and return your proxy card in the enclosed envelope.

   The members of the Channelhealth board of directors unanimously recommend that you vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger of Channelhealth with a subsidiary of New Allscripts.

   Approval of the Channelhealth merger proposal by holders of Channelhealth common stock and preferred stock, voting separately by class, is a condition to consummation of the mergers.

Revoking Your Proxy

 Allscripts Special Meeting

   You may revoke your proxy before it is voted by:

  . submitting a new proxy with a later date;

  . notifying LaSalle Bank N.A., Allscripts' solicitation agent for the merger, at 135 South LaSalle Street, Chicago, Illinois 60603, Room 1811 in writing before the special meeting that you have revoked your proxy; or

  . voting in person, or notifying LaSalle Bank N.A., Allscripts' solicitation agent for the merger, at (800) 246-5761, orally of your wish to revoke, at the special meeting.

 Channelhealth Special Meeting

   You may revoke your proxy before it is voted by:

  . Submitting a new proxy with a later date;

  . Notifying Channelhealth's Secretary in writing before the special meeting that you have revoked your proxy; or

  . Voting in person, or notifying Channelhealth's Secretary orally of your wish to revoke, at the special meeting.

  . Any written notice revoking a proxy should be sent to Channelhealth
    Incorporated, 25 Green Mountain Drive, Burlington, Vermont 05403,
    Attention: Secretary.

Other Voting Matters

 Allscripts Special Meeting

   Voting in Person. If you plan to attend the special meeting and wish to vote in person, Allscripts will give you a ballot at the special meeting. However, if your shares are held in the name of a brokerage firm or trustee, you must obtain from the firm or trustee an account statement, letter or other evidence of your beneficial ownership of your shares.

   People with Disabilities. Allscripts can provide reasonable assistance to help you participate in the special meeting if you tell Allscripts about your disability and your plan to attend. Please call or write LaSalle Bank N.A., Allscripts' solicitation agent for the merger, at 135 South LaSalle Street, Chicago, Illinois, 60603, (800) 246-5761, at least two weeks before the special meeting.

   Proxy Solicitation. We will pay our own costs of soliciting proxies.

   You should submit your proxy without delay by mail. We also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

   Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for shares of New Allscripts common stock as soon as practicable after the completion of the merger.

 Channelhealth Special Meeting

   Voting in Person. If you plan to attend the special meeting and wish to vote in person you will receive a ballot at the special meeting.

   People with Disabilities. Channelhealth can provide reasonable assistance to help you participate in the special meeting if you tell Channelhealth about your disability and your plan to attend the special meeting. Please call or write Channelhealth's Secretary at least two weeks before the special meeting at (802) 951-2418 or at the address given above.

   Proxy Solicitation. Proxies are being solicited by and on behalf of the Channelhealth board. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by Channelhealth. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Channelhealth in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

   You should submit your proxy by mail without delay.

   Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for shares of New Allscripts common stock as soon as practicable after the completion of the merger.

Other Business; Adjournments and Postponements

 Allscripts Special Meeting

   Allscripts is currently not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

   Adjournments or postponements of the special meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

 Channelhealth Special Meeting

   Channelhealth is currently not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

   Adjournments or postponements of the special meeting may be made for the purpose of, among other things, soliciting additional proxies. If a quorum is not present at the time the Channelhealth special meeting is convened, or if for any other reason, Channelhealth believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of the conditions to the merger or the transactions contemplated thereby, Channelhealth may adjourn the special meeting with a vote of the holders of shares representing a majority of the voting power of the Channelhealth common stock and preferred stock present at such meeting. If Channelhealth proposes to adjourn the Channelhealth special meeting, the persons named in the enclosed proxy card will vote only those shares for which they have authority to vote in favor of the merger agreement in favor of the adjournment. The persons named in the enclosed proxy card will not vote any shares which have voted against the merger agreement in favor of such adjournment

                                THE TRANSACTION

Overview

   The merger agreement provides for a business combination between Allscripts and Channelhealth and the creation of a new holding company, which we refer to in this document as "New Allscripts," for Allscripts and Channelhealth. To implement these transactions, prior to signing the merger agreement Allscripts formed New Allscripts as a wholly-owned subsidiary of Allscripts and formed Bursar Acquisition, Inc. and Bursar Acquisition No. 2, Inc. as wholly-owned subsidiaries of New Allscripts. The merger agreement provides for the merger of Bursar with and into Allscripts and the merger of Bursar No. 2 with and into Channelhealth, in each case in exchange for shares of New Allscripts' common stock, with Allscripts and Channelhealth surviving the mergers as wholly-owned subsidiaries of New Allscripts. In the mergers, each outstanding share of Allscripts common stock will be converted into one share of New Allscripts common stock and each outstanding share of Channelhealth common stock and Channelhealth preferred stock will be converted into the right to receive
0.33730 shares of New Allscripts common stock. As a result of the mergers, the former holders of Allscripts common stock collectively will hold approximately 77.4% (approximately 78.0% on a fully diluted basis and treating option and warrant holders as former stockholders) of the issued and outstanding shares of New Allscripts common stock and the former holders of Channelhealth common and preferred stock collectively will hold approximately 22.6% (approximately 22.0% on a fully diluted basis and treating option and warrant holders as former stockholders) of the issued and outstanding shares of New Allscripts common stock. In addition, if following the completion of the mergers the Channelhealth business generates specified minimum sales revenue during 2002, New Allscripts will issue additional shares to former Channelhealth stockholders with the result that their fully diluted percentage ownership interest in New Allscripts would increase to as much as 24.3%, based on the number of fully diluted New Allscripts shares calculated at the effective time of the merger.

   Prior to the closing of the mergers, pursuant to an asset purchase agreement executed at the same time as the merger agreement, IDX will acquire Channelhealth's "eCommerce Channel" and "Patient Channel" businesses and associated assets, rights, obligations and liabilities in consideration of the return to Channelhealth of 2,771,009 shares of Channelhealth common stock currently owned by IDX. In addition, upon completion of the mergers, New Allscripts and IDX will execute a stock rights and restrictions agreement, a 10-year strategic alliance agreement and a cross license agreement. The material terms of these agreements are summarized in "The Related Transaction Agreements."

Background

   In early 1999, IDX established a division to conduct its Internet business under the brand name "IDX.com." On October 1, 1999, IDX reorganized its Internet business by combining IDX.com and Channelhealth, Inc., an independent privately held company acquired by IDX in April 1999. In January 2000, Channelhealth completed the placement of 2,719,429 shares of its Series A Convertible Preferred Stock to Pequot Private Equity Fund II, L.P., as lead investor, and others. In the first quarter of 2000, Channelhealth considered an initial public offering, but aborted the plan following the general decline in the stock market price of equity securities of technology and Internet-related companies that commenced late in the first quarter of 2000.

   As part of its strategy of expanding its product and service offerings and growing its business by reaching new customers, Allscripts regularly evaluates acquisition opportunities involving businesses that it believes are complementary.

   In April 2000, representatives of Allscripts and IDX met to discuss the possible merger of Allscripts and Channelhealth. On April 26, 2000, Allscripts and IDX executed a non-disclosure agreement and commenced furnishing non-public information regarding Allscripts and Channelhealth, respectively. In May 2000, Allscripts engaged Goldman Sachs as its exclusive financial advisor in connection with the Channelhealth opportunity. An

Allscripts team conducted preliminary due diligence on Channelhealth at IDX's facilities in Burlington, Vermont in early May 2000. Members of Channelhealth's management team, including Vincent Estrada and Pamela Pure, as well as IDX's General Counsel, Robert W. Baker, Jr., and Chief Financial Officer, Jack Kane participated in the diligence meetings and IDX's Chief Executive Officer, Richard E. Tarrant, attended via teleconference. Allscripts completed its preliminary valuation analyses and preliminary due diligence on Channelhealth on May 9, 2000. Between May 9, 2000 and June 16, 2000, representatives of Allscripts, Channelhealth and IDX held several discussions about various transaction structures. Based on those discussions, Allscripts and IDX concluded that Allscripts' acquisition of Channelhealth, without the "eCommerce" and "Patient Channel" businesses, was the transaction structure most likely to meet the strategic goals of both parties.

   On June 16, 2000, Allscripts delivered an offer to IDX to acquire Channelhealth, without its "eCommerce Channel" and "Patient Channel" businesses, in consideration of a 21.3% equity ownership in Allscripts for former Channelhealth stockholders on a fully diluted basis, with additional shares to be issued to increase the former Channelhealth stockholders' aggregate fully diluted ownership percentage to as much as 24.3% if the Channelhealth business generated specified minimum post-closing sales revenue. IDX's management preliminarily approved the Allscripts proposal, subject to approval of the parties' boards of directors, the negotiation and execution of definitive agreements and the completion of further confirmatory due diligence.

   On July 2, 2000, Allscripts' counsel provided an initial draft of a share exchange agreement and the stock rights and restrictions agreement to IDX, Channelhealth and their respective counsel. Over the Fourth of July holiday weekend, representatives of the parties conducted negotiations by telephone and e-mail, and concluded that the transaction should go forward using the holding company structure reflected in the merger agreement. Allscripts' counsel circulated a draft merger agreement reflecting the holding company structure on July 3, 2000. On July 5, 2000, Mr. Baker of IDX provided an initial draft of the strategic alliance agreement to Allscripts and its counsel. Thereafter, negotiations continued among representatives of Allscripts, Channelhealth and IDX on the merger agreement, the stock rights and restrictions agreement, the strategic alliance agreement and the other transaction agreements, and among representatives of IDX and Channelhealth on an asset purchase agreement pursuant to which the assets, rights, obligations and liabilities associated with Channelhealth's "eCommerce Channel" and "Patient Channel" businesses would be transferred to IDX prior to completion of the mergers in consideration of the return by IDX to Channelhealth of a number of shares of Channelhealth's common stock owned by IDX. On July 6, 2000, the Allscripts board of directors was updated by Allscripts management as to the status of the merger negotiations.

   The Allscripts board of directors met by telephone conference call during the morning of July 12, 2000 to receive an update on negotiations with respect to the merger agreement and related transaction agreements. The board received a report from Glen E. Tullman, Chairman of the Board and Chief Executive Officer of Allscripts, representatives of Goldman Sachs and representatives of Weil, Gotshal & Manges LLP, outside counsel to Allscripts. The board reconvened by telephone conference call late in the evening of July 12, again with the participation of representatives of Goldman Sachs and Weil Gotshal. At this meeting, the board reviewed with management, their financial advisors and counsel the terms of the merger agreement and the other significant transaction agreements. Goldman Sachs made a presentation as to the fairness from a financial point of view, of the merger consideration to be paid to the holders of Channelhealth common stock by Allscripts pursuant to the merger agreement. Following discussion and a question and answer period with representatives of Goldman Sachs and Weil Gotshal, the Allscripts board unanimously approved the merger agreement and the merger contemplated by the merger agreement, approved the related transaction agreements and authorized management to proceed with execution and delivery of the merger agreement, subject to confirmation that Goldman Sachs would be prepared to issue its written fairness opinion based upon the final language of the merger agreement and related transaction agreements as negotiated by management and counsel with their counterparts at IDX, Channelhealth and their respective counsels.

   On July 11, 2000, the Channelhealth board of directors appointed a special committee comprised of the two directors not employed by IDX or Channelhealth. On July 12, the special committee reviewed with management and legal counsel the transaction agreements and voted to recommend approval of the merger agreement and the transactions contemplated by the merger agreement, including the transfer of assets to IDX pursuant to the Channelhealth/IDX asset purchase agreement and determined that the transactions were in the best interests of the stockholders of Channelhealth. Later that day, the Channelhealth board of directors unanimously approved the merger agreement and the transactions contemplated by it and the Channelhealth/IDX asset purchase agreement.

   On July 13, 2000, prior to the commencement of trading on the Nasdaq National Market, the parties executed the merger agreement and announced the transaction.

Recommendation of the Allscripts Board of Directors; Allscripts' Reasons for the Transaction

   At its second meeting on July 12, 2000, the Allscripts board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance to the stockholders of Channelhealth of the number of shares of New Allscripts common stock necessary to complete the merger with Channelhealth, and determined that the transactions were in the best interests of the stockholders of Allscripts.

   THE ALLSCRIPTS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ALLSCRIPTS COMMON STOCK VOTE FOR THE MERGER PROPOSAL.

   In reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, the Allscripts board considered a number of factors, including, without limitation, the factors listed below.

  . New Allscripts, through the strategic alliance agreement, will gain access to IDX's universe of doctors including approximately 118,000 physicians and over 2,000 client sites comprised of over 265 large-group practices (greater than 75 physicians), over 510 small group practices (fewer than 75 physicians) and over 280 integrated delivery networks representing more than 370 hospitals.

  . The transaction adds potentially high-growth businesses, which are expected to increase 2001-2003 annual revenues.

  . The potential exists for revenue synergies if New Allscripts can achieve its goal of significantly penetrating the installed base of existing IDX customers with sales of Allscripts' current products and the potential exists for cost savings if New Allscripts can achieve its goal of reducing materially Channelhealth's overhead expenses.

  . The transaction is not expected to postpone Allscripts' projected profitability in the first quarter of 2002 (on a cash earnings per share basis), while adding potentially high-growth businesses.

  . The Allscripts merger is expected to be completed on a tax-deferred basis for federal income tax purposes.

  . The transaction is expected to accelerate Channelhealth's ability to increase physician adoption of its "Physician Channel" services through the contribution by Allscripts of direct sales representatives as well as service and support technicians, and the contribution by IDX of sales representatives committed to meeting sales quotas for Channelhealth offerings and combined Allscripts/Channelhealth product offerings.

  . The transaction represents a cost-effective way for Allscripts to broaden the functionality of its TouchScript product by (1) providing methodology for reporting medically significant results such as transcriptions and lab results, (2) strengthening its point-of-care offerings through inclusion of lab ordering, referrals, charge capture and other clinical transactions and (3) integrating its TouchScript point-of-care applications with Channelhealth's Physician Homebase product.

  . The presentation to the Allscripts board of directors by representatives of Goldman Sachs and the opinion of Goldman Sachs delivered to the Allscripts board of directors to the effect that the merger consideration to be paid to the holders of Channelhealth common stock by Allscripts pursuant to the merger agreement was fair to Allscripts from a financial point of view. See "--Opinion of Allscripts' Financial Advisor."

   In view of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Allscripts board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Allscripts board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination; rather, it reached a general consensus that the transaction was in the best interest of Allscripts and its stockholders. In considering the factors described above, individual members of the Allscripts board may have given different weight to different factors.

   The Allscripts board members realize that there are risks associated with the transaction, including that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Allscripts board also considered factors such as the risks associated with (1) New Allscripts' ability to retain Channelhealth's management, key employees and sales personnel, (2) New Allscripts' ability to maintain and expand relationships with IDX's customers, (3) New Allscripts' and Channelhealth's ability to maintain licensing, marketing and distribution arrangements with IDX following completion of the mergers and (4) the limited operating history and historical losses of Channelhealth. These factors are discussed more fully in this proxy statement/prospectus on page 23 under "Risk Factors."

Recommendation of the Special Committee and the Board of Directors of Channelhealth; Channelhealth's Reasons for the Transaction

   On July 11, 2000, the Channelhealth board of directors appointed a special committee comprised of the two directors not employed by IDX or Channelhealth. On July 12, the special committee voted to recommend approval of the merger agreement and the transactions contemplated by the merger agreement and the transfer of assets to IDX pursuant to the Channelhealth/IDX asset purchase agreement and determined that the transactions were fair and in the best interests of the stockholders of Channelhealth. Later that day, the Channelhealth board of directors unanimously approved the merger agreement and the transactions contemplated by it and the Channelhealth/IDX asset purchase agreement.

THE CHANNELHEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CHANNELHEALTH VOTING STOCK VOTE FOR THE MERGER PROPOSAL.

   The special committee, in resolving to recommend approval of the merger agreement and the transactions contemplated by the merger agreement, and the Channelhealth board of directors, in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement, considered a number of factors, including, without limitation, the factors listed below:

  . The potential exists for revenue synergies if New Allscripts can achieve its goal of accelerating significantly Channelhealth's product rollout and market penetration and the potential exists for cost savings if New Allscripts can achieve its goal of reducing materially Channelhealth's overhead expenses.

  . The mergers are expected to be completed on a tax-deferred basis for federal income tax purposes (other than with respect to cash received in lieu of fractional shares).

  . The transaction is anticipated to accelerate Channelhealth's ability to increase physician adoption of its "Physician Channel" services through the contribution by Allscripts of direct sales representatives as well as service and support technicians, and the contribution by IDX of sales representatives committed to meeting sales quotas for Channelhealth offerings and combined Allscripts/Channelhealth product offerings.

  . The transaction represents a cost-effective way for Channelhealth to broaden the functionality of its "Physician Channel" services by (1) providing linkage to transcription services which, combined with Allscripts' MasterChart technology, provides a highly competitive offering and (2) integrating with Allscripts' TouchScript point-of-care applications.

  . The transaction is anticipated to enable Channelhealth to more effectively distribute its product offerings through Allscripts' sales distribution channels.

  . The structure of the merger that affords Channelhealth stockholders a choice of whether to seek complete or increased liquidity after the merger through a sale of New Allscripts common stock on the open market or to continue their investment in Channelhealth, through New Allscripts.

  . By receiving New Allscripts common stock, the Channelhealth stockholders will have an investment in a larger company, which the Channelhealth board of directors believes offers greater financial resources and flexibility, competitive strength and business opportunities than would be possible for Channelhealth alone. Thus, the Channelhealth board of directors has concluded that the merger provides Channelhealth stockholders with better long-term prospects and liquidity than if they continued to hold their Channelhealth common shares and preferred shares.

  . During the period of March 2000 through April 2000, the Channelhealth board of directors considered an initial public offering of equity securities of Channelhealth. Considering the various factors necessary to complete a successful initial public offering and given the current market climate, the Channelhealth board of directors concluded that Channelhealth could not reasonably anticipate completing such a transaction in the near future. Furthermore, there could be no assurances that the market would be amenable to a public offering by Channelhealth at the time or that a favorable price could be achieved.

  . The Channelhealth board of directors reviewed with its counsel and with management the provisions of the merger agreement and determined that its terms permitted Channelhealth to achieve the tax-deferred disposition of its business for marketable securities in a manner that is fair to the Channelhealth stockholders.

   Based upon the foregoing, the Channelhealth board of directors concluded at its July 12, 2000 meeting that the merger represents the best strategic alternative currently available to maximize the return to Channelhealth stockholders. In view of the wide variety of factors considered in connection with the evaluation of the merger, the Channelhealth board of directors did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

Opinion of Allscripts' Financial Advisor

   On July 13, 2000, Goldman Sachs delivered its oral opinion, which it confirmed in a written opinion dated as of July 13, 2000, to the Allscripts board of directors, that as of the date of such opinion the merger consideration to be paid to the holders of Channelhealth common stock by Allscripts pursuant to the merger agreement was fair from a financial point of view to Allscripts.

   The full text of the written opinion of Goldman Sachs dated July 13, 2000, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex B. Goldman Sachs provided its advisory services and its opinion for the information and assistance of the Allscripts board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Allscripts common stock should vote at the Allscripts special meeting. Stockholders of Allscripts are urged to read such opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  . the merger agreement;

  . the form of strategic alliance agreement;

  . the form of stock rights and restrictions agreement;

  . the annual report to stockholders and annual report on Form 10-K of Allscripts for the year ended December 31, 1999;

  . the annual reports to stockholders and annual reports on Form 10-K of IDX for the five years ended December 31, 1999;

  . a number of interim reports to stockholders and quarterly reports on Form
    10-Q of Allscripts and IDX;

  . certain other communications from Allscripts and IDX to their respective stockholders; and

  . a number of internal financial analyses and forecasts for Allscripts and Channelhealth prepared by their respective managements, including certain cost savings and operating synergies projected by the management of Allscripts to result from the transactions contemplated by the merger agreement.

   Goldman Sachs also held discussions with members of the senior management of Allscripts regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Allscripts common stock, compared financial and stock market information for Allscripts and financial information for Channelhealth with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally. Goldman Sachs also performed such other studies and analyses that it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Allscripts board of directors, that the forecasts for Allscripts and Channelhealth prepared by the management of Allscripts and Channelhealth and the synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Allscripts, and that such synergies will be realized in the amounts and the time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Allscripts, Channelhealth, IDX or any of their subsidiaries. No evaluation or appraisal of the assets and liabilities of Allscripts, Channelhealth, IDX or any of their subsidiaries was furnished to Goldman Sachs. Goldman Sachs relied upon the assumption that the strategic alliance agreement and the stock rights and restrictions agreement, when entered into by New Allscripts and IDX, will be in the forms attached as Exhibit D and Exhibit E to the merger agreement, respectively.

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its July 13, 2000 written opinion to the Allscripts board of directors. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone are not a complete description of Goldman Sachs' financial analyses.

 Selected Transactions Analysis

   Goldman Sachs analyzed certain information relating to selected business combinations in the healthcare information technology industry announced in 2000. This analysis demonstrates how some financial data about the merger compares to that of recent transactions in the healthcare information technology industry.

   Goldman Sachs compared the following transactions:

  . Royal Philips Electronics' transaction with MedQuist, Inc. announced in
    May 2000;

  . Siemens Corp.'s transaction with Shared Medical Systems Corporation announced in May 2000;

  . MedicaLogic, Inc.'s transaction with Medscape, Inc. announced in February
    2000;

  . Healtheon/WebMD Corp.'s transaction with OnHealth Network Company announced in February 2000;

  . Healtheon/WebMD Corp.'s transaction with Medical Manager Corporation announced in February 2000; and

  . Healtheon/WebMD Corp.'s transaction with CareInsite, Inc. announced in
    February 2000.

   Goldman Sachs calculated and compared for each of the selected transactions levered consideration as a multiple of:

  . latest twelve months' revenues;

  . latest twelve months' earnings before interest, taxes, depreciation and amortization, sometimes referred to as EBITDA; and

  . latest twelve months' earnings before interest and taxes, sometimes referred to as EBIT.

   Goldman Sachs also calculated and compared for each of the selected transactions equity as a multiple of latest twelve months' net income, using metrics and shares outstanding as of the transaction announcement date.

   The following tables present the results of this analysis.

                    Transaction Value                  Ranges for the
                    as a Multiple of                Selected Transactions Median
                    -----------------               --------------------- ------
      Latest Twelve Months' Revenues...............     1.7x-1232.6x      44.9x
      Latest Twelve Months' EBITDA.................     11.4x-121.0x      20.0x
      Latest Twelve Months' EBIT...................     15.7x-269.9x      25.3x
                                                       Ranges for the
                   Equity Multiple of               Selected Transactions Median
                   ------------------               --------------------- ------
      Latest Twelve Months' Net Income.............     26.0x-294.7x      39.9x

 Discounted Cash Flow Analysis

   Goldman Sachs performed a discounted cash flow analysis to determine the theoretical enterprise value of Channelhealth utilizing its management projections, which were refined and approved by Allscripts management.

   Goldman Sachs applied discount rates ranging from 15.0% to 25.0% and terminal value multiples of estimated 2004 EBITDA ranging from 5.0x to 10.0x. The various ranges for discount rates and terminal value multiples were chosen by Goldman Sachs based upon theoretical analyses of cost of capital ranges that could be applicable. Based on these discount rates and terminal value multiples, Goldman Sachs derived theoretical enterprise values ranging from:

  . $127.4 million to $389.5 million.

   Goldman Sachs also performed a discounted cash flow analysis to determine the theoretical value of the revenue synergies that might result from the transaction utilizing Allscripts' management projections.

   Goldman Sachs applied discount rates ranging from 15.0% to 20.0% and terminal value multiples of estimated 2010 EBITDA ranging from 6.0x to 10.0x. The various ranges for discount rates and terminal value multiples were chosen by Goldman Sachs based upon theoretical analyses of cost of capital ranges that could be applicable. Based on these discount rates and terminal value multiples, Goldman Sachs derived theoretical revenue synergies values ranging from:

  . $158.4 million to $358.5 million.

 Selected Companies Analysis

   Goldman Sachs reviewed and compared financial information of Channelhealth to corresponding financial information, ratios and public market multiples for selected publicly traded healthcare information technology Internet companies. Goldman Sachs selected the following companies for comparison because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of Channelhealth:

   The selected publicly traded healthcare information technology Internet companies consisted of:

  . Allscripts, Inc.;

  . Healtheon/WebMD Corp. (not pro forma for acquisitions of Envoy, CareInsite, Medical Manager and OnHealth);

  . MedicaLogic/Medscape, Inc.; and

  . The TriZetto Group, Inc. (pro forma for acquisition of ERISCO).

   Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of July 10, 2000, estimated 2000 revenue data primarily based on Goldman Sachs research and estimated 2001 revenue data primarily based on Institutional Broker's Estimate System, sometimes referred to as IBES, and Wall Street research (estimated 2000 and 2001 revenue data for Allscripts based on its management projections as of June 2000). The multiples for the selected companies were calculated using closing per share prices as of July 10, 2000. With respect to each of the selected healthcare information technology companies, Goldman Sachs considered:

  . estimated 2000 and estimated 2001 revenue multiples; and

  . IBES long-term growth rates.

   The results of these analyses are summarized in the following charts.

                                                  Revenue Multiple
                                                --------------------
                                                                       IBES LT
                 Selected Companies               2000E      2001E   Growth Rate
                 ------------------             ---------- --------- -----------
      Selected HCIT Internet Companies
        Median.................................       7.1x      4.4x       49.3%
        Range.................................. 5.3x-15.1x 1.5x-7.8x 45.0%-75.0%

 Pro-Forma Merger Analysis

   Goldman Sachs prepared a pro forma analysis of the financial impact of the merger using Allscripts management estimates for Allscripts and Channelhealth. Goldman Sachs analyzed, assuming synergies projected by Allscripts management, on a pro forma basis:

  . the accretion or dilution to cash earnings per share of the common stock of the combined company for each of the years 2001 and 2002.

   The analysis indicated that the proposed transaction would be dilutive to cash EPS in estimated year 2001 and accretive to cash EPS in estimated year 2002.

 Contribution Analysis

   Goldman Sachs reviewed historical and estimated future operating and financial information, including, among other things, revenues and gross profit, for Allscripts, Channelhealth and the pro forma combined entity resulting from the merger based on Allscripts' and Channelhealth's management projections. A contribution analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to certain income statement items of the combined company and compares such contributions to the parties' stockholders' relative equity interests in the combined company following the merger.

   Goldman Sachs analyzed the relative income statement contribution of Allscripts and Channelhealth to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Allscripts and Channelhealth managements for estimated years 2000 through 2003 and for estimated years 2001 through 2003 with 50% synergies.

                                           Allscripts
                                          Contribution
                                          ------------
             Revenues
             2000E.......................     90.9%
             2001E.......................     87.3%
             2002E.......................     80.6%
             2003E.......................     74.0%
             2001E + 50% Synergies.......     75.1%
             2002E + 50% Synergies.......     64.2%
             2003E + 50% Synergies.......     59.0%
             Gross Profits
             2000E.......................       NM
             2001E.......................     96.9%
             2002E.......................     79.1%
             2003E.......................     71.3%
             2001E + 50% Synergies.......     87.1%
             2002E + 50% Synergies.......     69.5%
             2003E + 50% Synergies.......     63.7%

 General

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality. No company or transaction used in the above analyses as a comparison is directly comparable to Channelhealth or the merger. The analyses were prepared for purposes of Goldman Sachs' providing its opinion to Allscripts' board of directors as to the fairness from a financial point of view of the merger consideration to be paid to the holders of Channelhealth common stock by Allscripts and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors. As described above, Goldman Sachs' opinion to Allscripts' board of directors was one of many factors taken into consideration by Allscripts' board of directors in making its determination to approve the merger agreement. The terms of the merger, including the merger consideration, were determined through arm's-length negotiations between Allscripts, IDX and Channelhealth. This summary is not a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Allscripts selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Goldman Sachs is familiar with Allscripts, having provided certain investment banking services to Allscripts from time to time, including having acted as managing underwriter of the initial public offering of Allscripts common stock on July 23, 1999 and having acted as managing underwriter of the public offering of Allscripts common stock on March 6, 2000. In addition, Goldman Sachs has acted as Allscripts' financial advisor in connection with, and has participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Allscripts or IDX for its own account and for the accounts of customers.

   Pursuant to a letter agreement dated May 9, 2000, Allscripts engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Channelhealth. Pursuant to the terms of the letter agreement, Allscripts has agreed to pay Goldman Sachs a fee in an amount customary for similar transactions upon consummation of the merger. Allscripts has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Transaction

   In considering the recommendation of the Channelhealth board of directors with respect to the merger agreement, Channelhealth stockholders should be aware that some members of the management of Channelhealth and the board of directors of Channelhealth have interests in the Channelhealth merger that may be different from, or in addition to, the interests of the other Channelhealth stockholders generally.

 New Allscripts Board Of Directors

   Richard E. Tarrant, Channelhealth's current Chairman of the Board, Chief Executive Officer and President, will be appointed to the New Allscripts board of directors to serve initially as the board's sole non-executive Vice Chairman. For information about the benefits to be received by New Allscripts directors, see "Management of New Allscripts--Directors--Compensation of Directors" and for information about the circumstances in which IDX remains entitled to appoint a designee to the New Allscripts board and Mr. Tarrant remains entitled to serve as the board's sole non-executive Vice Chairman, see "The Related Transaction Agreements--The Stock Rights and Restrictions Agreement--New Allscripts Board of Directors."

 IDX

   In connection with the mergers, 2,771,009 shares of Channelhealth common stock will be returned to Channelhealth by IDX pursuant to the Channelhealth/IDX asset purchase agreement in exchange for certain assets, including the "eCommerce Channel" and certain components of the "Patient Channel," from Channelhealth. In addition, upon completion of the mergers, IDX will enter into a 10-year strategic alliance agreement with New Allscripts and a cross license agreement with Channelhealth. The material terms of the asset purchase agreement are summarized in "The Merger Agreement--Channelhealth/IDX Asset Purchase Agreement," and the material terms of the strategic alliance agreement and the amended and restated cross license and software maintenance agreement are summarized in "The Related Transaction Agreements."

 Employment Agreement

   In connection with the mergers, New Allscripts will enter into an employment agreement with Pamela Pure, currently Channelhealth's Vice President and Chief Operating Officer, with a term of three years and a renewal option on terms agreeable to New Allscripts and Ms. Pure. Under the agreement, Ms. Pure will receive an annual salary of $210,000, plus other specified benefits for serving as President of Channelhealth. Ms. Pure will also receive an annual performance bonus of up to $73,500, with the exact amount to be determined by Allscripts' Chief Executive Officer and its President. The employment agreement also provides for the grant to

Ms. Pure of options to purchase [     ] shares of New Allscripts common stock
at an exercise price of $[     ] per share. These options are in addition to
the New Allscripts stock options into which the Channelhealth stock options currently held by Ms. Pure will be converted pursuant to the merger agreement.

   New Allscripts' employment agreement with Ms. Pure will also provide that if she is terminated other than for "cause" or if she resigns as President of Channelhealth for "good reason," she will receive severance pay in an amount equal to one year's salary. In the event Ms. Pure resigns her employment with New Allscripts other than for good reason or her employment is terminated for cause, she will not be entitled to a severance benefit.

   A termination by Ms. Pure of her employment agreement for good reason means a termination by her following:

  . an intentional, willful and material failure of New Allscripts to meet its obligations in any material respect under the employment agreement, which remains uncured one week after Ms. Pure has provided written notice of such failure;

  . a substantial adverse diminution in the nature or status of Ms. Pure's responsibilities with New Allscripts; or

  . a requirement that Ms. Pure relocate her residence to a location greater than 100 miles from her then current residence without her consent.

   A termination by New Allscripts of Ms. Pure's employment for cause means a termination by New Allscripts following:

  . her willful or grossly negligent failure to perform her duties and obligations under the employment agreement;

  . her commission of acts of gross misconduct that materially impair the goodwill or business of New Allscripts or cause material damage to its property, goodwill or business;

  . her conviction of a felony involving moral turpitude; or

  . her violation of law in connection with her employment in a manner that is materially injurious to New Allscripts, monetarily or otherwise.

   The employment agreement will also include provisions that restrict Ms. Pure during the term of her employment with New Allscripts and for one year thereafter from (1) conspiring with other New Allscripts employees to engage in or have an interest in "directly competitive" businesses, (2) working for or having an interest in "directly competitive" businesses (subject to her right to own up to 2% of a publicly traded entity), (3) soliciting the services of or hiring other New Allscripts employees or (4) contacting or soliciting New Allscripts' customers for the purpose of selling products or services to them that are the same as or substantially similar to the products or services offered by New Allscripts.

 Severance Agreements

   In connection with the mergers, New Allscripts will enter into severance agreements with certain specified Channelhealth management employees. The agreement will provide that upon a termination of the employee's employment with New Allscripts prior to the first anniversary date following completion of the merger transactions for any reason other than for cause, the employee will receive a cash severance payment equal to one-half of his or her annual salary.

   A termination by New Allscripts of an employee's employment for cause means a termination by New Allscripts following:

  . the employee's refusal or willful failure to perform the duties and obligations of his or her employment in any material respect that remains uncured 30 days following receipt of written notice of the refusal or failure from New Allscripts;

  . the employee's commission of acts of gross misconduct that materially impair the goodwill or business of New Allscripts or cause material damage to its property, goodwill or business;

  . the employee's conviction of or entering of a plea of nolo contendere to a felony involving moral turpitude; or

  . the employee's violation of law in connection with his or her employment in a manner that is materially injurious to New Allscripts, monetarily or otherwise.

   The severance agreements will also include provisions that restrict the employee during the term of his or her employment with New Allscripts from (1) conspiring with other New Allscripts employees to engage in or have an interest in "directly competitive" businesses, (2) working for or having an interest in "directly competitive" businesses (subject to the employee's right to own up to 2% of a publicly traded entity), (3) soliciting the services of or hiring other New Allscripts employees or (4) contracting or soliciting New Allscripts' customers for the purpose of selling products or services to them that are the same as or substantially similar to the products or services offered by New Allscripts.

 Stock Options

   Upon completion of the mergers, New Allscripts will assume all outstanding Channelhealth stock options and convert each of those options into an option to purchase a number of shares of New Allscripts common stock equal to the number of shares of Channelhealth common stock subject to the Channelhealth option multiplied by 0.33730, which is the exchange ratio for converting Channelhealth common and preferred stock into New Allscripts common stock in the Channelhealth merger, at an exercise price equal to the former exercise price under the Channelhealth option divided by the 0.33730 exchange ratio. Generally these assumed options will be subject to the same terms and conditions, including with respect to expiration date, vesting and exercise provisions, as previously applied to the converted Channelhealth options. Upon completion of the merger transactions, there will be outstanding among these assumed options, options to purchase approximately 1,198,225 shares of Channelhealth common stock held by individuals other than Channelhealth employees, which will convert into options to purchase approximately 404,161 shares of New Allscripts common stock. Of those options, options to purchase approximately 396,909 shares of New Allscripts common stock will be fully vested and exercisable as of the date of grant at an exercise price of $29.65 (subject to adjustment for any stock split or reclassification) per share and will be exercisable at any time up to the tenth anniversary of the date of grant, and options to purchase approximately 7,252 shares of New Allscripts common stock will be exercisable ratably over four years at an exercise price of $29.65 (subject to adjustment for any stock split or reclassification) per share up to the tenth anniversary of the date of grant.

 Indemnification of Channelhealth Officers And Directors

   From and after the effective time of the mergers, New Allscripts and Allscripts agreed jointly and severally to guarantee, and to cause Channelhealth to maintain and perform, Channelhealth's existing indemnification obligations to present and former directors and officers of Channelhealth with respect to matters occurring through completion of the mergers to the extent required under Channelhealth's certificate of incorporation and by-laws in effect as of the date of the merger agreement and as permitted under and consistent with applicable law, for a period of not less than six years after the completion of the mergers. In addition, for six years from the effective time of the mergers, New Allscripts agreed to maintain in effect Channelhealth's current directors' and officers' liability insurance covering those persons who are currently covered by Channelhealth's directors' and officers' liability insurance policy, provided that in no event is New Allscripts required to expend for any one year an amount in excess of 200% of the annual premiums currently paid by Channelhealth for this insurance. However, if the annual premiums exceed the 200% cap, New Allscripts agreed to obtain a policy with the greatest coverage available for a cost not exceeding the cap.

Regulatory Approval

 Hart-Scott-Rodino Act

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the Hart-Scott-Rodino Act, and the regulations promulgated thereunder, transactions such as the mergers may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and specified waiting period requirements have expired or terminated. We have filed all appropriate notification and report forms with the Antitrust Division and the Federal Trade Commission with respect to the mergers, and the waiting period with respect to such filings terminated on August 23, 2000.

 Other Antitrust

   Other antitrust authorities may also bring legal action under state or federal antitrust laws. Such action could include seeking to enjoin the consummation of the mergers or seeking divestiture of certain assets of Allscripts or Channelhealth. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot predict whether or not a challenge to the mergers on antitrust grounds will be made or, if such a challenge is made, what the result might be.

 Status of Regulatory Approvals and Other Information

   We have filed applications with all applicable domestic regulatory agencies and have taken, or will take, other appropriate action with respect to any requisite approvals or other action of any court, administrative agency or commission or other governmental authority or instrumentality, whose consent, approval, order or authorization, or with whom registration, declaration or filing of the merger agreement is required to consummate the mergers, subject to the provisions of the merger agreement.

   The merger agreement provides that the obligation of each of the parties to consummate the mergers is conditioned upon, among other things, the absence of any statute, rule, regulation, order or decree of any governmental body or authority prohibiting consummation of the mergers. We cannot predict whether or not any governmental agency will approve or take any other required action with respect to the mergers, and, if approvals are received or action is taken, whether or not those approvals or action will be conditioned upon matters that would cause us to abandon the mergers. In addition, we cannot predict whether or not an action will be brought challenging such approvals or action, or, if such challenge is made, what the result might be.

   We are not aware of any material governmental approvals or actions that may be required for consummation of the merger transactions other than as described above.

Accounting Treatment

   New Allscripts will account for the merger transactions under the purchase method of accounting, with Allscripts treated as the acquiror. As a result, New Allscripts will record the assets and liabilities of Allscripts at historical amounts, without restatement to fair values. New Allscripts will record the assets (including both tangible and identifiable intangible assets) and liabilities of Channelhealth at their estimated fair values at the date of the mergers, with the excess of the purchase price over the sum of such fair values recorded as goodwill. For this purpose, the purchase price is based upon the market capitalization of Allscripts using an average trading price of Allscripts common shares for a period immediately before and after the announcement of the merger transactions. See "New Allscripts Consolidated Condensed Pro Forma Financial Statements."

United States Federal Income Tax Consequences

   The following discussion is a general summary of the material federal income tax consequences of the Allscripts and Channelhealth mergers and is based on the Internal Revenue Code of 1986, as amended, the final, proposed and temporary Treasury Regulations promulgated thereunder, administrative rulings and interpretations, and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or stockholders who acquired their Allscripts or Channelhealth shares pursuant to the exercise of employee stock options or otherwise as compensation, nor any consequences arising under the laws of any state, local or foreign jurisdiction. This discussion assumes that holders of Allscripts common stock and holders of Channelhealth common stock or preferred stock hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

   None of Allscripts, New Allscripts, Channelhealth or IDX intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the merger transactions. Weil, Gotshal & Manges LLP has delivered to
Allscripts an opinion dated [            ], 2000, a copy of which is filed as
Exhibit 8.1 to the registration statement filed by New Allscripts, to the effect that (based upon and subject to the facts, representations, covenants and assumptions set forth therein) the Allscripts merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the obligation of Allscripts to complete the merger transactions that Allscripts shall have received an opinion, dated the date of completion of the mergers, from Weil, Gotshal & Manges LLP to the effect that the Allscripts merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code or an exchange under Section 351 of the Internal Revenue Code. Hale and Dorr LLP has delivered to IDX an opinion
dated [            ], 2000, a copy of which is filed as Exhibit 8.2 to the
registration statement filed by New Allscripts, to the effect that (based upon and subject to the facts, representations, covenants and assumptions set forth therein) the Channelhealth merger will be treated as an exchange under Section 351 of the Internal Revenue Code. The opinions of Weil, Gotshal & Manges LLP and Hale and Dorr LLP, filed as exhibits to the registration statement filed by New Allscripts, are based on facts existing at the date hereof and at the date of completion of the mergers. In rendering such opinions, Weil, Gotshal & Manges LLP and Hale and Dorr LLP have assumed the absence of changes in existing facts and have relied on representations and covenants made by Allscripts, New Allscripts, Channelhealth, IDX and others. The opinion of Weil, Gotshal & Manges LLP dated the date of the completion of the mergers will be based on facts existing at such date and will also rely on representations and covenants made by Allscripts, New Allscripts, Channelhealth, IDX and others.

 Federal Income Tax Implications to Allscripts Stockholders

   Based on the advice of Weil, Gotshal & Manges LLP, counsel to Allscripts, assuming the Allscripts merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

  . no gain or loss will be recognized for federal income tax purposes by a holder of Allscripts common stock upon the exchange of Allscripts common stock for New Allscripts common stock pursuant to the Allscripts merger;

  . a stockholder's aggregate tax basis in New Allscripts common stock received pursuant to the Allscripts merger will be the same as such stockholder's aggregate tax basis in the Allscripts common stock that was exchanged therefor; and

  . a stockholder's holding period in New Allscripts common stock received pursuant to the Allscripts merger will include the period during which such stockholder held the Allscripts common stock exchanged therefor.

 Federal Income Tax Implications to Channelhealth Stockholders

   Based on the advice of Hale and Dorr LLP, counsel to IDX, assuming the Channelhealth merger is treated as an exchange under Section 351 of the Internal Revenue Code and that the only consideration received by the Channelhealth stockholders is New Allscripts common stock, cash in lieu of a fractional share of New Allscripts common stock and earnout shares:

  . no income, gain or loss will be recognized for federal income tax purposes by a holder of Channelhealth stock upon the exchange of Channelhealth common or preferred stock for New Allscripts common stock pursuant to the Channelhealth merger, except as described below with respect to cash received in lieu of a fractional share of New Allscripts common stock and the portion of the earnout shares that is characterized as interest for federal income tax purposes;

  . a stockholder's aggregate tax basis in New Allscripts common stock received pursuant to the Channelhealth merger (excluding the portion of the earnout shares which will be characterized as interest for federal income tax purposes as described below) will be the same as such stockholder's aggregate tax basis in the Channelhealth stock exchanged therefor;

  . a stockholder's holding period of the New Allscripts common stock received pursuant to the Channelhealth merger (excluding the portion of the earnout shares which will be characterized as interest for federal income tax purposes as described below) will include the period during which such stockholder held the Channelhealth common and preferred stock exchanged therefor;

  . cash received by holders of Channelhealth stock in lieu of a fractional share of New Allscripts common stock will be treated as received in exchange for such fractional share interest, and capital gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Channelhealth stock allocable to the fractional share interest, and such capital gain or loss will be long-term if the Channelhealth stock had been held for more than one year at the time of the Channelhealth merger; and

  . a portion of the earnout shares received pursuant to the Channelhealth merger will be characterized as interest and taxable to the Channelhealth stockholders as ordinary income for federal income tax purposes if and when such holder receives the earnout shares.

   A holder of Channelhealth stock who receives or may receive earnout shares and who sells less than all of the shares he, she or it received or may receive in the Channelhealth merger should consult his, her or its tax advisor as to the proper method of determining the basis and holding period of the shares that are sold.

   The above discussion does not apply to stockholders who exercise appraisal rights. A holder of Channelhealth stock who exercises appraisal rights with respect to the Channelhealth merger and receives cash for shares of Channelhealth stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the stockholder's basis in those shares. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the shares is more than one year.

   HOLDERS OF ALLSCRIPTS COMMON STOCK, CHANNELHEALTH COMMON STOCK AND CHANNELHEALTH PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION, WHICH MAY VARY FOR HOLDERS IN DIFFERENT TAX SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Stock Market Listing

   New Allscripts will apply to authorize the New Allscripts common stock for quotation on the Nasdaq National Market and anticipates that its shares will trade on the Nasdaq National Market, upon official notice of issuance, under the symbol "MDRX."

Federal Securities Laws Consequences

   All shares of New Allscripts common stock received by Allscripts stockholders and Channelhealth common and preferred stockholders upon completion of the merger transactions will be freely transferable under federal securities laws, except that shares of New Allscripts common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended) of Allscripts or Channelhealth prior to the consummation of the merger transactions may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of New Allscripts) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Allscripts or Channelhealth generally include individuals or entities that control, are controlled by or are under common control with such party and may include certain officers and directors of such party as well as principal stockholders of such party. In addition, pursuant to the stock rights and restrictions agreement to be entered into between New Allscripts and IDX upon completion of the merger transactions, IDX will agree to certain restrictions on the transferability of the shares of New Allscripts common stock received by IDX upon consummation of the merger transactions. See "The Transaction Agreements--Stock Rights and Restrictions Agreement."

   Any shares of New Allscripts common stock issued pursuant to the earnout clause of the merger agreement will be issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of the Securities and Exchange Commission's Regulation D. However, if any earnout shares are issued, within five business days of issuance New Allscripts will file a non-exclusive resale "shelf" registration statement to permit the unrestricted resale of those shares to the public on a continuous basis. New Allscripts will use its best efforts to cause the resale shelf registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable after filing and to cause the registration statement to remain effective for a period of two years or such earlier time as all of the earnout shares covered by the registration statement have been sold.

Appraisal Rights

   The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement/prospectus as Annex C and is incorporated into this summary by reference.

   Under Delaware law, Allscripts common stockholders are not entitled to appraisal rights in connection with the merger. However, holders of Channelhealth common and preferred stock are entitled to appraisal rights under Delaware law. A holder of Channelhealth common or preferred stock who elects to exercise appraisal rights must satisfy each of the following conditions: (1) such holder must deliver to Channelhealth, before the taking of the vote with respect to the merger agreement, written notice of his or her intention to demand payment of the fair value of his or her shares (this written notice must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against adoption nor a failure to vote for the merger agreement will constitute such a notice); and (2) such holders must not vote in favor of adoption of the merger agreement (a failure to vote will satisfy the requirement, but a vote in favor of adoption of the merger agreement, by proxy or in person, will constitute a waiver of such holder's appraisal rights and will nullify any previously filed written notice of intent to demand payment). A stockholder who fails to comply with either of these conditions will have no appraisal rights with respect to his or her shares.

   A stockholder who elects to exercise his or her appraisal rights should mail or deliver his or her written notice to: Channelhealth Incorporated, 25 Green Mountain Drive, Burlington, Vermont 05403, Attention: Secretary. Such notice must be executed by, or with the consent of, the holder of record. The notice must identify the stockholder and indicate the intention of such stockholder to demand payment of the fair value of his or her shares. In the notice, the stockholder's name should be stated as it appears on his or her stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   If the merger is completed, each holder of Channelhealth common or preferred stock who complies with (1) and (2) above will be entitled to be paid for his, her or its shares of Channelhealth common or preferred stock by the surviving corporation the fair value in cash of the shares of Channelhealth common or preferred stock. The Delaware Court of Chancery will appraise the shares, determining the fair value arising from the consummation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Channelhealth common or preferred stock who have perfected their appraisal rights. The shares of Channelhealth common or preferred stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the "dissenting shares."

   Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and allocated among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears his or her own expenses.

   Within ten days after the effective date of the mergers, Channelhealth, as the surviving corporation in the merger, must mail notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the Channelhealth merger. Within 120 days after the effective date, holders of Channelhealth common or preferred stock may file a petition in the Delaware court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal and accept the merger consideration to which he or she would have otherwise been entitled. At the hearing on such petition, the Court will determine the stockholders who have perfected their appraisal rights. The Court may require the holders of dissenting shares to submit their stock certificates to the Register in Chancery for notation thereon of the pending of appraisal proceedings; the failure of a stockholder to comply with such direction may result in the Court dismissing the proceedings as to such stockholder. In addition, within 120 days of the effective date, the holders of dissenting shares may, upon written request, receive from Channelhealth as statement setting forth the aggregate number of shares not voted in favor of adopting the merger agreement and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.


   If any holder of Channelhealth common or preferred stock who demands appraisal of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his, her or its shares will be converted into a right to receive a number of New Allscripts common shares calculated in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

  . the merger is abandoned;

  . the stockholder seeking appraisal rights fails to make a timely written demand for appraisal;

  . neither Channelhealth nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

  . the stockholder delivers to Channelhealth, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with Channelhealth's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

   Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Channelhealth stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262, Channelhealth stockholders are encouraged to consult with their own advisors regarding these appraisal rights.

                              THE MERGER AGREEMENT

   This section describes the material provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all of the information that is in the merger agreement. A copy of the merger agreement is attached as Annex A to this document and you are encouraged to read the full text of the merger agreement before you decide how to vote.

The Merger

   At the effective time of the mergers, Bursar will merge with and into Allscripts and Bursar No. 2 will merge with and into Channelhealth. Allscripts and Channelhealth, which will be the surviving corporations in these mergers, each will become a separate wholly-owned subsidiary of New Allscripts.

   The closing date of the mergers will occur no later than the second business day following the date on which all conditions to the mergers, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, unless the parties agree on another time. As soon as practicable on or after the closing date of the merger, certificates of merger will be filed with the Secretary of State of the State of Delaware. The effective time of the mergers will be the time the certificates of merger are filed with the Secretary of State of the State of Delaware or at a later time as the parties may agree and specify in the certificates of merger. The parties currently anticipate that the merger will be completed shortly after the Channelhealth and Allscripts special meetings, assuming their respective stockholders adopt and approve at these meetings the merger and the issuance of New Allscripts common shares in connection with the Channelhealth merger and all other conditions to the mergers have been satisfied or waived.

Merger Consideration

 Exchange Ratios

   At the effective time of the mergers,

  . each share of Channelhealth common stock and each share of Channelhealth preferred stock issued and outstanding immediately before the effective time of the merger (other than shares of Channelhealth stock held by Channelhealth, which will be canceled and retired without the right to receive any consideration in exchange therefor and shares held by persons who have perfected appraisal rights) will be converted into the right to receive 0.33730 New Allscripts common shares; and

  . each issued and outstanding share of Allscripts common stock will be converted into the right to receive one New Allscripts common share.

 Fractional Shares

   Certificates for fractional New Allscripts common shares will not be issued in the Channelhealth merger. Channelhealth stockholders who would otherwise receive fractional shares will instead be entitled to receive a cash payment equal to the value of these fractional share interests.

 Earnout

   Earnout Shares. In further consideration of the Channelhealth merger, on or before March 31, 2003, New Allscripts agreed to issue additional shares of New Allscripts common stock to the former Channelhealth stockholders if the following conditions are satisfied:

  . If for the period from January 1, 2002 through December 31, 2002, which we refer to as the earnout period, New Allscripts or any of its affiliates recognizes revenues from sales generated from the Channelhealth service lines set forth on a schedule to the merger agreement, which we refer to as gross qualifying revenues, of greater than or equal to $180 million but less than or equal to $210 million, New Allscripts will issue an additional .04131 shares of its common stock for each share of Channelhealth common or preferred stock held at the effective time of the mergers;

  . If during the earnout period, New Allscripts either (1) recognizes gross qualifying revenues in excess of $210 million or (2) sells, transfers or otherwise disposes of, or causes any of its affiliates to sell, transfer or otherwise dispose of all or substantially all of its business or intellectual property related to physician-focused, Internet-based services that automate clinical, financial and administrative functions involved in the healthcare delivery process, New Allscripts will issue an additional 0.06278 shares of its common stock for each share of Channelhealth common or preferred stock held at the effective time of the mergers; and

  . If during the earnout period, New Allscripts recognizes gross qualifying revenues of less than $180 million, New Allscripts will not issue any additional shares of its common stock.

   No Channelhealth stockholder will be entitled to receive any earnout shares otherwise issuable on account of any share of Channelhealth stock with respect to which appraisal rights shall have been demanded and perfected and not effectively withdrawn or forfeited prior to the effective time of the merger.

   Registration of Earnout Shares. Any shares of New Allscripts common stock issued pursuant to the earnout clause of the merger agreement will be, and the right to receive such shares is being, issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of the Securities and Exchange Commission's Regulation D. If any earnout shares are issued, within five business days of issuance New Allscripts will file a non-exclusive resale "shelf" registration statement to permit the unrestricted resale of those shares to the public on a continuous basis. New Allscripts will use its best efforts to cause the resale shelf registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable after filing and to cause the registration statement to remain effective until the second anniversary of the filing of the registration statement or such earlier time as all of the earnout shares covered by the registration statement have been sold. New Allscripts may suspend sales of earnout shares pursuant to the registration statement during any period when New Allscripts is involved in discussions concerning or is otherwise engaged in any material financing, offering, investment, acquisition or divestiture transaction if New Allscripts determines that amending the registration statement or supplementing the related resale prospectus would be required to permit sales to continue, but the disclosure would interfere with the transaction or other business purpose giving rise to the need for the amendment or supplement. However, New Allscripts agreed to use its reasonable efforts to permit sales of earnout shares pursuant to the resale shelf registration statement for at least 180 days during any 360-day period. Any earnout shares issued to IDX by New Allscripts will be subject to the stock rights and restrictions agreement to be entered into between New Allscripts and IDX upon completion of the merger transactions. See "The Related Transaction Agreements--Stock Rights and Restrictions Agreement."

Exchange Procedures

   As soon as reasonably practicable after the effective time of the mergers, an exchange agent will mail a letter of transmittal to each holder of record of Channelhealth or Allscripts stock certificates. This letter of transmittal must be used in surrendering Channelhealth or Allscripts stock certificates to the exchange agent for cancellation. Upon surrender of a Channelhealth or Allscripts stock certificate for cancellation, together with a duly executed letter of transmittal and any other documents that the exchange agent may reasonably require, the holder of the Channelhealth or Allscripts stock certificate will be entitled to receive in exchange therefor (1) a New Allscripts certificate representing the number of whole New Allscripts common shares that the holder has the right to receive, (2) in the case of Channelhealth holders, a check representing the amount of cash payable in lieu of any fractional New Allscripts common shares, if any and (3) unpaid dividends and distributions, if any, that the holder has the right to receive pursuant to the merger agreement, after giving effect to any required withholding tax. NEITHER CHANNELHEALTH NOR ALLSCRIPTS STOCKHOLDERS SHOULD SEND IN THEIR CHANNELHEALTH OR ALLSCRIPTS STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

   In the event any certificates representing Channelhealth common stock or preferred stock or any certificates representing Allscripts common stock have been lost, stolen or destroyed, the exchange agent will issue shares of New Allscripts common stock and, if applicable, cash in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and delivery of a bond in a reasonable sum as indemnity against any claim that may be against New Allscripts or the exchange agent with respect to the certificates alleged to have been lost, stolen or destroyed.

   After the effective time of the mergers, each Channelhealth and Allscripts stock certificate, until surrendered and exchanged, will represent only the right to receive a certificate representing New Allscripts common shares and, in the case of Channelhealth stock certificates, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any. Holders of Channelhealth and Allscripts stock certificates will not be entitled to receive any dividends or other distributions with respect to New Allscripts common shares declared or made by New Allscripts having a record date after the effective time of the mergers until the Channelhealth or Allscripts stock certificates are surrendered. Subject to applicable law, following surrender of the Channelhealth or Allscripts stock certificates, as the case may be, such dividends and distributions, if any, will be paid without interest.

Accrued Liabilities Adjustment

   Following completion of the mergers, New Allscripts will cause Channelhealth to prepare a balance sheet as of the closing date, which shall be audited by Ernst & Young LLP, IDX's regular independent public accountants. To the extent there are accounts payable or other current and accrued liabilities, excluding only liabilities for taxes for which IDX is otherwise indemnifying New Allscripts pursuant to the merger agreement, reflected on the Channelhealth closing date balance sheet, IDX will make a payment to New Allscripts equal to that amount, which we refer to as the accrued liabilities adjustment.

Channelhealth/IDX Asset Purchase Agreement

   Pursuant to the Channelhealth/IDX asset purchase agreement, Channelhealth agreed to assign, sell, convey, transfer and deliver to IDX, on or before the closing date for the merger transactions, the assets identified in that agreement and also on a schedule to the merger agreement in consideration of the return to Channelhealth of 2,771,009 shares of its common stock currently held by IDX. The merger agreement provides that these assets, which we refer to as the retained assets, are not included in the properties or assets of Channelhealth to be acquired by New Allscripts through the Channelhealth merger. Also in the merger agreement, IDX agreed to indemnify and hold harmless New Allscripts, Allscripts, Channelhealth and their respective directors, officers, employees, affiliates, agents, successors and assigns harmless from and against any and all losses, liabilities, obligations, claims, damages, costs and expenses arising out of or related to:

  . the ownership or operation of the business or properties comprising the retained assets; and

  . the authorization, approval, execution, delivery and performance of the Channelhealth/IDX asset purchase agreement.

Representations and Warranties

   The merger agreement contains various representations and warranties made by IDX, Channelhealth and New Allscripts and Allscripts. The table below summarizes what the most important of these representations and warranties relate to and by which party they are made:

                  Representation and                                              New Allscripts
                    Warranty as to:                        IDX      Channelhealth and Allscripts
------------------------------------------------------------------------------------------------
  Capitalization of Channelhealth                           X             X
------------------------------------------------------------------------------------------------
  Options, warrant, calls, rights, commitments or
  other agreements to issue, sell, redeem, transfer
  or otherwise dispose of Channelhealth securities;                       X
  voting agreements with respect to Channelhealth
  capital stock

                  Representation and                                              New Allscripts
                    Warranty as to:                        IDX      Channelhealth and Allscripts
------------------------------------------------------------------------------------------------
  Capitalization of Allscripts, New Allscripts,
  Bursar and Bursar No. 2; options, warrants, rights,
  agreements or commitments to issue, dispose of or                                     X
  purchase Allscripts or New Allscripts common stock;
  voting agreements with respect to Allscripts common
  stock
------------------------------------------------------------------------------------------------
  Authorization of New Allscripts common shares to be                                   X
  issued pursuant to the merger agreement
------------------------------------------------------------------------------------------------
  Ownership of Channelhealth shares                         X
------------------------------------------------------------------------------------------------
  Subsidiaries                                                            X
------------------------------------------------------------------------------------------------
  Operations of Bursar and Bursar No. 2                                                 X
------------------------------------------------------------------------------------------------
  Corporate Records                                                       X
------------------------------------------------------------------------------------------------
  Transactions between IDX and Channelhealth                X             X
------------------------------------------------------------------------------------------------
  Material contracts of IDX under which Channelhealth       X
  receives a direct benefit
------------------------------------------------------------------------------------------------
  Material contracts of Channelhealth                                     X
------------------------------------------------------------------------------------------------
  Financial statements                                                    X             X
------------------------------------------------------------------------------------------------
  Allscripts SEC filings                                                                X
------------------------------------------------------------------------------------------------
  No undisclosed liabilities                                              X             X
------------------------------------------------------------------------------------------------
  Absence of material adverse change                                      X             X
------------------------------------------------------------------------------------------------
  Absence of other material developments                                  X
------------------------------------------------------------------------------------------------
  Accuracy of information supplied for inclusion in                       X             X
  the proxy statement/prospectus
------------------------------------------------------------------------------------------------
  Compliance with laws; permits                                           X             X
------------------------------------------------------------------------------------------------
  Taxes                                                                   X
------------------------------------------------------------------------------------------------
  No present intention to merge or liquidate New
  Allscripts or Allscripts or transfer assets outside
  of the ordinary course, and no plan or intention as
  of the effective time of the mergers to engage in                                     X
  an "integrated transaction" that would cause the
  former Channelhealth and Allscripts stockholders
  and any "integrated transferors" not to be in
  control of New Allscripts
------------------------------------------------------------------------------------------------
  Real property                                                           X
------------------------------------------------------------------------------------------------
  Tangible personal property                                              X
------------------------------------------------------------------------------------------------
  Intangible property                                                     X
------------------------------------------------------------------------------------------------
  Employee benefits and ERISA matters                                     X
------------------------------------------------------------------------------------------------
  Labor matters                                                           X
------------------------------------------------------------------------------------------------
  Litigation                                                              X             X
------------------------------------------------------------------------------------------------
  Environmental matters                                                   X
------------------------------------------------------------------------------------------------
  Insurance policies                                                      X
------------------------------------------------------------------------------------------------
  Inventories and accounts receivable                                     X
------------------------------------------------------------------------------------------------
  Customers and suppliers                                                 X
------------------------------------------------------------------------------------------------
  Banking relationships                                                   X
------------------------------------------------------------------------------------------------
  No misrepresentations                                                   X             X

   In addition to the foregoing, each of the parties to the merger agreement have also represented and warranted as to financial advisors, corporate organization, existence and good standing, the absence of any breach of its charter, by-laws, material agreements or any laws and the obtaining of all necessary consents. Each of Channelhealth, Allscripts and New Allscripts have made representations and warranties as to corporate power and authority to do business and Channelhealth has further represented and warranted as to foreign qualifications to do business and the absence of any liens on its properties or assets. Each of Allscripts and IDX have represented and warranted as to fairness opinions to be received from their respective financial advisors.

   The representations and warranties contained in the merger agreement form the basis of certain conditions to the parties' obligations to complete the merger, and will survive the closing of the merger transactions, provided that any claims or actions with respect to representations and warranties will terminate unless by March 31, 2002 written notice of such claims is delivered or such actions are commenced by that date, except for Channelhealth's tax matters representations and warranties, which will survive the closing until 60 days after the expiration of the applicable tax statute of limitations.

Covenants

   Each of the parties to the merger agreement has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

 Stockholders Meetings

   Subject to the terms and conditions of the merger agreement, Channelhealth and Allscripts agreed to submit the merger agreement for approval to their respective stockholders at a meeting to be duly held for that purpose.

 Board of Directors Covenant to Recommend

   Channelhealth and Allscripts have agreed that their respective boards of directors will recommend the approval of the merger agreement and authorize the merger and the other transactions contemplated by the merger agreement, and have otherwise agreed to use best efforts to obtain their respective stockholders' approval of the merger transactions.

 Operations of the Companies Pending Closing

   Channelhealth. Channelhealth and IDX have undertaken a series of covenants that impose restrictions on Channelhealth until either the effective time of the mergers or the termination of the merger agreement. In general, Channelhealth is required to conduct its business in the ordinary course and to use its commercially reasonable efforts to preserve its present business operations and organization and preserve its present relationship with the Channelhealth customers and suppliers identified on a schedule to the merger agreement. Channelhealth and IDX further agreed that Channelhealth will:

  . maintain its assets and properties in their current condition, ordinary wear and tear excepted and maintain insurance on its assets and properties in such amounts and of such kinds comparable to that in effect on the date of the merger agreement;

  . maintain its books, accounts and records in the ordinary course;

  . continue to collect accounts receivable and pay accounts payable utilizing normal procedures without discounting or accelerating payment of such accounts;

  . comply in all material respects with all applicable laws and contractual and other obligations applicable to its operations; and

  . consummate the transactions contemplated by the Channelhealth/IDX asset purchase agreement in accordance with its terms.

   Channelhealth and IDX have also agreed to limitations, prohibitions and other provisions relating to the conduct of Channelhealth's business during the period from the date of the merger agreement to the effective time of the mergers or termination of the merger agreement, including:

  . declaring, setting aside, making or paying any dividend or other distribution in respect of the capital stock of Channelhealth or repurchasing, redeeming or otherwise acquiring any outstanding shares of the capital stock or other securities of, or other ownership interests in, Channelhealth, except for the redemption of common shares contemplated by the Channelhealth/IDX asset purchase agreement;

  . transferring, issuing, selling or disposing of any shares of capital stock or other securities of Channelhealth or granting options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of Channelhealth, other than (1) the issuance of Channelhealth common stock pursuant to the exercise of options outstanding on the date of the merger agreement and disclosed in a schedule to the merger agreement and (2) the grant of options under Channelhealth's stock option plan to purchase not more than 30,000 shares of Channelhealth common stock at an exercise price not less than the fair market value on the date of grant to employees of Channelhealth not holding any such options at the date hereof;

  . effecting any recapitalization, reclassification, stock split or like change in the capitalization of Channelhealth;

  . amending the certificate of incorporation or by-laws of Channelhealth;

  . (1) materially increasing the annual level of compensation of any employee of Channelhealth, (2) granting any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice or in such amounts as are fully reserved against in Channelhealth's financial statements, (3) increasing the coverage or benefits available under any (or creating any new) severance pay, termination pay, vacation pay, Channelhealth awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of Channelhealth or otherwise modifying, amending or terminating any such plan or arrangement or (4) entering into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amending any such agreement) to which Channelhealth is a party or involving a director, officer or employee of Channelhealth in his or her capacity as a director, officer or employee of Channelhealth;

  . except for trade payables, advances for employee reimbursable expenses and for indebtedness for borrowed money incurred in each case in the ordinary course of business and consistent with past practice, borrowing monies for any reason or drawing down on any line of credit or debt obligation, or becoming the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other person;

  . subjecting any of the properties or assets of Channelhealth to any lien, with customary exceptions;

  . acquiring any material properties or assets or selling, assigning, transferring, conveying, leasing or otherwise disposing of any of its material properties or assets, except (1) for fair consideration in the ordinary course of business consistent with past practice and (2) as contemplated by the Channelhealth/IDX asset purchase agreement;

  . canceling or compromising any debt or claim or waiving or releasing any material right except in the ordinary course of business consistent with past practice;

  . entering into any commitment for capital expenditures in excess of specified amounts;

  . entering into, modifying or terminating any labor or collective bargaining agreement or, through negotiation or otherwise, making any commitment or incurring any liability to any labor organization;

  . entering into or agreeing to enter into any merger or consolidation with any corporation or other person, or engaging in any new business or investing in, making a loan, advance or capital contribution to, or otherwise acquiring the securities of any other person other than advances for reimbursable employee expenses;

  . except for transfers of cash pursuant to normal cash management practices or otherwise in the ordinary course of business, making any investments in or loans to, or paying any fees or expenses to, or entering into or modifying any contract with IDX or any affiliate of IDX;

  . making any change in any method of accounting for tax or financial accounting purposes, except as required by GAAP, or making or revoking any tax election or settling or compromising any tax dispute;

  . amending the Channelhealth/IDX asset purchase agreement; or

  . agreeing to do anything prohibited by the restrictions set forth above or anything that would make any of the representations and warranties of Channelhealth in the merger agreement untrue or incorrect in any material respect as of any time through and including the effective time of the merger.

   Allscripts. During the period from the date of the merger agreement to the effective time of the mergers or termination of the merger agreement, Allscripts agreed not to, and to cause New Allscripts not to:

  . amend its certificate of incorporation or by-laws;

  . effect any recapitalization, reclassification, stock split or like change in the capitalization of Allscripts or New Allscripts; or

  . issue any additional shares of Allscripts common stock or New Allscripts common stock other than at fair market value, as determined by resolution of the Allscripts board of directors, or options or warrants to acquire such shares except (1) in the case of stock options, pursuant to the Allscripts' existing stock option plan at fair market value at the date of grant or (2) otherwise at fair market value, as determined by resolution of the Allscripts board of directors.

 Channelhealth Employee Matters

   From and after the effective time of the mergers, Channelhealth will continue the employment at will of the current Channelhealth employees at initially the same or greater rate of base pay as that at which they were employed immediately prior to the completion of the mergers. In addition, following completion of the mergers through December 31, 2001, which we refer to as the transition period, New Allscripts will provide those employees of Channelhealth with benefits that, in the aggregate, are substantially comparable to the benefits currently provided under Channelhealth's existing employee benefit plans, at no additional cost to the employees. For eligibility and vesting purposes with respect to Channelhealth or New Allscripts employee benefit plans covering Channelhealth employees after completion of the mergers, they will retain any credit for their past service under the existing Channelhealth employee benefit plans.

   Without limiting the foregoing, during the transition period, continuing Channelhealth employees will be provided with benefits under the New Allscripts plans that are no less favorable than the benefits provided to similarly situated employees of Allscripts. Continuing Channelhealth employees will be eligible to participate in the New Allscripts employee benefit plans without any evidence of insurability and without the application of any pre-existing physical or mental condition restrictions except to the extent applicable under the existing Channelhealth employee benefit plans, but counting expenditures made prior to the completion of the mergers for purposes of applying deductible, out-of-pocket maximums and other such matters.

 Treatment of Stock Options

   Channelhealth Options. Each outstanding option to purchase shares of Channelhealth common stock will be assumed by New Allscripts and converted into an option to purchase a number of New Allscripts common shares equal to 0.33730 multiplied by the number of shares of Channelhealth common stock that could have

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been obtained immediately prior to the effective time of the mergers upon the exercise of the Channelhealth option, at an exercise price per share equal to
(1) the exercise price per share of Channelhealth common stock purchasable pursuant to the Channelhealth stock option divided by (2) 0.33730.

   Assumption of Channelhealth Obligations; Form S-8. New Allscripts will assume the obligations of Channelhealth under the Channelhealth stock option plan. The other terms of the Channelhealth options and the plan under which they were issued, shall continue to apply in accordance with their terms. Promptly after the effective time of the mergers, and in any event within 30 days after the effective time, New Allscripts will file with the Securities and Exchange Commission a registration statement on Form S-8 or other appropriate form under the Securities Act to register the New Allscripts common shares issuable upon exercise of the Channelhealth options assumed by New Allscripts, and use its reasonable efforts to cause the registration statement to remain effective until the exercise or expiration of those options.

   Allscripts Employee Incentive Plans. The Allscripts Amended and Restated 1993 Stock Option Plan and each option outstanding under that plan, and each other outstanding award (including restricted stock, stock equivalents and stock units) under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by Allscripts as of the date of the merger agreement that provide for grants of equity-based awards will be amended or converted into a similar plan or instrument of New Allscripts without any adjustment as to the number of shares eligible for purchase or issuance or as to the exercise or purchase price. The other terms of each Allscripts option or award, and the plans or agreements under which they were issued, will be assumed by New Allscripts and will continue to apply in accordance with their terms.

   IDX Stock Options. IDX agreed that it will remain responsible for all of its obligations and rights with respect to any stock options held on the closing date of the mergers under IDX's stock option plan by any employees of Channelhealth. Upon completion of the merger transactions, all such stock options will vest.

   Reservation, Issuance and Listing of Shares. New Allscripts will (1) reserve for issuance the number of New Allscripts common shares that will become subject to the benefit plans, programs and arrangements referred to above, (2) issue the appropriate number of New Allscripts common shares pursuant to these plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the effective time of the merger or thereafter granted or awarded and (3) take all actions necessary to authorize the New Allscripts common shares for quotation on the Nasdaq National Market.

 Proxy Statement/Prospectus; Registration Statement

   As promptly as practical after execution of the merger agreement, Allscripts and New Allscripts agreed to prepare and file with the Securities and Exchange Commission a proxy statement/prospectus and to use their commercially reasonable efforts to have the proxy materials cleared by the Securities and Exchange Commission and the registration statement of which the proxy materials will form a part declared effective by the Securities and Exchange Commission as promptly as practicable after filing. Allscripts and New Allscripts agreed:

  . to keep IDX and Channelhealth informed of any comments or correspondence received from the Securities and Exchange Commission with respect to the proxy materials and registration statement;

  . to cause all documents that Allscripts is required to file with the Securities and Exchange Commission to comply with all applicable legal requirements; and

  . to amend or supplement the registration statement and/or the proxy statement/prospectus if and as required.

   In connection with the preparation of the registration statement, each of IDX and Allscripts agreed to obtain for inclusion in the registration statement the opinion of their respective tax counsel concerning the federal income tax consequences of the Channelhealth merger to the stockholders of Channelhealth and the

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Allscripts merger to the stockholders of Allscripts, respectively. Each of Hale and Dorr LLP and Weil, Gotshal & Manges LLP are permitted to require and rely on representations made by Allscripts, New Allscripts, Channelhealth, IDX and others in rendering their respective opinions.

 Listing of New Allscripts Shares and Earnout Shares

   Prior to the effective time of the merger, New Allscripts agreed to take all actions necessary to authorize the shares of New Allscripts common stock to be issued in the mergers and the earnout shares for quotation on the Nasdaq National Market, subject to official notice of issuance.

 Rule 144

   New Allscripts agreed to file all reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time prior to the seventh anniversary of the effective time of the mergers, New Allscripts is not required to file such reports, it will, on the request of the former Channelhealth stockholders, make publicly available other information so long as is necessary to permit sales of its securities pursuant to Rule 144 promulgated under the Securities Act, and take such further action as the Channelhealth stockholders may reasonably request to enable the former Channelhealth stockholders to sell shares of New Allscripts common stock without registration under the Securities Act as provided by Rule 144.

 Allscripts Tax Covenant

   Prior to the effective time of the mergers, Allscripts undertook not to agree to all or substantially all of the material terms of a transaction that
(1) would be integrated with the mergers for federal income tax purposes, which we refer to as an integrated transaction and (2) would cause the stockholders of Allscripts and the Channelhealth stockholders immediately before the mergers and any "integrated transferors" not to be in control (within the meaning of Section 368(c) of the Internal Revenue Code) of New Allscripts immediately after the mergers. For purposes of this covenant, an "integrated transferor" includes any person who receives shares of New Allscripts capital stock in an integrated transaction and would be treated as a transferor of property to New Allscripts in that transaction for purposes of Section 351 of the Internal Revenue Code.

 Repayment of Loans by IDX

   On or prior to the closing date for the merger transactions, any loans or other advances by Channelhealth to IDX or any of its affiliates (including interest) will be repaid to Channelhealth.

 Use of Names

   IDX agreed that upon completion of the mergers, New Allscripts and Channelhealth will have the sole right to use each of the following names, and that IDX will not and will not permit any of its affiliates to use any of these names or any variation or simulation of any of them in any business involving the provision of healthcare information and/or point-of-care clinical application or devices or any related business:

     . CHANNELPHARMACY
                                     . NOTEWORKS

     . CHANNELHEALTH
                                     . ORDERWORKS

     . CHANNELHEALTH.COM
                                     . PHARMACYCHANNEL

     . CHARGEWORKS
                                     . PHYSICIAN CHANNEL

     . DOCWORKS
                                     . PHYSICIAN HOMEBASE

     . KNOWLEDGE FOR LIFE
                                     . RESULTWORKS

     . MEDWORKS                      . WEBWORKS

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

   The foregoing restrictions will lapse if after completion of the mergers Channelhealth changes its name, or, with respect to a particular name, the restrictions will lapse if Channelhealth ceases to use that name in any of its businesses for a period of 12 consecutive months.

 Stock Rights and Restrictions Agreement

   At or prior to the effective time, New Allscripts and Allscripts agreed to take actions under the Delaware General Corporation Law or their respective certificates of incorporation or by-laws as may be required to enable New Allscripts to comply with its obligations under the stock rights and restrictions agreement to be entered into upon completion of the mergers between New Allscripts and IDX. See "The Related Transaction Agreements--Stock Rights and Restrictions Agreement."

 No Solicitation

   IDX has agreed that IDX, Channelhealth and their respective directors, officers, employees, representatives and agents:

  . other than in connection with the transactions contemplated by the merger agreement, will not, directly or indirectly, discuss, negotiate, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock of or other equity interest in Channelhealth or the Enterprise Solutions Division or Systems Division of IDX as currently conducted, which we refer to as a "Channelhealth acquisition transaction";

  . facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Channelhealth acquisition transaction;

  . furnish to any person any information concerning Channelhealth or IDX in connection with any Channelhealth acquisition transaction; or

  . otherwise cooperate in any way, or assist or participate in, or encourage, any effort or attempt by any person to do or seek to do any of the foregoing.

   IDX also agreed to inform Allscripts in writing following receipt by IDX or Channelhealth of any proposal or inquiry in respect of any Channelhealth acquisition transaction.

 Cooperation

   Each of the parties agreed to cooperate in taking various actions, including actions relating to:

  . obtaining at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by the merger agreement;

  . as promptly as practicable after the execution of the merger agreement, filing any reports, notifications or other information that may be required under the Hart-Scott-Rodino Act and furnishing to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other, provided that, nothing in this Agreement will require Allscripts, IDX or Channelhealth, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the Department of Justice to the transactions contemplated by the merger agreement; and

  . using our respective best efforts to (1) take all actions necessary or appropriate to consummate the transactions contemplated by the merger agreement and (2) cause the fulfillment at the earliest practicable date of all of the conditions to our respective obligations to consummate the transactions contemplated by the merger agreement.

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

   Investigation. Until the effective time of the mergers or the date of termination of the merger agreement, each of the parties has agreed to provide access for each other and their respective representatives to their respective properties, businesses, operations, books and records. The parties also have agreed to treat any information obtained as a result of this process as confidential and not to use any of it except in connection with the merger agreement.

   Further Assurances. IDX and Allscripts have each agreed to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary for the implementation of the merger agreement and the consummation of the transactions contemplated thereby.

 Indemnification and Insurance

   Channelhealth Officers and Directors. From and after the effective time of the mergers, New Allscripts and Allscripts agreed jointly and severally to guarantee, and to cause Channelhealth to maintain and perform Channelhealth's existing indemnification obligations to present and former directors and officers of Channelhealth with respect to matters occurring through completion of the mergers to the extent required under Channelhealth's certificate of incorporation and by-laws in effect as of the date of the merger agreement and as permitted under and consistent with applicable law, for a period of not less than six years after the completion of the mergers. In addition, for six years from the effective time of the mergers, New Allscripts agreed to maintain in effect Channelhealth's current directors' and officers' liability insurance covering those persons who are currently covered by Channelhealth's directors' and officers' liability insurance policy, provided that in no event is New Allscripts required to expend for any one year an amount in excess of 200% of the annual premiums currently paid by Channelhealth for this insurance. However, if the annual premiums exceed the 200% cap, New Allscripts agreed to obtain a policy with the greatest coverage available for a cost not exceeding the cap.

   Allscripts Officers and Directors. From and after the effective time of the mergers, New Allscripts and Channelhealth, as the surviving corporation of the Channelhealth merger, agreed to guarantee, and to cause Allscripts, as the surviving corporation of the Allscripts merger, to maintain and perform Allscripts' existing indemnification obligations to present and former directors and officers of Allscripts with respect to matters occurring through completion of the mergers to the extent required under Allscripts' certificate of incorporation and by-laws in effect as of the date of the merger agreement and as permitted under and consistent with applicable law, for a period of not less than six years after the completion of the mergers. In addition, for six years from the effective time of the mergers, New Allscripts agreed to maintain in effect Allscripts' current directors' and officers' liability insurance covering those persons who are currently covered by Allscripts' directors' and officers' liability insurance policy.

Conditions

 Mutual Conditions

   Each party's obligations to complete the mergers are subject to the satisfaction or waiver of various mutual conditions, the most significant of which are as follows:

  . no action, suit or proceeding is pending by or before any governmental body wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (1) prevent the consummation of the mergers or (2) cause any of the transactions contemplated by the merger agreement to be rescinded following completion, and no such judgment, order, decree, stipulation or injunction is in effect;

  . the Securities and Exchange Commission has declared the registration statement of which this proxy statement/prospectus forms a part effective under the Securities Act, and the registration statement is not the subject of any stop order or proceedings seeking a stop order; and

  . the waiting period under the Hart-Scott-Rodino Act relating to the mergers has expired or terminated, which occurred on August 23, 2000.

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

 Conditions to Obligations of IDX and Channelhealth to Complete the Mergers

   The conditions to IDX's and Channelhealth's obligations to complete the mergers also include the following:

  . each of the representations and warranties of New Allscripts and Allscripts qualified by materiality set forth in the merger agreement is true and correct, and each of the representations and warranties not qualified by materiality is true and correct in all material respects;

  . each of New Allscripts and Allscripts has performed and complied with in all material respects all of its obligations under the merger agreement;

  . New Allscripts and Allscripts have delivered to IDX and Channelhealth certificates dated the effective time of the mergers and signed by the Chief Executive Officer and Chief Financial Officer of each, certifying as to the fulfillment of both of the above;

  . the shares of New Allscripts common stock to be issued in the mergers and the earnout shares provided for under the merger agreement have been authorized for quotation on the Nasdaq National Market, subject to official notice of issuance;

  . New Allscripts and Allscripts have obtained all of the waivers, permits, consents, approvals or other authorizations and effected all of the requisitions, filings and notices required to be obtained by them to consummate the transactions contemplated by the merger agreement, except for any which if not obtained or effected would not reasonably be expected to have a material adverse effect; and

  . the requisite approval by Channelhealth's stockholders of the merger agreement and the Channelhealth merger has been obtained.

 Conditions to Obligations of New Allscripts and Allscripts to Complete the Mergers

   The conditions to New Allscripts' and Allscripts' obligations to complete the mergers also include the following:

  . each of the representations and warranties of IDX and Channelhealth qualified by materiality set forth in the merger agreement is true and correct, and each of the representations and warranties not qualified by materiality is true and correct in all material respects;

  . each of IDX and Channelhealth has performed and complied with in all material respects all of its obligations and covenants under the merger agreement;

  . IDX and Channelhealth have delivered to New Allscripts and Allscripts certificates dated the effective time of the mergers and signed by the Chief Executive Officer and Chief Financial Officer of each, certifying as to the fulfillment of both of the above;

  . each of IDX and Channelhealth has obtained (1) all consents and waivers required to be obtained by it in connection with the execution and delivery of the merger agreement and the related agreements to which it is a party and (2) all consents and waivers required by the terms of (a) any material contract to which Channelhealth is a party and (b) any contract to which IDX is a party under which Channelhealth receives a direct benefit, each in a form reasonably satisfactory to New Allscripts and Allscripts, except as otherwise provided in schedules to the merger agreement;

  . any loans from Channelhealth to IDX or any of its affiliates have been repaid to Channelhealth;

  . Allscripts has received an opinion of Weil, Gotshal & Manges LLP, special counsel to Allscripts dated as of the closing date of the mergers, in form and substance reasonably satisfactory to Allscripts, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Allscripts merger shall be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or an exchange under Section 351 of the Internal Revenue Code; and

  . the requisite approval by Allscripts' stockholders of the transactions contemplated by the merger agreement has been obtained.

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

Indemnification

 Non-Tax Indemnification

   IDX. Pursuant to the merger agreement, and subject to the limitations discussed below, IDX agreed to indemnify and hold New Allscripts, Allscripts, Channelhealth and their respective directors, officers, employees, affiliates, agents, successors and assigns, which we refer to as the Allscripts indemnified parties, harmless from and against all of the following:

  . liabilities of Channelhealth existing prior to and including the closing date for the mergers, or thereafter arising as a result of facts existing or transactions entered into prior to that date, except to the extent that such liabilities are (1) provided for in Channelhealth's March 31, 2000 balance sheet, (2) incurred in the ordinary course of business between the March 31, 2000 balance sheet date and the closing date for the mergers and are not the result of any breach by IDX of any covenant relating to the conduct of Channelhealth's business prior to closing or
    (3) disclosed in the representations or warranties of IDX or Channelhealth in, or on any schedule attached to, the merger agreement;

  . any and all losses, liabilities, obligations, claims, damages, costs and expenses, which we refer to as indemnifiable losses, arising out of or related to (1) the operation or ownership of the business or properties comprising the retained assets or (2) the authorization, approval, execution, delivery or performance of the Channelhealth/IDX asset purchase agreement;

  . indemnifiable losses attributable to or resulting from any default under or breach of any contract of IDX pursuant to which Channelhealth receives a direct benefit (1) by IDX or (2) by Channelhealth, which default or breach, in the case of this subclause (2), occurs prior to the closing date for the mergers, provided that IDX shall have no liability under this subclause for any breach occurring after the closing date to the extent such breach is attributable to the negligence or willful misconduct of New Allscripts, Allscripts, Channelhealth or any of their affiliates after that date;

  . any and all indemnifiable losses resulting from the Channelhealth litigation identified on a schedule to the merger agreement and any other matter, claim, proceeding, dispute, state of facts or condition disclosed on any schedule to the merger agreement with respect to which such schedule reflects that the Allscripts indemnified parties are entitled to indemnification from IDX under the merger agreement;

  . indemnifiable losses based upon, attributable to or resulting from the failure of any representation or warranty of IDX or Channelhealth set forth in the merger agreement, or in any certificate delivered by or on behalf of either of them pursuant to the merger agreement, to be true and correct in all respects as of the date made;

  . indemnifiable losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of IDX or Channelhealth under the merger agreement; and

  . any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements incident to any and all indemnifiable losses for which IDX is responsible under the merger agreement.

   Allscripts and New Allscripts. Pursuant to the merger agreement, and subject to the limitations discussed below, Allscripts and New Allscripts jointly and severally agreed to indemnify and hold IDX and its affiliates, agents, successors and assigns harmless from and against:

  . indemnifiable losses attributable to or resulting from the conduct of the business or operations of Channelhealth following the closing of the mergers;

  . indemnifiable losses based upon, attributable to or resulting from the failure of any representation or warranty of Allscripts or New Allscripts set forth in the merger agreement, or in any certificate delivered by or on behalf of either of them pursuant to the merger agreement, to be true and correct in all respects as of the date made;

  . indemnifiable losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Allscripts or New Allscripts under the merger agreement;

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

  . indemnifiable losses attributable to or resulting from any default by Channelhealth following completion of the mergers under, or any breach by Channelhealth of, any IDX contract under which Channelhealth receives a direct benefit that occurs in either case after the closing date, provided that neither New Allscripts, Allscripts nor Channelhealth shall have any liability under this clause for any such breach to the extent such breach is attributable to the gross negligence or willful misconduct of IDX or any of its affiliates after the closing date; and

  . any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and professionals' fees and disbursements incident to any and all indemnifiable losses for which Allscripts and New Allscripts are responsible under the merger agreement.

 Tax Indemnification and Related Matters

   In the merger agreement, IDX agreed to be responsible for and to indemnify and hold harmless the Allscripts indemnified parties from and against any and all taxes that may be imposed upon or assessed against Channelhealth or its assets:

  . with respect to all taxable periods ending on or prior to the closing date for the merger transactions;

  . with respect to any and all taxes of Channelhealth allocable to the period up to and including the closing date;

  . arising by reason of any breach by Channelhealth or any inaccuracy of Channelhealth's representations as to tax matters;

  . by reason of Channelhealth's being a successor-in-interest or transferee of another entity;

  . with respect to any and all taxes of any member of a consolidated, combined or unitary group of which Channelhealth (or any predecessor) is or was a member prior to the closing date, by reason of the liability of Channelhealth pursuant to the Treasury Regulations or any state, local or foreign law or regulation;

  . by reason of the transactions contemplated by the Channelhealth/IDX asset purchase agreement; and

  . arising by reason of sales, use, stamp, documentary, filing, recording, transfer or similar fees, taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the mergers.

 Limitations on Non-Tax Indemnification Liability

   The merger agreement provides that except with respect to claims based on actual fraud, the rights of the parties under the indemnification provisions summarized above are the sole and exclusive remedies of the parties and their respective affiliates with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the merger agreement or otherwise relating to the merger transactions, and the parties specifically waived any remedy of rescission. Further, no party will be responsible for any indemnifiable losses that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like or special or punitive damages or otherwise not actual losses. Indemnification recoveries are to be reduced by any related recoveries to which the indemnified party or parties are entitled under insurance policies and by any tax benefits actually received by the indemnified party or parties or any of its or their respective affiliates on account of the matter resulting in the indemnifiable losses or the payment of those losses. The merger agreement further provides that IDX's indemnification liabilities will be calculated net of any accruals, reserves or provisions reflected in the closing date balance sheet of Channelhealth required to be delivered pursuant to the merger agreement and which will form the basis of the accrued liabilities adjustment.

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   Notwithstanding anything to the contrary contained in the merger agreement, each of the following three limitations on non-tax indemnification liabilities will apply:

  . the aggregate liability of IDX for the sum of all indemnifiable losses and related expenses, excluding the losses and related expenses described in the first two bullet points under "Indemnification--Non-Tax Indemnification--IDX" above, shall not exceed $50 million;

  . the aggregate liability of Allscripts for the sum of all indemnifiable losses under the second bullet point described under "Indemnification-- Non-Tax Indemnification--Allscripts and New Allscripts" above shall not exceed $50 million, provided that the issuance of any earnout shares shall not be counted against such amount; and

  . IDX shall not be liable for any individual indemnifiable loss, excluding any loss described in the first two bullet points under "Indemnification--Non-Tax Indemnification--IDX" above, unless that loss exceeds $50,000 and IDX shall not be liable for any individual indemnifiable losses in excess of $50,000 unless and until the aggregate amount of those losses exceeds $1 million, and in that case, IDX will be liable only for the amount of those losses in excess of $500,000.

Channelhealth Stockholders' Representative

   Pursuant to the merger agreement and in order to administer efficiently the transactions contemplated by it, by virtue of the adoption of the merger agreement and the approval of the Channelhealth merger by the Channelhealth stockholders at the Channelhealth special meeting, each Channelhealth stockholder (1) other than IDX and (2) that is not a holder of shares with respect to which appraisal rights have been asserted will designate IDX as its representative and in such capacity will authorize IDX to:

  . make all decisions on behalf of the Channelhealth stockholders relating to any adjustment in the cash reserves for purposes of calculating the accrued liabilities adjustment;

  . make all decisions and grant all consents and approvals on behalf of the Channelhealth stockholders relating to the calculation of gross qualifying revenues during the earnout period and any distribution of earnout shares;

  . take all action necessary in connection with the waiver of any condition to the obligation of Channelhealth to consummate the transactions contemplated by the merger agreement;

  . determine the Channelhealth stockholders to whom the shares of New
    Allscripts common stock will be distributed in connection with the Channelhealth merger and the number of those shares to be distributed to each individual stockholder;

  . give and receive all notices required to be given under the merger agreement; and

  . take any and all additional actions as are contemplated to be taken by or on behalf of the Channelhealth stockholders by the terms of the merger agreement.

   The merger agreement provides that all decisions and actions by IDX, as the Channelhealth stockholders' representative, are binding upon all of the Channelhealth stockholders and no Channelhealth stockholder has the right to object, dissent, protest or otherwise contest any of those decisions or actions.

Termination

 Termination by Allscripts or IDX

   The merger agreement may be terminated prior to the closing if:

  . Allscripts and IDX agree to terminate by mutual written consent;

  . the mergers have not been completed by December 31, 2000, provided that the terminating party is not in default of any of its obligations under the merger agreement; or

  . there shall be in effect a final order of a governmental body restraining, enjoining or otherwise prohibiting the mergers.

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

 Effect of Termination

   If Allscripts or IDX terminates the merger agreement as provided above, the merger agreement terminates (except for the parties' respective confidentiality obligations under their April 26, 2000 nondisclosure and non-use agreement), and there is no other liability on the part of Allscripts or IDX to the other, except liability arising out of a breach of the merger agreement or pursuant to the non-disclosure and non-use agreement.

Amendment and Waiver

   The parties may amend the merger agreement in writing at any time prior to the effective time of the mergers, but after any approval of the matters presented to the Channelhealth stockholders or the Allscripts stockholders relating to the mergers, the parties may not amend the provisions of the merger agreement regarding the exchange ratios and the parties may not make any amendment that by law requires further approval or authorization by Channelhealth stockholders or Allscripts stockholders without their further approval or authorization.

   At any time before the effective time of the mergers, Allscripts and Channelhealth may:

  . waive any inaccuracies in the representations and warranties made by a party in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any of the covenants or agreements or conditions undertaken by a party in the merger agreement.

   Any agreement or waiver will be valid only if set forth in a signed written instrument.

Expenses

   IDX and Channelhealth, on the one hand, and Allscripts, New Allscripts, Bursar and Bursar No. 2, on the other, agreed to each bear their own expenses incurred in connection with the negotiation and execution of the merger agreement and related agreements and the consummation of the transactions contemplated thereby, provided that in no event will Channelhealth, as the surviving corporation of the Channelhealth merger, be liable for any expenses required by the merger agreement to be borne by IDX and Channelhealth. In addition, IDX agreed to reimburse New Allscripts for a specified percentage of any additional expenses incurred by New Allscripts or Allscripts that would not have been incurred had the transactions been structured so as not to contemplate a transaction described in Section 351 of the Internal Revenue Code.

                       THE RELATED TRANSACTION AGREEMENTS

The Voting Agreements

   The following summary of the Allscripts and Channelhealth voting agreements is qualified in its entirety by reference to the complete text of the Allscripts and Channelhealth voting agreements, which are incorporated by reference in this proxy statement/prospectus. We urge you to read the full text of each of the Allscripts and Channelhealth voting agreements.

 The Allscripts Voting Agreements

   In connection with the execution and delivery of the merger agreement, Channelhealth entered into a voting agreement with Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. and a voting agreement with Liberty Partners Holdings 6, L.L.C. under which these stockholders agreed to vote their shares of Allscripts capital stock in favor of the approval and adoption of the merger agreement and approval of the merger, and each of these stockholders also granted an irrevocable proxy to Channelhealth to vote their shares accordingly. As of the record date for the special meeting, these stockholders owned shares of Allscripts common stock representing approximately
[   ]% of the total voting power of the outstanding Allscripts capital stock.
The Allscripts voting agreements terminate upon the first to occur of the completion of the mergers and the termination of the merger agreement in accordance with its terms.

 The Channelhealth Voting Agreements

   In connection with the execution and delivery of the merger agreement, Allscripts entered into a voting agreement with IDX and a voting agreement with Pequot Private Equity Fund II, L.P. under which these stockholders agreed to vote their shares of Channelhealth capital stock in favor of approval and adoption of the merger agreement and approval of the mergers and each of these stockholders also granted an irrevocable proxy to Allscripts to vote their shares accordingly. As of the record date for the special meeting, IDX owned Channelhealth common shares representing approximately 97.9% of the total number of outstanding shares of Channelhealth common stock and Pequot owned Channelhealth preferred shares representing approximately 93.5% of the total number of outstanding shares of Channelhealth preferred stock. The Channelhealth voting agreements prohibit these stockholders from selling, assigning, pledging, transferring or otherwise disposing of any their Channelhealth shares prior to the Channelhealth stockholders meeting. The Channelhealth voting agreements terminate upon the first to occur of the completion of the mergers and the termination of the merger agreement in accordance with its terms.

   Because IDX, which owns more than a majority of the outstanding shares of Channelhealth common stock, and Pequot, which owns more than two-thirds of the outstanding shares of Channelhealth preferred stock, have each agreed to vote their shares of Channelhealth stock in favor of the merger, the Channelhealth merger proposal is expected to be approved.

The Stock Rights and Restrictions Agreement

   Upon completion of the mergers, IDX and New Allscripts will execute the stock rights and restrictions agreement, substantially in the form of Exhibit E to the merger agreement. This summary of the stock rights and restrictions agreement is qualified in its entirety by reference to the form of stock rights and restrictions agreement, which is incorporated by reference into this proxy statement/prospectus.

 New Allscripts Board of Directors

   From and after the date of the stock rights and restrictions agreement until the earlier of (1) termination of the agreement or (2) the date that IDX and its affiliates beneficially own fewer than 25% of the New Allscripts common shares issued to IDX upon completion of the Channelhealth merger, IDX will be entitled to designate an individual to the New Allscripts board of directors. The initial IDX designee to the New Allscripts board will be Richard
E. Tarrant, the Chief Executive Officer of IDX and the Chairman of the Board, Chief Executive Officer and President of Channelhealth. In addition, so long as
(1) the IDX designee is Mr. Tarrant and (2) IDX and its affiliates beneficially own greater than 75% of the New Allscripts common shares issued to IDX upon completion of the Channelhealth merger, Mr. Tarrant will be the sole non-executive Vice Chairman of the New Allscripts board.

   IDX will commit to make Mr. Tarrant reasonably available for initial "road show" efforts undertaken by Allscripts in connection with the merger agreement and for subsequent meetings with customers of the Channelhealth business, which will occur at least once a month.

 Limitation on Business Combination Transactions

   During the term of the stock rights and restrictions agreement, each of IDX and New Allscripts agrees not to engage in or propose any transaction referred to in the agreement as a "business combination," which means a merger, consolidation, "business combination" as defined in Section 203 of the Delaware General Corporation Law as currently in effect, compulsory share exchange or other transaction involving the other and pursuant to which the other party's voting securities are exchanged for cash, securities or other property, or any sale of all or substantially all of the assets or liquidation of the other party, including by means of a tender or exchange offer, or request or solicit any other person to engage in or propose a business combination, unless the transaction is approved by a majority of the other party's continuing directors or the party engaging in or proposing the transaction beneficially owns less than 5% of the other party's voting securities and has no representative on the other party's board of directors. IDX and New Allscripts also agreed that for the term of the stock rights and restrictions agreement, the operative provisions, as presently in effect, of Section 203 of the Delaware General Corporation Law will apply to any business combination between the parties notwithstanding that those provisions might otherwise apply for a shorter period of time.

   "Continuing director" of a party as used in the stock rights and restrictions agreement means any member of that party's board who was a member of the board at the date the agreement is signed or who is recommended or elected to the board by a majority of the continuing directors to fill a vacancy arising as a result of an increase in the number of directors after that date, and any successor of a continuing director, who was recommended or elected to succeed a continuing director by a majority of the continuing directors.

 Limitation on Acquisition of Additional Voting Securities

   Without the consent of a majority of the other party's continuing directors, neither party may acquire any additional voting securities of the other. Notwithstanding the foregoing, in the event IDX sells any of its shares of New Allscripts common stock, it may acquire additional shares without having to obtain New Allscripts' consent up to an aggregate amount that would cause IDX to hold the same number of shares of New Allscripts common stock that it held at the date the agreement is signed, provided that IDX cannot acquire additional shares until six months have lapsed from the date of any sale of shares by IDX and if IDX acquires additional shares pursuant to this clause of the agreement, it cannot sell any New Allscripts shares until 30 days have lapsed from the date of acquisition.

 Restrictions on Transfer by IDX

   During the term of the stock rights and restrictions agreement, without the prior written consent of a majority of the New Allscripts continuing directors, IDX agrees not to transfer beneficial ownership of any of its New Allscripts voting securities except as follows:

  . to affiliates of IDX that agree to be bound by the same restrictions applicable to IDX under the stock rights and restrictions agreement;

  . to New Allscripts or a subsidiary of New Allscripts;

  . pursuant to a merger, consolidation or compulsory share exchange to which New Allscripts is a party;

  . as a pro rata dividend or distribution to holders of IDX common stock;
    provided that if such a dividend or distribution is made to a non-public stockholder of IDX, such holder must agree to the restrictions provided under the stock rights and restriction agreement;

  . pursuant to a tender or exchange offer commenced by any person other than IDX or any of its affiliates, if at the time of public announcement of the tender or exchange offer (1) IDX and its affiliates beneficially own collectively fewer than 5% of the then outstanding voting securities of New Allscripts and no representative of IDX in serving on the New Allscripts board or (2) IDX and its affiliates beneficially own collectively greater than 5% of the then outstanding voting securities of New Allscripts and a majority of the New Allscripts continuing directors recommends acceptance of the offer to New Allscripts stockholders;

  . from and after the first anniversary of the date of the stock rights and restrictions agreement, pursuant to a private placement, or pursuant to Rule 144 as described below, provided that in any year, IDX cannot transfer more than 25% of the number of New Allscripts common shares held by IDX at the date of the agreement, plus any additional New Allscripts voting securities that IDX or its affiliates may from time to time own after that date, and during any particular year IDX cannot transfer more than 16.6667% of those shares in any month in that year and provided further than IDX is not permitted to cumulate, or carry forward for transfer in subsequent periods either (1) unsold maximum monthly eligible transfer amounts from month to month during any particular year or (2) unsold maximum annual eligible transfer amounts from year to year; and

  . pursuant to Rule 144 under the Securities Act, subject to the volume limitations set forth in the bullet point above, provided that no transfers are permitted pursuant to Rule 144 except through a market maker in New Allscripts common stock approved in advance by New Allscripts, or as otherwise previously approved by New Allscripts.

   Additionally, during each of the periods from and after the first anniversary of the date of the stock rights and restrictions agreement through the second anniversary of that date and from and after the third anniversary through the fourth anniversary of that date, IDX has the right to notify New Allscripts that IDX wants to transfer in a single transaction either 50% or 100% of the maximum number of New Allscripts shares that it would be permitted to transfer in that period, and the price at which IDX would be willing to transfer those shares. Upon receipt of that notice, New Allscripts will have a period of 10 days within which to arrange for the purchase of the offered shares by a purchaser selected by New Allscripts in its sole discretion for cash at a price per share equal to the average of the last sale price for New Allscripts common stock for the five trading days immediately preceding the date that New Allscripts notifies IDX that New Allscripts has arranged for the purchase of the IDX shares, provided that IDX has no obligation to transfer any of the shares to the proposed purchaser if the purchase price does not equal at least 90% of the price named by IDX in its notice to New Allscripts of IDX's desire to transfer shares. If New Allscripts does not arrange for a purchase of the IDX shares covered by a notice delivered by IDX under this clause of the agreement, IDX is free to transfer those shares, but subject to and in accordance with the time, volume and other restrictions set forth above.

   After the fifth anniversary of the date of the stock rights and restrictions agreement, if IDX wants to transfer a number of New Allscripts common shares in excess of 2.5% of the then issued and outstanding shares of New Allscripts common stock, IDX must first notify New Allscripts and set forth in the notice the number of shares or a minimum and maximum number of shares that IDX wants to transfer, and the price at which IDX would be willing to transfer those shares. New Allscripts will have a period of 10 days within which to arrange for purchase of the offered shares by a purchaser selected by New Allscripts in its sole discretion for cash at a price equal to the average of the last sales price for New Allscripts common stock for the five trading days immediately preceding the date that New Allscripts notifies IDX that New Allscripts has arranged for the purchase of the IDX shares, provided that IDX has no obligation to transfer any of the shares to the proposed purchaser if the purchase price does not equal at least 90% of the price named by IDX in its notice to New Allscripts of IDX's desire to transfer shares.

   The stock rights and restrictions agreement also provides that if during the period from the third anniversary through the fourth anniversary of the agreement, New Allscripts proposes to file a registration statement under the Securities Act with respect to a primary firm commitment underwritten public offering of New Allscripts common stock, IDX will have the right to "piggyback" on the offering by notifying New Allscripts that IDX wants to include some or all of its New Allscripts shares in the registration, subject to customary "cutback" provisions. New Allscripts will pay all of the expenses of the piggyback registration, except underwriting discounts and commissions on shares sold by IDX, fees of IDX's counsel and any transfer taxes applicable to the sale of the IDX shares. Additionally, New Allscripts agreed to enter into customary underwriting arrangements and to indemnify IDX against Securities Act liabilities arising from the offering to the extent customarily undertaken by issuers in connection with piggyback registrations.

   In addition, Richard E. Tarrant, Chief Executive Officer of each of IDX and Channelhealth, and who will be appointed to the New Allscripts board as its sole non-executive Vice Chairman upon completion of the mergers, signed the stock rights and restrictions in his individual capacity for the purpose of agreeing that for the six-month period following completion of the merger, he will not transfer any of the New Allscripts common shares he receives in the Channelhealth merger unless prior to the expiration of that period Glen E. Tullman, Chairman and Chief Executive Officer of New Allscripts, transfers for his own account any New Allscripts common shares.

   "Transfer" as used in the stock rights and restrictions agreement means any sale, transfer, writing of options or other conveyance of beneficial ownership in the securities to which the term relates.

 Voting of New Allscripts Shares Held by IDX

   Generally the stock rights and restrictions agreement permits IDX to vote in its complete discretion on all matters voted on by New Allscripts stockholders. Notwithstanding the foregoing, unless both of the conditions described below are met, IDX must vote all of its New Allscripts shares in accordance with the recommendation of the New Allscripts continuing directors on any matter that:

  . constitutes a business combination;

  . involves the acquisition by any person other than IDX or its affiliates of beneficial ownership of greater than 50% of the then outstanding New Allscripts voting securities;

  . involves the issuance by New Allscripts of its own securities for cash;
    or

  . involves any acquisition by New Allscripts, whether through merger, share exchange, purchase of assets or otherwise;

provided that, if both of the following conditions are met, IDX may vote its New Allscripts shares on the matters listed above in IDX's complete discretion:

  . the average of the last sale price of New Allscripts common stock for the 90 trading days immediately preceding the date in which the matter is voted upon is less than $14.5625 per share, which equals 50% of the last sale price of New Allscripts common stock on July 12, 2000, the last trading day before announcement of the transaction; and

  . there exists no continuing and uncured default by IDX under the merger agreement, the stock rights and restrictions agreement, the strategic alliance agreement or the cross-licensing agreement that shall have resulted in a material adverse effect on the business, properties, results of operation, prospects, conditions (financial or otherwise) or per share market value of New Allscripts common stock.

 IDX's Right to Participate in Securities Issuances by New Allscripts

   If at any time during the term of the stock rights and restrictions agreement New Allscripts plans to issue New Allscripts voting securities, or securities exercisable, exchangeable for or convertible into New Allscripts voting securities and as a result, IDX's beneficial ownership of all outstanding New Allscripts voting securities would be reduced to below 2% after giving effect to the proposed transaction, then New Allscripts must offer to sell to IDX a number or amount of the securities proposed to be issued that, if purchased by IDX, would permit IDX and its affiliates to beneficially own a number of New Allscripts voting securities determined by dividing the aggregate number of outstanding New Allscripts common shares then beneficially owned by IDX by the total number of New Allscripts common shares then outstanding.

 Termination

   The stock rights and restrictions agreement will terminate by its terms on its tenth anniversary, but it may be terminated earlier as follows:

  . by mutual written consent of IDX and New Allscripts; or

  . by IDX if New Allscripts files for bankruptcy, or another person commences a bankruptcy proceeding against New Allscripts and the proceeding is not dismissed or stayed within 60 days, or if an order for relief under a bankruptcy law is entered against New Allscripts.

The Strategic Alliance Agreement

   Upon completion of the mergers, IDX and New Allscripts will execute the strategic alliance agreement, substantially in the form of Exhibit D to the merger agreement. This summary of the strategic alliance agreement is qualified in its entirety by reference to the form of strategic alliance agreement, which is incorporated by reference into this proxy statement/prospectus.

 Marketing of Channelhealth Products

   The strategic alliance agreement provides for a ten-year strategic alliance under which the parties will cooperate to develop and market Channelhealth products pursuant to a development plan to be updated at least quarterly during the term of the alliance. Each of New Allscripts and IDX will be required to develop connectivity between their respective products to facilitate data exchange and ease of use. Each party will develop and maintain interfaces with respect to identified products of the other party and will reasonably maintain compatibility of their respective products with any updates to the other party's products. Under the alliance, the parties will mutually develop and regularly update a plan for marketing New Allscripts products to IDX customers and prospects. The marketing plan will describe detailed activities, responsibilities and sales forecasts over two-year periods during the term of the alliance. The parties will cooperate to publicize the alliance, will jointly develop and produce product marketing materials and will feature each other at trade shows and user group meetings. The parties will be required to compensate and incent their sales forces to sell New Allscripts' products to IDX customers and prospects.

 Marketing Restrictions on New Allscripts

   During the term of the alliance, New Allscripts will be prohibited from developing, or cooperating with specified direct competitors of IDX to develop or provide, practice management products other than those currently marketed by Allscripts. New Allscripts will also be prohibited from marketing, selling, licensing, cooperatively marketing or otherwise distributing any products competitive with the "virtual office" component of IDX's "Patient Channel" product. Notwithstanding the foregoing, New Allscripts may cooperatively market its products to non-IDX customers with any vendor of practice management products that is not one of the specified direct competitors of IDX. New Allscripts may also cooperate with any vendor of practice management products on a case-by-case basis in the deployment of such vendor's practice management products, provided that any interface and data exchange development services performed by New Allscripts in that connection are provided at a charge that is consistent with the ordinary and customary practice of New Allscripts. New Allscripts may market its products directly to IDX customers.

 Marketing Restrictions on IDX

   During the term of the alliance, IDX will be prohibited from cooperating with direct competitors of New Allscripts to develop or provide any products similar to or in competition with New Allscripts' products other than such products currently marketed by IDX. Notwithstanding the foregoing, IDX may provide products and services similar to New Allscripts' products as an offering integrated with IDX's "LastWord," "IDXrad," "Imaging Suite" and other non-practice management products and may cooperate with others who provide products similar to New Allscripts' products on a case-by-case basis in the deployment of such products, provided that any interface and data exchange development services performed by IDX in that connection are provided at a charge that is consistent with the ordinary and customary practices of IDX. In connection with its "EDiX" product, IDX is restricted from providing hand-held devices (except for dictation), but this restriction terminates if IDX ceases to control EDiX Corporation. Except with respect to its "LastWord" product, IDX may establish direct connections only for pharmaceutical benefit managers, drug manufacturers and drug distributors involving a direct message to a patient via IDX's "Patient Channel" product. IDX may market and re-sell the "Clinical Management Suite" product, although New Allscripts is entitled to a share of the revenues generated from sales of this product.

 Termination of Marketing Restrictions

   Either party may terminate the marketing restrictions to which it is subject upon the occurrence of a material adverse change in the business, properties, results of operations or condition (financial or otherwise) of the other party (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which the party competes). The determination of whether a change is a material adverse change giving rise to a termination right is subject to arbitration.

 Compensation

   New Allscripts and IDX will be entitled to agreed upon revenue sharing for sales of each other's products. Under the strategic alliance agreement, IDX will guarantee gross revenues to New Allscripts of $6,667 per day from sales of Allscripts products from the date of completion of the mergers until December 31, 2000. IDX will guarantee gross revenues from those sales of $4.5 million in 2001.

 New Allscripts Change of Control

   If during the term of the alliance, a change of control occurs with respect to New Allscripts whereby a direct competitor of IDX will control New Allscripts, IDX will, for the remainder of the term of the alliance, receive a revenue share on sales of all New Allscripts products (other than pharmaceutical products) equal to the percentage of revenue share to which IDX was entitled on such products at the time of the change of control and, at the end of the term of the alliance, IDX will receive the source code for all Allscripts products.

 IDX Change of Control

   If during the term of the alliance, a change of control occurs with respect to IDX whereby a direct competitor of New Allscripts will control IDX, New Allscripts will, for the remainder of the term of the alliance, receive a revenue share on sales of all IDX "Patient Channel" products equal to the percentage of revenue share to which New Allscripts was entitled at the time of the change of control and, at the end of the term of the alliance, New Allscripts will receive the source code for all IDX "Patient Channel" products.

 Termination of Alliance

   Either of New Allscripts or IDX may terminate the alliance in the event such party becomes insolvent or if the other party has defaulted under or breached any material term of the strategic alliance agreement and has not cured such default or breach within 120 days after it occurs.

The Amended and Restated Cross License and Software Maintenance Agreement

   Upon completion of the mergers, IDX and Channelhealth will execute the amended and restated cross license and software maintenance agreement, substantially in the form of Exhibit F to the merger agreement. This summary of the amended and restated cross license and software maintenance agreement is qualified in its entirety by reference to the form of amended and restated cross license and software maintenance agreement, which is incorporated by reference into this proxy statement/prospectus.

 Cross License

   The amended and restated cross license and software maintenance agreement provides for, in the case of IDX, the granting of a perpetual, non-exclusive, non-cancelable and non-terminable, fully paid-up license to Channelhealth permitting Channelhealth to copy, use, display, perform, adopt, modify and maintain certain IDX software applications and related intellectual property rights, and create derivative works with regard to the software, for the purpose of merging IDX software with New Allscripts' products and to market and sublicense IDX software in connection with the marketing of those products and, in the case of Channelhealth, the granting of a perpetual, non-exclusive, non-cancelable and non-terminable, fully paid-up license to IDX permitting IDX to copy, use, display, perform, market, sublicense, transmit, create and own derivative works and to distribute certain Channelhealth software applications and related intellectual property rights in connection with IDX's "Patient Channel" business.

 Support

   Under the amended and restated cross license and software maintenance agreement, each of IDX and Channelhealth will agree to provide the other with software maintenance and updates during the term of the strategic alliance between IDX and New Allscripts. IDX and Channelhealth will also provide customer specific implementation services and consulting services at the same service level and compensation rates as provided to their own customers.

 Termination

   The amended and restated cross license and software maintenance agreement is subject in part to the terms of the strategic alliance entered into between New Allscripts and IDX. In the event that the strategic alliance agreement is terminated or not renewed, the license granted by IDX to Channelhealth will terminate with respect to certain IDX technologies developed by IDX and incorporated by IDX into IDX software, except as used by Channelhealth to create or maintain compatibility or connectivity between New Allscripts products and IDX products.

                           BUSINESS OF CHANNELHEALTH

   Channelhealth sells physician-focused, Internet-based software applications and services that automate many of the clinical and administrative functions involved in the healthcare delivery process. Channelhealth's solution is designed to help healthcare providers lower healthcare costs and improve decision making by managing information flows in an efficient and timely manner. Channelhealth's suite of applications, which are known collectively as the "Physician Channel," consists of:

  Application                          Key Applications and Services
------------------------------------------------------------------------------------------
  Physician     Access to practice management and clinical functions (schedules, tasks,
  Homebase      patient lists, e-mail),
                personally configured links to clinically relevant content and continuing medical education and non-clinical content
------------------------------------------------------------------------------------------
  WebWorks      Office automation and work-flow integration tools that create task lists for the physicians and their support teams
------------------------------------------------------------------------------------------
  ChargeWorks   Automated encounter form that includes regulatory compliance decision support
------------------------------------------------------------------------------------------
  DocWorks      Electronic dictation and transcription services with on-line tracking, viewing and printing capabilities
------------------------------------------------------------------------------------------
  MedWorks      Medication management and prescription communication for ambulatory patients with drug utilization review and plan-specific formulary checking
------------------------------------------------------------------------------------------
  ResultWorks   Display of clinical results and text documents
------------------------------------------------------------------------------------------
  OrderWorks    Ordering of diagnostic tests, supplies and other items for ambulatory patients
------------------------------------------------------------------------------------------
  NoteWorks     Structured clinical note creation and editing


   Channelhealth delivers its Physician Channel services through an application services provider model and integrates them with a provider organization's existing practice management system and databases. Channelhealth has designed its services to be implemented on a modular basis. Thus, the Physician Channel services can be implemented incrementally with minimal disruption and up-front investment.

   Channelhealth has entered into strategic agreements with various providers of on-line medical resources to better service the healthcare providers using the Physician Channel. These agreements provide users of the Physician Channel with access to continuing medical information courses, clinical reference and health awareness information, as well as access to prescription benefit management rules and eligibility, pertinent patient medication history and network pharmacy listings. Channelhealth has also entered into an administrative services agreement, a marketing, development and service agreement and a cross license and software maintenance agreement with IDX. Upon the closing of the mergers, the marketing, development and service agreement and the cross license and software maintenance agreement will terminate and be replaced with the strategic alliance agreement and the amended and restated cross license and software maintenance agreement. The administrative services agreement will terminate as of December 31, 2000. See "The Related Transaction Agreements" on page 69.

   Channelhealth's target customers are large healthcare provider organizations, primarily consisting of large physician group practices, hospitals and integrated delivery networks. Channelhealth competes for customers with other providers of Internet-based healthcare solutions and clinical systems for the key service offerings of connectivity, content, applications and the browser-based desktop and personal digital assistant user interface. While it enjoys the advantage of access to a large installed base of provider organizations in the United States and strong relationships with executive management at prestigious healthcare organizations nationwide, Channelhealth expects competitors to aggressively target that customer base. Channelhealth distributes its services to clients under license agreements that typically grant customers nonexclusive, nontransferable licenses to use the software and services. To provide complete services for its clients, Channelhealth provides technical service and support to its customers 24 hours a day and seven days a week.

   As of July 31, 2000, Channelhealth employed a total of 91 full time employees for its "Physician Channel" business at its corporate headquarters in Burlington, Vermont and regional office in Boston, Massachusetts. None of its employees is represented by a labor union.

   Channelhealth's principal executive and corporate offices, development, and customer support operations are located in Burlington, Vermont and Boston, Massachusetts. Channelhealth leases both facilities from IDX.

                CHANNELHEALTH SELECTED HISTORICAL FINANCIAL DATA

   In the table below, you are provided with summary historical financial data of the Physician Channel business of Channelhealth Incorporated. This information has been prepared using the financial statements of the Physician Channel business of Channelhealth Incorporated for the five years ended December 31, 1999 and the six-month periods ended June 30, 1999 and 2000. The financial statements for the three fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the years ended December 31, 1995 and 1996 and for the six-month periods ended June 30, 1999 and 2000 have not been audited.

   When you read this summary historical financial data, it is important that you read along with it the historical financial statements, related notes and "Channelhealth Management's Discussion and Analysis of Financial Condition and Results of Operations" included in separate sections of this proxy statement/prospectus.

                                                                        Six Months
                                 Year Ended December 31,              Ended June 30,
                         -------------------------------------------  ----------------
                          1995     1996     1997     1998     1999     1999     2000
                         -------  -------  -------  -------  -------  -------  -------
                                             (in thousands)
Statement of Operations
 Data:
Revenue:
  System sales.......... $   187  $   992  $   933  $   672  $ 1,050  $   305  $    42
  Maintenance and
   service fees.........     129      444      540      441    1,319      385      773
                         -------  -------  -------  -------  -------  -------  -------
    Total revenues......     316    1,436    1,473    1,113    2,369      690      815
Costs and expenses:
  Cost of revenues......      27      232    1,931    2,579    2,461    1,200      941
  Selling, general and
   administrative.......     354      730      984      804    1,551      837    1,685
  Research and
   development..........   1,172    1,693      947      710    2,407    1,282    2,539
  Compensation charge
   related to issuance
   of stock options.....      --       --       --       --    4,561       --      269
  Settlement of
   litigation...........      --       --       --       --       --       --      937
  Interest expense......      54      201      382      636    1,038      460      720
                         -------  -------  -------  -------  -------  -------  -------
    Total costs and
     expenses...........   1,607    2,856    4,244    4,729   12,018    3,779    7,091
                         -------  -------  -------  -------  -------  -------  -------
    Net loss............ $(1,291) $(1,420) $(2,771) $(3,616) $(9,649) $(3,089) $(6,276)
                         =======  =======  =======  =======  =======  =======  =======
Statement of Net Assets
 Data (at period end):
Working capital
 (deficit).............. $   (35) $   656  $  (142) $   109  $ 1,615  $   739  $ 1,959
Total assets............      --      844      428      765    1,980    1,437    2,507
Net assets (deficit)....     (35)     805      391      732    1,950    1,405    2,463

                   CHANNELHEALTH MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   The Physician Channel business of Channelhealth reported a net loss of $6,276,000 for the six months ended June 30, 2000. Excluding a compensation charge related to the issuance of stock options of $269,000, the net loss amounted to $6,007,000, as compared to a net loss of $3,089,000 for the same period of 1999.

   The Physician Channel business reported a net loss of $9,649,000, $3,616,000 and $2,771,000 for the years ended December 31, 1999, 1998 and 1997, respectively. For comparison purposes the net loss for 1999 after excluding a compensation charge of $4,561,000 related to the issuance of vested stock options to employees of the parent company of Channelhealth in the fourth quarter of 1999 amounted to $5,088,000.

Results of Operations

 Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

   Revenue. The Physician Channel business' total revenue increased to $815,000 for the six months ended June 30, 2000 from $690,000 for the same period in 1999, an increase of $125,000, or 18.1%. Revenue from system sales decreased from $305,000 for the six months ended June 30, 1999 to $42,000 for the six months ended June 30, 2000, a decrease of $263,000, or 86.2%. The decrease in sales was due to certain of the Physician Channel business' customers delaying purchasing decisions with respect to certain Physician Channel business software systems. Management believes such delays are due to a number of factors, including the announced migration of the Physician Channel business' software systems to Internet-based applications and services, customer organizational changes, government applied pressures on customers to reduce expenses, product complexity, and customer preoccupation with internal Year 2000 issues. Maintenance and service revenue increased to $773,000 during the six months ended June 30, 2000 (94.8% of total revenue) compared to $385,000 (55.8% of total revenue) in the corresponding period in 1999, an increase of $388,000, or 100.8%. The increase was primarily due to an increase in maintenance and service revenue from new customers obtained in 1999 and the decision by customers to continue to support historical software systems rather than purchase new ones for the reasons noted above.

   Cost of Revenues. The cost of revenues decreased to $941,000 for the six months ended June 30, 2000 from $1,199,000 for the same period in 1999, a decrease of $258,000 or 21.5%. The cost of revenues decreased between the periods primarily due to a reduction in amortization expense of capitalized software for the period ended June 30, 2000. The gross profit margin increased from -73.8% for the six months ended June 30, 1999 to -15.5% for the same period in 2000. The improvement in gross profit margin was due to both the reduction in amortization expense and the more efficient utilization of installation and support services personnel in performing revenue generating customer maintenance and support. The overall negative gross margins during both periods are primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development, particularly with its Internet-based applications and services.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $1,685,000 for the six months ended June 30, 2000 from $837,000 for the same period in 1999, an increase of $848,000 or 101.3%. As a percentage of total revenue, selling, general and administrative expenses increased to 206.7% for the six months ended June 30, 2000 from 121.3% for the same period in 1999. The increase in selling, general and administrative expenses is due to incremental expenses, primarily additional personnel and marketing expenses, incurred to sell, market and administrate the Physician Channel business' new business initiatives in the Internet-based software applications and services markets. The overall high percentage of selling, general and administrative expenses to revenue during both periods is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development, particularly with its Internet-based applications and services.

   Research and Development. Research and development expenses increased to $2,539,000 for the six months ended June 30, 2000 from $1,282,000 for the same period in 1999, an increase of $1,257,000, or 98.0%. As a percentage of total revenues, research and development expenses increased to 311.5% for the six months ended June 30, 2000 from 185.8% for the same period in 1999. The increase in research and development expenses was primarily due to additional personnel and efforts utilized to develop the Physician Channel business' new Internet-based applications and services. The overall high percentage of research and development expenses to revenue during both periods is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development, particularly with its Internet-based software applications and services.

   Compensation Charge Related to Issuance of Stock Options. In the first quarter of 2000, Channelhealth issued immediately vested options to certain employees of the parent company. Accordingly, the Physician Channel business has recognized compensation expense of approximately $269,000 related to the issuance of the vested stock options, based on the fair market value of the options on the date of issuance.

   Settlement of Litigation. In connection with the settlement of litigation arising from a contractual dispute with respect to an exclusivity provision from a supply contract, Channelhealth has incurred settlement and legal costs as of June 30, 2000 of $936,736. Accordingly, the costs have been recognized in the statement of operations for the six month period ended June 30, 2000.

   Interest Expense. Interest expense has increased to $720,000 for the six months ended June 30, 2000 from $460,000 for the same period in 1999, an increase of $260,000 or 56.5%. The increase in interest expense is a result of the increase of IDX's investment in the Physician Channel business.

   Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. The Physician Channel business' total revenue increased to $2,369,000 for the year ended December 31, 1999 from $1,113,000 for the year ended December 31, 1998, an increase of $1,256,000, or 112.8%. Revenue from system sales increased from $671,000 for the year ended December 31, 1998 to $1,050,000 in system sales revenue for the year ended December 31, 1999, an increase of $379,000, or 56.4%. The increase in sales was primarily due to the sale of clinical software systems to several new customers in 1999. Maintenance and service revenue increased to $1,319,000 during the year ended December 31, 1999 (55.7% of total revenue) compared to $441,000 (39.6% of total revenue) in 1998, an increase of $878,000, or 199.1%. The increase was primarily due to an increase in maintenance and service revenue from new contracts obtained in 1998 and 1999, and 1999 service revenues related to supporting Year 2000 issues.

   Cost of Revenues. The cost of revenues decreased slightly to $2,461,000 for the year ended December 31, 1999 from $2,579,000 in 1998, a decrease of $118,000, or 4.6%. The cost of revenues decreased due to the consistent level of personnel utilized in client services to support incremental system sales revenue and maintenance and service revenue. The gross profit margin increased from -131.7% for the year ended December 31, 1998 to -3.9% for the same period in 1999. The improvement in gross profit margin was primarily due to an increase in revenue, including the $379,000 increase in system sales with higher gross margins than maintenance and service revenue, combined with the more efficient utilization of installation and support personnel in 1999. The negative gross margins during both years are primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $1,551,000 for the year ended December 31, 1999 from $804,000 in 1998, an increase of $747,000, or 92.9%. As a percentage of total revenue, selling, general and administrative expenses decreased to 65.5% in 1999 from 72.2% in 1998. The increase in selling, general and administrative expenses is due to incremental expenses, primarily additional personnel and marketing expenses, incurred to sell and market the Physician Channel business' software systems and support services. As a percentage of revenue, the expenses decreased due to the increase in revenue combined with a relative high fixed cost component of the expenses. The overall high percentage of selling, general and administrative expenses to revenue during both years is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Research and Development. Research and development expenses increased to $2,407,000 for the year ended December 31, 1999 from $710,000 in 1998, an increase of $1,697,000, or 239%. As a percentage of total revenues, research and development expenses increased to 101.6% for the year ended December 31, 1999 from 63.8% for the same period in 1998. The increase in research and development expenses in dollars and as a percentage of revenue was primarily due to significant additional personnel and activities initiated in 1999 to begin development of the Physician Channel business' new Internet-based software applications and services. The overall high percentage of research and development expenses to revenue during both years is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Compensation Charge Related to Issuance of Stock Options. In the fourth quarter of 1999, Channelhealth issued immediately vested options to certain employees of the parent company. Accordingly, the Physician Channel business has recognized compensation expense of approximately $4,561,000 related to the issuance of the vested stock options based on the fair market of the options on the date of issuance.

   Interest Expense. Interest expense has increased to $1,038,000 for the year ended December 31, 1999 from $636,000 for the same period in 1998, an increase of $402,000 or 63.2%. The increase in interest expense is a result of the increase of IDX's investment in the Physician Channel business.

   Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. The Physician Channel business' total revenue decreased to $1,113,000 for the year ended December 31, 1998 from $1,473,000 in 1997, a decrease of $360,000, or 24.4%. Revenue from system sales decreased from $933,000 for the year ended December 31, 1997 to $671,000 in system sales revenue in 1998, a decrease of $262,000, or 28.1%. The disappointing decrease in sales was due to fewer than anticipated software system sales in 1998. Maintenance and service revenue also decreased to $441,000 during the year ended December 31, 1998 (39.6% of total revenue) compared to $540,000 (36.7% of total revenue) in 1997, a decrease of $99,000, or 18.3%. The decrease was primarily due to a decrease in maintenance and service revenue resulting from the decrease in system sales and fewer contracts for support services in 1998.

   Cost of Revenues. The cost of revenues increased to $2,579,000 for the year ended December 31, 1998 from $1,931,000 in 1997, an increase of $648,000, or 33.6%. The cost of revenues increased between the periods due to the addition of installation and support personnel in anticipation of increased sales in 1998 and an increase in amortization expense of capitalized software. The gross profit margin decreased from -31.1% for the year ended December 31, 1997 to - 131.7% in 1998. The decrease in gross profit margin was primarily due to significantly lower revenue combined with the incremental expenses of additional personnel and amortization of capitalized software. The overall negative gross margins during both years are primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $804,000 for the year ended December 31, 1998 from $984,000 in 1997, a decrease of $180,000, or 18.3%. As a percentage of total revenue, selling, general and administrative expenses increased to 72.2% for the year ended December 31, 1998 from 66.8% in 1997. The decrease in selling, general and administrative expenses is due primarily to lower sales commission expenses resulting from the significant decrease in revenue from 1997 to 1998. The overall high percentage of selling, general and administrative expenses to revenue during both years is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Research and Development. Research and development expenses decreased to $710,000 for the year ended December 31, 1998 from $947,000 in 1997, a decrease of $237,000, or 25.0%. As a percentage of total revenues, research and development expenses decreased to 63.8% for the year ended December 31, 1998 from 64.3% in 1997. Research and development expenses decreased between 1997 and 1998 due to a decrease in new development activities and the corresponding reduction in personnel. The overall high percentage of research and development expenses to revenue during both years is primarily due to the high fixed costs relative to sales volume resulting from the early stage nature of the Physician Channel business' development.

   Interest Expense. Interest expense has increased to $636,000 for the year ended December 31, 1998 from $382,000 for the same period in 1997, an increase of $254,000 or 66.5%. The increase in interest expense is a result of the increase of IDX's investment in the Physician Channel business.

 Liquidity and Capital Resources

   The Physician Channel business has funded its operations, working capital needs and capital expenditures primarily through net proceeds from its parent company, IDX Systems Corporation, of which approximately $32 million is attributable to venture capital financing secured by Channelhealth. Cash flows related to operating activities are comprised principally of net loss and depreciation and are also affected by the changes in accounts receivable and deferred revenue. Due to the nature of the Physician Channel business, accounts receivable and deferred revenue fluctuate considerably. This is due to, among other things, the length of the sales cycle and installation efforts that are dependent upon the size of the transaction, the changing business plans of the customer, the effectiveness of the customers' management and general economic conditions.

   Cash flows related to investing activities have principally been related to the purchase of computers and office equipment. Computer and equipment purchases have been financed through net proceeds from the parent company.

   Cash flows from financing activities have principally been related to net proceeds from the parent company, of which approximately $32 million is attributable to venture capital financing secured by Channelhealth. In the first quarter of 2000, Channelhealth issued preferred stock to Pequot Private Equity Fund II, L.P. for approximately $30 million, representing an equity interest in Channelhealth of approximately 9%. In the same round of financing, Channelhealth also raised approximately $2 million additional from various other minority stockholders, representing an equity interest in Channelhealth of less than 1%. The proceeds from the issuance of this preferred stock combined with other funds from the parent has been the source of the net proceeds provided to the Physician Channel business of Channelhealth. Channelhealth is currently leasing its facilities in South Burlington, Vermont from its parent company.

   Management believes that current operating funds and capital available from its current parent company would be sufficient to meet its operating requirements at least through the next twelve months. Upon completion of the proposed transaction, capital will not be available to Channelhealth from its current parent company.

   On September 29, 2000, Channelhealth entered into a 3-year lease with a leasing company for computer equipment. This lease will allow Channelhealth to establish its data center and continue its planned expansion as an ASP provider. Total lease payments for this equipment will be approximately $806,000.

   In October 2000, Healtheon/WebMD, a provider of content and transaction processing for Channelhealth's Internet services under an agreement dated June 8, 2000, indicated to Channelhealth that it would seek to terminate the June 8, 2000 agreement. As of November 3, 2000, no proposal for a renegotiated agreement, and no notice of termination or breach of the agreement, has been received from Healtheon/WebMD by Channelhealth. The effect on Channelhealth's business of Healtheon/WebMD's actions with respect to this agreement is not yet determinable but could have an adverse effect.

                   BUSINESS OF ALLSCRIPTS AND NEW ALLSCRIPTS

Allscripts

   Allscripts provides physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Allscripts' technology-based approach focuses on the point of care, where prescriptions and many other healthcare transactions originate, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers.

   Allscripts currently offers products in four categories: point-of-care medication management, Internet products and services, including e-detailing, information products and prepackaged medications. Allscripts TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. Allscripts' other e-commerce products and services offer physicians and their patients medication-related education and information services. Allscripts also sells prepackaged medications to physicians for dispensing to their patients.

   Allscripts was incorporated in Illinois in 1986 and was reincorporated in Delaware in 1999. Allscripts' executive offices are at 2401 Commerce Drive, Libertyville, Illinois 60048. Allscripts' telephone number is (847) 680-3515; its Internet e-mail address is info@allscripts.com; and its web site is www.allscripts.com. Information contained on Allscripts' Web site is not part of this proxy statement/prospectus.

   TouchScript(R) and MedSmart(R) are registered trademarks of Allscripts, Inc. Allscripts(TM), 3Touch Prescribing(TM), Physician's Interactive(TM), ScriptGuard(TM), Personal Prescriber(TM), e-detailing(TM) and Intelligent Reminder(TM) are trademarks of Allscripts, Inc. PATIENT ED(R), Just Right, Just-in-Time Information(R), PediaStat(R) and Prescribe the Web(R) are registered trademarks of Medifor, Inc. EduCare Templates(TM), Medifor DirectSM and Transforming Health Care are trademarks of Medifor, Inc. MasterChart(R) and MasterBuilder(R) are registered trademarks of MasterChart, Inc. HealthFrame(R), currently a registered trademark of Lanier Worldwide, Inc., is being transferred to MasterChart, Inc. pursuant to an agreement between Lanier and MasterChart. All other trademarks, brand marks, trade names and registered marks used in this proxy statement/prospectus are trademarks, brand marks, trade names or registered marks of their respective owners.

New Allscripts

   New Allscripts is currently a wholly-owned subsidiary of Allscripts that has not conducted any business activities except in connection with the mergers. As a result of the mergers, Allscripts and Channelhealth will each become a wholly-owned subsidiary of New Allscripts. Accordingly, the business of New Allscripts will be the business currently conducted by Allscripts and the Physician Channel business of Channelhealth.

Legal Proceedings

   Two complaints, styled as shareholder class action complaints, have been filed in the United States District Court for the Northern District of Illinois against Allscripts and its President and Chief Financial Officer, David B. Mullen, alleging that the defendants failed to disclose that revenue relating to Allscripts' relationship with IMS Health was not properly recorded in the second quarter of 2000. The complaints are captioned Bredeson v. Allscripts, Inc. and David B. Mullen, Civ. No. 00C-6796 (N. D. Ill., filed on October 31,
2000), and Karmazin v. Allscripts, Inc. and David B. Mullen, Civ. No. 00C-6864 (N.D. Ill., filed on November 2, 2000). The complaints in these actions purport to be brought on behalf of individuals who purchased common stock of Allscripts during the period of July 27, 2000 through and including October 26, 2000. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified damages. According to reports on the Internet, at least one additional similar complaint has been filed against Allscripts. At this time, management is unable to determine the likely outcome of this matter or to reasonably estimate the amount of loss with respect to this matter.

                          MANAGEMENT OF NEW ALLSCRIPTS

Directors

   The following descriptions set forth the name, age and principal positions held as of August 31, 2000 by each of the persons who are expected to serve as directors of New Allscripts following completion of the mergers. Immediately following completion of the mergers, the New Allscripts board of directors is expected to consist of the members of the Allscripts board of directors as constituted immediately prior to the completion of the mergers, except that pursuant to the stock rights and restrictions agreement, Mr. Tarrant will be appointed as a Class II director of New Allscripts. The New Allscripts board of directors will be divided into three classes, with each class as nearly equal in number as possible. The directors in each class will serve staggered three-year terms expiring in 2001, 2002 or 2003, respectively.

                Class I--To serve until the 2001 Annual Meeting

   Michael J. Kluger, 43, has been one of Allscripts' directors since 1994. He is a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, where he has served as a Managing Director since 1992. For five years prior thereto, Mr. Kluger was a Director and Senior Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co., an investment banking and brokerage firm. Mr. Kluger serves on the board of directors of Monaco Coach Corporation.

   David B. Mullen, 49, has been Allscripts' President and Chief Financial Officer and a director since August 1997. From January 1995 to June 1997, Mr. Mullen served as Chief Financial Officer of Enterprise Systems, Inc. From 1983 to 1995, Mr. Mullen was employed in various positions by CCC Information Services Group, Inc., including Vice Chairman, President and Chief Financial Officer. Prior to that, he was employed by Ernst & Young LLP.

                Class II--To serve until the 2002 Annual Meeting

   M. Fazle Husain, 36, has been one of Allscripts' directors since April 1998. Mr. Husain is a Principal of Morgan Stanley Dean Witter & Co., an investment banking firm, where he has been employed since 1991, and is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., which is the general partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain was also employed at Morgan Stanley Dean Witter from 1987 until 1989. Mr. Husain focuses primarily on investments in the healthcare industry, including healthcare services, medical devices and healthcare information technology. He serves on the Boards of Directors of IntegraMed America, Inc. and Cardiac Pathways Corporation.

   Glen E. Tullman, 40, has been the Chairman of the Board since May 1999 and Allscripts' Chief Executive Officer since August 1997. From October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a publicly traded healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman was employed by CCC Information Services Group, Inc., a computer software company servicing the insurance industry, most recently as President and Chief Operating Officer.

   Richard E. Tarrant, 57, co-founded IDX in 1969 and has served as a director and as the Chief Executive Officer of IDX since that time; he was also President of IDX from 1969 to February 1999. Mr. Tarrant has also served as the Chairman of Channelhealth's board of directors since October 1, 1999. Mr. Tarrant has served as a Trustee of Saint Michael's College, as a member of the Board of Trustees for the University Health Center (Vermont), an academic medical center, from July 1988 to December 1994, as Chairman of the Board of Trustees of the University Health Center (Vermont) from 1992 to 1994 and as Chairman of Fletcher Allen Health Care, an integrated healthcare delivery system serving Vermont and northern New York State, from

1992 to 1994. In 1991, Mr. Tarrant was a founding director of Vermont Managed Care, a physician hospital organization consisting of 600 doctors and a 500-bed teaching hospital. Mr. Tarrant presently serves as a Trustee of The University of Vermont and of University Medical Education Associates. Mr. Tarrant is a member of the Vermont Business Roundtable.

               Class III--To serve until the 2003 Annual Meeting

   Philip D. Green, 50, has been one of Allscripts' directors since 1992. Mr. Green has been a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. since June 30, 2000. From 1989 until June 30, 2000, Mr. Green was a partner with the Washington, D.C. based law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green was a founding partner. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green practices healthcare law and represents several major teaching hospitals.

   L. Ben Lytle, 53, has been one of Allscripts' directors since March 1999. He is Chairman of the Board of Anthem, Inc., one of the largest healthcare management companies in the United States. Before joining Anthem's predecessor company in 1976, he held positions with LTV Aerospace, Associates Corp. of North America and American Fletcher National Bank. Mr. Lytle serves on the boards of IPALCO Enterprises, Inc., an energy company; Central Newspapers, Inc., a media company; CID Equity Partners, a venture capital firm; and Duke Realty Investments, Inc., a real estate investment firm.

   Edward M. Philip, 38, has been one of Allscripts' directors since July 1999. Mr. Philip is Chief Operating Officer of Lycos, Inc., which he has been since December 1996. He has been Chief Financial Officer and Secretary of Lycos, Inc. since December 1995. From July 1991 to December 1995, Mr. Philip was employed by The Walt Disney Company, where he served in various finance positions, most recently as Vice President and Assistant Treasurer. Prior to joining The Walt Disney Company, Mr. Philip was an investment banker at Salomon Brothers Inc.

   For certain additional information concerning the persons expected to serve as directors of New Allscripts (other than Mr. Tarrant), see Allscripts' Proxy Statement used in connection with its 2000 Annual Meeting of Stockholders, the relevant portions of which are incorporated by reference into Allscripts' Annual Report on Form 10-K for the fiscal year ended December 31, 1999. See "Where You Can Find More Information."

Committees of the Board of Directors

   The New Allscripts board of directors will continue to have the two standing committees established by Allscripts, the Audit Committee and the Compensation Committee. The Audit Committee will recommend the appointment of auditors and oversee New Allscripts' accounting and audit functions. The Compensation Committee will determine executive officers' salaries, bonuses and other compensation and administer the Allscripts Amended and Restated 1993 Stock Incentive Plan, which will be assumed by New Allscripts.

Compensation of Directors

   In accordance with Allscripts' current practice, Allscripts expects that independent directors of New Allscripts will receive a fee of $1,000 for each meeting of New Allscripts' board of directors that they attend. New Allscripts will also reimburse them for their travel expenses. Additionally, these directors will be eligible to receive stock option grants at the discretion of New Allscripts' board of directors or the board's Compensation Committee.

Pharmacy Advisory Board

   Because of the important role pharmacy plays in medication management, New Allscripts will continue to consult with a Pharmacy Advisory Board assembled by Allscripts to consult on a variety of topics. The Advisory Board will provide guidance to New Allscripts in a number of key areas, including the design and development of products and services, trends in pharmacy and pharmaceutical care and the planning and conducting of pharmacoeconomic and medical research on issues such as electronic prescribing, compliance programs and drug education.

   J. Lyle Bootman, Ph.D., is Dean and Professor of the University of Arizona College of Pharmacy and is Founding and Executive Director of the University of Arizona Center for Health Outcomes and PharmacoEconomic (HOPE) Research. Dr. Bootman has authored over 200 research articles and has been an invited speaker at more than 300 healthcare meetings. He has published several books, including "Principles of Pharmacoeconomics." Dr. Bootman was recently named to the Institute of Medicine and currently serves as the President of the American Pharmaceutical Association.

   James T. Doluisio, Ph.D., is the Hoeschst Roussel Professor of Pharmacy at the University of Texas at Austin, where he also served as the Dean of the College of Pharmacy from 1973 through 1998. Dr. Doluisio has written more than 90 papers on bioequivalency, biopharmaceutics, pharmacokinetics and on various other pharmacy topics for national and international journals and textbooks. Dr. Doluisio also served as President of the American Pharmaceutical Association in 1982 and President of the American Association of Pharmaceutical Scientists in 1988. From 1990 to 1995, he chaired the Board of the United States Pharmacopeial Convention and recently served as the Inaugural Chairman of the Pharmaceutical Care Management Association's Deans Advisory Council. He has served as a consultant to the FDA, as a member of the U.S. Office of Technology Assessment Drug Bioequivalence Study Panel and as a consultant in Pharmacy to the Surgeon General of the U.S. Air Force.

   Robert C. Johnson, Ph.D., is President of R.C. Johnson Associates, a healthcare and association management consulting firm in Arizona, and he is Professor of Pharmacy Administration and Executive Director of the Center for the Advancement of Pharmacy Practice at Midwestern University's College of Pharmacy. Mr. Johnson is a past Chairman and Chief Executive Officer of PCS Health Systems, the nation's largest pharmacy benefit manager, and also served as Corporate Vice President for Government Affairs for the McKesson Foundation. He served as Chief Executive Officer of the California Pharmacists Association for 20 years, and he is a past president of the American Pharmaceutical Association.

   Ronald P. Jordan, R.Ph., is a registered pharmacist, President of HCaliber Consulting of East Greenwich, Rhode Island, an international healthcare informatics firm, and Senior Vice President of Informatics at Hospice Pharmacia L.L.C. of Philadelphia, Pennsylvania. Mr. Jordan is immediate past president of the American Pharmaceutical Association and served as a member of its board of trustees from 1994 through 1997. He served as a Trustee of the National Council for Prescription Drug Programs, where he co-chaired the Standardization Committee for over five years. Most recently, Mr. Jordan was appointed as one of eleven members of the Health Care Financing Administration Medicare Coverage Advisory Commission, and he was appointed to serve on the Rhode Island Governor's Advisory Council on Health.

   Delbert D. Konnor, PharmMS, is President and Chief Executive Officer of the Pharmaceutical Care Management Association, a trade association representing the major companies in the managed care pharmacy industry. In addition, he is Adjunct Professor of Pharmaceutical Administration at Duquesne University and Ohio Northern University. Mr. Konnor previously served as Vice President of Professional Services for AARP Pharmacy Service. His key governmental pharmacy positions have included Manager of the Voluntary Compliance Program for the Drug Enforcement Administration and the Director of the first White House Conference on Prescription Drug Misuse, Abuse and Diversion.

   Debi Reissman, Pharm.D. is President of Rxperts Managed Care Consulting, a consulting firm in Santa Ana, California that specializes in pharmacy benefit consulting to physicians and the managed care industry. She is also an Assistant Clinical Professor at the University of Southern California School of Pharmacy. Dr. Reissman consults in the area of pharmacy benefit design and prescription utilization management and has more than 19 years of experience in the managed healthcare industry. She has held a variety of pharmacy management positions, including Chief Executive Officer of Prescription Solutions, the pharmacy benefit subsidiary of PacifiCare Health Systems. In addition to her work experience, Dr. Reissman has been actively involved in national pharmacy organizations, including the Academy of Managed Care Pharmacy where she chaired the finance committee and served as treasurer for four years.

Executive Officers and Key Employees

   Set forth below are the name and expected title of each person who is expected to serve as an executive officer of New Allscripts following the consummation of the merger and the age and principal positions held by each person as of August 31, 2000:

             Name        Age                      Position
             ----        ---                      --------
      Glen E. Tullman    40  Chairman of the Board and Chief Executive Officer

      David B. Mullen    49  President, Chief Financial Officer and Director

      Joseph E. Carey    42  Chief Operating Officer

      Lee Shapiro        44  Executive Vice President

      Scott Leisher      41  Senior Vice President, Sales and Marketing

      John G. Cull       38  Senior Vice President, Finance, Treasurer and
                             Secretary

      Carol McCall       37  Executive Vice President, Managed Care and
                             Clinical Information

      Clifford E. Berman 41  General Counsel and Senior Vice President,
                             Regulatory and Legal Affairs

      Stanley A. Crane   51  Chief Technology Officer

      Karl L. Greiter II 39  Vice President, Account Management

      James R. Hewitt    33  Senior Vice President

      Steven Lefar       34  Senior Vice President, Corporate Development

      Donald Q. Paullin  57  Vice President, Physician's Interactive Operations

      Pamela Pure        39  Vice President and Chief Operating Officer of
                             Channelhealth

   For biographical information concerning Messrs. Tullman and Mullen, see "Directors" above.

   Joseph E. Carey has been Allscripts' Chief Operating Officer since April 1999. From September 1998 to April 1999, he served as President and Chief Operating Officer of Shopping@Home, Inc. Prior to that time, he was Senior Vice President and General Manager of the Resource Management Group of HBO & Company, a healthcare software firm. Mr. Carey joined HBO in 1997 with HBO's acquisition of Enterprise Systems, Inc., where he held the role of President from 1993 until the acquisition.

   Lee Shapiro is Executive Vice President of Allscripts. He is responsible for strategic business development and related initiatives. Prior to joining Allscripts, Mr. Shapiro was the Chief Operating Officer of Douglas Elliman-Beitler, Chicago, Illinois. From 1980 until 1986, Mr. Shapiro practiced law with Barack, Ferrazzano, Kirschbaum & Perlman, Chicago and its predecessor. Mr. Shapiro served as the President of SES Properties, Inc., a closely held real estate company based in Carlsbad, CA from 1986--1998. Concurrently, Mr. Shapiro formed City Financial Bancorp in 1986 and served as its Vice Chairman until its sale in 1992.

   Scott Leisher has been Allscripts' Senior Vice President, Sales and Marketing, since April 2000. From 1998 to 2000, Mr. Leisher served as Senior Vice President, Sales, for Allscripts. Prior to joining Allscripts, Mr. Leisher was with CCC Information Services from 1986 to 1998 where he served in a number of management positions, completing his tenure there as a Senior Vice President in their Insurance Division.

   John G. Cull has been Allscripts' Senior Vice President, Finance, Secretary and Treasurer since 1995. From 1991 to 1993, Mr. Cull was Allscripts' assistant controller, and from 1993 to 1995 he was Allscripts' controller. From 1986 to 1991, Mr. Cull was controller of Federated Foods, Inc., a food brokerage company. Prior to joining Federated Foods, Mr. Cull was employed by Arthur Andersen LLP.

   Carol McCall has been Allscripts' Executive Vice President, Managed Care and Informatics since February 2000. From 1997 to 2000, Ms. McCall was with Humana where she served as its Chief Information Officer and later as its Vice President of Pharmacy Management. Prior to that, Ms. McCall was a consulting actuary with Milliman & Robertson in Seattle. Before joining M&R, she was Assistant Vice President, Actuarial Services for Employers Health Insurance. Ms. McCall is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

   Clifford E. Berman has been Allscripts' General Counsel and Senior Vice President, Regulatory and Legislative Affairs since July 1998. From September 1996 to July 1998, he served as Vice President of Legal Services for MedPartners, Inc. Prior to that time, he held various positions at Caremark, Inc. Mr. Berman served on the Illinois State Board of Pharmacy and was Chairman of its Legislative and Regulatory Committee from 1994 to 1999. Mr. Berman is the past president of the Pharmaceutical Care Management Association and currently serves on its board of directors.

   Stanley A. Crane has been Allscripts' Chief Technology Officer since January 2000 and was its Vice President, Internet Services from April 1999 until that time. From September 1998 to April 1999, he was Chief Technology Officer for Shopping@Home, Inc. From January 1998 to September 1998, he was Chief Technology Officer for MaxMiles, Inc., an Internet travel services company. From August 1995 to January 1998, Mr. Crane was Chief Technology Officer for Enterprise Systems, Inc., where he led a development team through its successful migration from DOS-based applications to a system of Windows, object-oriented, client/server applications. Prior to this, Mr. Crane held a variety of roles with Lotus, Ashton-Tate and WordStar.

   Karl L. Greiter II has been Allscripts' Vice President, Account Management since September 1998. From November 1995 to August 1998, Mr. Greiter was our controller. Before joining Allscripts, Mr. Greiter was employed by William G. Ceas & Co., an investment banking firm.

   James R. Hewitt has been Allscripts' Chief Information Officer since January 2000. From August 1995 to January 2000, he was Managing Director of Information Technology for The Options Clearing Corporation. Prior to 1995 Mr. Hewitt held the position of Vice President Software Development for Enterprise Systems, Inc.

   Steven Lefar has been Allscripts' Senior Vice President, Corporate Development since April 1999. From 1996 to 1999, Mr. Lefar served as a Senior Manager in the healthcare practice of Andersen Consulting, where he helped develop and implement Covation, a joint venture that delivers outsourcing and e-commerce services to healthcare providers. Prior to that, he was employed with Caremark and APM, a healthcare consulting firm.

   Donald Q. Paullin has been Allscripts' Vice President, Physician's Interactive Operations since July 1999, when Allscripts acquired MedSmart, which Mr. Paullin founded in 1995. Prior to founding MedSmart, Mr. Paullin was the President of Medicode Marketing Corporation, a medical publishing company.

   Pamela Pure has served as Vice President and Chief Operating Officer of Channelhealth since January 1, 2000. In 1995, she joined IDX as Vice President of Marketing, where she created the IDX Marketing Department and implemented formal marketing processes, strategic planning, market research, and communications. Prior to joining IDX, Ms. Pure was employed by Shared Medical Systems Corporation, a medical software company, from May 1983 until March 1995.

Compensation of New Allscripts' Executive Officers

   New Allscripts has not yet paid any compensation to its Chief Executive Officer or any other person anticipated to become an executive officer, and the form and amount of such compensation to be paid to each such executive officer in any future period is expected to be substantially similar to the form and amount of such compensation that Allscripts would have paid to such executive officer in such period. New Allscripts will assume employment agreements that are currently in effect between such executive officers and Allscripts. In connection with the Channelhealth merger, New Allscripts will enter into an employment agreement with Pamela Pure, currently Channelhealth's Vice President and Chief Operating Officer. For a description of this employment agreement, see "The Transaction--Interests of Certain Persons in the Transaction." In addition, the Allscripts Amended and Restated 1993 Stock Incentive Plan will be assumed by New Allscripts.

   For information concerning the employment agreements with, and the compensation paid to, the Chief Executive Officer and the other four most highly compensated executive officers of Allscripts for the 1999 fiscal year, see Allscripts' Proxy Statement used in connection with its 2000 Annual Meeting of Stockholders, the relevant portions of which are incorporated by reference into Allscripts' Annual Report on Form 10-K for the fiscal year ended December 31, 1999. See "Where You Can Find More Information."

                  DESCRIPTION OF NEW ALLSCRIPTS CAPITAL STOCK

   The following summary of the capital stock of New Allscripts is qualified in its entirety by reference to the complete text of the Amended and Restated Certificate of Incorporation of New Allscripts, a copy of which is filed as
Exhibit 3.1 to the registration statement filed by New Allscripts.

Authorized Capital Stock

 New Allscripts Common Stock

   Holders of shares of New Allscripts common stock will be entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the board of directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of New Allscripts, the holders of common stock would be entitled to receive ratably the net assets of New Allscripts available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights.

 New Allscripts Preferred Stock

   Under its certificate of incorporation, New Allscripts will be authorized to issue 1,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of New Allscripts outstanding voting stock or otherwise adversely affect the market price of New Allscripts common stock. The management of Allscripts is not aware of any plans by a third party to seek control of Allscripts or New Allscripts, and has no current plans to issue any preferred stock.

 New Allscripts Warrants

   Upon completion of the mergers, New Allscripts will assume Allscripts warrants outstanding to purchase, as of August 31, 2000, an aggregate of 27,703 shares of Allscripts common stock at an average weighted exercise price of $2.41 per share.

 Registration Rights of Certain Holders of New Allscripts Common Stock

   Liberty Partners Holdings 6, L.L.C., Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., which collectively hold 8,502,233 shares of Allscripts common stock, are entitled to registration rights with respect to these shares. Under a registration rights agreement, Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., collectively, on the one hand, and Liberty Partners Holdings 6, L.L.C., on the other hand, each are entitled to require Allscripts to register their shares of common stock three times, but not more than once in any six-month period. As of the date of filing of this proxy statement/prospectus, the Morgan Stanley parties, collectively, on the one hand, and Liberty Partners, on the other hand, have each exercised their rights to require Allscripts to register their shares of Allscripts common stock one time. After completion of the merger transactions, they will be entitled to require New Allscripts to register their shares of New Allscripts common stock two times, but no more than once in any six-month period. In addition, if New Allscripts proposes or is required to register any of its common stock, either for its own account or for the account of other of its stockholders, New Allscripts will be required to notify Liberty and the Morgan Stanley partnership stockholders, and subject to the limitations specified in the registration agreement, to include in the registration all of the common stock requested to be included by those holders. New Allscripts will be obligated to bear the expenses, other than underwriting commissions, of the first registration required by Liberty or the Morgan Stanley partnerships, and of all incidental registrations. Any exercise of these registration rights may hinder New Allscripts' efforts to arrange future financings and have an adverse effect on the market price of New Allscripts' common stock.

Description of Registration Rights for Earnout Shares

   Any shares of New Allscripts common stock issued pursuant to the earnout clause of the merger agreement will be, and the right to receive such shares is being, issued in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of the Securities and Exchange Commission's Regulation D. If any earnout shares are issued, within five business days of issuance New Allscripts will file a non-exclusive resale "shelf" registration statement to permit the unrestricted resale of those shares to the public on a continuous basis. New Allscripts will use its best efforts to cause the resale shelf registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable after filing and to cause the registration statement to remain effective for a period of two years from the date of filing or such earlier time as all of the earnout shares covered by the registration statement have been sold.

Certain Limited Liability, Indemnification and Anti-takeover Provisions

 Indemnification and Limitation of Liability

   New Allscripts' certificate of incorporation and by-laws provide that New Allscripts shall, with some limitations, indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of New Allscripts. This indemnification also applies to a criminal action or proceeding, so long as the director or officer had no reasonable cause to believe their conduct to have been unlawful.

   Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, this
Section 102 provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. New Allscripts' certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

 Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

  . the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

   Upon completion of the Channelhealth merger, IDX will become an interested stockholder of New Allscripts for purposes of Section 203. Pursuant to the stock rights and restrictions agreement to be entered into between IDX and New Allscripts, IDX and Allscripts agreed that for the term of that agreement, the operative provisions, as presently in effect, of Section 203 will apply to any business combination between the parties notwithstanding that those provisions might otherwise apply for a shorter period of time.

 Special Meetings of Stockholders; No Stockholder Action By Written Consent

   New Allscripts' certificate of incorporation provides that special meetings of its stockholders may be called only by a majority of the board of directors, the Chairman or the President. In addition, the New Allscripts' certificate of incorporation provides that its stockholders may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

 Advance Notice Requirements for Stockholder Proposals and Nomination of
 Directors

   New Allscripts' by-laws provide that stockholders seeking to bring business before, or nominate directors at, any annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of New Allscripts not fewer than 120 days prior to the meeting. The by-laws also specify requirements for a stockholder's notice to be in proper written form.

 Classified Board of Directors

   The New Allscripts certificate of incorporation and by-laws provide that the board of directors is divided into three classes of directors serving staggered three-year terms. As a result, one-third of New Allscripts' board of directors will be elected each year. See "Management of New Allscripts--Directors."

 Number of Directors; Removal; Vacancies

   The New Allscripts by-laws provide that New Allscripts will have at least three directors, with the exact number to be fixed by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of the remaining directors then in office. The New Allscripts certificate of incorporation provides that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

   Currently the number of Allscripts directors is fixed at eight. Prior to completion of the mergers, the New Allscripts board will fix the number of New Allscripts directors at nine to accommodate the appointment to the board of Richard E. Tarrant pursuant to the stock rights and restrictions agreement. See "The Related Transaction Agreements--The Stock Rights and Restrictions Agreement--New Allscripts Board of Directors."

 Consideration of Constituencies with Respect to Acquisitions

   The New Allscripts certificate of incorporation provides that in determining whether an acquisition proposal is in the best interests of New Allscripts and its stockholders, its board of directors may, to the extent

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

permitted by law, consider all factors it deems relevant, including the effects of the acquisition upon New Allscripts' employees, suppliers and customers and the communities in which New Allscripts is located.

Transfer Agent and Registrar

   The transfer agent and registrar for the New Allscripts common stock is LaSalle Bank N.A.

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

                    OWNERSHIP OF NEW ALLSCRIPTS COMMON STOCK

Security Ownership of Directors and Executive Officers

   There are currently 1,000 shares of New Allscripts common stock outstanding, all of which are owned by Allscripts and will be cancelled in the Allscripts merger. We anticipate that upon completion of the merger, approximately
[         ] shares of New Allscripts common stock will be issued and
outstanding, approximately [       ] additional shares will be reserved for
issuance upon the exercise of options and warrants assumed by New Allscripts
and approximately [         ] additional shares will be available for issuance
in connection with grants made after the effective time of the merger under New Allscripts' stock option plan.

   The following table sets forth the anticipated beneficial ownership, after giving effect to the mergers, of New Allscripts common stock by (1) each New Allscripts director and each person expected to be a New Allscripts director upon completion of the mergers, (2) each person expected to be one of the five most highly compensated executive officers of New Allscripts, based on anticipated fiscal 2000 compensation and (3) all persons expected to be New Allscripts directors and executive officers, as a group.

                           Beneficial Ownership  Number Of Beneficial Ownership
                             Prior to Merger      Shares       after Merger
                           -----------------------Issued   -----------------------
          Name               Number     Percent  in Merger   Number     Percent
          ----             ------------ ------------------ ------------ ----------
Executives and Directors:
  Tullman(1).............       864,428     2.9%       --       864,428     2.3%
  Mullen(2)..............       669,127     2.3%       --       669,127     1.8%
  Pure(3)................           --       --        --        14,757     *
  Cull(4)................       109,951     0.4%       --       109,951     0.3%
  Shapiro(5).............        56,202     0.2%       --        56,202     0.1%
  Carey(6)...............       132,646     0.5%       --       132,646     0.3%
Outside Directors:
  Green(7)...............       111,493     0.4%       --       111,493     0.3%
  Husain(8)..............     5,254,063    17.9%       --     5,254,063    13.9%
  Kluger(9)..............     3,248,170    11.1%       --     3,248,170     8.6%
  Lytle(10)..............         8,333     *          --         8,333     *
  Tarrant(11)............           --       --  7,533,254    7,533,254    19.9%
  Phillip(12)............        13,333     *          --        13,333     *
All Directors and
 Officers (12
 persons)(13)............    10,467,746    35.0%       --    18,015,757    46.8%

--------
  * Less than 0.1%
 (1) Includes 130,148 shares issuable upon exercise of options that will be exercisable within 60 days.
 (2) Includes 137,702 shares issuable upon exercise of options that will be exercisable within 60 days, and 4,915 shares issuable upon exercise of warrants that are currently exercisable.
 (3) Includes 14,757 shares issuable upon exercise of options that will be exercisable within 60 days.
 (4) Includes 90,048 shares issuable upon exercise of options that will be exercisable within 60 days.
 (5) Includes 37,500 shares issuable upon exercise of options that will be exercisable within 60 days, and 3,333 shares issuable upon exercise of warrants that are currently exercisable.
 (6) Includes 34,584 shares issuable upon exercise of options that will be exercisable within 60 days.
 (7) Includes 68,904 shares issuable upon exercise of options that will be exercisable within 60 days, and 4,404 shares issuable upon exercise of warrants that are currently exercisable.
 (8) Consists of 5,254,063 shares owned by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., which is the General Partner of each of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain disclaims beneficial ownership of the shares held by these entities. The address for Mr. Husain and these entities is c/o Morgan Stanley Dean Witter Venture Partners, 1221 Avenue of the Americas, New York, New York 10020.
 (9) Consists of 3,248,170 shares owned by Liberty Partners Holdings 6, L.L.C. Mr. Kluger is the Managing Partner of Liberty Partners Holdings 6, L.L.C. Mr. Kluger disclaims beneficial ownership of the shares held by Liberty Partners Holdings 6, L.L.C. The address for Mr. Kluger and Liberty Partners Holdings 6, L.L.C. is c/o Liberty Partners, L.P., 1177 Avenue of the Americas, New York, New York 10036.
(10) Consists of 8,333 shares issuable upon exercise of options that will be exercisable within 60 days.
(11) Includes 7,497,838 shares owned by IDX Systems Corporation. Mr. Tarrant is a director and the Chief Executive Officer of IDX Systems Corporation. Mr. Tarrant disclaims beneficial ownership of the shares held by IDX Systems Corporation. The address for Mr. Tarrant and IDX Systems Corporation is c/o IDX Systems Corporation,
(12) Consists of 13,333 shares issuable upon exercise of options that will be exercisable within 60 days.
(13) Includes the shares described in Notes 1 through 12.

Security Ownership of Certain Beneficial Owners

   The following table sets forth information as to the anticipated beneficial ownership of each person expected to own greater than 5% of the outstanding shares of New Allscripts common stock. The information with respect to New Allscripts common stock is based on information known to Allscripts as of the date of this proxy statement/prospectus regarding the beneficial ownership of voting securities of Allscripts and Channelhealth.

                         Beneficial Ownership   Number Of Beneficial Ownership
                            Prior to Merger      Shares       after Merger
                         ----------------------- Issued   -----------------------
          Name             Number      Percent  in Merger   Number      Percent
          ----           ------------ ------------------- ------------ ----------
Holders of 5% or More:
  Liberty Partners
   Holdings 6, L.L.C. ..    3,248,170     11.1%       --     3,248,170      8.6%
  Morgan Stanley Venture
   Partners III, L.P. ..    4,611,499     15.7%       --     4,611,499     12.2%
  Morgan Stanley Venture
   Investors III, L.P. .      442,914      1.5%       --       442,914      1.2%
  Morgan Stanley Venture
   Partners Entrepreneur
   Fund, L.P. ..........      199,650      0.7%       --       199,650      0.5%
  IDX...................          --       0.0% 7,497,838    7,497,838   19.8%

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

             COMPARISON OF RIGHTS OF STOCKHOLDERS OF NEW ALLSCRIPTS
                         AND STOCKHOLDERS OF ALLSCRIPTS

   New Allscripts and Allscripts are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of Allscripts common stock and New Allscripts common stock arise primarily from differences in their respective certificates of incorporation and by-laws. The New Allscripts certificate of incorporation and the New Allscripts by-laws are substantially similar to the Allscripts certificate of incorporation and the Allscripts by-laws, respectively.

           COMPARISON OF CERTIFICATES OF INCORPORATION AND BY-LAWS OF
                        NEW ALLSCRIPTS AND CHANNELHEALTH

   Channelhealth and New Allscripts are both organized under the laws of the state of Delaware. Therefore, any differences in the rights of holders of Channelhealth common stock or preferred stock, on the one hand, and the holders of New Allscripts common stock, on the other, arise primarily from differences in their respective certificates of incorporation and by-laws. The following is a summary of certain of the material differences between the rights of the holders of New Allscripts common stock, on the one hand, and the rights of the holders of Channelhealth common stock and the holders of Channelhealth preferred stock, on the other. Upon completion of the mergers, Channelhealth common stockholders and preferred stockholders will become holders of New Allscripts common stock, and their rights will be governed principally by the Delaware General Corporation law, the New Allscripts certificate of incorporation and the New Allscripts by-laws.

Authorized Capital Stock

 New Allscripts

   The authorized capital stock of Allscripts will be converted into capital stock of New Allscripts upon completion of the Allscripts merger. The authorized capital stock of Allscripts consists of 1,000,000 shares of undesignated preferred stock, none of which is issued or outstanding and 75,000,000 shares of common stock, of which 29,344,604 shares were issued and outstanding at August 31, 2000, 5,436,176 shares were reserved for issuance under Allscripts' Amended and Restated 1993 Stock Incentive Plan at August 31, 2000 (under which plan options to acquire an aggregate of 2,405,137 shares of common stock had been granted and were outstanding at August 31, 2000) and warrants to purchase an aggregate of 27,703 shares of Allscripts Common Stock were outstanding at August 31, 2000.

   New Allscripts' certificate of incorporation provides that the board of directors is authorized to issue any series of preferred stock, to fix the designation, stated value, redemption rights, voting rights, preferences, terms of conversion or exchange, dividend rate and date of payment of any dividends with respect to each series of preferred stock and to provide for a sinking fund with respect to each series of preferred stock.

 Channelhealth

   The authorized capital stock of Channelhealth consists of 100,000,000 shares of Channelhealth common stock and 3,000,000 shares of Channelhealth Series A Preferred Stock. As of June 30, 2000, there are 25,527,425 shares of Channelhealth common stock and 2,719,429 shares of Channelhealth Series A Preferred Stock issued and outstanding and no shares of Channelhealth common stock are held by Channelhealth as treasury stock.

   Channelhealth's certificate of incorporation provides that the authority of Channelhealth's board of directors to issue preferred stock is limited to Series A Preferred Stock, of which the rights, preferences and terms are set forth in detail in Channelhealth's certificate of incorporation.

Dividend Rights

 New Allscripts

   The New Allscripts certificate of incorporation provides that New Allscripts can pay dividends to New Allscripts common stockholders at such times and in such amounts as the New Allscripts board of directors may determine, subject to any preferential dividend rights of any outstanding preferred stock.

 Channelhealth

   The Channelhealth certificate of incorporation provides that Channelhealth can pay dividends to Channelhealth common stockholders at such time and in such amounts as the Channelhealth board of directors may determine, subject to any preferential dividend rights of any outstanding preferred stock.

   The Channelhealth certificate of incorporation provides that each holder of Channelhealth preferred stock is entitled to a preferential dividend equal to the per share dividend amount for each share of common stock into which the preferred stock held by such holder is convertible.

Voting Rights

 New Allscripts

   The New Allscripts certificate of incorporation provides that each holder of New Allscripts common stock shall be entitled to one vote upon all matters upon which the stockholders have the right to vote.

   The New Allscripts certificate of incorporation provides that the board of directors shall fix the designation of the voting rights of the holders of New Allscripts preferred stock, except that such shares shall not have more than one vote per share.

 Channelhealth

   Channelhealth's certificate of incorporation provides that each holder of Channelhealth common stock shall be entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

   Channelhealth's certificate of incorporation provides that each holder of Channelhealth preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are then convertible at each meeting of stockholders. Holders of shares of Channelhealth preferred stock are also entitled to vote as a class on various extraordinary corporate matters, including the Channelhealth merger.

Conversion Rights

 New Allscripts

   The New Allscripts certificate of incorporation provides that the board of directors shall fix the terms, if any, upon which the shares of each series of preferred stock shall be convertible into or exchangeable for any other shares of stock of New Allscripts.

 Channelhealth

   Channelhealth's certificate of incorporation provides that the holders of preferred stock shall have the right, at any time and without the payment of additional consideration, to convert any shares of preferred stock into such number of shares of common stock as obtained by multiplying the number of shares to be converted by $11.80 and dividing the result by the conversion price of $11.80 or, in case an adjustment of such price has taken place, then by the conversion price as last adjusted and in effect at the date any shares of preferred stock are surrendered for conversion.

Directors And Officers

 New Allscripts

   The New Allscripts certificate of incorporation provides that the number of directors will be determined from time to time exclusively by a vote of a majority of the New Allscripts board of directors. The New Allscripts by-laws provide that the number of directors must be at least three. The New Allscripts certificate of incorporation and by-laws provide for a classified board consisting of three classes and requires the affirmative vote of the holders of at least 80% of the voting power of the capital stock to remove a director for cause.

 Channelhealth

   The Channelhealth by-laws provide that the number of directors will be determined from time to time by the Channelhealth stockholders or by the Channelhealth board of directors. The Channelhealth by-laws provide that the number of directors must be at least one. The Channelhealth by-laws provide that any one or more of the directors of Channelhealth may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, subject to class voting rights.

   The Channelhealth by-laws provide that a director who was elected by the holders of a particular class or series of Channelhealth stock may only be removed without cause by the holders of a majority of the shares of such class or series.

Liability of Directors

 New Allscripts

   The New Allscripts certificate of incorporation eliminates the liability of its directors to New Allscripts or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (1) a breach of the duty of loyalty to New Allscripts or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the Delaware General Corporation Law or (4) any transaction from which the director derived an improper personal benefit.

 Channelhealth

   The Channelhealth certificate of incorporation eliminates director liability to the fullest extent permitted by the Delaware General Corporation Law.

Indemnification of Directors and Officers

 New Allscripts

   New Allscripts' certificate of incorporation provides that New Allscripts shall indemnify any person involved in a third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of New Allscripts, or by reason of being an officer, director or employee of another enterprise at the request of New Allscripts, against expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding or incurred by reason of such person's being or having been a representative of New Allscripts, to the fullest extent permitted by law. New Allscripts' certificate of incorporation also provides that New Allscripts may advance to a director or officer expenses incurred in defending any action, upon receipt of an undertaking by or on behalf of the person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. The New Allscripts certificate of incorporation provides that if a claim for indemnity is not paid in full by New Allscripts within 30 days after receipt of the claim, the claimant may bring suit against New Allscripts to recover the unpaid amount of the claim and, if successful, is entitled to recover the expenses incurred in prosecuting the claim. The New Allscripts' certificate of incorporation provides further that the provisions for indemnification are not exclusive of any other rights to which the party may be entitled under any statute, by-law, agreement or vote of stockholders or disinterested directors. The New Allscripts by-laws provide for indemnification of directors and officers to the fullest extent permitted by law.

 Channelhealth

   Channelhealth's certificate of incorporation provides that Channelhealth shall indemnify any person who is a party or is threatened to be made a party to any threatened, completed or pending action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Channelhealth), by reason of being a director or officer of Channelhealth or, at the request of Channelhealth, a director, officer or trustee of, or acting in a similar capacity with, another enterprise, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding (but may indemnify such person only against expenses incurred in a derivative action on behalf of such corporation) or incurred by reason of being or having been a representative of Channelhealth, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of Channelhealth and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Channelhealth's certificate of incorporation also provides that Channelhealth may advance to any such director or officer expenses incurred in defending any action, upon receipt of an undertaking by or on behalf of the person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. A determination as to the amount of the indemnification to be made by Channelhealth shall be made either (1) by a majority vote of the directors who are not parties to such action, even though less than a quorum, or, if there are no such directors or if such directors so direct, by a committee of disinterested directors designated by independent legal counsel,
(2) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, consisting of stockholders who are not parties to such action or (3) by a court of competent jurisdiction. Channelhealth's certificate of incorporation provides further that the provisions for indemnification are not exclusive of any other rights to which the person may be entitled under any law, agreement or vote of stockholders or disinterested directors.

Removal of Directors

 New Allscripts

   The New Allscripts by-laws provide that subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

 Channelhealth

   The Channelhealth by-laws provide that any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

Special Meetings

 New Allscripts

   The New Allscripts certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by the chairman of the board, the president or by a majority of the entire New Allscripts board of directors.

 Channelhealth

   The Channelhealth by-laws provide that special meetings of stockholders may be called at any time by the president or by the board of directors.

Action of Stockholders Without a Meeting

 New Allscripts

   New Allscripts' certificate of incorporation and by-laws provide that any action required or permitted to be taken by New Allscripts' stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by any consent in writing.

 Channelhealth

   Channelhealth's by-laws permit the stockholders of Channelhealth to consent in writing to any action without a meeting, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Stockholders' Proposals

 New Allscripts

   The New Allscripts by-laws include detailed provisions regarding the procedures to be followed by stockholders with respect to business desired by stockholders to be brought before a meeting and with respect to the procedures to be followed in the nomination of directors by stockholders.

 Channelhealth

   Neither of Channelhealth's certificate of incorporation nor its by-laws include provisions regarding the procedures to be followed by stockholders to nominate directors or to properly bring business before a meeting of stockholders.

Quorum

 New Allscripts

   The New Allscripts by-laws provide that the holders of not less than one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

 Channelhealth

   The Channelhealth by-laws provide that the holders of a majority of the shares of the capital stock of Channelhealth issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Charter Amendments

 New Allscripts

   The New Allscripts certificate of incorporation provides that any proposal to amend, alter, change or repeal any provision of the certificate of incorporation relating to classification of directors, removal of directors, stockholder actions, special meetings of the stockholders, the powers and authorities of the board of directors or compensation of directors must be approved by the affirmative vote of at least 80% of the votes entitled to be voted generally in the election of directors, voting together as a single class.

 Channelhealth

   The Channelhealth certificate of incorporation provides that any proposal to amend, alter or repeal any provision of the certificate of incorporation the effect of which is to authorize capital stock of Channelhealth that is senior to the rights or preferences of the Channelhealth preferred stock, impairing the rights of the Channelhealth preferred stock or amending, modifying or waiving the terms of the Channelhealth preferred stock must be approved by the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Channelhealth preferred stock.

By-Law Amendments

 New Allscripts

   The New Allscripts certificate of incorporation provides that any by-laws adopted by the directors under the powers conferred by the certificate of incorporation may be amended or repealed by the directors or by the stockholders. Certain articles and sections of the by-laws shall not be amended or repealed and no provision inconsistent with such articles or sections shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of New Allscripts entitled to vote generally in the election of directors, voting together as a single class.

   The New Allscripts by-laws provide that the by-laws may be altered, amended or repealed at any meeting of stockholders duly called for that purpose, by a majority vote of the shares represented and entitled to vote at such meeting.

 Channelhealth

   The Channelhealth certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal the by-laws of Channelhealth, except as and to the extent provided in the by-laws.

   The Channelhealth by-laws provide that the by-laws may be altered, amended or repealed, or new by-laws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of Channelhealth issued and outstanding and entitled to vote at any meeting of stockholders, provided such action shall have been stated in the notice of such meeting.

Mergers and Major Transactions

 New Allscripts

   The New Allscripts certificate of incorporation explicitly permits New Allscripts' board of directors to authorize the sale, lease or other disposition of any part or parts of the properties of New Allscripts.

 Channelhealth

   The Channelhealth certificate of incorporation provides that any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of Channelhealth, or any consolidation or merger involving Channelhealth, must be approved by the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Channelhealth preferred stock.

Dissolution

 New Allscripts

   The New Allscripts certificate of incorporation and by-laws do not contain any special provisions with respect to dissolution of Allscripts.

 Channelhealth

   The Channelhealth certificate of incorporation provides that any consent by Channelhealth to any liquidation, dissolution or winding up of Channelhealth must be approved by the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Channelhealth preferred stock.

Liquidation

 New Allscripts

   The New Allscripts certificate of incorporation provides that in the event of the liquidation or dissolution of New Allscripts and after the holders of preferred stock shall have received amounts to which they are entitled, the holders of common stock shall be entitled to receive ratably the balance of New Allscripts net assets available for distribution.

   The New Allscripts certificate of incorporation provides that the board of directors shall fix the preferences of the shares of each series of preferred stock in the event of the liquidation or dissolution of New Allscripts.

 Channelhealth

   The Channelhealth certificate of incorporation provides that upon the dissolution or liquidation of Channelhealth, the holders of common stock will be entitled to receive all assets of Channelhealth available for distribution to its stockholders, subject to any preferential and participation rights of any then outstanding preferred stock.

   The Channelhealth certificate of incorporation provides that in the event of a liquidation, dissolution, or winding up of Channelhealth, the holders of preferred stock shall be entitled to receive prior and in preference to any distribution of assets or surplus funds of Channelhealth to the common stockholders, out of the assets of Channelhealth available for distribution to its stockholders, either a sum equal to the consideration paid per share of preferred stock plus dividends which have been declared but not paid or participation in the entire remaining assets of Channelhealth, which shall be distributed to the holders of common stock and preferred stock in proportion to the number of shares of common stock held by them and the number of shares of common stock which they then have the right to acquire upon conversion of the shares of preferred stock then held by them.

                                 LEGAL MATTERS

   Weil, Gotshal & Manges LLP, special counsel to New Allscripts, will pass upon certain federal income tax consequences of the Allscripts merger for Allscripts and New Allscripts, and Hale and Dorr LLP will pass upon certain federal income tax consequences of the Channelhealth merger for IDX.

                                    EXPERTS

   The financial statements of Allscripts, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, incorporated in this proxy statement/prospectus by reference to the Allscripts, Inc. Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors have audited the financial statements of the Physician Channel business of Channelhealth Incorporated at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. Allscripts, Inc. has included the financial statements of the Physician Channel business of Channelhealth Incorporated in this proxy statement/prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Representatives of PricewaterhouseCoopers LLP, current independent public accountants of Allscripts, expect to be present at the Allscripts special meeting and will be available to respond to appropriate questions from Allscripts stockholders in attendance. Although these representatives have stated that they do not intend to make any statements at the Allscripts special meeting, they will have the opportunity to do so.

   Representatives of Ernst & Young LLP, current independent public accountants of Channelhealth, expect to be present at the Channelhealth special meeting and will be available to respond to appropriate questions from Channelhealth stockholders in attendance. Although these representatives have stated that they do not intend to make any statements at the Channelhealth special meeting, they will have the opportunity to do so.

                                 OTHER MATTERS

   Pursuant to Delaware law, the business that may be conducted at the Allscripts special meeting is confined to the purpose described in the notice of special meeting of stockholders that accompanies this proxy statement/prospectus.

   Pursuant to Delaware law and Channelhealth's by-laws, the business that may be conducted at the Channelhealth special meeting is confined to the purpose described in the notice of special meeting of stockholders that accompanies this proxy statement/prospectus.

                             STOCKHOLDER PROPOSALS

   Any Allscripts stockholder who intends to present a proposal at Allscripts' 2001 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Allscripts in writing at its principal executive offices not later than December 22, 2000. Allscripts will not be required to include in its proxy statement a form of proxy or stockholder proposal that is received after that date or that otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission. If the mergers are consummated as currently contemplated, there will be no 2001 annual meeting of Allscripts stockholders.

   If the mergers are completed, the first annual meeting of the public stockholders of New Allscripts is expected to be held in May 2001. New Allscripts stockholders must submit a proposal to be included in New Allscripts' proxy statement for the 2001 annual meeting of stockholders in writing no later than December 22, 2000. Proposals must comply with the proxy rules of the Securities and Exchange Commission. You should send your proposal to New Allscripts' Secretary at Allscripts' address on the cover of this proxy statement/prospectus.

   New Allscripts stockholders may submit proposals that they do not want included in the proxy statement but that they want to raise at the 2001 annual meeting of stockholders. New Allscripts must receive your proposal in writing after December 11, 2000 but before January 10, 2001. If you submit your proposal after the deadline, then Securities and Exchange Commission rules permit the individuals named in the proxies solicited by New Allscripts' board of directors for that meeting to exercise discretionary voting power as to that proposal. To be properly brought before an annual meeting, New Allscripts' by-laws require that your proposal give: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the class and number of shares of New Allscripts stock that you beneficially own; and (4) any interest you may have in the business you want to bring before the meeting. You should send your proposal to New Allscripts' Secretary at Allscripts' address on the cover of this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   Federal securities laws require Allscripts to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, Allscripts files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any Allscripts document filed at the Securities and Exchange Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's web site at: http://www.sec.gov.

   New Allscripts has filed with the Securities and Exchange Commission a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of New Allscripts for the New Allscripts shares to be issued to Allscripts' and Channelhealth's stockholders in the mergers. As allowed by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information with respect to New Allscripts and the New Allscripts shares, you should consult the registration statement and its exhibits. Statements contained in this proxy statement/prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the Securities and Exchange Commission for additional information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

   Securities and Exchange Commission rules and regulations permit us to "incorporate by reference" the information Allscripts files with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to the other information Allscripts has filed with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this proxy statement/prospectus. Information that Allscripts files later with the Securities and Exchange Commission will automatically update and supersede this information.

   We incorporate by reference the documents listed below and any filings Allscripts will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this proxy statement/prospectus, but prior to the date of the Allscripts special meeting:

  . Annual Report on Form 10-K of Allscripts for the fiscal year ended
    December 31, 1999;

  . Quarterly Reports on Form 10-Q for the period ended March 31, 2000 and
    10-Q, as amended by Form 10-Q/A-1, for the period ended June 30, 2000;
    and

  . Current Reports on Form 8-K dated May 24, 2000, as amended by a Form 8-
    K/A-2 dated July 25, 2000, May 31, 2000, as amended by Form 8-K/A-2 filed July 25, 2000, and July 27, 2000.

   You can request a free copy of the above filings or any filings subsequently incorporated by reference into this proxy statement/prospectus by writing or calling:

  Allscripts, Inc.
  2401 Commerce Drive
  Libertyville, Illinois 60048
  Attn: Investor Relations

  Telephone requests may be directed to (847) 680-3515.

   In order to ensure timely delivery of these documents, you should make such
request by [                ], 2000.

   Neither Allscripts nor Channelhealth has authorized anyone to give any information or make any representation about the mergers or about the respective companies that differs from or adds to the information in this proxy statement/prospectus or in the documents that Allscripts files publicly with the Securities and Exchange Commission. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement/prospectus or in the documents that Allscripts files publicly with the Securities and Exchange Commission.

   If you live in a jurisdiction where it is unlawful to offer to exchange or sell, to ask for offers to exchange or buy, or to ask for proxies regarding the securities offered by this proxy statement/prospectus, or if you are a person to whom it is unlawful to direct such activities, the offer presented by this proxy statement/prospectus is not extended to you.

   The information contained in this proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED FINANCIAL
 STATEMENTS
Report of Independent Auditors............................................  F-2

Statements of Net Assets at December 31, 1998 and 1999 and (unaudited)
 June 30, 2000............................................................  F-3

Statements of Operations for the Years Ended December 31, 1997, 1998 and
 1999 and (unaudited) Six Months Ended June 30, 1999 and 2000.............  F-4

Statements of Changes in Net Assets for the Years Ended December 31, 1997,
 1998, and 1999 and (unaudited) Six Months Ended June 30, 2000............  F-5

Statements of Cash Flows for the Years Ended December 31, 1997, 1998 and
 1999 and (unaudited) Six Months Ended June 30, 1999 and 2000.............  F-6

Notes to Financial Statements.............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Channelhealth Incorporated

   We have audited the accompanying statements of net assets of the Physician Channel Business of Channelhealth Incorporated as of December 31, 1998 and 1999, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Physician Channel business of Channelhealth Incorporated as of December 31, 1998, and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Boston, Massachusetts
September 20, 2000

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

                            STATEMENTS OF NET ASSETS

                                                     December 31,
                                                  -------------------  June 30,
                                                    1998      1999       2000
                                                  -------- ---------- -----------
                                                                      (unaudited)
                     Assets
                     ------
Current assets:
  Accounts receivable, less allowances of $48,498
   in 1998, $70,982 in 1999 and $84,895 in 2000.. $141,930 $1,216,818 $1,613,002
  Unbilled receivables...........................      --     427,843    391,061
                                                  -------- ---------- ----------
    Total current assets.........................  141,930  1,644,661  2,004,063
Property and equipment...........................             460,476    789,597
Less accumulated depreciation....................             247,024    347,321
                                                           ---------- ----------
Property and equipment, net......................             213,452    442,276
Capitalized software, net of accumulated
 amortization of $1,073,218 in 1998, $1,698,938
 in 1999 and $1,759,782
 in 2000.........................................  622,768    121,688     60,844
                                                  -------- ---------- ----------
    Total assets.................................  764,698  1,979,801  2,507,183
           Liabilities and Net Assets
           --------------------------
Current liabilities:
  Deferred revenue...............................   33,025     29,470     44,573
                                                  -------- ---------- ----------
    Total current liabilities....................   33,025     29,470     44,573
                                                  -------- ---------- ----------
Net assets....................................... $731,673 $1,950,331 $2,462,610
                                                  ======== ========== ==========


                            See accompanying notes.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                          Six Months Ended June
                             Year Ended December 31,               30,
                         -------------------------------- ----------------------
                            1997       1998       1999       1999        2000
                         ---------- ---------- ---------- ----------- ----------
                                                          (unaudited) (unaudited)
Revenues:
  Systems sales......... $  932,919 $  671,457 $1,049,270 $  305,438  $   42,238
  Maintenance and
   service fees.........    539,697    441,393  1,319,194    384,992     772,806
                         ---------- ---------- ---------- ----------  ----------
    Total revenues......  1,472,616  1,112,850  2,368,464    690,430     815,044
Costs and expenses:
  Cost of revenues......  1,930,643  2,578,704  2,461,317  1,199,325     940,974
  Selling, general and
   administrative.......    984,003    804,417  1,550,764    837,299   1,685,015
  Research and
   development..........    946,958    710,066  2,406,436  1,282,254   2,539,094
  Interest expense......    382,380    635,848  1,038,249    460,291     719,799
  Compensation charge
   related to issuance
   of stock options.....        --         --   4,561,083        --      269,220
  Settlement of
   litigation...........        --         --         --         --      936,736
                         ---------- ---------- ---------- ----------  ----------
    Total costs and
     expenses...........  4,243,984  4,729,035 12,017,849  3,779,169   7,090,838
                         ---------- ---------- ---------- ----------  ----------
    Net loss............ $2,771,368 $3,616,185 $9,649,385 $3,088,739  $6,275,794
                         ========== ========== ========== ==========  ==========


                            See accompanying notes.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

                      STATEMENTS OF CHANGES IN NET ASSETS

Balance at December 31, 1996....................................... $   805,278
Net proceeds from IDX Systems Corporation..........................   2,356,915
Net loss...........................................................  (2,771,368)
                                                                    -----------
Balance at December 31, 1997.......................................     390,825
Net proceeds from IDX Systems Corporation..........................   3,957,033
Net loss...........................................................  (3,616,185)
                                                                    -----------
Balance at December 31, 1998.......................................     731,673
Net proceeds from IDX Systems Corporation..........................   6,306,960
Compensation related to issuance of stock options..................   4,561,083
Net loss...........................................................  (9,649,385)
                                                                    -----------
Balance at December 31, 1999.......................................   1,950,331
Net proceeds from IDX Systems Corporation (unaudited)..............   6,518,853
Compensation related to issuance of stock options (unaudited)......     269,220
Net loss (unaudited)...............................................  (6,275,794)
                                                                    -----------
Balance at June 30, 2000 (unaudited)............................... $ 2,462,610
                                                                    ===========


                            See accompanying notes.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                  Six Months Ended June
                                Year Ended December 31,                    30,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                 (unaudited)  (unaudited)
Operating activities
Net loss................  $(2,771,368) $(3,616,185) $(9,649,385) $(3,088,739) $(6,275,794)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and
   amortization.........      277,996      795,220      784,912      392,456      161,141
  Compensation charge
   related to issuance
   of stock options.....          --           --     4,561,083          --       269,220
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..      799,185     (246,538)  (1,074,888)    (597,271)    (396,184)
   Unbilled receivables.          --           --      (427,843)     (32,184)      36,782
  Deferred revenue......       (1,439)      (4,376)      (3,555)      (1,197)      15,103
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 operating activities...   (1,695,626)  (3,071,879)  (5,809,676)  (3,326,935)  (6,189,732)
Investing activities
  Purchases of property
   and equipment........          --           --      (372,644)    (372,644)    (329,121)
  Capitalized software..     (661,289)    (885,154)    (124,640)     (62,320)         --
                          -----------  -----------  -----------  -----------  -----------
Net cash used in
 investing activities...     (661,289)    (885,154)    (497,284)    (434,964)    (329,121)
Financing activities
Net proceeds from IDX
 Systems Corporation....    2,356,915    3,957,033    6,306,960    3,761,899    6,518,853
                          -----------  -----------  -----------  -----------  -----------
Net cash provided by
 financing activities...    2,356,915    3,957,033    6,306,960    3,761,899    6,518,853
                          -----------  -----------  -----------  -----------  -----------
Net change in cash and
 cash at end of period..  $         0  $         0  $         0  $         0  $         0
                          ===========  ===========  ===========  ===========  ===========


                            See accompanying notes.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

           (Information as of June 30, 2000 and for the periods ended
                      June 30, 1999 and 2000 is unaudited)

1. Basis of Presentation

   The Physician Channel (PC or the Company) Business of Channelhealth Incorporated (CH), a majority owned subsidiary of IDX Systems Corporation (IDX) is engaged in developing, producing, marketing, selling and servicing modular and web-based software for physicians and their patients. The software allows physicians to access web-based content and services and includes a set of web-based software applications for the physician to manage clinical workflow. The web-based software is not expected to be available until early 2001. Prior to its availability, the Physician Channel Business' product revenue has been comprised of the license of non web-based software with many of the same functional and performance capabilities of the web-based software in development.

   As more fully described in Note 2, Proposed Transaction, the accompanying financial statements have been prepared in connection with the proposed sale of the PC Business to Allscripts, Inc. (Acquiror or Allscripts). The PC Business is not a separate legal entity and the financial balances associated with the PC Business are components of a larger business. Therefore, while separate financial information with respect to the PC Business assets and liabilities, revenues, costs and expenses have been presented herein, no separate asset, liability, revenue, costs and expense accounts have been specifically maintained for the PC Business in the IDX consolidated financial records. Consequently, the financial information herein has been derived from the consolidated financial records of IDX and as a result, the statements do not purport to reflect the financial position or results of operations that would have resulted if the PC Business had operated as an unaffiliated company.

   Certain costs and expenses incurred by IDX and CH on behalf of the PC Business have been allocated to the PC Business on various bases as discussed below that, in the opinion of management, are reasonable. These allocated costs and expenses, however, are not necessarily indicative of costs and expenses that would have been incurred had the PC Business been operating as an unaffiliated company.

 Revenues

   System sales, which include software licenses and hardware, of the PC Business were identified by specific classification codes within the CH and IDX financial accounting records representing the PC Business product lines. Revenues from services were determined from the value of maintenance contracts and specific customer projects and product installations for each customer.

 Cost of Revenues

   Costs of system sales and services were identified by specific classification codes within the CH and IDX financial accounting records representing the PC Business product lines and services. Such codes are consistent with those used to identify system sales and service revenues.

 Selling, General and Administrative Expenses

   Certain selling, general and administrative expenses, not otherwise specifically identifiable with the PC Business, are allocated on the basis of estimates of time and effort spent and number of dedicated and allocated employees. Such allocated expenses primarily include finance and accounting, human resources, information systems, selling and other administrative activities. In the opinion of management, these allocations of direct expenses were made on a reasonable basis. However, such expenses are not necessarily indicative of the level of expenses which might have been incurred had the PC Business been operating as an unaffiliated company.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

 Research and Development

   Research and development activities related to web-based software and services are allocated on specific development projects and, if not specifically identifiable, on the basis of estimates of time and effort spent and number of dedicated and allocated employees. In the opinion of management, these allocations of direct expenses were made on a reasonable basis. However, such expenses are not necessarily indicative of the level of expenses which might have been incurred had the PC Business been operating as an unaffiliated company.

 Income Taxes

   For the purposes of these financial statements, management has applied the estimated effective income tax rate to the taxable revenues in excess of tax deductible costs and expenses as if the Physician Channel Business were an unaffiliated company for income tax reporting purposes. No benefit for available net operating loss carryforwards (NOL's) has been allocated to the PC Business because of the uncertainty that NOL's would be realizable on an unaffiliated company basis.

 Determination of Net Assets

   Assets and liabilities have been included in these statements only when they are exclusively related or attributable to the operations of the PC Business. No allocation of common assets, such as facilities, or liabilities, such as accrued officers' compensation, has been made. To the extent assets have been acquired or liabilities incurred, the PC Business has financed these activities and shown these amounts in the accompanying financial statements as net proceeds provided to the PC Business from IDX Systems Corporation. However, as discussed above, allocations of shared costs and expenses have been made in the statements of net assets of the PC Business and related statements of operations. In connection with the Proposed Transaction, the carrying value of accounts receivable, unbilled receivables and deferred revenues as of the closing date will be included in the settlement of the Merger Agreement described in Note 2.

 Management Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in them and the accompanying disclosures. The more significant estimates that affect these statements include allocations of costs and expenses to the PC Business and collectibillity of accounts receivable. In the opinion of management, the allocation of costs and expenses are reasonable and not materially different than if it had operated as an unaffiliated entity. However, the allocations are not necessarily indicative of costs and expenses that would have been incurred had the PC Business been operating as an unaffiliated company. Although management regularly assesses these estimates, which are based on management's knowledge of current events and actions that may be taken in the future, actual results could differ from those estimates.

2. Proposed Transaction (unaudited)

   On July 13, 2000, IDX announced an agreement (Merger Agreement) to sell the PC Business of CH to Allscripts, a provider of ambulatory point-of-care e-prescribing and productivity solutions for physicians. In connection with the Proposed Transaction, IDX entered into an Asset Purchase Agreement with CH whereby IDX will acquire from CH, at the closing of the Proposed Transaction, the net assets and operations of the e-Commerce Channel and certain components of the Patient Channel. Under the terms of this agreement, IDX will pay for the acquisition of these assets and operations through the cancellation of 2,771,009 shares of CH's common stock owned by IDX. In addition to the acquisition, IDX has agreed to enter into a 10-year strategic alliance whereby Allscripts will become the exclusive provider of point-of-care clinical applications sold by IDX to physician practices.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

   As a result of the Asset Purchase Agreement executed as of the closing of the Proposed Transaction, the operations, assets and liabilities of CH will be comprised of the PC Business alone. Under the terms of the Proposed Transaction, which is subject to regulatory and Allscript's and CH's shareholder approval, Allscripts will exchange approximately 8.6 million shares of Allscripts common stock for all of the outstanding shares of capital stock of CH. The historical capital stock of CH as of December 31, 1999 and June 30, 2000 and on a pro forma basis as of the closing is as follows:

                                          December 31,  June 30,     Date of
                                              1999        2000       Closing
                                          ------------ ----------- -----------
                                                       (unaudited) (pro forma)
Series A, Convertible Preferred Stock,
 $0.001 par value, 3,000,000 shares
 authorized, none in 1999 and 2,719,429
 shares issued and outstanding in 2000
 and at date of closing, respectively....       --       $ 2,719     $ 2,719
Common stock, $0.001 par value,
 100,000,000 shares authorized,
 25,422,425, 25,527,425 and 22,756,416
 shares issued and outstanding in 1999,
 2000 and at date of closing,
 respectively............................   $25,422       25,527      22,756

   Each holder of outstanding shares of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held are then convertible. Each holder of Series A Preferred Stock is entitled to a liquidation preference in the event of a liquidation, dissolution or winding up of Channelhealth equal to the consideration paid of $11.80 per share of Series A Preferred Stock plus all dividends declared and accrued but not paid. Each share of Series A Preferred Stock is convertible at any time by the holder into one share of common stock, subject to certain anti-dilutive provisions. The Series A Preferred Stock is subject to mandatory conversion in the event of an initial public offering resulting in at least $35 million of net proceeds to Channelhealth and a market capitalization of at least $500 million. The Series A Preferred Stock is also redeemable at the option of the holder commencing on the fifth anniversary of the date of issuance. The redemption price is equal to $11.80 per share plus any declared but unpaid dividends, payable in three equal installments over three years.

   As described above, the pro forma information reflects the cancellation of 2,771,009 shares of CH's common stock owned by IDX as consideration for IDX's purchase of the net assets and operations of the eCommerce Channel Business and certain components of the Patient Channel Business.

3. Summary of Significant Accounting Policies

 Revenue Recognition

   In 1997, the Company recognized revenue in accordance with the provisions of Statement of Position ("SOP") No. 91-1, "Software Revenue Recognition." In October 1997 and December 1998, the American Institute of Certified Public Accountants issued SOP No. 97-2, as amended by SOP No. 98-4 and SOP 98-9, which supersedes SOP 91-1. In 1998, the PC Business adopted SOP No. 97-2, which generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of those elements. The fair value of an element must be based on objective evidence that is specific to the vendor. If the vendor does not have evidence of the fair value for all the elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. Additionally, the Company periodically enters into certain long term contracts to which SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," is applied. For these agreements, revenue is recognized under a percentage of completion basis as appropriate measures of completion for each contract is achieved.

   The Company generates revenues from system sales, which include the licenses of software and sale of hardware, maintenance contracts and consulting contracts. Accordingly, revenue from software licensing

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED arrangements is principally recognized upon delivery, subject to specified milestones and dates. Revenue from consulting services is recognized in the period in which services are performed. Revenue from hardware sales is recognized upon delivery. Revenue from maintenance contracts is recognized ratably over the term of the support period, which is typically one year.

   Any material anticipated contract losses are recognized in the period that they are determined. Deferred revenue is recorded to the extent that billings exceed revenue recognized under service contracts. Unbilled accounts receivable is recorded to the extent that revenue recognized exceeds billings under service contracts.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements". The SAB formalizes positions the staff has expressed in speeches and comment letters. SAB 101 is effective no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999. The Company is presently analyzing the impact, if any, that adherence to the SAB will have on its financial condition or results of operations.

 Research and Development

   Research and development costs are expensed as incurred. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Technological feasibility is established upon the completion of a working model. Software development costs, when material, are stated at the lower of unamortized cost or net realizable value. Net realizable value for each software product is assessed based on anticipated profitability applicable to revenues of the related product in future periods. Amortization is provided on a straight-line basis over three years and is included in cost of revenues. During 1997, 1998 and 1999, the Company capitalized $661,289, $885,154 and $124,640, respectively, of non web-based software development costs. Amortization expense of capitalized software for the years ended December 31, 1997, 1998 and 1999 was $277,996, $795,220 and $537,888, respectively. Costs related to the web-based software have not been capitalized since technological feasibility has not yet been achieved.

   Software development costs related to the development of the Company's web hosting capabilities are expensed or capitalized based upon the nature of the costs incurred in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-
1). Planning and feasibility costs are expensed as incurred. Cost of internal and external labor related to web infrastructure and applications are capitalized. Capitalized costs are amortized on a straight-line basis over their useful life. Maintenance and operating costs are expensed as incurred. As of December 31, 1998 and 1999 and June 30, 2000, the Company has not yet incurred any costs related to the development of web hosting and related capabilities.

 Concentration of Credit Risk

   Financial instruments that potentially subject the PC Business to concentration of credit risk consist primarily of trade accounts receivables. The customers are substantially all large integrated healthcare delivery enterprises principally located in the United States. To reduce credit risk, credit evaluations of the financial condition of its customers are performed. Although the PC Business is directly affected by the overall financial condition of the healthcare industry, management does not believe significant credit risk exists at December 31, 1999. The losses related to collection of accounts receivables have consistently been within management's expectations.

 Equipment

   Until 1999, CH did not maintain separate accountability for the purchase and usage of equipment, principally computer and related equipment. Accordingly, an equipment usage charge has been recognized in

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED the accompanying 1997 and 1998 financial statements based on the estimated usage of IDX equipment by the PC Business personnel. In 1999, equipment being used by the PC Business was specifically identified and has been included at cost less accumulated depreciation in the statement of net assets as of December 31, 1999. During 1999, depreciation has been provided on this equipment by the straight-line method over the estimated useful lives of two to three years.

 Income Taxes

   The Company accounts for income taxes under the liability method as required by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the tax and financial accounting of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Stock-Based Compensation

   The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" for options granted to employees. As permitted by SFAS No. 123, the Company accounts for stock options granted to employees in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and has included the pro forma disclosures required by SFAS No. 123 for all periods presented.

   Stock options issued to non-employees, including IDX personnel who are not employees of CH, are accounted for under SFAS No. 123 and FASB Interpretation
(FIN) No. 44 "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25." These transactions are accounted for based on the fair value of the goods or services received or on the fair value of the equity instruments issued, using the Black-Scholes methodology, dependent on which measure is more reliable. All expenses related to these transactions were recognized based upon the vesting of the options, generally at the date of grant.

 Accounting for Derivatives and Hedging Activities

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS No. 133) as amended by SFAS No. 137, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is presently analyzing the impact, if any, that the adoption of SFAS No. 133 will have on its financial condition or results of operations.

 Segment Information

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 131 effective with the fiscal year ended December 31, 1998. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about major customers, products

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED and services, and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company views its operations and manages its business as principally one segment, healthcare web-based information solutions that include software, hardware and related services.

   Substantially all of the Company's operations are in the United States. For the year ended December 31, 1997, four customers accounted for approximately 69% or more of the Company's revenues. For the year ended December 31, 1998, two customers accounted for approximately 46% or more of the Company's revenues. For the year ended December 31, 1999, three customers accounted for approximately 62% or more of the Company's revenues. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

 Interim Reporting (unaudited)

   The interim unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States. Accordingly, certain information and footnotes disclosure normally included in annual financial statements have been omitted or condensed. In the opinion of management, all necessary adjustments (consisting of only normal recurring accruals) have been made to provide a fair presentation.

4. Financing Arrangements

   The net proceeds provided to the PC Business from IDX included in the accompanying financial statements represents a net balance as a result of various transactions between the PC Business and IDX. The amount represents IDX's investment in the PC Business. Interest at a rate of 9.0% has been charged on the net balance. The balance is primarily the result of the PC Business's participation in IDX's cash management program, wherein all of the PC Business's cash receipts are remitted to IDX and all operating expenses, including the allocation of certain costs and expenses described above, are funded by IDX.

   An analysis of transactions with IDX for each of the periods presented follows:

                                                    December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
   Balance at beginning of year........ $(3,516,299) $(5,873,214) $ (9,830,247)
   Net cash remitted to IDX............   2,293,218    1,506,999     1,069,694
   Operating expenses..................  (4,650,133)  (5,464,032)   (7,376,654)
                                        -----------  -----------  ------------
   Net proceeds from IDX...............  (2,356,915)  (3,957,033)   (6,306,960)
                                        -----------  -----------  ------------
   Balance at end of year.............. $(5,873,214) $(9,830,247) $(16,137,207)
                                        ===========  ===========  ============
   Average balance during the year..... $ 4,694,757  $ 8,493,499  $ 14,079,888
                                        ===========  ===========  ============

5. Benefit Plans

 Stock Option Plan

   Effective October 1, 1999, CH established a stock option plan to provide employees, consultants or advisors to CH and members of the Board the ability to acquire an ownership interest in CH. Options to employees under the plan generally vest 25% per year and expire ten years after issuance. As of December 31, 1999, CH reserved 2,500,000 shares of common stock for issuance under the Plan. At December 31, 1999,

           PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED there were a total of 1,248,475 options granted under this plan. In connection with the Proposed Transaction, outstanding options of CH will be exchanged for options of Allscripts based on their fair value.

   In November 1999, options to purchase an aggregate of 1,232,725 shares of common stock, which vest immediately, were granted to IDX personnel who were not employees of CH at an exercise price of $10 per share. Based on the provisions of FIN No. 44, the Company has recognized a compensation charge of $4,561,083 relating to these option grants.

   The Compensation Committee has the right, in its discretion, to select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

   The Compensation Committee determines the exercise prices of options granted under the 1999 Stock Option and Incentive Plan. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power.

   Non-qualified stock options may be granted at prices that are less than the fair market value of the underlying shares on the date granted. Options, other than those granted to IDX personnel described above, are typically subject to vesting schedules, terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with the Company. Upon the exercise of options, the option exercise price must be paid in full either in cash or other instrument acceptable to the committee or by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months.

   The 1999 Stock Option and Incentive Plan and all awards issued under the plan will terminate upon a merger, reorganization or consolidation, the sale of all or substantially all of the Company's assets or all of the outstanding capital stock or a liquidation or other similar transaction, unless CH and the other parties to such transactions have agreed otherwise.

   A summary of the Company's stock option activity and related information is as follows at December 31:

                                                                 June 30, 2000
                                                  1999            (unaudited)
                                           ------------------ ------------------
                                                     Weighted           Weighted
                                                     Average            Average
                                                     Exercise           Exercise
                                            Options   Price    Options   Price
                                           --------- -------- --------- --------
Outstanding--beginning of period..........       --      --   1,248,475  $10.00
Granted................................... 1,248,475  $10.00    532,775   10.70
Exercised.................................       --      --         --      --
Cancelled.................................       --      --         --      --
                                           ---------  ------  ---------  ------
Outstanding--end of period................ 1,248,475  $10.00  1,781,250  $10.21
                                           =========  ======  =========  ======
Exercisable--end of period................ 1,236,663          1,405,107
                                           =========          =========
Available for grant--end of period........ 1,251,525            718,750
                                           =========          =========
Weighted--average fair value of options
 granted during the period................            $ 3.78             $ 4.58
                                                      ======             ======

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

   The following table summarizes information about stock options outstanding at December 31, 1999:

                        Outstanding                           Exercisable
            ------------------------------------------   --------------------------
                             Remaining      Weighted                     Weighted
Range of                    Contractual     Average                      Average
Exercise      Number           Life         Exercise      Number of      Exercise
 Price      Outstanding       (Years)        Price       Exercisable      Price
--------    -----------     -----------     --------     -----------     --------
$10.00       1,248,475          9.9          $10.00       1,236,663       $10.00

   Pro forma disclosure information regarding net loss is required by SFAS No. 123 and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rates of 6.07%; dividend yields of 0%; and a weighted average life of the options of two years and volatility of 60.27%. Option valuation models require the input of highly subjective assumptions. The Company's employee stock options have characteristics significantly different from those of traded stock options and because changes in subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The pro forma net loss, as if compensation cost for the Plan had been determined based on the fair value at the grant date in accordance with the provisions of SFAS No. 123, is approximately $6,700 higher than the actual reported net loss for the year ended December 31, 1999.

   The effects on 1999 pro forma net loss of expensing the estimated fair value of stock options and shares issued to employees pursuant to the 1999 Stock Option and Incentive Plan are not necessarily representative of the effects on reporting the results of operations for future years.

 401(K) Retirement Savings Plan

   The Company provides its employees a 401(k) retirement savings plan benefit as a participating subsidiary in the IDX Systems Corporation Retirement Income Plan that covers all full-time employees eligible to participate. Under the IDX plan, employees are eligible to participate in the plan on the first day of the month following the date of employment. The Company matches participant contributions up to 3%.

6. Income Taxes

   A reconciliation of the federal statutory rate to the effective income tax rate during 1997, 1998, and 1999 as if the Company were an unaffiliated Company for income tax reporting purposes is as follows:

                                                            1997   1998   1999
                                                            -----  -----  -----
      Tax at federal statutory rate........................  34.0%  34.0%  34.0%
      State taxes, net of federal benefit..................   5.4    5.4    5.4
      Change in valuation allowance........................ (39.4) (39.4) (39.4)
                                                            -----  -----  -----
                                                              0.0%   0.0%   0.0%
                                                            =====  =====  =====

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1998 and 1999 are shown below.

                                                         Years ended December
                                                                  31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
      Deferred tax assets:
        Net operating loss carryforward................. $3,584,838  $7,386,696
                                                         ----------  ----------
      Total deferred tax assets.........................  3,584,838   7,386,696
      Valuation allowance............................... (3,584,838) (7,386,696)
                                                         ----------  ----------
      Net deferred tax assets........................... $        0  $        0
                                                         ==========  ==========

   At December 31, 1999, the Company's net operating loss carry forward for federal income tax purposes would be approximately $19.0 million, if the Company were an unaffiliated Company for income tax reporting purposes. For income tax provision purposes a valuation allowance has been recorded for the full amount of the net operating loss carryforward due to the uncertainty of recovery.

7. Commitments and Contingencies

   The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that routine litigation currently pending will not have a material adverse effect on the financial condition or results of operations of the PC Business.

   In February 2000, IDX and the Company were notified of a contractual dispute with respect to an exclusivity provision from a supply contract with a third party. In September 2000, IDX, the Company and the third party settled the dispute and related litigation. In connection with the settlement and defense of the litigation, IDX and the Company incurred total costs of approximately $1,034,000. The settlement of the litigation and the legal costs incurred as of June 30, 2000 totaling $936,736 have been recognized in the statement of operations as of June 30, 2000.

8. Year 2000 Costs (unaudited)

   In late 1999, the Company completed its remediation and testing of systems to become Year 2000 ready. As a result of those planning and implementation efforts, PC experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. No significant costs were incurred in connection with remediating its systems. PC is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. PC will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

9. Subsequent Events

   On January 10, 2000, CH sold 2,542,243 shares of Series A Convertible Preferred Stock to Pequot Private Equity Fund II, L.P. for a purchase price of $29,998,467 (representing approximately 9.0% of the outstanding shares of stock, on an as converted basis, of CH). On January 31, 2000, CH sold additional 177,186 shares of Series A Convertible Preferred Stock to other shareholders for a purchase price of $2,090,795. Under certain circumstances, the Series A Convertible Preferred Stock is convertible into common stock of CH. Any unexpended proceeds from the sale of CH Series A Convertible Preferred Stock will be distributed to IDX prior to the Proposed Transaction and accordingly have not been reflected on the accompanying statements of net assets.

            PHYSICIAN CHANNEL BUSINESS OF CHANNELHEALTH INCORPORATED

   On January 24, 2000, IDX and CH announced a strategic alliance with Healtheon/WebMD, and CH announced, subject to regulatory approval, an investment in Healtheon/WebMD. As a result of the anticipated extensive regulatory review process, among other considerations, the agreement with Healtheon/WebMD was revised to exclude the investment by CH in Healtheon/WebMD.

   On June 8, 2000, the new agreement, which is not subject to regulatory approval, included the following terms. Healtheon/WebMD will provide electronic transaction services for IDX's practice management systems and CH Internet services. Healtheon/WebMD's content will be integrated into CH's Physician Channel and Patient Channel Internet services. Healtheon/WebMD will commit to a multi-million dollar co-branded marketing campaign promoting IDX and CH products and services that incorporate Healtheon/WebMD content and transactions.

   In September 2000, Healtheon/WebMD indicated that it may modify or terminate certain business relationships, and in October 2000, indicated to CH that it would seek to terminate the new agreement. As of November 3, 2000, no proposal for a renegotiated agreement, and no notice of termination or breach of the new agreement, has been received from Healtheon/WebMD by CH.

                                                                [EXECUTION COPY]

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          AGREEMENT and PLAN of MERGER

                                  by and among

                           ALLSCRIPTS HOLDING, INC.,

                               ALLSCRIPTS, INC.,

                           BURSAR ACQUISITION, INC.,

                        BURSAR ACQUISITION NO. 2, INC.,

                            IDX SYSTEMS CORPORATION

                                      and

                           CHANNELHEALTH INCORPORATED

                           Dated as of July 13, 2000


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 Section                                                                   Page
 -------                                                                   ----
 Article I    THE MERGERS                                                    2
    1.1       The Allscripts Merger......................................    2
    1.2       The ChannelHealth Merger...................................    2
    1.3       Closing....................................................    2
    1.4       Effective Time.............................................    2
    1.5       Effects of the Mergers.....................................    3
    1.6       Names of Surviving Corporations............................    3
    1.7       Charter Documents..........................................    3
    1.8       Directors..................................................    3

 Article II   EFFECT OF THE MERGERS ON THE STOCK OF THE CONSTITUENT
              CORPORATIONS; EXCHANGE OF CERTIFICATES.....................    3
    2.1       Effect on Allscripts Stock.................................    3
    2.2       Effect on ChannelHealth Common Stock.......................    4
    2.3       Exchange of Certificates...................................    5
    2.4       Lost Certificates..........................................    7
    2.5       Withholding Rights.........................................    7
    2.6       Stockholders' Representative...............................    8
              Effect of ChannelHealth Stockholders' Approval of the
    2.7       ChannelHealth Merger.......................................    9
    2.8       Further Assurances.........................................    9

 Article III  EARNOUT....................................................    9
    3.1       Earnout....................................................    9
    3.2       Registration of Earnout Shares.............................   11
    3.3       Registration Procedures....................................   11
    3.4       Requirements of ChannelHealth Stockholders.................   12
    3.5       Indemnification and Contribution...........................   12
    3.6       Registrations on behalf of Other Holders...................   14
    3.7       Assignment of Rights.......................................   14
    3.8       Blackouts..................................................   14

 Article IV   RETENTION OF ASSETS........................................   14
    4.1       Assets Retained by IDX.....................................   14

 Article V    ACCRUED LIABILITIES ADJUSTMENT.............................   15
    5.1       Adjustment to ChannelHealth Cash Reserves..................   15
    5.2       Termination of Agreement...................................   16
    5.3       Procedure Upon Termination.................................   16
    5.4       Effect of Termination......................................   16

 Article VI-A REPRESENTATIONS AND WARRANTIES OF IDX......................   17
    6A.1      Organization and Good Standing.............................   17
    6A.2      Authorization of Agreement.................................   17
    6A.3      Conflicts; Consents of Third Parties.......................   17
    6A.4      Financial Advisors.........................................   17
    6A.5      ChannelHealth Capitalization...............................   17
    6A.6      Ownership and Transfer of Shares...........................   18
    6A.7      Related Party Transactions.................................   18
    6A.8      Material Contracts.........................................   18
    6A.9      Opinion of Financial Advisor...............................   18

 Section                                                                    Page
 -------                                                                    ----
 Article VI   REPRESENTATIONS AND WARRANTIES OF CHANNELHEALTH.............   18
    6.1       Organization and Good Standing..............................   18
    6.2       Authorization of Agreement..................................   18
    6.3       Capitalization..............................................   19
    6.4       No Subsidiaries.............................................   19
    6.5       Corporate Records...........................................   19
    6.6       Conflicts; Consents of Third Parties........................   19
    6.7       Financial Statements........................................   20
    6.8       No Undisclosed Liabilities..................................   20
    6.9       Absence of Certain Developments.............................   20
    6.10      Taxes.......................................................   21
    6.11      Real Property...............................................   23
    6.12      Tangible Personal Property..................................   23
    6.13      Intangible Property.........................................   23
    6.14      Material Contracts..........................................   24
    6.15      Employee Benefits...........................................   24
    6.16      Labor.......................................................   26
    6.17      Litigation..................................................   26
    6.18      Compliance with Laws; Permits...............................   27
    6.19      Environmental Matters.......................................   27
    6.20      Insurance...................................................   27
    6.21      Inventories; Receivables; Payables..........................   28
    6.22      Related Party Transactions..................................   28
    6.23      Customers and Suppliers.....................................   28
    6.24      Banks.......................................................   28
    6.25      Registration Statement; Proxy Statement/Prospectus..........   28
    6.26      No Misrepresentation........................................   29
    6.27      Financial Advisors..........................................   29

 Article VII  REPRESENTATIONS AND WARRANTIES OF PARENT AND ALLSCRIPTS.....   29
    7.1       Organization and Good Standing..............................   29
    7.2       Authorization of Agreement..................................   29
    7.3       Conflicts; Consents of Third Parties........................   29
    7.4       Shares......................................................   30
    7.5       Capitalization..............................................   30
    7.6       Options and Warrants; Registration Rights...................   30
    7.7       Allscripts SEC Filings......................................   30
    7.8       Litigation..................................................   31
    7.9       Financial Advisors..........................................   31
    7.10      Absence of Material Adverse Change..........................   31
    7.11      No Undisclosed Liabilities..................................   31
    7.12      Compliance with Laws; Permits...............................   31
    7.13      Registration Statement; Proxy Statement/Prospectus..........   31
    7.14      Operation of SubA and SubB..................................   32
    7.15      Opinion of Financial Advisor................................   32
    7.16      No Misrepresentation........................................   32

 Article VIII COVENANTS...................................................   32
    8.1       Access to Information.......................................   32
    8.2       Conduct of Business Pending the Closing.....................   33
    8.3       Consents....................................................   35
    8.4       Filings with Governmental Bodies............................   35

 Section                                                                   Page
 -------                                                                   ----
    8.5      Other Actions...............................................   35
    8.6      No Solicitation.............................................   36
    8.7      Preservation of Records.....................................   36
    8.8      Publicity...................................................   36
    8.9      Repayment of Loans..........................................   36
    8.10     Use of Names................................................   36
    8.11     Stock Options...............................................   37
    8.12     Employees and Employee Benefit Obligations..................   37
    8.13     Listing of Parent Shares and Earnout Shares.................   37
    8.14     Allscripts Special Meeting..................................   37
    8.15     ChannelHealth Special Meeting...............................   38
    8.16     Blue Sky Approvals..........................................   38
    8.17     Indemnification of Officers and Directors...................   38
    8.18     Proxy Statement/Prospectus; Registration Statement..........   39
    8.19     Rule 144....................................................   39
    8.20     Tax Covenant................................................   40
    8.21     Stock Rights and Restrictions Agreement.....................   40

 Article IX  CONDITIONS TO CLOSING.......................................   40
             Conditions Precedent to Obligations of Parent and
    9.1      Allscripts..................................................   40
             Conditions Precedent to Obligations of IDX and
    9.2      ChannelHealth...............................................   41

 Article X   DOCUMENTS TO BE DELIVERED...................................   42
    10.1     Documents to be Delivered by IDX and ChannelHealth..........   42
    10.2     Documents to be Delivered by Allscripts.....................   42

 Article XI  INDEMNIFICATION.............................................   43
    11.1     Non-Tax Indemnification.....................................   43
    11.2     Non-Tax Indemnification Procedures..........................   44
    11.3     Tax Matters.................................................   45
    11.4     Employee Benefits and Labor Indemnity.......................   48
    11.5     Tax Treatment of Indemnity Payments.........................   48
    11.6     Limitations.................................................   48
    11.7     Acknowledgement by Allscripts...............................   49

 Article XII MISCELLANEOUS...............................................   49
    12.1     Certain Definitions.........................................   49
    12.2     Survival of Representations and Warranties..................   54
    12.3     Expenses....................................................   54
    12.4     Specific Performance........................................   54
    12.5     Further Assurances..........................................   55
    12.6     Submission to Jurisdiction; Consent to Service of Process...   55
    12.7     Entire Agreement; Amendments and Waivers....................   55
    12.8     Governing Law...............................................   55
    12.9     Table of Contents and Headings..............................   55
    12.10    No Third Party Beneficiaries................................   55
    12.11    Notices.....................................................   55
    12.12    Severability................................................   56
    12.13    Binding Effect; Assignment..................................   57
    12.14    Counterpart Execution.......................................   57

                             SCHEDULES AND EXHIBITS

SCHEDULES

IDX SCHEDULES:

 Schedule 6A.3     --  Conflicts
 Schedule 6A.5     --  Capitalization
 Schedule 6A.7     --  Related Party Transactions
 Schedule 6A.8     --  Material Contracts

CHANNELHEALTH SCHEDULES:

 Schedule
  3.1(b)(ii)       --  Qualifying Sales
 Schedule 4.1      --  Retained Assets
 Schedule 6.3(b)   --  Capitalization
 Schedule 6.6(a)   --  Conflicts
 Schedule 6.8      --  Assumed Liabilities
 Schedule 6.9      --  Certain Developments
 Schedule 6.10     --  Tax Returns
 Schedule 6.10(o)  --  Tax Incentives
 Schedule 6.11     --  Real Property
 Schedule 6.12(a)  --  Personal Property Leases
 Schedule 6.13     --  Intangible Property
 Schedule 6.14     --  Material Contracts
 Schedule 6.15(a)  --  Plans
 Schedule 6.15(c)  --  Qualified Plan Exceptions
 Schedule 6.16(a)  --  Labor Agreements
 Schedule 6.16(b)  --  Labor Organizations
 Schedule 6.17     --  Litigation
 Schedule 6.19     --  Environmental Matters
 Schedule 6.20     --  Insurance Policies
 Schedule 6.22     --  Related Party Transactions
 Schedule 6.23     --  Customers and Suppliers
 Schedule 6.24     --  Banks
 Schedule 7.3      --  Conflicts
 Schedule 7.6      --  Registration Rights
 Schedule 8.10     --  Names
 Schedule 8.12(a)  --  Management Employees
 Schedule 8.12(b)  --  Operational Employees

EXHIBITS

 Exhibit A-1       --  Voting Agreement and Irrevocable Proxy of IDX
 Exhibit A-2       --  Voting Agreement and Irrevocable Proxy of Pequot
                       Voting Agreement and Irrevocable Proxy of Morgan Stanley
                       Venture Partners III, L.P. and Morgan Stanley Venture
 Exhibit B-1       --  Investors III, L.P.
                       Voting Agreement and Irrevocable Proxy of Liberty
 Exhibit B-2       --  Partners Holdings 6, LLC
 Exhibit C         --  ChannelHealth/IDX Asset Purchase Agreement
 Exhibit D         --  Strategic Alliance Agreement
 Exhibit E         --  Stock Rights and Restrictions Agreement
 Exhibit F         --  Cross-License Agreement
 Exhibit G         --  Terms of Transition Services Agreement
 Exhibit H         --  Lease Agreement

   AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2000 ("this Agreement"), among ALLSCRIPTS HOLDING, INC., a Delaware corporation ("Parent"), ALLSCRIPTS, INC., a Delaware corporation ("Allscripts"), BURSAR ACQUISITION, INC., a Delaware corporation ("SubA"), BURSAR ACQUISITION NO. 2, INC., a Delaware corporation ("SubB"), IDX SYSTEMS CORPORATION, a Vermont corporation ("IDX") and CHANNELHEALTH INCORPORATED, a Delaware corporation ("ChannelHealth").

   WHEREAS, (i) Parent is a newly formed corporation organized and existing under the laws of the State of Delaware, the issued and outstanding capital stock of which is owned by Allscripts; (ii) Allscripts is a corporation organized and existing under the laws of the State of Delaware; (iii) IDX is a corporation organized and existing under the laws of the State of Vermont and
(iv) ChannelHealth is a corporation organized and existing under the laws of the State of Delaware, 88.49% of the issued and outstanding capital stock of which is owned by IDX as of the date of this Agreement;

   WHEREAS, Allscripts has caused Parent to form SubA and SubB, each a wholly owned subsidiary of Parent, and all the outstanding capital stock of each of SubA and SubB is owned by Parent;

   WHEREAS, the Board of Directors of each of Allscripts and ChannelHealth deem it advisable and in the best interests of their stockholders that each of Allscripts and ChannelHealth become subsidiaries of Parent pursuant to the Mergers (as defined in Section 1.2) as provided for in this Agreement;

   WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent and Allscripts entering into this Agreement, Allscripts and each of IDX and Pequot Private Equity Fund II, L.P. ("Pequot") are entering into a separate Voting Agreement and Irrevocable Proxy dated the date hereof (the "ChannelHealth Voting Agreements") in the forms of Exhibit A-1 and Exhibit A-2 hereto, respectively, pursuant to which each of IDX and Pequot will agree to vote to adopt this Agreement and to take such certain other actions in furtherance of the ChannelHealth Merger;

   WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to IDX and ChannelHealth entering into this Agreement, ChannelHealth and each of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and Liberty Partners Holdings 6, LLC are entering into a separate Voting Agreement and Irrevocable Proxy dated the date hereof (the "Allscripts Voting Agreements") in the forms of Exhibit B-1 and Exhibit B-2 hereto, respectively, pursuant to which each of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and Liberty Partners Holdings 6, LLC will agree to vote to approve the issuance of the shares of Parent Common Stock to the stockholders of ChannelHealth necessary to consummate the ChannelHealth Merger and to take such certain other actions in furtherance of the Merger;

   WHEREAS, simultaneously with the execution and delivery of this Agreement, ChannelHealth and IDX are entering into an Asset Purchase Agreement dated the date hereof (the "ChannelHealth/IDX Asset Purchase Agreement") in the form of Exhibit C hereto;

   WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

   WHEREAS, for federal income tax purposes, it is intended that the formation of Parent and the Mergers to effectuate the contribution of all the outstanding shares of ChannelHealth Stock (as defined herein) and Allscripts Common Stock (as defined herein) to Parent in exchange for Parent Common Stock constitute an exchange under Section 351 and/or a reorganization within the meaning of
Section 368(a) of the Code; and

   WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a purchase transaction.

   NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  The Mergers

   1.1 The Allscripts Merger.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), SubA shall merge with and into Allscripts (the "Allscripts Merger") at the Effective Time (as defined in Section 1.4), and each share of common stock, par value $0.01 per share, of Allscripts (the "Allscripts Common Stock") not directly owned by Allscripts and issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") as set forth in Section 2.1. Following the Effective Time, the separate corporate existence of SubA shall cease and Allscripts shall be the surviving corporation in the Allscripts Merger (the "Allscripts Surviving Corporation") and shall become a wholly owned subsidiary of Parent. Allscripts shall succeed to and assume all the rights and obligations of SubA in accordance with the DGCL.

   (b) In connection with the Allscripts Merger, Allscripts shall take such actions as may be necessary to cause Parent to reserve sufficient shares of Parent Common Stock, prior to the Allscripts Merger, to permit the issuance of shares of Parent Common Stock to the holders of the Allscripts Common Stock as of the Effective Time in accordance with the terms of this Agreement.

   1.2 The ChannelHealth Merger.

   (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, SubB shall merge with and into ChannelHealth (the "ChannelHealth Merger", and together with the Allscripts Merger, the "Mergers") at the Effective Time, and each issued and outstanding share of common stock , $0.001 par value of ChannelHealth (the "ChannelHealth Common Stock") and each outstanding share of Series A Convertible Preferred Stock, $0.001 par value of ChannelHealth (the "ChannelHealth Preferred Stock" and together with the ChannelHealth Common Stock, the "ChannelHealth Stock") not directly owned by ChannelHealth shall be converted into the right to receive shares of Parent Common Stock as set forth in Section 2.2. Following the Effective Time, the separate corporate existence of SubB shall cease and ChannelHealth shall be the surviving corporation in the ChannelHealth Merger (the "ChannelHealth Surviving Corporation", and together with the Allscripts Surviving Corporation, the "Surviving Corporations") and shall become a wholly owned subsidiary of Parent. ChannelHealth shall succeed to and assume all the rights and obligations of SubB in accordance with the DGCL.

   (b) In connection with the ChannelHealth Merger, Allscripts shall take such actions as may be necessary to cause Parent to reserve sufficient shares of Parent Common Stock, prior to the ChannelHealth Merger, to permit the issuance of shares of Parent Common Stock to the holders of the ChannelHealth Stock as of the Effective Time in accordance with the terms of this Agreement.

   1.3 Closing. The closing of the Mergers (the "Closing") will take place at 9:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

   1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, individually, a "Certificate of Merger" with respect to one of the Mergers and collectively with respect to both Mergers, the "Certificates of Merger") executed in accordance with the DGCL for each Merger, and shall make all other filings or recordings required under the DGCL as applicable. Each Merger shall become effective at such time as is specified in the applicable Certificate of Merger (the time at which both the Mergers become fully effective being hereinafter referred to as the "Effective Time").

   1.5 Effects of the Mergers. The Mergers shall have the effects set forth in
Section 259 of the DGCL.

   1.6 Names of Surviving Corporations. The names of the Surviving Corporations from and after the Effective Time shall be "Allscripts" and "ChannelHealth" respectively, until changed or amended in accordance with applicable law.

   1.7 Charter Documents. At the Effective Time (i) the Certificate of Incorporation and Bylaws of SubA, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Allscripts Surviving Corporation, and (ii) the Certificate of Incorporation and Bylaws of SubB, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the ChannelHealth Surviving Corporation.

   1.8 Directors.

   (a) SubA. The directors of SubA at the Effective Time shall be the directors of the Allscripts Surviving Corporation until the next annual meeting of stockholders of the Allscripts Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

   (b) SubB. The directors of SubB at the Effective Time shall be the directors of the ChannelHealth Surviving Corporation until the next annual meeting of stockholders of the ChannelHealth Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

Effect of the Mergers on the Stock of the Constituent Corporations; Exchange of
                                  Certificates

   2.1 Effect on Allscripts Stock. At the Effective Time, by virtue of the Allscripts Merger and without any action on the part of SubA, Allscripts or the holders of any securities of Allscripts or SubA:

   (a) Cancellation of Treasury Stock. Each share of Allscripts Common Stock that is owned directly by Allscripts immediately prior to the Effective Time, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) Conversion of Allscripts Common Stock. Subject to Section 2.3(e), each share of Allscripts Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) (the "Allscripts Exchange Ratio") fully paid and non-assessable share of Parent Common Stock (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock or the Allscripts Common Stock between the date of this Agreement and the Closing) (the "Allscripts Merger Consideration"). As of the Effective Time and without any action on the part of the holders thereof, all such shares of Allscripts Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Allscripts Common Stock (the "Allscripts Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates ("Parent Certificates") representing the number of whole shares of Parent Common Stock into which such shares have been converted, (ii) if applicable, certain dividends and other distributions in accordance with Section 2.3(c) and (iii) if applicable, cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.3(e), without interest.

   (c) Conversion of Common Stock of SubA. Each share of common stock, par value $.01 per share, of SubA issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Allscripts Surviving Corporation.

   2.2 Effect on ChannelHealth Common Stock. As of the Effective Time, by virtue of the ChannelHealth Merger and without any action on the part of SubB, ChannelHealth or the holders of any securities of ChannelHealth or SubB:

   (a) Cancellation of Treasury Stock. Each share of ChannelHealth Stock that is owned directly by ChannelHealth, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) Conversion of ChannelHealth Stock. Subject to Section 2.3(e), each share of ChannelHealth Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2(a) and ChannelHealth Dissenting Shares (as defined in Section 2.2(e) below)) shall be converted into the right to receive .33727 (the "ChannelHealth Exchange Ratio") fully paid and non-assessable shares of Parent Common Stock (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock or the Allscripts Common Stock between the date of this Agreement and the Closing) (the "ChannelHealth Merger Consideration"). As of the Effective Time and without any action on the part of the holders thereof, all such shares of ChannelHealth Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder (each, a "ChannelHealth Stockholder") of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of ChannelHealth Stock (the "ChannelHealth Certificates" and together with the Allscripts Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) the applicable ChannelHealth Merger Consideration, (ii) if applicable, certain dividends and other distributions in accordance with Section 2.3(c), without interest, (iii) if applicable, cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.3(e), without interest and (iv) Earnout Shares, if applicable.

   (c) Conversion of Common Stock of SubB. Each share of common stock, par value $0.01 per share, of SubB issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the ChannelHealth Surviving Corporation.

   (d) ChannelHealth Stock Options. As soon as practicable following the date of this Agreement, Parent shall take such action as may be required to effect the following provisions of this Section 2.2(d). As of the time of Closing each option to purchase shares of ChannelHealth Common Stock (a "ChannelHealth Option") which is then outstanding shall be assumed by Parent and converted into an option (an "Assumed Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (i) the number of shares of ChannelHealth Common Stock subject to such option multiplied by (ii) the ChannelHealth Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of ChannelHealth Common Stock under such option immediately prior to the Closing divided by (B) the ChannelHealth Exchange Ratio; provided, however, that in the case of any ChannelHealth Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Assumed Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the converted ChannelHealth Option immediately prior to the Closing. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Assumed Options appropriate notices setting forth such holders' rights pursuant to such Assumed Options, as amended by this Section 2.2(d), and the agreements evidencing such Assumed Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 2.2(d) and such notice). Parent shall take such actions as are reasonably necessary for the assumption of the ChannelHealth Options pursuant to this Section 2.2(d), including the reservation, issuance and listing of shares of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.2(d). Parent shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the shares of Parent Common Stock subject to the Assumed Options as soon as practicable, and in any event within thirty (30) days after the Closing Date, and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Assumed Options remain outstanding.

   (e) ChannelHealth Dissenting Shares.

   (i) For purposes of this Agreement, "ChannelHealth Dissenting Shares" means shares of ChannelHealth Common Stock held as of the Effective Time by a stockholder who has not voted such shares of ChannelHealth Common Stock in favor of the adoption of this Agreement and the ChannelHealth Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. ChannelHealth Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock, unless such stockholder shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of ChannelHealth Dissenting Shares, then (A) as of the occurrence of such event, such holder's ChannelHealth Dissenting Shares shall cease to be ChannelHealth Dissenting Shares and shall be converted into and represent the right to receive the shares of Parent Common Stock issuable in respect of such shares of ChannelHealth Common Stock pursuant to Section 2.2(b), and (B) promptly following the occurrence of such event, Parent shall deliver to the Exchange Agent a certificate representing the shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(b).

   (ii) ChannelHealth shall give Parent (A) prompt notice of any written demands for appraisal of any shares of ChannelHealth Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by ChannelHealth and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. ChannelHealth shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of ChannelHealth Common Stock or offer to settle or settle any such demands.

   2.3 Exchange of Certificates.

   (a) Exchange Agent. Prior to the Effective Time, Parent, Allscripts and ChannelHealth shall enter into an agreement with such bank or trust company as may be designated by Allscripts and ChannelHealth to act as exchange agent for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Allscripts Common Stock and ChannelHealth Stock, for exchange in accordance with this Article II through the Exchange Agent, Parent Certificates representing the number of whole shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Allscripts Common Stock and issuable pursuant to Section 2.2 in exchange for outstanding shares of ChannelHealth Stock. Parent Certificates deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund". Parent shall make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 2.3(c) and to make payments in lieu of any fractional shares in accordance with Section 2.3(e).

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the Allscripts Merger Consideration pursuant to Section 2.1, or the ChannelHealth Merger Consideration pursuant to Section 2.2 (collectively, the "Merger Consideration"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Allscripts and ChannelHealth may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.3(c) and cash in lieu of any fractional share in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ChannelHealth Stock that is not registered in the transfer records of ChannelHealth, or of Allscripts Common Stock that is not registered in the transfer records of Allscripts, a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, if applicable, certain dividends or other distributions in accordance with Section 2.3(c) and, if applicable, cash in lieu of any fractional share in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Closing Date theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

   (d) No Further Ownership Rights in Allscripts Common Stock or ChannelHealth Stock. All shares of Parent Common Stock issued, and all cash paid, upon the surrender for exchange of Certificates in accordance with the terms of this
Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Allscripts Common Stock or ChannelHealth Stock theretofore represented by such Certificates, subject, however, to the applicable Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Closing Date that may have been authorized or made by Allscripts on such shares of Allscripts Common Stock or by ChannelHealth on such shares of ChannelHealth Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the applicable Surviving Corporation of the shares of Allscripts Common Stock or ChannelHealth Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the applicable Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

   (e) No Fractional Shares.

     (i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

     (ii) The Surviving Corporations shall pay each former holder of Allscripts Common Stock or ChannelHealth Stock, as applicable, an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Allscripts Common Stock or ChannelHealth Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the Nasdaq Stock Market, Inc. (the "Nasdaq") (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the first trading day following the Closing Date.

     (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Allscripts Common Stock and ChannelHealth Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Allscripts Common Stock and ChannelHealth Common Stock subject to and in accordance with the terms of Section 2.3(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

   (g) No Liability. None of Parent, Allscripts, ChannelHealth or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

   2.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the related Surviving Corporation, the posting by such person of a bond in such reasonable amount as the related Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

   2.5 Withholding Rights. Each of the Surviving Corporations and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Allscripts Common Stock or ChannelHealth Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by either of the Surviving Corporations or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Allscripts Common Stock or ChannelHealth Stock in respect of which such deduction and withholding was made by either of the Surviving Corporations or Parent, as the case may be.

   2.6 Stockholders' Representative.

   (a) In order to efficiently administer the transactions contemplated hereby, including (i) the waiver of any condition to the obligation of ChannelHealth to consummate the transactions contemplated hereby, (ii) any adjustment in the Cash Reserves (as defined in Section 5.1(d) below) pursuant to Article V, (iii) the ability to consent, approve and agree on behalf of the holders of ChannelHealth Stock at the Effective Time (the "ChannelHealth Stockholders") to the calculation of the Earnout Revenue pursuant to Article III and (iv) the orderly distribution of the ChannelHealth Merger Consideration and, if applicable, the Earnout Shares from Parent to the ChannelHealth Stockholders, the ChannelHealth Stockholders (other than IDX) hereby designate IDX as their representative (in such capacity, the "Stockholders' Representative") in the manner described in Section 2.6(d) below.

   (b) The ChannelHealth Stockholders hereby authorize the Stockholders' Representative (i) to make all decisions on behalf of the ChannelHealth Stockholders relating to any adjustment in the Cash Reserves pursuant to
Section 4.2, (ii) to make all decisions and grant all consents and approvals on behalf of the ChannelHealth Stockholders relating to the calculation of the Earnout Revenue and any distribution of Earnout Shares pursuant to Article III,
(iii) to take all action necessary in connection with the waiver of any condition to the obligation of ChannelHealth to consummate the transactions contemplated hereby, (iv) to determine the ChannelHealth Stockholders to whom ChannelHealth Merger Consideration shall be distributed the amount of consideration to be so distributed, and the address of such ChannelHealth Stockholders, (v) to give and receive all notices required to be given under this Agreement and (vi) to take any and all additional action as is contemplated to be taken by or on behalf of the ChannelHealth Stockholders by the terms of this Agreement.

   (c) All decisions and actions by the Stockholders' Representative shall be binding upon all of the ChannelHealth Stockholders and no ChannelHealth Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

   (d) By virtue of the adoption of this Agreement and the approval of the ChannelHealth Merger by the ChannelHealth Stockholders at a meeting of the ChannelHealth Stockholders (or by written consent in lieu of a meeting) pursuant to, and in accordance with, the applicable provisions of the DGCL, each ChannelHealth Stockholder that is not a holder of ChannelHealth Dissenting Shares hereby agrees that:

     (i) Parent shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to any actions required or permitted to be taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Parent or Allscripts to the extent the Parent has relied upon the instructions or decisions of the Stockholders' Representative;

     (ii) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the ChannelHealth Stockholders and no ChannelHealth Stockholder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representative;

     (iii) the provisions of this Section 2.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any ChannelHealth Stockholder may have in connection with the transactions contemplated by this Agreement;

     (iv) the provisions of this Section 2.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each ChannelHealth Stockholder, and any references in this Agreement to a ChannelHealth Stockholder or the ChannelHealth Stockholders shall mean and include the successors to the ChannelHealth Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

     (v) All fees and expenses incurred by the Stockholders' Representative shall be paid by the ChannelHealth Stockholders (other than holders of ChannelHealth Dissenting Shares) in proportion to their ownership of ChannelHealth Stock immediately prior to the Effective Time.

   2.7 Effect of ChannelHealth Stockholders' Approval of the ChannelHealth Merger. Subject to the provisions of the last sentence of this Section 2.7, the adoption of this Agreement and the approval of the ChannelHealth Merger by the ChannelHealth Stockholders at a meeting of the ChannelHealth Stockholders (or by written consent in lieu of a meeting) pursuant to, and in accordance with, the applicable provisions of the DGCL shall be deemed to constitute approval by each ChannelHealth Stockholder individually, to the same extent as if such ChannelHealth Stockholder were a party to this Agreement, of (i) all of the provisions of this Agreement that pertain to the ChannelHealth Stockholders and that impose liabilities, obligations or burdens on the ChannelHealth Stockholders or that limit the rights of the ChannelHealth Stockholders (including, without limitation, with respect to the rights of the ChannelHealth Stockholders to receive all or any portion of the ChannelHealth Merger Consideration), (ii) the appointment of the Stockholders' Representative, (iii) the grant to the Stockholders' Representative of all of the powers, rights and privileges contemplated under this Agreement, (iv) the provisions of this Agreement concerning the replacement and substitution of the Stockholders' Representative and (v) any and all provisions of this Agreement that contemplate, authorize or provide for any adjustment in the ChannelHealth Merger Consideration payable to the ChannelHealth Stockholders pursuant to the ChannelHealth Merger (including, without limitation, any provisions of this Agreement that specify or provide a procedure for determining or implementing any such increase, reduction or other adjustment in the ChannelHealth Merger Consideration). Notwithstanding the foregoing, the provisions of this Section
2.7 shall not apply to those ChannelHealth Stockholders that duly exercise the appraisal rights afforded to dissenting stockholders pursuant to Section 262 of the DGCL.

   2.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporations shall be authorized to execute and deliver, in the name and on behalf of Allscripts or ChannelHealth, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Allscripts or ChannelHealth, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporations any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporations as a result of, or in connection with, the Mergers.

                                  ARTICLE III

                                    Earnout

   3.1 Earnout.

   (a) In further consideration of the ChannelHealth Merger, the Parent shall issue and deliver or cause to be issued and delivered to the Stockholders' Representative for the benefit of the ChannelHealth Stockholders on or before March 31, 2003 (the "Earnout Date"), if the following conditions are satisfied:

     (i) if the Gross Qualifying Revenues (as defined below) to Parent, or any Affiliate of Parent from January 1, 2002 to December 31, 2002 (the "Earnout Revenue") is greater than or equal to $180 million but less than or equal to $210 million, .03167 additional shares of Parent Common Stock for each share of ChannelHealth Stock held at the Effective Time (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock or the Allscripts Common Stock between the date of this Agreement and the Earnout Date);

     (ii) if Earnout Revenue is greater than $210 million, .04750 additional shares of Parent Common Stock for each share of ChannelHealth Stock held at the Effective Time (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock or the Allscripts Common Stock between the date of this Agreement and the Earnout Date);

     (iii) if Earnout Revenue is less than $180 million, no additional shares of Parent Common Stock; or

     (iv) if, prior to December 31, 2002, Parent sells, transfers or otherwise disposes of, or causes any of its Affiliates to sell, transfer or otherwise dispose of all or substantially all of its business or intellectual property related to physician-focused, internet based services that automate clinical, financial and administrative functions involved in the healthcare delivery process, .04750 additional shares of Parent Common Stock for each share of ChannelHealth Stock held at the Effective Time (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock or the Allscripts Common Stock between the date of this Agreement and the Earnout Date).

   Any shares of Parent Common Stock issued by Parent pursuant to this Section 3.1(a) are referred to in this Agreement as the "Earnout Shares." Parent shall issue the Parent Certificates representing the Earnout Shares, if any, pursuant to this Section 3.1(a) in the name of each ChannelHealth Stockholder and representing a number of shares of Parent Common Stock equal to such ChannelHealth Stockholder's percentage interest in the Earnout Shares, which percentage interests shall be based upon each holder's pro rata interest in all shares of ChannelHealth Stock issued and outstanding immediately prior to the Effective Time. No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to this Section 3.1(a), and in lieu thereof the ChannelHealth Stockholders entitled thereto will be paid cash for their fractional share interests pursuant to the procedures set forth in Section 2.3(e). Notwithstanding anything herein to the contrary, no ChannelHealth Stockholder shall be entitled to any Earnout Shares in respect of such ChannelHealth Stockholder's ownership of ChannelHealth Dissenting Shares.

   (b) For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     (i) "Gross Qualifying Revenues" means revenues from Qualifying Sales (as defined below) which are recognized by Parent or any Affiliate of Parent in accordance with GAAP, prior to any reductions of any kind, including reductions of commissions paid to IDX.

     (ii) "Qualifying Sales" are sales generated from the service lines set forth on Schedule 3.1(b)(ii), less the commissions payable to IDX set forth on such Schedule.

   (c) Parent will report Gross Qualifying Revenues to the Stockholders' Representative on a monthly basis during the period from January 1, 2002 through December 31, 2002 not later than 30 days after the end of the month. After receiving a report from Parent and upon 15 business days written notice, up to four times per year, the Stockholders' Representative shall have the right at its expense to have reasonable access, during normal business hours, to inspect the books and records of Parent and any Affiliate of Parent relating to Gross Qualifying Revenues for the limited purpose of verifying Parent's compliance with this Article III. Parent shall make such books and records available at its offices in Libertyville, Illinois and such books and records shall be made available in the manner which they are regularly maintained by Parent. In addition, at the request of the Stockholders' Representative in accordance with this Section 3.1(c), Parent shall also make photocopies of such books and records available at IDX's primary Vermont office for inspection by the Stockholders' Representative.

   (d) Following receipt from Parent of the final report of Gross Qualifying Revenues as provided in Section 3.1(c), the Stockholders' Representative shall have a period of 20 days after delivery to present in writing to Parent any objections thereto, which objections shall be set forth in reasonable detail. If no objections are raised within such 20-day period, the report shall be deemed accepted and approved by the Stockholders' Representative. However, in the event of a dispute, the parties shall follow the procedures set forth in Sections 5.1(c) and 5.1(e).

   3.2 Registration of Earnout Shares. If any Earnout Shares are issued pursuant to Section 3.1, Parent shall file with the Commission, within five business days following the Earnout Date, a non-exclusive "shelf" registration statement pursuant to Rule 415 under the Securities Act covering the resale to the public by the holders of all of the Earnout Shares on a continuous basis (the "Earnout Registration Statement"). The Earnout Registration Statement will be on Form S-3 unless Parent ceases to be eligible to register the Earnout Shares for resale on such Form, in which case such registration will be on another appropriate form in accordance herewith. Parent shall use its best efforts to cause the Earnout Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. Parent shall cause the Earnout Registration Statement to remain effective until the second anniversary of the filing thereof or such earlier time as all of the Earnout Shares covered by the Earnout Registration Statement have been sold pursuant thereto.

   3.3 Registration Procedures. In connection with Parent's registration obligations hereunder, Parent will:

   (a) Not less than two business days prior to the filing of the Earnout Registration Statement, or any related prospectus or amendment or supplement thereto (but excluding any documents incorporated or deemed to be incorporated by reference), furnish to each ChannelHealth Stockholder and its counsel copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of each ChannelHealth Stockholder and its counsel. Parent will in good faith seek to address any questions or issues raised by any ChannelHealth Stockholder or its counsel as a result of such review.

   (b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, as may be necessary to keep the Earnout Registration Statement continuously effective for resale of all of the Earnout Shares; (ii) cause the prospectus included therein to be amended or supplemented as required; (iii) promptly provide each ChannelHealth Stockholder and its counsel with copies of all correspondence from and to the Commission relating to the Earnout Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Earnout Shares covered by the Earnout Registration Statement.

   (c) Notify each ChannelHealth Stockholder and its counsel immediately: (i) when a prospectus, prospectus supplement or post-effective amendment to the Earnout Registration Statement is proposed to be filed; (ii) on effectiveness of the Earnout Registration Statement or any post-effective amendment; (iii) of any request by the Commission, or other federal or state governmental authority, for amendments or supplements to the Earnout Registration Statement or prospectus or for additional information; (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Earnout Registration Statement or the initiation of any proceedings for that purpose;
(v) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Earnout Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (vi) of the occurrence of any event that makes any statement made in the Earnout Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Earnout Registration Statement, prospectus or other documents so that such document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (d) Furnish to each ChannelHealth Stockholder and its counsel without charge (i) at least one conformed copy of each Earnout Registration Statement and amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested reasonably promptly after the filing of such documents with the Commission, and (ii) as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and Parent hereby consents to the use of such prospectus and each amendment or supplement thereto by the ChannelHealth Stockholders and any underwriters in connection with the offering and sale of the Earnout Shares covered by such prospectus and any amendment or supplement thereto.

   (e) Use its best efforts to register or qualify the Earnout Shares covered by the Earnout Registration Statement under the securities laws of each jurisdiction as any ChannelHealth Stockholder may reasonably request; provided, however that Parent will not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

   (f) If Parent has delivered preliminary or final prospectuses to the ChannelHealth Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, promptly notify each ChannelHealth Stockholder and promptly provide each ChannelHealth Stockholder with revised or supplemented prospectuses.

   (g) Pay the following expenses incurred in complying with Sections 3.2 and 3.3: all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent, but excluding any brokerage fees, selling commissions or underwriting discounts and legal fees incurred by each ChannelHealth Stockholder in connection with sales under the Earnout Registration Statement.

   3.4 Requirements of ChannelHealth Stockholders. Each ChannelHealth Stockholder shall furnish to Parent in writing such information regarding such ChannelHealth Stockholder and the proposed sale of Earnout Shares by such ChannelHealth Stockholder as is required by law to be disclosed in the Earnout Registration Statement.

   3.5 Indemnification and Contribution.

   (a) Indemnification by Parent. Parent will indemnify and hold harmless each ChannelHealth Stockholder, its agents (including any underwriters retained by such ChannelHealth Stockholder in connection with the offer and sale of Earnout Shares) and any directors, officers and employees of any such Person, each Person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the directors, officers, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation reasonable attorneys' fee and expenses) (collectively, "Damages") arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Earnout Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such ChannelHealth Stockholder furnished in writing to Parent by such ChannelHealth Stockholder expressly for use therein or by such ChannelHealth Stockholder's failure to deliver a copy of the Earnout Registration Statement or prospectus or amendment or supplement thereto. Parent will notify each ChannelHealth Stockholder promptly of the institution, threat or assertion of any proceeding of which Parent is aware in connection with the subject matter of this Section 3.5.

   (b) Indemnification by the ChannelHealth Stockholders. Each ChannelHealth Stockholder will indemnify and hold harmless Parent, the directors, officers, agents and employees of Parent, each person who controls Parent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the directors, officers, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Damages arising solely out of or relating solely to any untrue or alleged untrue statement of a material fact contained in the Earnout Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising solely out of or relating solely to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information regarding such

ChannelHealth Stockholder so furnished in writing by such ChannelHealth Stockholder to Parent specifically for inclusion in the Earnout Registration Statement or such prospectus. In no event will the liability of any ChannelHealth Stockholder hereunder be greater in amount than the net proceeds actually received by such ChannelHealth Stockholder from the sale of Earnout Shares pursuant to the Earnout Registration Statement. Each ChannelHealth Stockholder will notify Parent promptly of the institution, threat or assertion of any proceeding of which such ChannelHealth Stockholder is aware in connection with the subject matter of this Section 3.5.

   (c) Conduct of Indemnification Proceedings. A party entitled, or seeking to assert rights, to indemnification under this Section 3.5 (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification pursuant to this Section 3.5 may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such action, suit, proceeding or claim, and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such action, suit, proceeding or claim and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party thereby is prejudiced. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The Party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such action, suit, proceeding or claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such action, suit, proceeding or claim. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.

   (d) Contribution. If a claim for indemnification under Section 3.5(a) or 3.5(b) is unavailable to an Indemnified Party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or

Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses shall be deemed to include any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 3.5 was available to such party in accordance with its terms.

   The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 3.5(d), no ChannelHealth Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds actually received by such ChannelHealth Stockholder from the sale of Earnout Shares pursuant to the Earnout Registration Statement exceeds the amount of any damages that such ChannelHealth Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   (e) the indemnity and contribution agreements contained in this Section 3.5 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

   3.6 Registrations on behalf of Other Holders. Parent may, at its election, include securities of other holders of Parent's securities in the Earnout Registration Statement.

   3.7 Assignment of Rights. No ChannelHealth Stockholder may assign any of its rights under Section 3.2 through 3.7 except in connection with the transfer of some or all of its Earnout Shares to a child or spouse, or trust or other entity for their benefit; provided, however, each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of Section
3.2 through 3.7. Any such permitted transferee shall be deemed to be a "ChannelHealth Stockholder" for purposes of Section 3.2 through 3.7

   3.8 Blackouts. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that Parent shall not be required to keep any Earnout Registration Statement effective or useable for offers and sales of the Earnout Shares, file a post effective amendment to an Earnout Registration Statement or any prospectus supplement or to supplement or amend any Earnout Registration Statement, if Parent is then involved in discussions concerning, or otherwise engaged in, any material financing, offering or investment, acquisition or divestiture transaction or other material business purpose if Parent determines in good faith that the making of such a filing, supplement or amendment at such time would interfere with such transaction or purpose. Parent shall promptly give the holders of Earnout Shares written notice of such postponement containing a general statement of the reasons for such postponement and an approximation of the anticipated delay. Upon receipt by a holder of Earnout Shares of notice of an event of the kind described in this
Section 3.8, such holder shall forthwith discontinue such holder's disposition of Earnout Shares until such holder's receipt of notice from Parent that such disposition may continue and of any supplemented or amended prospectus indicated in such notice. Parent shall use its reasonable efforts to permit sales of Earnout Shares on such shelf registration statement for at least 180 days during any 360-day period.

                                   ARTICLE IV

                              Retention of Assets

   4.1 Assets Retained by IDX. Notwithstanding anything in this Agreement to the contrary, it is specifically understood and agreed that the assets of ChannelHealth identified on Schedule 4.1 hereto shall be assigned, sold, conveyed, transferred and delivered by ChannelHealth to IDX on or before the Closing Date as contemplated by the ChannelHealth/IDX Asset Purchase Agreement and shall not be included in the properties or assets of ChannelHealth acquired by Parent through the ChannelHealth Merger (the "Retained Assets").

                                   ARTICLE V

                         Accrued Liabilities Adjustment

   5.1 Adjustment to ChannelHealth Cash Reserves.

   (a) As soon as practicable following the Closing Date and in any event within 60 days of the Closing Date, Parent shall cause the ChannelHealth Surviving Corporation to prepare and deliver to Parent and the Stockholders' Representative a balance sheet of ChannelHealth as at the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be audited and certified by Ernst & Young LLP, ChannelHealth's regular independent certified public accountants ("ChannelHealth's Accountants"), shall be based upon the books and records of ChannelHealth, shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and shall present fairly the financial position of ChannelHealth as at the Closing Date. All accruals as at the Closing Date which, in accordance with GAAP applied on a basis consistent with ChannelHealth's practice of the preceding fiscal year, should be reflected on a balance sheet, shall be reflected on the Closing Date Balance Sheet, including, without limitation, with respect to such items as employee bonuses, profit-sharing plan contributions and promotional expenses. Allscripts's regular independent public accountants, PricewaterhouseCoopers LLP ("Allscripts's Accountants") and the Stockholders' Representative's regular independent public accountants, Ernst & Young LLP (the "Stockholders' Representative's Accountants"), shall each have the opportunity to observe the taking of inventories in connection with the preparation of the Closing Date Balance Sheet, to consult with and to examine the work papers, schedules and other documents prepared or reviewed by ChannelHealth's Accountants in connection with the preparation of their report and of the Accrued Liabilities Certificate referred to in Section 5.1(b).

   (b) "Accrued Liabilities" shall be the accounts payable, other current liabilities and accrued liabilities of ChannelHealth as reflected on the Closing Date Balance Sheet; provided, however, the Closing Date Balance Sheet shall not include accrued liabilities relating to Taxes for which IDX is indemnifying Allscripts pursuant to Article XI.

   The calculation of Accrued Liabilities shall be made by ChannelHealth's Accountants, who shall render a certificate (the "Accrued Liabilities Certificate") showing such calculation and stating that such calculation has been made in accordance with the provisions of this Article V. The Accrued Liabilities Certificate shall be delivered to Parent and IDX as soon as practicable following the Closing Date but in no event later than 90 days thereafter.

   (c) Each of Parent and IDX shall have a period of 20 days after delivery of Accrued Liabilities Certificate to present in writing to ChannelHealth's Accountants (with a copy to the other party) any objections Parent or IDX, as the case may be, may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 20-day period, the Accrued Liabilities Certificate shall be deemed accepted and approved by Parent and by IDX, and appropriate payment shall be made as contemplated by Section 5.2(d)

   If IDX shall raise any objections within such 20-day period, ChannelHealth's Accountants and Parent's Accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to Parent and IDX stating the manner in which the dispute was resolved, ChannelHealth's Accountants shall send to Parent and IDX a confirmation of the original Accrued Liabilities Certificate or, if necessary, a revised Accrued Liabilities Certificate prepared in accordance with such resolution, and Parent's Accountants shall send a letter to Parent and IDX confirming that such confirmed or revised Accrued Liabilities Certificate is in accordance with such resolution, whereupon the confirmed or revised Accrued Liabilities Certificate shall be final and binding on the parties hereto and payment shall be made as contemplated by Section 5.2(d) within five business days following the receipt of such documents by IDX and Allscripts.

   If such dispute cannot be resolved by Parent and IDX or by such accounting firms within 40 days after the delivery of the Accrued Liabilities Certificate, then the specific matters in dispute shall be submitted to Arthur

Andersen LLP, or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to Parent and IDX, which firm shall make a final and binding determination as to such matter or matters. Arthur Andersen LLP or such other accounting firm shall send its written determination to Parent, IDX, ChannelHealth's Accountants and Parent's Accountants. ChannelHealth's Accountants shall then send to Parent and IDX a confirmation of the original Accrued Liabilities Certificate or, if necessary, a revised Accrued Liabilities Certificate prepared in accordance with such determination, and Parent's Accountants shall send a letter to Parent and IDX confirming that such confirmed or revised Accrued Liabilities Certificate is in accordance with such determination, whereupon the confirmed or revised Accrued Liabilities Certificate shall be binding on the parties hereto and payment shall be made as contemplated by Section 5.2(d) within five business days following the receipt of such documents by Parent and IDX.

   The parties agree to cooperate with each other and each other's authorized representatives and with Arthur Andersen LLP or any other accounting firm selected by Parent and IDX in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of the Accrued Liabilities shall be made.

   (d) If the amount of the Accrued Liabilities shall exceed Cash Reserves (as defined below) of ChannelHealth as reflected on the Closing Date Balance Sheet, IDX shall pay to Parent, by the delivery to Parent of a certified or bank cashier's check in New York Clearing House funds, payable to the order of Parent or, at Parent's option, by wire transfer of immediately available funds to an account designated by Parent, the amount of such excess. For purposes of this Agreement, "Cash Reserves" shall mean cash and cash equivalents as reflected on the Closing Date Balance Sheet.

   (e) The fees and expenses hereunder of ChannelHealth's Accountants shall be paid by IDX, those of Parent's Accountants shall be paid by Parent and those of Arthur Andersen LLP or any other accounting firm selected by Parent and IDX pursuant to Section 5.1(c) above shall be paid one-half by Parent and one-half by IDX.

   5.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

   (a) At the election of IDX or Allscripts on or after December 31, 2000, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

   (b) by mutual written consent of IDX and Allscripts; or

   (c) by IDX or Allscripts if there shall be in effect a final Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

   5.3 Procedure Upon Termination. In the event of termination by Allscripts or IDX, or both, pursuant to Section 5.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Mergers contemplated hereunder shall be abandoned, without further action by Allscripts, IDX or any other party hereto. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

   5.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any such party; provided, however, that the obligations of the parties set forth in
Section 12.3 hereof and in the Non-Disclosure and Non-Use Agreement dated April 26, 2000 between IDX and Allscripts shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 5.4 shall relieve any party hereto of any liability for a breach of this Agreement.

                                  ARTICLE VI-A

                     Representations and Warranties of IDX

   IDX hereby represents and warrants to Parent and Allscripts that:

   6A.1 Organization and Good Standing. IDX is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont.

   6A.2 Authorization of Agreement. IDX has full corporate power and authority to execute and deliver this Agreement, a Strategic Alliance Agreement substantially in the form of Exhibit D hereto, a Stock Rights and Restrictions Agreement substantially in the form of Exhibit E hereto, an Amended and Restated Cross License and Software Maintenance Agreement substantially in the form of Exhibit F hereto (the "Cross License Agreement"), a Transition Services Agreement substantially in the form of Exhibit G hereto and a Facilities Lease Agreement substantially in the form of Exhibit H hereto (collectively, the "Ancillary Agreements") and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by IDX in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Ancillary Agreements, the "IDX Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the IDX Documents will be at or prior to the Closing, duly executed and delivered by the IDX and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of IDX Documents when so executed and delivered will constitute, legal, valid and binding obligations of IDX, enforceable against IDX in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

   6A.3 Conflicts; Consents of Third Parties.

   (a) Except as set forth on Schedule 6A.3 hereto, neither the execution and delivery by IDX of this Agreement and of the IDX Documents, nor the compliance by IDX with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of IDX, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which IDX is a party or by which IDX or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which IDX is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations or financial condition of IDX and its subsidiaries, taken as a whole.

   (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of IDX in connection with the execution and delivery of this Agreement or the IDX Documents or the compliance by IDX with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act").

   6A.4 Financial Advisors. Other than Credit Suisse First Boston Corporation, the fees of which are the responsibility solely of IDX, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for IDX in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

   6A.5 ChannelHealth Capitalization. Except as set forth on Schedule 6A.5 hereof, there is no existing option, warrant, call, right, commitment or other agreement of any character to which IDX is a party requiring the issuance, sale or transfer of any additional shares of capital stock or other equity securities of ChannelHealth or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of ChannelHealth. IDX is not a party to any voting trust or other voting agreement with respect to any of the shares of ChannelHealth Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of ChannelHealth.

   6A.6 Ownership and Transfer of Shares. As of the date hereof, IDX is the record and beneficial owner of (i) 25,000,000 shares of ChannelHealth Common Stock, free and clear of any and all Liens except Permitted Exceptions and (ii) no shares of ChannelHealth Preferred Stock.

   6A.7 Related Party Transactions. Except as set forth on Schedule 6A.7, neither IDX nor any of its Affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to ChannelHealth. To IDX's knowledge, except as set forth in Schedule 6A.7, neither IDX nor any Affiliate of IDX nor any officer or employee of any of them is a party to any Material Contract (as such term is defined in Section 6.14).

   6A.8 Material Contracts. Schedule 6A.8 sets forth each Contract to which IDX is a party or by which it is bound under which ChannelHealth receives a direct benefit (whether by addendum to such Contract or otherwise) (the "IDX Contracts"). There have been made available to Allscripts true and complete copies of all of IDX Contracts. Except as set forth on Schedule 6A.8, each of the IDX Contracts is in full force and effect and is the legal, valid and binding obligation of IDX, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6A.8, IDX is not in default in any material respect under any IDX Contract, nor to the knowledge of IDX has there occurred any event that but for the passage of time, the giving of notice or both would constitute such a default; nor, to the knowledge of IDX, is any other party to any IDX Contract in default thereunder in any material respect.

   6A.9 Opinion of Financial Advisor. The financial advisor of IDX, Credit Suisse First Boston Corporation, has delivered to IDX an opinion dated on or about the date of this Agreement to the effect, as of such date, that the ChannelHealth Exchange Ratio is fair to the holders of the Common Stock of IDX from a financial point of view.

                                   ARTICLE VI

                Representations and Warranties of Channelhealth

   ChannelHealth hereby represents and warrants to Parent and Allscripts that:

   6.1 Organization and Good Standing.

   ChannelHealth is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. ChannelHealth is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for any such failures to be qualified or in good standing that would not reasonably be expected to have a Material Adverse Effect.

   6.2 Authorization of Agreement. ChannelHealth has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by ChannelHealth in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Ancillary Agreements, the "ChannelHealth Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of ChannelHealth Documents will be at or prior to the Closing, duly and validly executed and delivered by ChannelHealth and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the ChannelHealth Documents when so executed and delivered will constitute, legal, valid and binding obligations of ChannelHealth, enforceable against ChannelHealth in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

   6.3 Capitalization.

   (a) The authorized capital stock of ChannelHealth consists of (i) 100,000,000 shares of ChannelHealth Common Stock and (ii) 3,000,000 shares of ChannelHealth Preferred Stock. As of the date hereof, there are 25,527,425 shares of Common Stock issued and outstanding, there are 2,719,429 shares of Preferred Stock issued and outstanding and no shares of ChannelHealth Common Stock are held by ChannelHealth as treasury stock. All of the issued and outstanding shares of ChannelHealth Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

   (b) Except as set forth on Schedule 6.3(b) hereof, there is no existing option, warrant, call, right, commitment or other agreement of any character to which ChannelHealth is a party requiring, and there are no securities of ChannelHealth outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of ChannelHealth or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of ChannelHealth. ChannelHealth is not a party to any voting trust or other voting agreement with respect to any of the shares of ChannelHealth Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of ChannelHealth.

   6.4 No Subsidiaries. ChannelHealth does not, directly or indirectly, own any stock or other equity interest in any other Person.

   6.5 Corporate Records.

   (a) ChannelHealth has delivered to Allscripts true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of Delaware) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of ChannelHealth.

   (b) The minute books of ChannelHealth previously made available to Allscripts contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of ChannelHealth. The stock certificate books and stock transfer ledgers of ChannelHealth previously made available to Allscripts are true, correct and complete. All stock transfer Taxes levied or payable with respect to all transfers of shares of ChannelHealth prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

   6.6 Conflicts; Consents of Third Parties.

   (a) Except as set forth in Schedule 6.6(a), none of the execution and delivery by ChannelHealth of this Agreement and the ChannelHealth Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by ChannelHealth with any of the provisions hereof or thereof will
(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of ChannelHealth; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which ChannelHealth is a party or by which it or any of its properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which ChannelHealth is bound; or (iv) result in the creation of any Lien upon the properties or assets of ChannelHealth except Permitted Exceptions and, except, in the case of clauses (ii) and (iii) for such violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of ChannelHealth in connection with the execution and delivery of this Agreement or the ChannelHealth Documents, or the compliance by ChannelHealth with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

   6.7 Financial Statements. ChannelHealth has delivered to Allscripts copies of (i) the unaudited balance sheet of ChannelHealth as at December 31, 1999 and the related unaudited statements of income and of cash flows of ChannelHealth for the year then ended and (ii) the unaudited balance sheet of ChannelHealth as at March 31, 2000 and the related statements of income and cash flows of ChannelHealth for the three-month period then ended (such unaudited statements are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared using ChannelHealth's past practices and in accordance with GAAP (subject to the lack of footnotes and normal year-end adjustments) and presents fairly in all material respects the financial position, results of operations and cash flows of ChannelHealth as at the dates and for the periods indicated.

   For the purposes hereof, the unaudited balance sheet of ChannelHealth as at March 31, 2000 is referred to as the "Balance Sheet" and March 31, 2000 is referred to as the "Balance Sheet Date".

   6.8 No Undisclosed Liabilities. Except as set forth in Schedule 6.8, ChannelHealth has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, adequately reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

   6.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 6.9, since the Balance Sheet Date:

     (i) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

     (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of ChannelHealth having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

     (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of ChannelHealth or any repurchase, redemption or other acquisition by ChannelHealth of any outstanding shares of capital stock or other securities of, or other ownership interest in, ChannelHealth;

     (iv) ChannelHealth has not awarded or paid any bonuses to employees of ChannelHealth with respect to the fiscal year ended December 31, 1999, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of ChannelHealth's directors, officers or employees or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of ChannelHealth);

     (v) there has not been any material change by ChannelHealth in accounting or Tax reporting principles, methods or policies except as required by GAAP;

     (vi) ChannelHealth has not conducted its business other than in the ordinary course consistent with past practice;

     (vii) ChannelHealth has not failed to promptly pay and discharge material current liabilities except where disputed in good faith by appropriate proceedings;

     (viii) ChannelHealth has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to IDX or any Affiliate of IDX;

     (ix) ChannelHealth has not mortgaged, pledged or subjected to any Lien, other than a Permitted Exception, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of ChannelHealth, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

     (x) ChannelHealth has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice;

     (xi) ChannelHealth has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice;

     (xii) ChannelHealth has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;

     (xiii) ChannelHealth has not instituted or settled any material Legal Proceeding;

     (xiv) ChannelHealth has not made or revoked any Tax election (and no such election has been made or revoked on its behalf), and ChannelHealth has not (and no Person on ChannelHealth's behalf has) settled or compromised a Tax dispute; and

       (xv) ChannelHealth has not agreed to do anything set forth in this
  Section 6.9.

   6.10 Taxes.

   (a) Except as set forth on Schedule 6.10, all Tax Returns required to be filed by or on behalf of ChannelHealth, and all consolidated, combined or unitary Tax Returns that include ChannelHealth, have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; all Taxes for which ChannelHealth may be liable (including interest and penalties) have been fully and timely paid or have been adequately provided for in the Financial Statements; and ChannelHealth has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

   (b) ChannelHealth has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

   (c) Except as set forth on Schedule 6.10, Allscripts has received complete copies of (i) all federal, state, local and foreign Tax Returns of ChannelHealth relating to the taxable periods since ChannelHealth's date of incorporation and (ii) any audit report issued within the last year (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to ChannelHealth, its income, assets or operations. All income and franchise Tax Returns filed by or on behalf of ChannelHealth for the taxable years ended on the respective dates set forth on
Schedule 6.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

   (d) No claim has been made by a taxing authority in a jurisdiction where ChannelHealth does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

   (e) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including ChannelHealth have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has IDX or ChannelHealth received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

   (f) Neither ChannelHealth nor any other Person (including IDX) on behalf of ChannelHealth has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code (or any predecessor provision) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ChannelHealth, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by ChannelHealth (and neither ChannelHealth nor IDX has any knowledge that the IRS has proposed any such adjustment or change in accounting method), or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of ChannelHealth, (C) executed or entered into a closing or similar agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to ChannelHealth, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

   (g) No property owned by ChannelHealth (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

   (h) ChannelHealth is not a US. real property holding corporation within the meaning of Section 897 of the Code.

   (i) ChannelHealth is not a party to any Tax sharing or similar Contract, agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

   (j) There is no Contract, agreement, plan or arrangement involving ChannelHealth and covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by ChannelHealth, Allscripts or their respective Affiliates by reason of Section 280G of the Code, except as set forth on Schedule 6.10(j), or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

   (k) ChannelHealth has not obtained and is not subject to any private letter ruling of the IRS or comparable rulings, advisory opinions or similar documents of other taxing authorities.

   (l) There are no Liens as a result of any unpaid Taxes upon any of the assets of ChannelHealth.

   (m) ChannelHealth has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

   (n) ChannelHealth has never owned any Subsidiaries and, except for the consolidated group for which IDX is the common parent, has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

   (o) Schedule 6.10(o) sets forth all Tax incentives, credits or similar arrangements available to ChannelHealth by reason of job creation, job training or similar activities. The availability of such incentives, credits or other arrangements will not be adversely affected by the transactions contemplated hereby.

   6.11 Real Property.

   Except as set forth on Schedule 6.11, ChannelHealth does not now own or lease, and has never owned any real property, and at the Closing Date will not own or lease any real property, except for the property subject to the Facilities Lease Agreement attached hereto as Exhibit H, to be executed as of the Closing Date.

   6.12 Tangible Personal Property.

   (a) Schedule 6.12(a) sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of $25,000 relating to personal property used in the business of ChannelHealth or to which ChannelHealth is a party or by which the properties or assets of ChannelHealth is bound. ChannelHealth has delivered or otherwise made available to Allscripts true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

   (b) ChannelHealth has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by ChannelHealth or, to the best knowledge of ChannelHealth, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, in each case where such default would reasonably be expected to have a Material Adverse Effect.

   (c) ChannelHealth has good title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold, consumed or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of ChannelHealth are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

   (d) All of the items of tangible personal property used by ChannelHealth under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted).

   6.13 Intangible Property. Schedule 6.13 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or, to the knowledge of ChannelHealth, used by ChannelHealth as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 6.13, each of the foregoing is owned by the party shown on such Schedule 6.13 as owning the same, free and clear of all Liens and is in good standing and not the subject of any challenge. Except as set forth in Schedule 6.13, there have been no claims made and, except as set forth in Schedule 6.13, (i) neither IDX nor ChannelHealth has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or unenforceable or conflicts with the asserted rights of others; (ii) none of the foregoing infringes upon the intellectual property rights of any Person and (iii) the use of the foregoing or any component thereof will not subject Allscripts, Parent or any other Person to any infringement claim. Except as set forth in Schedule 6.13, together with the benefit of the rights granted pursuant to the Cross-License Agreement attached hereto as Exhibit F, ChannelHealth possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted and as it is contemplated that its business will be conducted in the future, not subject to any restrictions and without any known conflict with the rights of others and ChannelHealth has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof and as it is contemplated that its business will be conducted in the future. ChannelHealth is not under any obligation to pay any royalties or similar payments in connection with any license to IDX or any affiliate thereof. ChannelHealth has at all times (i) taken reasonable measures to ensure the confidentiality of its confidential information and (ii) entered into agreements with all employees and independent contractors providing that the employees and contractors are obligated to assign to ChannelHealth all their ownership interest in any patentable or unpatentable inventions or developments, trade secrets and copyrightable works created in the course of their employment. To the knowledge of ChannelHealth, no third party is infringing or misappropriating any patent, trademark, trade name, service mark, copyright or other intellectual property rights owned by or exclusively licensed to ChannelHealth. To the knowledge of ChannelHealth, no party to a license agreement under which ChannelHealth is licensed to use any patent, trademark, trade name, service mark or copyright of a third party or under which ChannelHealth has licensed a third party the right to use any patent, trademark, trade name, service mark or copyright owned by or licensed to ChannelHealth is or has been in material breach of that agreement.

   6.14 Material Contracts. Schedule 6.14 sets forth all of the following Contracts to which ChannelHealth is a party or by which it is bound or under which ChannelHealth receives direct benefit: (i) Contracts with IDX or any current officer or director of ChannelHealth or IDX, or any Affiliate thereof;
(ii) Contracts with any labor union or association representing any employee of ChannelHealth; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of ChannelHealth other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of ChannelHealth not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with ChannelHealth in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by ChannelHealth of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts that involve the expenditure of more than $150,000 in the aggregate or $25,000 annually and require performance by any party more than one year from the date hereof. The Contracts set forth on Schedule 6.14 are referred to herein, collectively, as the "Material Contracts." There have been made available to Allscripts, true and complete copies of all of the Material Contracts. Except as set forth on
Schedule 6.14, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligations of ChannelHealth, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6.14, ChannelHealth is not in default in any material respect under any Material Contracts, nor has there occurred any event that but for the passage of time, the giving of notice or both would constitute such a default; nor, to the knowledge of ChannelHealth, is any other party to any Material Contract in default thereunder in any material respect.

   6.15 Employee Benefits.

   (a) Schedule 6.15(a) sets forth a complete and correct list of (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by ChannelHealth or to which ChannelHealth contributes or is obligated to contribute thereunder with respect to employees of ChannelHealth ("Employee Benefit Plans") and (ii) any other "employee pension plans", as defined in Section 3(2) of ERISA, maintained by ChannelHealth or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with ChannelHealth under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which ChannelHealth or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans").
Schedule 6.15(a) clearly identifies, Employee Benefit Plans or Pension Plans that are "benefit plans", within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

   (b) No plan listed in Schedule 6.15(a) is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA and Section 413 of the Code). Neither ChannelHealth nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any multiemployer plan.

   (c) No plan listed in Schedule 6.15(a) is a plan subject to Title IV of ERISA. Neither ChannelHealth nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any plan subject to Title IV of ERISA.

   (d) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") is either in receipt of a favorable determination letter or is the subject of an opinion letter from the IRS and ChannelHealth has no knowledge of facts that are likely to result in the revocation of any Qualified Plan's qualified status under Section 401 of the Code and tax exempt status of the trusts maintained thereto as exempt from federal income taxation under Section 501 of the Code.

   (e) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

   (f) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

   (g) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been made available to Allscripts (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

   (h) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or ChannelHealth, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and ChannelHealth has no knowledge of any facts or circumstances which could form the basis for any such Legal Proceeding.

   (i) All Employee Benefit Plans and Pension Plans are in compliance with applicable provisions of ERISA, the Code and other applicable Laws and comply in form and in operation with the applicable requirements of ERISA, the Code, the regulations and published authorities thereunder and other applicable laws. The Employee Benefit Plans and Pension Plans have been administered consistent in all material respects with their written terms, or with respect to each such Employee Benefit Plan and Pension Plan that is a Qualified Plan, in accordance with such operational policies and procedures as have been or shall be adopted and implemented for the purpose of operationally complying with any otherwise "disqualifying provisions" (as defined in Treasury Regulation Section 1.401(b)-1T(b)) for which such Qualified Plan will be amended within the "remedial amendment period" (as defined in Treasury Regulation Section 1.401(b)-1T(b)).

   (j) ChannelHealth and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

   (k) Neither ChannelHealth nor any of its ERISA Affiliates has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than IDX or any ERISA Affiliate during the five-year period ending on the Closing Date.

   (l) Neither the Company nor any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA.

   (m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of ChannelHealth; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or
(iii) result in the acceleration of the time of payment or vesting of any such benefits.

   (n) Except as set forth on Schedule 6.15(a), no stock or other security issued by IDX or ChannelHealth forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

   6.16 Labor.

   (a) Except as set forth on Schedule 6.16(a), ChannelHealth is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of ChannelHealth. IDX has delivered or otherwise made available to Allscripts true, correct and complete copies of the labor or collective bargaining agreements listed on
Schedule 6.16(a), together with all amendments, modifications or supplements thereto.

   (b) Except as set forth on Schedule 6.16(b), no employees of ChannelHealth are represented by any labor organization. No labor organization or group of employees of ChannelHealth has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of ChannelHealth, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving ChannelHealth pending or, to the best knowledge of ChannelHealth, threatened by any labor organization or group of employees of ChannelHealth.

   (c) There are no pending or, to the knowledge of ChannelHealth, threatened
(i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes involving ChannelHealth. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of ChannelHealth, threatened by or on behalf of any employee or group of employees of ChannelHealth before any labor tribunal.

   6.17 Litigation. Except as set forth in Schedule 6.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of ChannelHealth, overtly threatened against ChannelHealth (or to the knowledge of ChannelHealth, pending or threatened, against any of the officers, directors or key employees of ChannelHealth with respect to their business activities on behalf of ChannelHealth), or to which ChannelHealth is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality. ChannelHealth is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and except as set forth on Schedule 6.17, ChannelHealth is not engaged in any legal action to recover monies due it or for damages sustained by it.

   6.18 Compliance with Laws; Permits.

   ChannelHealth is in compliance with all Laws applicable to ChannelHealth or to the conduct of the business or operations of ChannelHealth or the use of its properties (including any leased properties and assets), except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. ChannelHealth has all governmental permits and approvals from state, federal or local authorities which are required for ChannelHealth to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

   6.19 Environmental Matters. Except as set forth on Schedule 6.19 hereto:

   (a) the operations of ChannelHealth are in material compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

   (b) ChannelHealth has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except where any failure to have so obtained any such permit would not reasonably be expected to have a Material Adverse Effect;

   (c) ChannelHealth is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

   (d) ChannelHealth has not received any written communication alleging either or both that ChannelHealth may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

   (e) ChannelHealth does not have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

   (f) to ChannelHealth's knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of ChannelHealth pending or threatened which could lead to the imposition of any material liability pursuant to Environmental Law;

   (g) to ChannelHealth's knowledge there is not located at any of the properties of ChannelHealth any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

   (h) ChannelHealth has provided to Allscripts all environmentally related audits, studies, reports, analyses, and results of investigations that are currently in ChannelHealth's possession, and which constitute final reports of results of environmental audits or assessments, that have been performed with respect to the currently or previously owned, leased or operated properties of ChannelHealth.

   6.20 Insurance. Schedule 6.20 sets forth a complete and accurate list of all policies of insurance covering ChannelHealth or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to ChannelHealth's knowledge, ChannelHealth is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

   6.21 Inventories; Receivables; Payables.

   (a) The inventories of ChannelHealth are in good and marketable condition, and are saleable in the ordinary course of business, subject to the reserves as described in the following sentence. Adequate reserves have been reflected in the Balance Sheet for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

   (b) All accounts receivable of ChannelHealth have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of ChannelHealth reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

   6.22 Related Party Transactions. Except as set forth on Schedule 6.22, neither IDX nor any of its Affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to ChannelHealth. To ChannelHealth's knowledge except as set forth in Schedule 6.22, neither IDX, ChannelHealth, any Affiliate of ChannelHealth or IDX nor any officer or employee of any of them is a party to any Material Contract.

   6.23 Customers and Suppliers. Schedule 6.23 sets forth a list of the 20 largest customers and the 20 largest suppliers of ChannelHealth, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 1999 and the three-month period ended March 31, 2000.
Schedule 6.23 sets forth the approximate total sales by ChannelHealth to each customer identified thereon and the approximate total purchases by ChannelHealth from each supplier identified thereon, during such period. Since March 31, 2000, there has not been any material adverse change in the business relationship of ChannelHealth with any customer or supplier listed on Schedule 6.23, except for such changes resulting from the expiration or termination of such business relationships in the ordinary course according to their respective terms. Except as disclosed on Schedule 6.23, there are no customers of IDX or ChannelHealth as to whom ChannelHealth has an obligation to provide products or services at below fair market value.

   6.24 Banks. Schedule 6.24 contains a complete and correct list of the names and locations of all banks in which ChannelHealth has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 6.24, no person holds a power of attorney to act on behalf of ChannelHealth.

   6.25 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by IDX and ChannelHealth for inclusion in the registration statement on Form S-4 (the "Registration Statement") pursuant to which all of the shares of Parent Common Stock issued in the ChannelHealth Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), shall not at the time the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission") contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by IDX and ChannelHealth for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Allscripts in connection with the Allscripts Special Meeting (as defined in Section 8.14 below) shall not, on the date the Proxy Statement is first mailed to stockholders of Allscripts, at the time of the Allscripts Special Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Allscripts Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to ChannelHealth or any of its Affiliates, officers or directors should be discovered by ChannelHealth which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, ChannelHealth shall promptly inform Allscripts.

   6.26 No Misrepresentation. No representation or warranty of ChannelHealth contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by ChannelHealth pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

   6.27 Financial Advisors. Other than Credit Suisse First Boston Corporation, the fees of which are the responsibility solely of IDX, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for ChannelHealth in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                  ARTICLE VII

            Representations and Warranties of Parent and Allscripts

   Parent and Allscripts hereby represent and warrant to IDX and ChannelHealth that:

   7.1 Organization and Good Standing. Each of Parent and Allscripts are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Allscripts has all requisite corporate power and authority to carry on the businesses in which it is now engaged and to own and use the properties now owned and used by it. Each of Parent and Allscripts has made available to ChannelHealth correct and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof.

   7.2 Authorization of Agreement. Each of Parent and Allscripts has full corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent and Allscripts in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the Ancillary Agreements, the "Allscripts Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Allscripts of this Agreement and each Allscripts Document have been duly authorized by all necessary corporate action on behalf of Parent and Allscripts. This Agreement has been, and each Allscripts Document will be at or prior to the Closing, duly executed and delivered by Parent and Allscripts and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Allscripts Documents when so executed and delivered will constitute, legal, valid and binding obligations of Parent and Allscripts, enforceable against each of Parent and Allscripts in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

   7.3 Conflicts; Consents of Third Parties.

   (a) Except as set forth on Schedule 7.3 hereto, neither of the execution and delivery by Parent and Allscripts of this Agreement and of the Allscripts Documents, nor the compliance by Parent and Allscripts with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Parent or Allscripts, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Parent or Allscripts is a party or by which Parent or Allscripts or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which Parent or Allscripts is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations or financial condition of Parent, or Allscripts and its subsidiaries, taken as a whole.

   (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Allscripts in connection with the execution and delivery of this Agreement or the Allscripts Documents or the compliance by Parent or Allscripts with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

   7.4 Shares. The shares of Parent Common Stock to be issued pursuant to the Mergers and the Earnout Shares have been duly authorized for such issuance pursuant to this Agreement and, when issued and delivered by Parent in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all Liens. The issuance of the Parent Shares or the Earnout Shares under this Agreement is not subject to any preemptive rights.

   7.5 Capitalization.

   (a) The authorized capital of Allscripts consists of (i) 1,000,000 shares of undesignated preferred stock, none of which is issued or outstanding and (ii) 75,000,000 shares of Common Stock, of which (x) 29,336,398 shares were issued and outstanding at June 30, 2000, (y) 5,442,709 shares were reserved for issuance under Allscripts's Amended and Restated 1993 Stock Incentive Plan (the "Allscripts Option Plan") at June 30, 2000 (under which plan options to acquire an aggregate of 3,402,837 shares of Common Stock had been granted and were outstanding at June 30, 2000) and (z) warrants to purchase an aggregate of 37,800 shares of Allscripts Common Stock were outstanding at June 30, 2000. All of the issued and outstanding shares of Allscripts Common Stock are duly authorized, validly issued, fully paid and nonassessable.

   (b) The authorized capital of each of Parent, SubA and SubB consists of 1,000 shares of Common Stock, all of which shares were issued and outstanding at the date hereof. All of the issued and outstanding shares of such Common Stock are duly authorized, validly issued, fully paid and nonassessable.

   (c) Prior to the Effective Time, the certificate of incorporation of Parent will be amended to provide authorized capital consisting of (i)1,000,000 shares of undesignated preferred stock, none of which will be issued or outstanding and (ii) 75,000,000 shares of common stock, 1,000 of which will be duly authorized, validly issued, fully paid and nonassessable.

   7.6 Options and Warrants; Registration Rights. Except for (i) the stock options granted and outstanding under the Allscripts Option Plan and (ii) as described in the Allscripts SEC Filings (as defined in Section 7.7), Allscripts has no outstanding options, warrants, rights, agreements or commitments to issue, dispose of or purchase shares of Allscripts Common Stock. Except as contemplated by this Agreement, Parent has no outstanding options, warrants, rights, agreements or commitments to issue, dispose of or purchase shares of Parent Common Stock. Except as described in Schedule 7.6, Allscripts has no obligation to register under the Securities Act any shares of Allscripts Common Stock held by any person. There are no agreements, voting trusts, proxies or understandings with respect to the voting of shares of Allscripts Common Stock.

   7.7 Allscripts SEC Filings. Allscripts has filed with the SEC all documents required to be filed by it since July 31, 1999, and has made available to IDX each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed since July 31, 1999, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Allscripts SEC Filings"). As of their respective dates, each of the Allscripts SEC Filings (i) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of

1934, as amended and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Allscripts SEC Filings (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Allscripts as of its date, and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into the Allscripts SEC Filings (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Allscripts for the periods set forth therein (subject, in the case of unaudited statements, to (A) such exceptions as may be permitted by Form 10-Q of the SEC and (B) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. As of July 31, 2000, Allscripts will be, and at the Closing, Parent will be, eligible to file a registration statement on Form S-3. Allscripts has taken and at the Closing, Parent will have taken, all actions which would be required to permit sales of its securities under Rule 144 of the Securities Act.

   7.8 Litigation. There are no Legal Proceedings pending or, to the best knowledge of Allscripts, threatened that are reasonably likely to prohibit or restrain the ability of Allscripts or Parent to enter into this Agreement, to perform their respective covenants and agreements hereunder or to consummate the transactions contemplated hereby or which, if adversely determined, would reasonably be likely to have a material adverse effect on the business, properties, results of operations or financial condition of Allscripts and it subsidiaries, taken as a whole.

   7.9 Financial Advisors. Other than Goldman, Sachs & Co., the fees of which are the responsibility solely of Allscripts, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Allscripts or Parent in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

   7.10 Absence of Material Adverse Change. Since March 31, 2000, there has occurred no event or development which would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of Allscripts and its subsidiaries, taken as a whole.

   7.11 No Undisclosed Liabilities. Allscripts has no material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the consolidated balance sheets included or incorporated by reference in the Allscripts SEC Filings or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in such balance sheet or the notes thereto or were not incurred in the ordinary course of business consistent with past practice since March 31, 2000.

   7.12 Compliance with Laws; Permits. Each of Allscripts and Parent are in compliance with all laws applicable to them or to the conduct of their respective businesses or operations or the use of their properties (including any leased properties and assets), except for such non- compliances as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations or financial condition of Allscripts, Parent and their respective subsidiaries, taken as a whole. Each of Parent and Allscripts has all governmental permits and approvals from state, federal or local authorities which are required for them to operate their respective business, except for those the absence of which would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations or financial condition of Allscripts, Parent and their respective subsidiaries, taken as a whole.

   7.13 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by ChannelHealth and IDX for inclusion in the Registration Statement, as to which Allscripts makes no representation and which shall not constitute part of a Allscripts SEC Filing for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information (except for information to be supplied by ChannelHealth and IDX for inclusion in the Proxy Statement, as to which Allscripts makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Allscripts, at the time of the Allscripts Special Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Allscripts Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Allscripts or any of its Affiliates, officers or directors should be discovered by Allscripts which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Allscripts shall promptly inform ChannelHealth and IDX.
   7.14 Operation of SubA and SubB. Each of Sub A and Sub B was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

   7.15 Opinion of Financial Advisor. The financial advisor of Allscripts, Goldman, Sachs & Co., has delivered to Allscripts an opinion dated on or about the date of this Agreement to the effect, as of such date, that the ChannelHealth Merger is fair to Allscripts from a financial point of view.

   7.16 No Misrepresentation. No representation or warrant of Allscripts or Parent contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by Allscripts or Parent pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE VIII

                                   Covenants

   8.1 Access to Information.

   (a) Each of IDX and ChannelHealth agree that, prior to the Closing Date, Allscripts shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of IDX (to the extent such investigation relates to ChannelHealth) and ChannelHealth and such examination of the books, records and financial condition of IDX (to the extent such investigation relates to ChannelHealth) and ChannelHealth as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice during regular business hours and under reasonable circumstances, and IDX and ChannelHealth shall cooperate fully therein. In order that Allscripts may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of ChannelHealth, each of IDX and ChannelHealth shall cause the respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate reasonably with such representatives in connection with such review and examination.

   (b) Allscripts agrees that, prior to the Closing Date, ChannelHealth shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Allscripts and Parent and such examination of the books, records and financial condition of Allscripts and Parent as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice during regular business hours and under reasonable circumstances, and Allscripts and Parent shall cooperate fully therein. In order that ChannelHealth may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Allscripts and Parent , the officers, employees, consultants, agents, accountants, attorneys and other representatives of Allscripts and Parent shall cooperate reasonably with such representatives in connection with such review and examination.

   (c) Each of IDX, Allscripts and ChannelHealth (i) shall treat, and shall cause each of its Affiliates to treat and hold as confidential any Confidential Information (as defined below), (ii) not use any of the Confidential Information except in connection with this Agreement and (iii) if this Agreement is terminated for any reason whatsoever, return to such receiving party all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of a party that is furnished to a receiving party or its Affiliates by such furnishing party in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the receiving party, (C) which the receiving party knew or to which the receiving party had access prior to disclosure or (D) which the receiving party rightfully obtains from a source other than the furnishing party.

   8.2 Conduct of Business Pending the Closing.

   (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Allscripts, ChannelHealth shall, and IDX shall cause ChannelHealth to:

     (i) conduct the businesses of ChannelHealth only in the ordinary course consistent with past practice;

     (ii) use its commercially reasonable efforts to (A) preserve its present business operations and organization (including, without limitation, management and the sales force) and (B) preserve its present relationship with those customers and suppliers set forth on Schedule 6.23;

     (iii) maintain (A) all of the material assets and properties of ChannelHealth in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of ChannelHealth in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

     (iv) (A) maintain the books, accounts and records of ChannelHealth in the ordinary course of business consistent with past practice, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts and (C) comply in all material respects with all contractual and other obligations applicable to the operations of ChannelHealth;

     (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws; and

     (vi) consummate the transactions contemplated by the ChannelHealth/IDX Asset Purchase Agreement in accordance with the terms thereof.

   (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Allscripts, ChannelHealth shall not, and IDX shall cause ChannelHealth not to:

     (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of ChannelHealth or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, ChannelHealth;

     (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of ChannelHealth or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of ChannelHealth, other than (A) the issuance of ChannelHealth Common Stock pursuant to the exercise of options outstanding on the date of this Agreement and disclosed in Schedule 6.3(b) and (B) the grant of options under ChannelHealth's stock option plan to purchase not more than 30,000 shares of ChannelHealth Common Stock at an exercise price not less than the fair market value on the date of grant to employees of ChannelHealth not holding any such options at the date hereof;

     (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of ChannelHealth;

     (iv) amend the certificate of incorporation or by-laws of ChannelHealth;

     (v) (A) materially increase the annual level of compensation of any employee of ChannelHealth, (B) increase the annual level of compensation payable or to become payable by ChannelHealth to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice or in such amounts as are fully reserved against in the Financial Statements, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, ChannelHealth awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of ChannelHealth or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which ChannelHealth is a party or involving a director, officer or employee of ChannelHealth in his or her capacity as a director, officer or employee of ChannelHealth;

     (vi) except for trade payables, advances for employee reimbursable expenses and for indebtedness for borrowed money incurred in each case in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

     (vii) subject to any Lien, except for Permitted Exceptions, any of the properties or assets (whether tangible or intangible) of ChannelHealth;

     (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of ChannelHealth except with respect to the Retained Assets, as contemplated by the ChannelHealth/IDX Asset Purchase Agreement;

     (ix) cancel or compromise any debt or claim or waive or release any material right of ChannelHealth except in the ordinary course of business consistent with past practice;

     (x) enter into any commitment for capital expenditures in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate;

     (xi) enter into, modify or terminate any labor or collective bargaining agreement of ChannelHealth or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to ChannelHealth;

     (xii) enter into or agree to enter into any merger or consolidation with any corporation or other Person, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person (other than advances for reimbursable employee expenses);

     (xiii) except for transfers of cash pursuant to normal cash management practices or otherwise in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, IDX or any Affiliate of IDX;

     (xiv) make any change in any method of accounting for Tax or financial accounting purposes (except as required by GAAP), make or revoke any Tax election or settle or compromise any Tax dispute;

     (xv) amend the ChannelHealth/IDX Asset Purchase Agreement; or

     (xvi) agree to do anything prohibited by this Section 8.2 or anything which would make any of the representations and warranties of ChannelHealth in this Agreement untrue or incorrect in any material respect as of any time through and including the Effective Time.

   (c) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of IDX and ChannelHealth, Allscripts shall not, and shall cause Parent not to:

     (i) except as contemplated by Section 7.5(c), amend its certificate of incorporation or by-laws;

     (ii) effect any recapitalization, reclassification, stock split or like change the capitalization of Allscripts or Parent; or

     (iii) issue any additional shares of Allscripts Common Stock or Parent Common Stock other than at fair market value, as determined by resolution of the Allscripts Board of Directors, or options or warrants to acquire such shares except (A) in the case of stock options, pursuant to the Allscripts Option Plan at fair market value at the date of grant or (B) otherwise at fair market value, as determined by resolution of the Allscripts Board of Directors.

   8.3 Consents.

   (a) IDX and ChannelHealth shall obtain, and Allscripts shall cooperate with IDX to obtain, at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in
Section 6.A.3 and 6.6 hereof.

   (b) Allscripts and Parent shall obtain, and IDX and ChannelHealth shall cooperate with Allscripts and Parent to obtain, at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 7.3(b) hereof.

   8.4 Filings with Governmental Bodies.

   (a) As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required under the HSR Act and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information.

   (b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Allscripts, IDX or ChannelHealth, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

   8.5 Other Actions. Each of Parent, Allscripts, IDX and ChannelHealth shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. IDX will use its best efforts to cause ChannelHealth to comply with the covenants and obligations set forth herein and Allscripts will use its best efforts to cause Parent to comply with the covenants and obligations set forth herein.

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

   8.6 No Solicitation. Prior to the Closing IDX will not, and will not cause or permit ChannelHealth or any of IDX's or ChannelHealth's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock of or other equity interest in ChannelHealth or of or in the Enterprise Solutions Division or Systems Division of IDX as currently conducted by IDX or any Affiliate of IDX other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of ChannelHealth or IDX in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. IDX will inform Allscripts in writing immediately following the receipt by IDX, ChannelHealth or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

   8.7 Preservation of Records. Subject to Section 11.3(c) hereof (relating to the preservation of Tax records), IDX, Allscripts and Parent agree that each of them shall preserve and keep the records held by it relating to the business of ChannelHealth for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of IDX, Allscripts or Parent or any of their respective Affiliates or in order to enable IDX, Allscripts or Parent to comply with their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby. In the event IDX, on the one hand, or Allscripts or Parent, on the other, wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

   8.8 Publicity. No party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Allscripts or IDX, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Allscripts, Parent or IDX lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof; provided, however, that after each of the signing of this Agreement and the Closing, Allscripts and IDX shall make a public announcement of the transaction described in this Agreement, the contents of which shall be mutually agreeable to Allscripts and IDX (the "Initial Releases") and thereafter either Allscripts or IDX may make a public announcement of the information set forth on the Initial Releases without the consent of the other party.

   8.9 Repayment of Loans. On or prior to the Closing Date, all loans or other advances to IDX or any of its Affiliates listed on Schedule 6.22 (the "Affiliate Loans"), including any accrued and unpaid interest thereon, shall be repaid in full to ChannelHealth.

   8.10 Use of Names. IDX hereby agrees that upon the consummation of the transactions contemplated hereby, Allscripts and ChannelHealth shall have the sole right to the use of each name set forth on Schedule 8.10 (collectively, the "Names") and IDX shall not, and shall not cause or permit any Affiliate to, use any of the Names or any variation or simulation of the Names in any business involving the provision of healthcare information and/or point of care clinical applications and devices or any related business. If, after the Closing Date, ChannelHealth changes its name or ChannelHealth and its Affiliates cease to use any of the Names or any variation thereof in any of their businesses for a period of twelve consecutive months, then the foregoing restriction with respect to the use of the particular Name of which ChannelHealth's use has ceased shall cease and IDX may use such Name in the conduct of any business.

   8.11 Stock Options.

   (a) IDX agrees that IDX shall be responsible for all of its obligations and rights with respect to any stock options held on the Closing Date by any employees of ChannelHealth under IDX's stock option plans.

   (b) Promptly after the Closing, Parent shall issue stock options under its employee stock equity plan ("Parent Stock Options") to purchase shares of Parent Common Stock to each of ChannelHealth's employees in such amounts, and with such vesting, as is determined by Parent in accordance with the terms of Parent's employee stock equity plan. Such Parent Stock Options shall be subject to the benefits of a Registration Statement on Form S-8.

   8.12 Employees and Employee Benefit Obligations.

   (a) The ChannelHealth Surviving Corporation shall continue the employment at will of each of the management level employees identified on Schedule 8.12(a) (the "Management Employees") for initially the same positions and occupations and location and at initially the same or greater rate of base pay as those in and at which they were employed by the Company immediately prior to the Closing Date.

   (b) The ChannelHealth Surviving Corporation shall continue the employment at will of each of the operational level employees identified on Schedule 8.12(b) (the "Operational Employees" and together with the Management Employees, the "Hired Employees") for initially the same or greater rate of base pay as those in and at which they were employed by the Company immediately prior to the Closing Date.

   (c) For the period commencing on the Closing Date through December 31, 2001 (the "Transition Period"), the ChannelHealth Surviving Corporation shall provide the Hired Employees with benefits that, in the aggregate, are substantially comparable to the benefits provided to the Hired Employees under the Employee Benefits Plans, at no additional cost to the Hired Employees. The Hired Employees shall retain for eligibility and vesting purposes with respect to the employee benefit plans of the ChannelHealth Surviving Corporation or Allscripts covering the Hired Employees (collectively, the "Allscripts Plans"), any credit for their past service under the Employee Benefit Plans immediately prior to the Closing Date. Without limiting the foregoing, during the Transition Period, Hired Employees shall be provided with benefits under the Allscripts Plans that are no less favorable than benefits provided to similarly situated employees of Allscripts. Hired Employees shall be eligible to participate in the Allscripts Plans without any evidence of insurability and without the application of any pre-existing physical or mental condition restrictions except to the extent applicable under the Employee Benefit Plans, but counting expenditures made prior to the Closing Date for purposes of applying deductible, out-of-pocket maximums and other such matters.

   (d) As of the Closing Date, all Hired Employees shall immediately cease to participate or maintain eligibility to participate as active employees in all of the Employee Benefit Plans and Pension Plans.

   (e) Except as set forth in Schedule 8.12(e), nothing in this Agreement, expressed or implied, shall confer upon any Hired Employee or legal representative thereof any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reason of this Agreement.

   8.13 Listing of Parent Shares and Earnout Shares. Prior to the Effective Time, Parent shall take all actions necessary to authorize the shares of Parent Common Stock to be issued in the Mergers and the Earnout Shares for quotation on the Nasdaq, subject to official notice of issuance.

   8.14 Allscripts Special Meeting.

   (a) Allscripts shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for purposes of voting to authorize, as necessary, the transactions contemplated by this Agreement (the

"Allscripts Special Meeting"). Allscripts shall comply with all applicable provisions of the DGCL in the calling and holding of the Allscripts Special Meeting.

   (b) Allscripts, acting through its Board of Directors, shall include in any proxy statement or written action relating to the Allscripts Special Meeting the recommendation of its Board of Directors that Allscripts's stockholders vote to authorize, as necessary, the transactions contemplated by this Agreement, and shall otherwise use its best efforts to obtain its stockholders' approval of the transaction.

   (c) By signing a Voting Agreement and Irrevocable Proxy on the forms of Exhibits B-1 and B-2 hereto, each of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and Liberty Partners Holdings 6, LLC have agreed to (i) vote all shares of Allscripts Common Stock that are beneficially owned by him or it, or for which he or it has voting authority, to authorize, as necessary, the transactions contemplated by this Agreement and
(ii) otherwise use his or its best efforts to obtain Allscripts's stockholders' approval.

   8.15 ChannelHealth Special Meeting.

   (a) ChannelHealth shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement and the ChannelHealth Merger (the "ChannelHealth Special Meeting"). ChannelHealth shall comply with all applicable provisions of the DGCL in the calling and holding of the ChannelHealth Special Meeting.

   (b) ChannelHealth, acting through its Board of Directors, shall include in any proxy statement or written action relating to the ChannelHealth Special Meeting the recommendation of its Board of Directors that ChannelHealth's stockholders vote in favor of the adoption of this Agreement and the approval of the ChannelHealth Merger, and shall otherwise use its best efforts to obtain its stockholders' approval of the transaction.

   (c) By signing a Voting Agreement and an Irrevocable Proxy on the forms of Exhibits A-1 and A-2 hereto, each of IDX and Pequot have agreed to (i) vote all shares of ChannelHealth Stock that are beneficially owned by it, or for which it has voting authority, in favor of the adoption of this Agreement and the approval of the ChannelHealth Merger and (ii) otherwise use its best efforts to obtain ChannelHealth's stockholders' approval.

   8.16 Blue Sky Approvals. Parent will file all documents required to obtain the "Blue Sky" permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals; provided, however, that Parent shall not be required in connection with this
Section 8.16 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

   8.17 Indemnification of Officers and Directors.

   (a) From and after the Effective Time, Parent and Allscripts shall, jointly and severally, guarantee and shall cause ChannelHealth to maintain and perform ChannelHealth's existing indemnification provisions with respect to present and former directors and officers of ChannelHealth for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions in their capacities as directors and/or officers occurring at or prior to the Closing to the extent required under ChannelHealth's certificate of incorporation and by-laws in effect as of the date hereof and permitted under and consistent with applicable law, for a period of not less than six years after the Closing.

   (b) From and after the Effective Time, Parent and the ChannelHealth Surviving Corporation shall guarantee and shall cause the Allscripts Surviving Corporation to maintain and perform Allscripts's existing indemnification provisions with respect to present and former directors and officers of Allscripts for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions in their capacities as directors and/or officers occurring at or prior to the Closing to the extent required under

Allscripts's certificate of incorporation and by-laws in effect as of the date hereof and permitted under and consistent with applicable law, for a period of not less than six years after the Closing.

   (c) For six years from the Effective Time, Parent shall, maintain in effect
(i) ChannelHealth's current directors' and officers' liability insurance covering those persons who are currently covered by ChannelHealth's directors' and officers' liability insurance policy and (ii) Allscripts's current directors' and officers' liability insurance covering those persons who are currently covered by Allscripts's directors' and officers' liability insurance policy; provided, however, that in no event shall Parent be required to expend for any one year an amount in excess of 200% of the annual premiums currently paid by ChannelHealth for such insurance described in clause (i); and, provided, further, however, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   8.18 Proxy Statement/Prospectus; Registration Statement. As promptly as practical after the execution of this Agreement, Allscripts and Parent shall prepare and file with the Commission the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, however, that Allscripts may delay the filing of the Registration Statement until approval of the Proxy Statement by the Commission. Each of Allscripts and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of Allscripts and Parent will promptly respond to any comments of the Commission and will use its commercially reasonable efforts to have the Proxy Statement cleared by the Commission and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the Commission and the Registration Statement is declared effective under the Securities Act. Allscripts will notify ChannelHealth and IDX promptly upon the receipt of any comments from the Commission or its staff or any other government officials and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 8.16 or for additional information and will supply ChannelHealth and IDX with copies of all correspondence between Allscripts and Parent or any of their respective representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Mergers or any filing pursuant to Section 8.16. Allscripts will cause all documents that it is responsible for filing with the Commission or other regulatory authorities under this Section 8.18 or Section 8.16 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 8.16, Allscripts will promptly inform ChannelHealth and IDX of such occurrence and cooperate in filing with the Commission or its staff or any other government officials, and/or mailing to stockholders of Allscripts, such amendment or supplement. IDX shall obtain the opinion of Hale and Dorr LLP, counsel to IDX (or other counsel reasonably acceptable to IDX and Allscripts), concerning the federal income tax consequences of the ChannelHealth Merger to the stockholders of ChannelHealth, for inclusion in the Registration Statement. Allscripts shall obtain the opinion of Weil, Gotshal & Manges LLP, counsel to Allscripts, concerning the federal income tax consequences of the Allscripts Merger to the stockholders of Allscripts, for inclusion in the Registration Statement. Such counsel may require and rely on representations made by the parties hereto in rendering such opinions.

   8.19 Rule 144. Parent will file all reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time prior to the seventh anniversary of the Effective Time Parent is not required to file such reports, it will, on the request of the ChannelHealth Stockholders, make publicly available other information so long as is necessary to permit sales of its securities pursuant to Rule 144 promulgated under the Securities Act, and take such further action as the ChannelHealth Stockholders may reasonably request to enable the ChannelHealth Stockholders to sell shares of Parent Common Stock without registration under the Securities Act as provided by Rule 144.

   8.20 Tax Covenant. Prior to the Effective Time, Allscripts will not agree to all or substantially all of the material terms of a transaction that (i) would be integrated with the Mergers for federal income tax purposes (an "Integrated Transaction") and (ii) would cause the stockholders of Allscripts and the ChannelHealth Stockholders immediately before the Mergers and any Integrated Transferors (as defined below) not to be in control (within the meaning of Section 368(c) of the Code) of Parent immediately after the Mergers. For purposes of this Agreement, an "Integrated Transferor" includes any Person who receives shares of Parent capital stock in an Integrated Transaction and would be treated as a transferor of property to Parent in such transaction for purposes of Section 351 of the Code.

   8.21 Stock Rights and Restrictions Agreement. At or prior to the Effective Time, Parent and Allscripts will all take actions under the DGCL or their respective certificates of incorporation or by-laws as may be required to enable Parent to comply with its obligations under the Stock Rights and Restrictions Agreement to be entered into at the Closing Date between Parent and IDX, as contemplated by this Agreement.

                                   ARTICLE IX

                             Conditions to Closing

   9.1 Conditions Precedent to Obligations of Parent and Allscripts. The obligations of Parent and Allscripts to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent or Allscripts in whole or in part to the extent permitted by applicable law):

   (a) all representations and warranties of IDX and ChannelHealth contained herein shall be true and correct as of the date hereof, except those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

   (b) all representations and warranties of IDX and ChannelHealth contained herein qualified as to materiality shall be true and correct, and all representations and warranties of IDX and ChannelHealth contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause
(iii)), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty which already contains a Material Adverse Effect or other materiality qualification);

   (c) IDX and ChannelHealth shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

   (d) Parent and Allscripts shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to Allscripts) executed by the Chief Executive Officer and Chief Financial Officer of each of IDX and ChannelHealth certifying as to the fulfillment of the conditions specified in Sections 9.1(a), 9.1(b) and 9.1(c) hereof;

   (e) IDX and ChannelHealth shall have obtained all consents and waivers referred to in Section 6.6 hereof, and all consents and waivers required by the terms of any Material Contract or IDX Document with respect to the transactions contemplated by this Agreement, each in a form reasonably satisfactory to Parent and Allscripts, except as otherwise provided in Schedules 6.6 or 6.17;

   (f) no action, suit or proceeding shall be pending by or before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

   (g) the waiting period under the HSR Act shall have expired or early termination shall have been granted;

   (h) all Affiliate Loans shall have been repaid to ChannelHealth prior to the Closing Date;

   (i) Allscripts shall have received an opinion of Weil, Gotshal & Manges LLP, special counsel to Allscripts, dated as of the Closing Date, in form and substance reasonably satisfactory to Allscripts, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion: the Allscripts Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations and covenants made by the parties hereto;

   (j) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

   (k) the requisite approval by Allscripts's stockholders of the transactions contemplated by this Agreement shall have been obtained.

   9.2 Conditions Precedent to Obligations of IDX and ChannelHealth . The obligations of IDX and ChannelHealth to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by IDX or ChannelHealth in whole or in part to the extent permitted by applicable law):

   (a) all representations and warranties of Parent and Allscripts contained herein shall be true and correct as of the date hereof;

   (b) all representations and warranties of Parent and Allscripts contained herein qualified as to materiality shall be true and correct, and all representations and warranties of Parent and Allscripts contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause
(iii)), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of Allscripts and its subsidiaries, taken as a whole (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty which already contains a material adverse effect or other materiality qualification);

   (c) Parent and Allscripts shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Allscripts on or prior to the Closing Date;

   (d) IDX and ChannelHealth shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to IDX and ChannelHealth) executed by the Chief Executive Officer and Chief Financial Officer of each of Parent and Allscripts certifying as to the fulfillment of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c);

   (e) no action, suit or proceeding shall be pending by or before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

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   (f) the waiting period under the HSR Act shall have expired or early termination shall have been granted;

   (g) the shares of Parent Common Stock to be issued in the Merger and the Earnout Shares shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance;

   (h) Parent and Allscripts shall have obtained all of the waivers, permits, consents, approvals or other authorizations and effected all of the requisitions, filings and notices which are required to be obtained by them to consummate the transactions contemplated by this Agreement, except for any which if not obtained or effected would not reasonably be expected to have a Material Adverse Effect;

   (i) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

   (j) the requisite approval by ChannelHealth's stockholders of this Agreement and the ChannelHealth Merger shall have been obtained.

                                   ARTICLE X

                           Documents to Be Delivered

   10.1 Documents to be Delivered by IDX and ChannelHealth. At the Closing, IDX and ChannelHealth shall deliver, or cause to be delivered, to Allscripts the following:

   (a) the certificates referred to in Section 9.1(d) hereof;

   (b) copies of all consents and waivers referred to in Section 9.1(e) hereof;

   (c) written evidence of the repayment to ChannelHealth of all Affiliate
Loans;

   (d) the Strategic Alliance Agreement, substantially in the form of Exhibit D hereto, duly executed by IDX;

   (e) the Stock Rights and Restrictions Agreement, substantially in the form of Exhibit E hereto, duly executed by IDX;

   (f) the Cross-License Agreement, substantially in the form of Exhibit F hereto, duly executed by IDX;

   (g) the Transition Services Agreement, based on the terms of Exhibit G hereto, duly executed by IDX;

   (h) the Facilities Lease Agreement, substantially in the form of Exhibit H hereto, duly executed by IDX;

   (i) certificates of good standing with respect to ChannelHealth issued by the Secretary of State of the State of Delaware and for each state in which ChannelHealth is qualified to do business as a foreign corporation; and

   (j) the executive employment agreement between Pamela J. Pure and Allscripts.

   (k) such other documents as Allscripts shall reasonably request.

   10.2 Documents to be Delivered by Allscripts. At the Closing, Parent and Allscripts shall deliver to IDX and ChannelHealth the following:

   (a) the certificates referred to in Section 9.2(d) hereof;

   (b) copies of all consents and waivers referred to in Section 9.2(h);

   (c) the Co-Marketing Agreement, substantially in the form of Exhibit D hereto, duly executed by Allscripts;

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

   (d) the Stock Rights and Restrictions Agreement, substantially in the form of Exhibit E hereto, duly executed by Allscripts;

   (e) the Cross-License Agreement, substantially in the form of Exhibit F hereto, duly executed by Allscripts;

   (f) the Transition Services Agreement, substantially in the form of Exhibit G hereto, duly executed by Allscripts;

   (g) the Facilities Lease Agreement, substantially in the form of Exhibit H hereto, duly executed by Allscripts; and

   (h) the executive employment agreement referred to in Section 10.1(j) above.

                                   ARTICLE XI

                                Indemnification

   11.1 Non-Tax Indemnification.

   (a) IDX hereby agrees to indemnify and hold Parent, Allscripts, ChannelHealth and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Allscripts Indemnified Parties") harmless from and against:

     (i) any and all liabilities of ChannelHealth of every kind, nature and description, absolute or contingent, as existing against ChannelHealth prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except (A) to the extent that the same have been fully provided for in the Balance Sheet and accrued and applied as a liability therein; (B) to the extent that the same were incurred in the ordinary course of business between the Balance Sheet Date and the Closing Date and not as a result of any breach by IDX of any covenant set forth in Section 8.2 hereof, and were fully provided for in the Closing Date Balance Sheet and accrued and applied as a liability therein; and (C) as disclosed in the representations and warranties of IDX or ChannelHealth, the Schedules attached hereto or any certificate delivered by or on behalf of IDX or ChannelHealth pursuant to this Agreement;

     (ii) any and all losses, liabilities, obligations, claims, damages, costs and expenses arising out of or related (A) to the operation or ownership of the businesses or properties comprising the Retained Assets or
  (B) the authorization, approval, execution, delivery or performance of the ChannelHealth/IDX Asset Purchase Agreement;

     (iii) any and all losses, liabilities, obligations, claims, damages, costs and expenses attributable to or resulting from any default under or breach of any IDX Contract (A) by IDX, or (B) by ChannelHealth, which default or breach, in the case of this subclause (B), occurs prior to the Closing Date (except as provided for or disclosed in the exceptions clause set forth in Section 11.1(a)(i) above); provided, however, IDX shall have no liability under this Section 11.1(a)(iii) for any breach occurring after the Closing Date to the extent such breach is attributable to the negligence or willful misconduct of Parent, Allscripts, the ChannelHealth Surviving Corporation or any of their Affiliates after the Closing Date;

     (iv) any and all losses, liabilities, obligations, claims, damages, costs and expenses attributable to or resulting from the litigation identified on Schedule 6.17 (the "ChannelHealth Litigation") and any other matter, claim, proceeding, dispute, state of facts or condition disclosed on any Schedule hereto with respect to which such Schedule reflects that the Allscripts Indemnified Parties are entitled to indemnification from IDX hereunder;

     (v) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of IDX or ChannelHealth set forth in Article

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

  VIA or VI hereof, or any representation or warranty contained in any certificate delivered by or on behalf of IDX or ChannelHealth pursuant to this Agreement, to be true and correct in all respects as of the date made;

     (vi) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of IDX or ChannelHealth under this Agreement; and

     (vii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

   (b) Allscripts and Parent, jointly and severally, hereby agree to indemnify and hold IDX and its Affiliates, agents, successors and assigns (collectively, the "IDX Indemnified Parties") harmless from and against:

     (i) any and all Losses attributable to or resulting from the conduct of the business or operations of ChannelHealth following the Closing;

     (ii) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Allscripts or Parent set forth in Article VII or Section 11.3(i) hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Allscripts or Parent pursuant to this Agreement, to be true and correct in all respects as of the date made;

     (iii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Allscripts or Parent under this Agreement;

     (iv) any and all Losses attributable to or resulting from any default by the ChannelHealth Surviving Corporation under, or any breach by the ChannelHealth Surviving Corporation of, any IDX Contract that occurs in either case after the Closing Date; provided, however, neither Parent, Allscripts nor the ChannelHealth Surviving Corporation shall have any liability under this Section 11.1(b)(iv) for any such breach to the extent such breach is attributable to the gross negligence or willful misconduct of IDX or any of its Affiliates after the Closing Date; and

     (v) any and all Expenses incident to the foregoing.

   11.2 Non-Tax Indemnification Procedures.

   (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 11.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the

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

indemnifying party if, so requested by the indemnifying party to participate or
(ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. The indemnified party shall not agree to such settlement of any such Legal Proceeding or Claim without the prior written consent of the indemnifying party. The indemnifying party shall have full discretion to agree to any settlement of any such Legal Proceeding or Claim; provided, however, that the indemnifying party may not agree to any settlement of such Legal Proceeding or Claim that does not include a release of the indemnified party from all liability with respect thereto without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

   (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

   (c) Notwithstanding the foregoing, IDX shall continue to defend the Claim comprising the ChannelHealth Litigation until such Claim is disposed of as described in Section 11.2(b).

   (d) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

   11.3 Tax Matters.

   (a) Tax Indemnification. IDX agrees to be responsible for and to indemnify and hold the Allscripts Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against ChannelHealth or the assets thereof:

     (A) with respect to all taxable periods ending on or prior to the Closing Date;

     (B) with respect to any and all Taxes of ChannelHealth for the period allocated to IDX pursuant to Section 11.3(b)(iv);

     (C) arising by reason of any breach by ChannelHealth or any inaccuracy of any of the representations contained in Section 6.10 hereof;

     (D) by reason of being a successor-in-interest or transferee of another entity;

     (E) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which ChannelHealth (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of ChannelHealth pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation; and

     (F) by reason of the transactions contemplated by Article IV hereof.

IDX shall also pay and shall indemnify and hold harmless the Allscripts Indemnified Parties from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which IDX is responsible to indemnify the Allscripts Indemnified Parties pursuant to this Section 11.3(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 11.3(a).

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

   (b) Preparation of Tax Returns; Payment of Taxes.

     (i) IDX shall (A) include ChannelHealth and (where applicable) any of its Subsidiaries in (1) the U.S. consolidated federal income Tax Returns of IDX required to be filed after the date hereof for all taxable periods ending on or before the Closing Date and (2) where applicable, all combined consolidated or unitary Tax Returns that are required to be filed by IDX for any taxable period ending on or before the Closing Date and (B) cause ChannelHealth to file all Tax Returns required to be filed by ChannelHealth on or prior to the Closing Date. IDX shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 11.3(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax Laws (or judicial or administrative interpretations thereof). IDX shall cause ChannelHealth to provide Allscripts with copies of such completed Tax Returns at least 10 days prior to the filing date, and Allscripts shall be provided an opportunity to review such Tax Returns and supporting workpapers and Schedules prior to the filing of such Tax Returns. The failure of Allscripts to propose any changes to any such Tax Return within such 10 days shall be deemed to be an indication of its approval thereof. IDX and Allscripts shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 11.3(f) which shall be binding on the parties.

     (ii) Following the Closing, Allscripts shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by ChannelHealth after the Closing Date.

     (iii) Not later than five days before the due date for payment of Taxes with respect to any Tax Returns which Allscripts has the responsibility to file, IDX shall pay to Allscripts an amount equal to that portion of the Taxes shown on such return for which IDX has an obligation to indemnify Allscripts and its Affiliates pursuant to the provisions of Section 11.3(a).

     (iv) For federal income Tax purposes, the taxable year of ChannelHealth shall end as of the close of the Closing Date and, with respect to all other Taxes, IDX and Allscripts will, unless prohibited by applicable law, close the taxable period of ChannelHealth as of the close of the Closing Date. Neither IDX nor Allscripts shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit ChannelHealth to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of ChannelHealth beginning before and ending after the Closing Date shall be allocated (i) to IDX for the period up to and including the Closing Date, and (ii) to Allscripts for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by Allscripts and shall be made by means of a closing of the books and records of ChannelHealth as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Allscripts shall provide IDX with a schedule showing the computation of the allocation at least 30 days prior to the due date for filing a Tax Return which includes the Closing Date. IDX shall have the right to review such schedule, and Allscripts and IDX shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 11.3(f). Any amount owing from IDX under this
  Section 11.3(b)(iv) shall be paid no later than five days prior to the filing of the underlying Tax Return.

     (v) With respect to any Tax Returns required to be filed by Allscripts with respect to any taxable period of ChannelHealth ending on or before the Closing Date, Allscripts shall provide IDX with a copy of such completed Tax Returns at least 10 days prior to the due date for filing of such Tax Returns. IDX shall have the right to review such Tax Returns, and Allscripts and IDX shall attempt in good faith mutually to resolve any disagreements regarding the preparation thereof prior to filing thereof. The failure of IDX to propose any changes to any such Tax Return within such 10 days shall be deemed to be an indication of its approval thereof. Any disagreements regarding such determination shall be resolved pursuant to Section 11.3(f). If such disagreement cannot be resolved prior to the due date for filing such Tax Return, Allscripts may cause such Tax Return to be filed in the manner proposed by Allscripts, without prejudice to IDX's right to pursue a final resolution of such disagreement. Any amount owing from IDX under this Section 11.3(b)(v) shall be paid no later than five days prior to the filing of the underlying Tax Return.

   (c) Cooperation with Respect to Tax Returns. Allscripts and IDX agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to ChannelHealth as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Allscripts or ChannelHealth shall retain in its possession, and shall provide IDX reasonable access to (including the right to make copies of), such supporting books and records and any other materials that IDX may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Allscripts may dispose of such material, provided that prior to such disposition Allscripts shall give IDX a reasonable opportunity to take possession of such materials.

   (d) Carrybacks. IDX shall pay to Allscripts the amount of any Tax benefit (including interest thereon) realized by IDX or any Affiliate thereof as a result of the carryback of any Tax loss, deduction or credit of ChannelHealth from any taxable period beginning after the Closing Date to a taxable period ending on or before the Closing Date. IDX shall pay such amount to Allscripts within 10 business days after such Tax benefit is realized by IDX or any Affiliate of it as a refund or otherwise, provided that Allscripts shall return to IDX the amount, if any, by which the amount of such Tax benefit is thereafter reduced pursuant to a final determination.

   (e) Transfer Taxes. IDX shall be liable for and shall pay (and shall indemnify and hold harmless Allscripts against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including, without limitation, real property transfer gains Taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Allscripts or its Affiliates). IDX hereby agree to file all necessary Documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

   (f) Dispute Resolution. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to IDX and Allscripts. The fees and expenses of such accounting firm shall be borne equally by IDX and Allscripts.

   (g) Sole Remedy. The indemnification provided for in this Section 11.3 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 11.1 through 11.2 hereof shall not apply to such claims.

   (h) Survival. Any claim for indemnity under this Section 11.3 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

   (i) Certain Representations. Each of Parent and Allscripts has no present intention to merge or liquidate Parent or Allscripts with or into another Person or transfer any of the assets thereof other than in the ordinary course of business or, in the case of Allscripts, other than pursuant to a transaction described in Section 368(a)(2)(C) of the Code or Treasury Regulation Sections 1.368-2(f) or 1.368-2(k). As of the date of consummation of the Mergers, Parent and Allscripts have no plan or intention to engage in a transaction that (i) would be an Integrated Transaction (as defined in Section
8.20 hereof) and (ii) would cause the stockholders of Allscripts and the ChannelHealth Stockholders immediately before the Mergers and any Integrated Transferors (as defined in Section 8.20 hereof) not to be in control (within the meaning of Section 368(c) of the Code) of Parent immediately after the Mergers.

   (j) Plan of Reorganization This Agreement and the transactions contemplated hereby are intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g). Following the Closing Date, Parent and IDX shall report and otherwise treat for Tax purposes the exchange of ChannelHealth Stock for Parent Common Stock under Section 351 of the Code.

   11.4 Employee Benefits and Labor Indemnity. IDX hereby agrees to indemnify and hold the Allscripts Indemnified Parties harmless from and against any and all Losses, if any, (i) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by IDX, ChannelHealth or any ERISA Affiliate and (ii) as a result of any Claim made with respect to employment prior to or on the Closing Date with ChannelHealth including, without limitation, any Claim with respect to, relating to arising out of or in connection with discrimination by ChannelHealth or wrongful discharge (including constructive discharge) prior to the Closing Date.

   11.5 Tax Treatment of Indemnity Payments. IDX and Allscripts agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the consideration paid hereunder for federal, state, local and foreign income Tax purposes. If any indemnification payment under Article XI (including, without limitation, this Section 11.5) is determined to be taxable to Allscripts or ChannelHealth by any taxing authority, IDX shall also indemnify Allscripts or ChannelHealth for any Taxes incurred by reason of the receipt of such payment and any Related Costs incurred by Allscripts or ChannelHealth in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

   11.6 Limitations.

   (a) Except with respect to Claims based on actual fraud, the rights of the Indemnified Parties under this Article XI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to Claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing sentence, in no event shall any party hereto, nor its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

   (b) Notwithstanding anything to the contrary contained in this Agreement, each of the following three limitations shall apply:

     (i) the aggregate liability of IDX for the sum of all Losses under Sections 11.1(a)(i), (iii), (v), (vi) and (vii) (insofar as the Expenses referred to therein relate to Losses arising under Sections 11.1(a)(i),
  (iii), (v) or (vi)) and clause (ii) of Section 11.4 shall not exceed $50 million;

     (ii) the aggregate liability of Allscripts for the sum of all Losses under Sections 11.1(b)(ii) (excluding Losses arising from a breach of Section 11.3(i)), (iii) and (v) (insofar as the Expenses referred to therein relate to Losses arising under Sections 11.1(b)(ii) or (iii)) shall not exceed $50 million; provided, however, any issuance of Earnout Shares shall not be counted against such amount; and

     (iii) IDX shall not be liable for any individual Loss under Sections 11.1(a)(i), (iii), (v), (vi) or (vii) (insofar as the Expenses referred to therein relate to Losses arising under Sections 11.1(a)(i), (iii), (v) or

  (vi)) and clause (ii) of Section 11.4 unless such Loss exceeds $50,000 and IDX shall not be liable for any such individual Losses in excess of $50,000 unless and until the aggregate amount of such individual Losses in excess of $50,000 exceeds $1 million (it being understood that in such case IDX shall be liable only for the amount of such Losses in excess of $500,000).

   (c) In no event shall any Indemnifying Party be responsible and liable for any Losses or other amounts under this Article XI that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Losses. Allscripts shall (and shall cause the ChannelHealth Surviving Corporation to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to Allscripts by IDX under Article XI.

   (d) The amount of any Losses for which indemnification is provided under this Article XI shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any tax benefits actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Losses or the payment of such Losses.

   (e) Notwithstanding anything to the contrary in this Agreement, the amount of any Losses for which indemnification by IDX is provided under this Article XI shall be calculated net of any accruals, reserves or provisions reflected in the Closing Date Balance Sheet.

   (f) Effective as of the Effective Time, each of Parent and Allscripts hereby waives and releases (and shall cause the ChannelHealth Surviving Corporation to waive and release), any claim ChannelHealth may have against IDX, except (i) any claims or rights hereunder or under any Ancillary Agreement and (ii) any claims or rights under the ChannelHealth/IDX Asset Purchase Agreement. Effective as of the Effective Time, IDX hereby waives and releases any claim IDX may have against the ChannelHealth Surviving Corporation, except any claims or rights hereunder or under any Ancillary Agreement.

   11.7 Acknowledgement by Allscripts. Allscripts acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement, Allscripts has relied on the results of its own independent investigation and verification and the representations and warranties of IDX and ChannelHealth expressly and specifically set forth in Article VI-A and
Article VI of this Agreement, respectively, including the Schedules (and any updates thereto). SUCH REPRESENTATIONS AND WARRANTIES BY IDX AND CHANNELHEALTH CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF IDX AND CHANNELHEALTH TO ALLSCRIPTS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALLSCRIPTS UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF CHANNELHEALTH AND ANY SET FORTH IN ANY CONFIDENTIAL DESCRIPTIVE MEMORANDUM PREVIOUSLY DELIVERED TO ALLSCRIPTS) ARE SPECIFICALLY DISCLAIMED BY IDX AND CHANNELHEALTH.

                                  ARTICLE XII

                                 Miscellaneous

   12.1 Certain Definitions.

   For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

   "Accrued Liabilities" shall have the meaning ascribed to such term in
Section 5.1(b) hereof.

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

   "Accrued Liabilities Certificate" shall have the meaning ascribed to such term in Section 5.1(b) hereof.

   "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

   "Allscripts Certificates" shall have the meaning ascribed to such term in
Section 2.1(b) hereof.

   "Allscripts Common Stock" shall have the meaning ascribed to such term in
Section 1.1(a) hereof.

   "Allscripts Exchange Ratio" shall have the meaning ascribed to such term in
Section 2.1(b) hereof.

   "Allscripts Merger" shall have the meaning ascribed to such term in Section 1.1(a) hereof.

   "Allscripts Merger Consideration" shall have the meaning ascribed to such term in Section 1.1(a) hereof.

   "Allscripts Shares" shall have the meaning ascribed to such term in Section
2.1 hereof.

   "Allscripts Surviving Corporation" shall have the meaning ascribed to such term in Section 1.1(a) hereof.

   "Allscripts's Accountants" shall have the meaning ascribed to such term in
Section 5.1(a) hereof.

   "Ancillary Agreements" shall have the meaning ascribed to such term in
Section 6A.2 hereof.

   "Arbitrator" shall have the meaning ascribed to such term in Section 4.2(d) hereof.

   "Assumed Liabilities" shall have the meaning ascribed to such term in
Section 3.2 hereof.

   "Assumed Option" shall have the meaning ascribed to such term in Section 2.2(d) hereof.

   "Balance Sheet" shall have the meaning ascribed to such term in Section 2.2(3) hereof.

   "Balance Sheet" shall have the meaning ascribed to such term in Section 6.7 hereof.

   "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 6.7 hereof.

   "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

   "Certificates" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

   "Certificate of Merger" shall have the meaning ascribed to such term in
Section 1.4 hereof.

   "ChannelHealth Certificates" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

   "ChannelHealth Common Stock" shall have the meaning ascribed to such term in Section 1.2(a) hereof.

   "ChannelHealth Dissenting Shares" shall have the meaning ascribed to such term in Section 2.2(3) hereof.

   "ChannelHealth Documents" shall have the meaning ascribed to such term in
Section 6.2 hereof.

   "ChannelHealth Exchange Ratio" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

   "ChannelHealth Merger" shall have the meaning ascribed to such term in
Section 1.2(a) hereof.

   "ChannelHealth Merger Consideration" shall have the meaning ascribed to such term in Section 2.2(b) hereof.

   "ChannelHealth Option" shall have the meaning ascribed to such term in
Section 2.2(d) hereof.

   "ChannelHealth Preferred Stock" shall have the meaning ascribed to such term in Section 1.2(a) hereof.

   "ChannelHealth Property" shall have the meaning ascribed to such term in
Section 5.12(a) hereof.

   "ChannelHealth Stock" shall have the meaning ascribed to such term in
Section 1.2(a) hereof.

   "ChannelHealth Stockholder" shall have the meaning ascribed to such term in
Section 2.2(b) hereof.

   "ChannelHealth Stockholders" shall have the meaning ascribed to such term in Section 2.6(a) hereof.

   "ChannelHealth Surviving Corporation" shall have the meaning ascribed to such term in Section 1.2(a) hereof.

   "ChannelHealth's Accountants" shall have the meaning ascribed to such term in Section 5.1(a) hereof.

   "Closing" shall have the meaning ascribed to such term in Section 1.3 hereof.

   "Closing Date" shall have the meaning ascribed to such term in Section 1.3 hereof.

   "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 4.1(a) hereof.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

   "Controlling Party" shall have the meaning ascribed to such term in Section 3.5(c) hereof.

   "Cross-License Agreement" shall have the meaning ascribed to such term in
Section 6A.2 hereof.

   "Damages" shall have the meaning ascribed to such term in Section 3.5(a) hereof.

   "DGCL shall have the meaning ascribed to such term in Section 1.1(a) hereof.

   "Earnout Date" shall have the meaning ascribed to such term in Section 3.1(b) hereof.

   "Earnout Registration Statement" shall have the meaning ascribed to such term in Section 3.2 hereof.

   "Earnout Revenues" shall have the meaning ascribed to such term in Section 3.1(b) hereof.

   "Earnout Shares" shall have the meaning ascribed to such term in Section 3.1(a) hereof.

   "Effective Time" shall have the meaning ascribed to such term in Section
1.4 hereof.

   "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), and the regulations promulgated pursuant thereto.

   "Exchange Act" shall have the meaning ascribed to such term in Section 3.5(a) hereof.

   "Exchange Agent" shall have the meaning ascribed to such term in Section 2.3(a) hereof.

   "Exchange Fund" shall have the meaning ascribed to such term in Section 2.3(a) hereof.

   "Facilities Lease Agreement" shall have the meaning ascribed to such term in
Section 7.17 hereof.

   "Financial Statements" shall have the meaning ascribed to such term in
Section 6.7 hereof.

   "GAAP" means generally accepted United States accounting principles as of the date hereof.

   "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

   "Gross Qualifying Revenues" shall have the meaning ascribed to such term in
Section 3.1(b)(i).

   "Hazardous Material" means any substance, material or waste which is regulated by the United States or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

   "IDX Contracts" shall have the meaning ascribed to such term in Section 6.A.8 hereof.

   "IDX Documents" shall have the meaning ascribed to such term in Section 5.1(b) hereof.

   "Indemnified Party" shall have the meaning ascribed to such term in Section 3.5(c) hereof.

   "Indemnifying Party" shall have the meaning ascribed to such term in Section 3.5(c) hereof.

   "Integrated Transaction" shall have the meaning ascribed to such term in
Section 8.20 hereof.

   "Integrated Transferor" shall have the meaning ascribed to such term in
Section 8.20 hereof.

   "IRS" shall refer to the Internal Revenue Service.

   "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

   "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

   "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

   "Material Adverse Change" means any material adverse change in the business, properties, results of operations or condition (financial or otherwise) of ChannelHealth (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which ChannelHealth competes); provided, however, that a "Material Adverse Change" shall not include any adverse change, effect or circumstance primarily arising out of or resulting primarily from (i) actions contemplated by the parties in connection with this Agreement or that is primarily attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement or (ii) continued operating losses of ChannelHealth.

   "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

   "Material Contracts" shall have the meaning ascribed to such term in Section
5.15 hereof.

   "Mergers" shall have the meaning ascribed to such term in Section 1.2(a) hereof.

   "Merger Consideration" shall have the meaning ascribed to such term in
Section 2.3(b) hereof.

   "Nasdaq" shall have the meaning ascribed to such term in Section 2.3(e)(ii) hereof.

   "Non-Controlling Party" shall have the meaning ascribed to such term in
Section 3.5(c) hereof.

   "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

   "Parent Certificates" shall have the meaning ascribed to such term in
Section 2.1(b) hereof.

   "Parent Common Stock" shall have the meaning ascribed to such term in
Section 1.1(a) hereof.

   "Parent Stock Options" shall have the meaning ascribed to such term in
Section 8.11(b) hereof.

   "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

   "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Allscripts; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or ChannelHealth; (iv) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (v) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice of ChannelHealth, (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any ChannelHealth Property subject thereto or affected thereby.

   "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock ChannelHealth, trust, unincorporated organization, Governmental Body or other entity.

   "Personal Property Lease" shall have the meaning ascribed to such term in
Section 5.13 hereof.

   "Qualified Plans" shall have the meaning ascribed to such term in Section 6.16(d) hereof.

   "Real Property Lease" shall have the meaning ascribed to such term in
Section 5.12 hereof.

   "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

   "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

   "Retained Assets" shall have the meaning ascribed to such term in Section
4.1 hereof.

   "Stock Rights and Restrictions Agreement" shall have the meaning ascribed to such term in Section 7.14 hereof.

   "Stockholders' Representative" shall have the meaning ascribed to such term in Section 2.6(a) hereof.

   "Stockholders' Representative's Accountants" shall have the meaning ascribed to such term in Section 5.1(a) hereof.

   "Strategic Alliance" shall have the meaning ascribed to such term in
Section 7.13 hereof.

   "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by ChannelHealth.
   "Surviving Corporations" shall have the meaning ascribed to such term in
Section 1.2(a) hereof.

   "Tax" or "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, unemployment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, goods and services, sales, land transfer, employer health, employment, alternative or add-on minimum, estimated or estimable, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, whether disputed or not, and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 or a similar provision of state, local or foreign tax law) under any contract, arrangement, understanding or commitment (whether oral or written).

   "Tax Return" means all returns, declarations, reports, estimates, information returns and statements or other information required to be filed with a taxing authority in respect of any Taxes.

   "Transition Services Agreement" shall have the meaning ascribed to such term in Section 7.16 hereof.

   12.2 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate unless by March 31, 2002 written notice of such claims is given to the Indemnifying Party or such actions are commenced, except for the representations and warranties set forth in Section 6.10, which shall survive the Closing until 60 days after the expiration of the applicable Tax statute of limitations.

   12.3 Expenses. Except as otherwise provided in this Agreement, IDX and ChannelHealth, on the one hand, and Allscripts, Parent, Sub A and Sub B, on the other, shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the ChannelHealth Surviving Corporation be liable for any such costs and expenses required to be borne by IDX and ChannelHealth as provided above. IDX shall reimburse Parent for 50% of the amount of reasonable out-of-pocket expenses incurred by Parent or Allscripts associated with this transaction that would not have been incurred had the transaction been structured so as not to contemplate a reorganization described in Section 351 of the Code.

   12.4 Specific Performance. The parties hereto acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other and that such party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

   12.5 Further Assurances. IDX and Allscripts each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

   12.6 Submission to Jurisdiction; Consent to Service of Process.

   (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

   (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.10.

   12.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

   12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   12.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

   12.10 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns; provided, however, the provisions of Sections 8.20, 11.3(i) and 11.3(j) are expressly undertaken for the benefit of, and may be enforced directly by, Pequot.

   12.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

   If to IDX, to:

     IDX Systems Corporation
     P. O. Box 1070
     1400 Shelburne Road
     Burlington, VT 05402
     Attention:Robert W. Baker
              Vice President and General Counsel
     Fax: (802) 862-3304

   With a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Attn: Virginia Kapner
     Fax: (617) 526-5000

   If to ChannelHealth, to:

     ChannelHealth Incorporated
     P. O. Box 1070
     1400 Shelburne Road
     Burlington, VT 05402
     Attention:Jeffrey McMahan
              General Counsel
     Fax: (802) 864-1197

   With a copy to:

     Goodwin, Proctor & Hoar LLP
     Exchange Place
     Boston, Massachusetts 02109
     Attention: Robert Whalen, Jr., P.C.
     Fax: (617) 523-1231

   If to Allscripts Holding, Inc.,
     Allscripts, Inc.,
     Bursar Acquisition, Inc. or
     Bursar Acquisition No. 2, Inc. to:

     c/o Allscripts, Inc.
     2401 Commerce Drive
     Libertyville, IL 60048
     Attention: President
     Fax: (847) 680-3721

   With a copy to:

     Weil, Gotshal & Manges LLP
     700 Louisiana, Suite 1600
     Houston, Texas 77002
     Attention: James L. Rice III
     Fax: (713) 224-9511

   12.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

   12.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either IDX or ChannelHealth, on the one hand, or Allscripts, Parent, Sub A or Sub B, on the other (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

   12.14 Counterpart Execution. This Agreement may be executed in one or more counterparts, no one of which need be executed by all parties but all of which counterparts shall constitute but one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                          ALLSCRIPTS HOLDING, INC.:

                                                    /s/ Glen Tullman
                                          By:__________________________________
                                             Name:
                                             Title:

                                          ALLSCRIPTS, INC.:

                                                    /s/ Glen Tullman
                                          By:__________________________________
                                             Name:
                                             Title:

                                          BURSAR ACQUISITION, INC.:

                                                    /s/ Glen Tullman
                                          By:__________________________________
                                             Name:
                                             Title:

                                          BURSAR ACQUISITION NO. 2, INC.:

                                                    /s/ Glen Tullman
                                          By:__________________________________
                                             Name:
                                             Title:

                                          IDX SYSTEMS CORPORATION:

                                                 /s/ James H. Crook Jr.
                                          By:__________________________________
                                             Name:James H. Crook Jr.
                                             Title:President

                                          CHANNELHEALTH INCORPORATED:

                                                /s/ Robert W. Baker, Jr.
                                          By:__________________________________
                                             Name:Robert W. Baker, Jr.
                                             Title:Vice President

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

July 13, 2000
Board of Directors
Allscripts, Inc.
2401 Commerce Drive
Libertyville, IL 60048

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to Allscripts, Inc. ("Allscripts") of the ChannelHealth Common Stock Merger Consideration (as defined below) to be paid by Allscripts pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of July 13, 2000, among Allscripts Holding, Inc., a wholly-owned subsidiary of Allscripts ("Parent"), Allscripts, Bursar Acquisition, Inc., a wholly-owned subsidiary of Parent ("SubA"), Bursar Acquisition No.2, Inc., a wholly-owned subsidiary of Parent ("SubB"), IDX Systems Corporation ("IDX") and ChannelHealth Incorporated, a corporation owned 88.49% by IDX ("ChannelHealth"). Pursuant to the Agreement, (i)(a) SubA will merge with and into Allscripts, (b) each share of common stock, par value $0.01 per share ("Allscripts Shares"), of Allscripts (other than Allscripts Shares to be canceled pursuant to section 2.1(a) of the Agreement) will be converted into the right to receive one (1) share of common stock, par value $0.01 ("Parent Shares"), of Parent, and (c) Allscripts will become a wholly-owned subsidiary of Parent, and (ii)(a) SubB will merge with and into ChannelHealth (the "ChannelHealth Merger"), and (b) each share of common stock, par value $0.001 per share (the "ChannelHealth Common Stock"), of ChannelHealth (other than shares of ChannelHealth Common Stock to be canceled pursuant to Section 2.2 of the Agreement and ChannelHealth Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive
0.33730 Parent Shares (the "ChannelHealth Common Stock Merger Consideration"). Additionally, pursuant to the Agreement, each share of Series A Convertible Preferred Stock, $0.001 par value per share (the "ChannelHealth Preferred Stock"), of ChannelHealth (other than shares of ChannelHealth Preferred Stock to be canceled pursuant to Section 2.2 of the Agreement) will be converted into the right to receive 0.33730 Parent Shares. Section 3.1 of the Agreement also provides that, if certain financial milestones are achieved in the future, Parent will issue and deliver additional Parent Shares for the benefit of the holders of ChannelHealth Common Stock and the holders of ChannelHealth Preferred Stock.

   Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Allscripts having provided certain investment banking services to Allscripts from time to time, including having acted as managing underwriter of the initial public offering of Allscripts Shares on July 23, 1999 and having acted as managing underwriter of the public offering of Allscripts Shares on March 6, 2000. In addition, we have acted as Allscripts' financial advisor in connection with, and have participated in certain of the negotiations leading to, the Agreement. In addition, we may provide investment banking services to IDX in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Allscripts or IDX for its own account and for the accounts of customers.

   In connection with this opinion, we have reviewed, among other things, the Agreement; the Strategic Alliance Agreement, in the form of Exhibit D to the Agreement; the Stock Rights and Restrictions Agreement, in the form of Exhibit E to the Agreement; the Registration Statements on Form S-1 of Allscripts including the Prospectuses therein dated July 23, 1999 and March 6, 2000; Annual Reports to Stockholders and Annual Reports on Form 10-K of Allscripts for the year ended December 31, 1999 and Annual Reports to Stockholders and Annual Reports on Form 10-K of IDX for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Allscripts and IDX; certain other communications from Allscripts and IDX to their respective stockholders; certain internal financial analysis and forecasts for ChannelHealth prepared by the management of ChannelHealth and adjusted by the management of Allscripts; certain internal financial analyses and forecasts for Allscripts prepared by the management of Allscripts; and certain cost savings and operating synergies projected by the management of Allscripts to result from the transactions contemplated by the Agreement, including the Strategic Alliance Agreement (the "Synergies"). We also have held discussions with members of the senior management of Allscripts and ChannelHealth regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and their past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Allscripts Shares, compared certain financial and stock market information for Allscripts and certain financial information for ChannelHealth with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the forecasts for Allscripts and ChannelHealth and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Allscripts, and that the Synergies will be realized in the amounts and the time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Allscripts, ChannelHealth, IDX or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed that the Strategic Alliance Agreement and the Stock Rights and Restrictions Agreement will be executed in the forms attached as Exhibit D and Exhibit E to the Agreement, respectively. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Allscripts in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Allscripts Shares should vote with respect to such transactions.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the ChannelHealth Common Stock Merger Consideration to be paid by Allscripts pursuant to the Agreement is fair from a financial point of view to Allscripts.

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

                        SECTION 262 -- APPRAISAL RIGHTS

   262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 102(b) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of a law, willfully or negligently authorized the unlawful payment of a dividend or approved an illegal stock repurchase (as provided in Section 174 of the DGCL) or derived an improper personal benefit. The registrant's certificate of incorporation, as amended, contains provisions that eliminate directors' personal liability, in certain circumstances, as set forth below.

   The registrant's certificate of incorporation, as amended, provides that a director will not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant's certificate of incorporation, as amended, provides that each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, or any other applicable law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

   The registrant has a duty to indemnify any person seeking indemnification pursuant to the registrant's certificate of incorporation in connection with a proceeding (or part thereof) initiated by that person only if the proceeding (or part thereof) was authorized by the board of directors of the registrant.

   The registrant may, by action of its board of directors, provide indemnification to employees or agents of the registrant to the fullest extent of the foregoing indemnification of directors and officers.

   The registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against expense, liability or loss under the DGCL, or any other applicable law.

Item 21. Exhibits and Financial Statement Schedules.

   The following exhibits are filed as part of this registration statement.

 Number     Exhibit
 ------     -------
  2.1    -- Agreement and Plan of Merger, dated as of July 13, 2000, by and among Allscripts Holding, Inc., Allscripts, Inc., Bursar
            Acquisition, Inc., Bursar Acquisition No. 2, Inc., IDX Systems
            Corporation and Channelhealth Incorporated (filed as Exhibit 99.2 to Allscripts, Inc.'s Current Report on Form 8-K as filed on July
            27, 2000, and incorporated herein by reference).

  3.1*   -- Amended and Restated Certificate of Incorporation of Allscripts
            Holding, Inc.

  3.2*   -- Bylaws of Allscripts Holding, Inc.

  5.1+   -- Opinion and consent of Weil, Gotshal & Manges LLP as to the validity of the securities registered.

  8.1+   -- Opinion of Weil, Gotshal & Manges LLP.

  8.2+   -- Opinion of Hale and Dorr LLP.

 10.1    -- Form of Stock Rights and Restrictions Agreement by and between
            Allscripts Holding, Inc. and IDX Systems Corporation (filed as
            Exhibit E to Exhibit 99.2 to Allscripts, Inc.'s Current Report on
            Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 10.2    -- Voting Agreement and Irrevocable Proxy dated July 13, 2000 between
            IDX Systems Corporation and Allscripts, Inc. (filed as Exhibit A-1 to Exhibit 99.2 to Allscripts, Inc.'s Current Report on Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 10.3    -- Voting Agreement and Irrevocable Proxy, dated July 13, 2000, between Pequot Private Equity Fund II, L.P., Allscripts, Inc. and
            IDX Systems Corporation (filed as Exhibit A-2 to Exhibit 99.2 to
            Allscripts, Inc.'s Current Report on Form 8-K as filed on July 27,
            2000, and incorporated herein by reference).

 10.4    -- Voting Agreement and Irrevocable Proxy, dated July 13, 2000, between Morgan Stanley Venture Partners III, L.P., Morgan Stanley
            Venture Investors III, L.P., Morgan Stanley Venture Partners
            Entrepreneur Fund, L.P. and Channelhealth Incorporated (filed as
            Exhibit B-1 to Exhibit 99.2 to Allscripts, Inc.'s Current Report on
            Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 10.5    -- Voting Agreement and Irrevocable Proxy, dated July 13, 2000, between Liberty Partners Holdings 6, L.L.C. and Channelhealth
            Incorporated (filed as Exhibit B-2 to Exhibit 99.2 to Allscripts,
            Inc.'s Current Report on Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 10.6    -- Form of Strategic Alliance Agreement 2000, by and between
            Allscripts Holding, Inc. and IDX Systems Corporation (filed as
            Exhibit D to Exhibit 99.2 to Allscripts, Inc.'s Current Report on
            Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 10.7*   -- Asset Purchase Agreement, dated as of July 13, 2000, by and between
            Channelhealth Incorporated and IDX Systems Corporation.

 10.8    -- Form of Amended and Restated Cross License and Software Maintenance
            Agreement by and between IDX Systems Corporation and Channelhealth
            Incorporated (filed as Exhibit F to Exhibit 99.2 to Allscripts,
            Inc.'s Current Report on Form 8-K as filed on July 27, 2000, and incorporated herein by reference).

 23.1*   -- Consent of PricewaterhouseCoopers LLP, independent auditors.

 23.2*   -- Consent of Ernst & Young LLP, independent auditors.

 23.3*   -- Consent of Arthur Andersen LLP, independent auditors.

 23.4    -- Consent of Weil, Gotshal & Manges LLP (contained in its opinion filed as Exhibit 8.1).

 23.5    -- Consent of Hale and Dorr LLP (contained in its opinion filed as
            Exhibit 8.2).

 Number     Exhibit
 ------     -------
 23.6+   -- Consent of Goldman, Sachs & Co.

 24.1    -- Power of attorney (included on the signature page of this registration statement).

 99.1*   -- Form of Proxy of Allscripts, Inc. (relating to the special meeting of the stockholders of Allscripts, Inc. described in the proxy statement/prospectus forming a part of this registration statement).

 99.2+   -- Form of Employment Agreement by and between Allscripts Holding,
            Inc. and Pamela Pure.

--------
*Filed herewith.
+To be filed by amendment hereto.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 7th day of November, 2000.

                                          Allscripts Holding, Inc.

                                                  /s/ David B. Mullen
                                          By: _________________________________
                                                      David B. Mullen

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Glen E. Tullman and David B. Mullen, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Glen E. Tullman             Chairman and Chief          November 7, 2000
______________________________________  Executive Officer
           Glen E. Tullman              (Principal Executive
                                        Officer)

       /s/ David B. Mullen             President, Chief Financial  November 7, 2000
______________________________________  Officer and Director
           David B. Mullen              (Principal Financial
                                        Officer)

         /s/ John G. Cull              Senior Vice President,      November 7, 2000
______________________________________  Finance, Treasurer and
             John G. Cull               Director (Principal
                                        Accounting Officer)

       /s/ Philip D. Green             Director                    November 7, 2000
______________________________________
           Philip D. Green

       /s/ M. Fazle Husain             Director                    November 7, 2000
______________________________________
           M. Fazle Husain

      /s/ Michael J. Kluger            Director                    November 7, 2000
______________________________________
          Michael J. Kluger

       /s/ Edward M. Philip            Director                    November 7, 2000
______________________________________
           Edward M. Philip

         /s/ L. Ben Lytle              Director                    November 7, 2000
______________________________________
             L. Ben Lytle


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